Registration No. 333-214461

As filed with the U.S. Securities and Exchange Commission on December 7 , 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BLINK CHARGING CO.

(Exact name of Registrant as specified in its charter)

Nevada	3612	03-0608147
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3284 N 29th Court

Hollywood, Florida 33020-1320

(305) 521-0200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael J. Calise

Chief Executive Officer

3284 N 29th Court

Hollywood, Florida 33020-1320

(305) 521-0200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky Steven A. Lipstein Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400	Barry I. Grossman Sarah E. Williams Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-Accelerated Filer	[ ]	Accelerated Filer	[ ]

Non-Accelerated Filer	[ ]	Smaller Reporting Company	[X]

		Emerging Growth Company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1) (4)		Amount of Registration Fee
Units (2)	$26,450,000	(3)	$3,293.03
Common Stock, par value $0.001 per share, included in the units	$—	(5)	$—	(5)
Warrants to purchase Common Stock, included in the units (6)	—	(5)	—	(5)
Shares of Common Stock, underlying the Warrants to purchase Common Stock (6)	$33,062,500		$4,116.28
Total	$59,512,500		$7,409.31	(7)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Each unit consists of one share of common stock, $0.001 par value per share, of the Registrant (the “Common Stock”) and one warrant to purchase one share of Common Stock.

(3)	Includes shares of the Common Stock and/or warrants to purchase Common Stock which may be issued upon exercise of a 45-day option granted to the underwriters, to cover over-allotments, if any, equal to 15% of the number of units sold in the offering.

(4)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(5)	Included in the price of the units. No fee required pursuant to Rule 457(g) under the Securities Act.

(6)	The warrants are exercisable at a per share price of 150% of the unit offering price.

(7)	Fees in the amount of $5,997.83 were previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED DECEMBER 7 , 2017

3,538,462 Units

Blink Charging Co.

This is a firm commitment public offering of 3,538,462 units, each unit consisting of one share of our common stock, $0.001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock, of Blink Charging Co. (formerly known as “Car Charging Group, Inc.”), based on the last reported price of the Common Stock as reported on the OTC Pink Current Information Marketplace on December 1, 2017. The warrants included within the units are exercisable immediately, have an exercise price of $        per share, 150% of the public offering price of one unit, and expire five years from the date of issuance.

The units will not be issued or certificated. Purchasers will receive only shares of Common Stock and warrants. The shares of Common Stock and warrants may be transferred separately, immediately upon issuance. The offering also includes the shares of Common Stock issuable from time to time upon exercise of the warrants.

Our Common Stock is presently quoted on the OTC Pink Current Information Marketplace under the symbol “CCGI”. The last reported sales price for our Common Stock as reported on the OTC Pink Current Information Marketplace on December 7 , 2017 was $4.70. We have applied to have our Common Stock and warrants listed on The NASDAQ Capital Market under the symbols “BLNK” and “BLNKW,” respectively. No assurance can be given that our application will be approved. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total(2)
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Joseph Gunnar & Co., LLC, the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

(2)	Assumes no exercise of the over-allotment option to purchase shares and/or warrants we have granted to the underwriters as described below.

A 1:50 reverse stock split of the Common Stock (the “Reverse Stock Split”) was effected on August 29, 2017. All share and per share information in this prospectus have been retroactively adjusted to give effect to the Reverse Stock Split, including the financial statements and notes thereto.

We have granted a 45-day option to the representative of the underwriters to purchase up to an aggregate of 530,769 additional shares of Common Stock and/or warrants equal to 15% of the Common Stock and warrants underlying the units sold in the offering, solely to cover over-allotments, if any.

The underwriters expect to deliver our shares and warrants to purchasers in the offering on or about ,                       2017.

Joseph Gunnar & Co.

The date of this prospectus is _______, 2017

blink

MONTANA
NORTH DAKOTA
SOUTH DAKOTA
WYOMING
NEBRASKA
IOWA
IDAHO
UTAH
COLORADO
KANSAS
OKLAHOMA
ARKANSAS
MISSISSIPPI
Houston
Ottawa
Montreal
Toronto
MAINE
HAWAII
Gulf of California

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You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Through and including          , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

The mark “Blink” is our registered trademark in the U.S., Australia, China, Hong Kong, Indonesia, Japan, South Korea, Malaysia, Mexico, New Zealand, Philippines, South Africa, Singapore, Switzerland, Taiwan, and is a trademark registered under the Madrid Protocol and pursuant to the Community Trade Mark (“CTM”) in certain European countries. The mark “HQ” is our registered trademark in the U.S. We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities. You should read this prospectus carefully, especially the risks and other information set forth under the heading “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” and “ Blink ” refer to Blink Charging Co. (formerly known as “Car Charging Group, Inc.”), a Nevada corporation, and its subsidiaries.

The Reverse Stock Split was effected on August 29, 2017. All share amounts in this prospectus have been retroactively adjusted to give effect to the Reverse Stock Split, including the financial statements and notes thereto.

Overview

We are a leading owner, operator, and provider of electric vehicle (“EV”) charging equipment and networked EV charging services. We offer both residential and commercial EV charging equipment, enabling EV drivers to easily recharge at various location types.

Our principal line of products and services is our Blink EV charging network (the “Blink Network”) and EV charging equipment (also known as electric vehicle supply equipment) and EV related services. Our Blink Network is proprietary cloud-based software that operates, maintains, and tracks all of the Blink EV charging stations and the associated charging data. The Blink Network provides property owners, managers, and parking companies, who we refer to as our “Property Partners”, with cloud-based services that enable the remote monitoring and management of EV charging stations, payment processing, and provides EV drivers with vital station information including station location, availability, and applicable fees.

We offer our Property Partners a flexible range of business models for EV charging equipment and services. In our comprehensive and turnkey business model, we own and operate the EV charging equipment, manage the installation, maintenance, and related services; and share a portion of the EV charging revenue with the property owner. Alternatively, Property Partners may share in the equipment and installation expenses, with Blink operating and managing the EV charging stations and providing connectivity to the Blink Network. For Property Partners interested in purchasing and owning EV charging stations that they manage, we can also provide EV charging hardware, site recommendations, connectivity to the Blink Network, and service and maintenance services.

We have strategic relationships with hundreds of Property Partners that include well-recognized companies, large municipalities, and local businesses. The types of properties include airports, auto dealers, healthcare/medical, hotels, mixed-use, municipal locations, multifamily residential and condo, parks and recreation areas, parking lots, religious institutions, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs, and workplace locations. Some examples are Caltrans, City of Azusa, City of Chula Vista, City of Springfield, City of Tucson, Cracker Barrel, Federal Realty, Fred Meyer Stores, Inc., Fry’s Food & Drug, Inc., IKEA, JBG Associates, LLC, Kroger Company and Ralphs Grocery Company. We continue to establish contracts with Property Partners that previously had contracts with the EV services providers that we acquired, including ECOtality, Inc. (“ECOtality”), the former owner of the Blink related assets, which we acquired in October 2013.

1

As of December 1, 2017, we have approximately 14,285 charging stations deployed of which 4,905 are Level 2 public charging units, 116 DC Fast Charging EV chargers and 2,068 residential charging units in service on the Blink Network. Additionally, we currently have approximately 334 Level 2 charging units on other networks and there are also approximately an additional 6,862 non-networked, residential Blink EV charging stations. The non-networked, residential Blink EV charging stations are all partner owned. Level 2 EV chargers are ideal for commercial and residential use, and has the standard J1772 connector, which is compatible with all major auto manufacturer electric vehicle models. Our DC Fast Charging equipment (“DCFC”) currently has the CHAdeMo connector, which is compatible with Nissan, Kia, and Tesla electric vehicle models, and typically provides an 80% charge in less than 30 minutes.

Competitive Advantages/Operational Strengths

Early Mover Advantage: We continue to leverage our large and defendable first mover advantage and the digital customer experience we have created for both drivers and Property Partners. We have more than 105,000 drivers currently registered with Blink that appreciate the value of EV charging sessions on a leading, established, and robust network. We have thousands of Blink chargers deployed across the United States and the goal is to keep our Property Partners on one consistent network when expanding on any given property.

Long-Term Contracts with Property Owners: We have strategic and often long term agreements with location exclusivity for Property Partners across numerous transit/destination locations, including airports, car dealers, healthcare/medical, hotels, mixed-use, municipal locations, multifamily residential and condo, parks and recreation areas, parking lots, religious institutions, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs, and workplace locations. We have hundreds of Property Partners that include well-recognized companies, large municipalities, and local businesses. Some examples are Caltrans, Carl’s Jr., City of Azusa, City of Chula Vista, City of Springfield, City of Tucson, Cracker Barrel, Federal Realty, Fred Meyer Stores, Inc., Fry’s Food & Drug, Inc., Garage Management Company, Icon Parking, IKEA, iPark, JBG Associates, Kohls, Kroger Company, LAZ Parking, Macy’s, McDonald’s, and Ralphs Grocery Company, Sears, Simon Properties, and SP+ Parking. We continue to establish new contracts with Property Partners that previously secured our services independently, or had contracts with the EV services providers that we acquired, including ECOtality, the former owner of the Blink related assets.

Flexible Business Model: We are able to offer and sell both EV charging equipment as well as access to our robust, cloud-based EV charging software, which we refer to as the Blink Network. We believe that we have an advantage in our ability to provide by offering various business models to Property Partners and leverage along with our technology to meet the needs of both Property Partners and EV drivers, we have an advantage compared to our competitors. Our Property Partner business model options include:

1.

Blink Owned : We provide EV charging equipment, which we own and maintain, and operate the EV charging services through our Blink Network and share a portion of the revenues generated from the stations with our Property Partner.

2.	Host Owned: The Property Partner purchases our EV charging equipment and pays for connectivity to our Blink Network as well as payment transaction fees and optional service fees.

3.	Hybrid: We also offer customized business models that meet individual Property Partner needs and combines features from the aforementioned business models.

Ownership and Control of EV Charging Stations and Services: We own a large percentage of our stations, which is a significant differentiation between us and some of our primary competitors. This ownership model allows us to control the settings and pricing for our EV charging services, service the equipment as necessary, and have greater brand management and price uniformity.

2

Experience with Products and Services of Other EV Charging Service Providers. From inception in 2009 and via acquisitions of other EV charging service providers (Beam Charging, 350Green, EV Pass, and Blink), we have had the experience of owning and operating EV charging equipment provided by other EV charging service providers, including General Electric, ChargePoint, and SemaConnect. This experience has provided us with the working knowledge of the benefits and drawbacks of other equipment manufacturers and their applicable EV charging networks.

Our Risks and Challenges

An investment in our securities involves a high degree of risk including risks related to the following:

●	Our Revenue Growth Depends on Consumers’ Willingness to Adopt EVs;

●	We Need Additional Capital to Fund Our Growing Operations and Cannot Assure You That We Will Be Able to Obtain Sufficient Capital on Reasonable Terms or at All, and We May Be Faced to Limit the Scope of Our Operations;

●	The Report of Our Independent Registered Public Accounting Firm Contains an Explanatory Paragraph That Expresses Substantial Doubt About Our Ability to Continue as a Going Concern;

●	We Have a History of Significant Losses, and If We Do Not Achieve and Sustain Profitability, Our Financial Condition Could Suffer;

●	We May Not Have The Liquidity to Support Our Future Operations and Capital Requirements;

●	The Unavailability, Reduction or Elimination of Government Incentives Could Have a Material Adverse Effect on Our Business, Financial Condition, Operating Results and Prospects; and

●	If We Are Unable to Keep up with Advances in Electric Vehicle Technology, We May Suffer a Decline in Our Competitive Position.

Securities Purchase Agreement with JMJ Financial

We entered into a Securities Purchase Agreement dated October 7, 2016 (the “Purchase Agreement”) with JMJ Financial, a Nevada sole proprietorship owned by Justin Keener (“JMJ,” and together with our Company, the “Parties”). In accordance with its terms, the Purchase Agreement became effective upon (i) execution by the Parties of the Purchase Agreement, a Promissory Note (as defined below), and the October JMJ Warrant (as defined below), and (ii) delivery of an initial advance pursuant to the Promissory Note of $500,000, which occurred on October 13, 2016. The Promissory Note and the October JMJ Warrant were issued on October 13, 2016. The Purchase Agreement was amended on March 23, May 15, June 15, July 20, August 28, August 29, September 6, September 14, and October 23 (all in 2017). Pursuant to the Purchase Agreement, JMJ purchased from our Company (i) a promissory note (the “Promissory Note”), convertible into Common Stock, in the aggregate principal amount of up to $3,725,000 due and payable on the earlier of December 31, 2017 or the third business day after the closing of this offering (the “Registered Offering”), and (ii) a Common Stock purchase warrant (the “October JMJ Warrant”) to purchase 14,286 shares of our Common Stock at an exercise price per share equal to the lesser of (i) 80% of the per share price in the contemplated Registered Offering, (ii) $35, (iii) 80% of the unit price in the Registered Offering (if applicable), (iv) the exercise price of any warrants issued in the Registered Offering, or (v) the lowest conversion price, exercise price, or exchange price, of any security issued by us that was outstanding on October 13, 2016. Pursuant to the terms of the Promissory Note, JMJ has agreed that it will not convert the Promissory Note into more than 9.99% of our outstanding shares of Common Stock. JMJ currently does not own any shares of our Common Stock. The initial amount borrowed under the Promissory Note was $500,000, with the remaining amounts permitted to be borrowed under the Promissory Note being subject to us achieving certain milestones. The Promissory Notes each have an original issue discount of approximately 6%. This means that the Company will need to repay at least $530,000 for every $500,000 borrowed.

If we do not repay the Promissory Note on the maturity date (currently December 31, 2017), JMJ can convert all or part of the outstanding and unpaid principal, accrued interest, and any other fees into shares of Common Stock at a conversion price that is the lesser of $35.00 or 60% of the lowest trade price in the 25 trading days previous to the conversion. If we do not repay the Promissory Note on the maturity date and if we have issued a variable security at any time the Promissory Note is outstanding, then in such event JMJ shall have the right to convert all or any portion of the outstanding balance of the Promissory Note into shares of Common Stock on the same terms as granted in any applicable variable security issued by us.

With the achievement of certain milestones in November 2016 (the filing with the Securities and Exchange Commissions (the “SEC”) of a Preliminary Information Statement on Schedule 14C regarding the Reverse Stock Split), an additional advance of $500,000 under the Promissory Note occurred on November 28, 2016. Another warrant to purchase 14,286 shares of our Common Stock was issued as of November 28, 2016. With the achievement of certain milestones in February 2017 (the filing with the SEC of a revised Preliminary Information Statement and a Definitive Information Statement, each on Schedule 14C regarding the Reverse Stock Split), additional advances of $225,100 and $300,000 under the Promissory Note occurred on February 10 and February 27, respectively. Thus, two more warrants to purchase the Company’s Common Stock were issued, one for 6,431 shares and the other for 8,571 shares, respectively. All advances after February 28, 2017 have been at the discretion of JMJ without regard to any specific milestones occurring. Additional advances of $250,000 and $30,000 under the Promissory Note occurred on March 14, 2017 and March 24, 2017, respectively, and two more warrants to purchase the Company’s Common Stock were issued, one for 7,143 shares and the other for 857 shares. An additional advance of $400,000 occurred on April 5, 2017 and another warrant to purchase 11,429 shares of our Common Stock was issued on the same date. An additional advance of $295,000 occurred on May 9, 2017 and another warrant to purchase 8,429 shares of the Company’s Common Stock was issued on the same date. On July 27, 2017, an additional advance of $50,000 was made to the Company and another warrant to purchase 1,429 shares of the Company’s Common Stock was issued to JMJ.

3

In connection with the Purchase Agreement, the Company entered into a Representations and Warranties Agreement (the “Representations and Warranties Agreement”) with JMJ regarding the Company’s existing debt as of October 7, 2016. The Company had agreed to obtain agreements, by December 15, 2016, with holders owning at least $7,000,000 of the outstanding liabilities as reflected on the Company’s balance sheet as of June 30, 2016, providing for those holders to convert their liabilities into shares of Series C Convertible Preferred Stock (“Series C Preferred Shares”) or Common Stock of the Company at or prior to the time of the closing of the Registered Offering. The Company had also agreed to, by December 15, 2016, seek agreements so that the Company would not have, other than securities issued to JMJ, any variable securities. The Company is still seeking these letter agreements. Although the Company did not meet the December 2016 deadline, JMJ has not sought any remedies or assessed any fees for such failure.

On March 23, 2017, the parties amended the terms of the Promissory Note such that JMJ agreed to conditionally waive the defaults with regards to our failure to meet the original maturity date of the Promissory Note and the original delivery date of February 15, 2017 for the Origination Shares and extended the Maturity Date to May 15, 2017. JMJ did not waive any damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such defaults (which damages, fees, penalties, liquidated damages, or other amounts or remedies JMJ may choose in the future to assess, apply or pursue in its sole discretion) and JMJ’s conditional waiver is conditioned on us not being in default of and not breaching any term of the note, the securities purchase agreement, or any other transaction documents in connection therewith at any time subsequent to March 23, 2017. The parties amended the terms of the Promissory Note in a similar manner on May 15, 2017 (extending the Maturity Date to June 15, 2017), June 15, 2017 (extending the Maturity Date to July 15, 2017), July 20, 2017 (extending the Maturity Date to August 20, 2017), August 28, 2017 (extending the Maturity Date to August 31, 2017), August 29, 2017 (extending the Maturity Date to September 6, 2017), September 6, 2017 (extending the Maturity Date to September 14, 2017) and September 14, 2017 (extending the Maturity Date to September 21, 2017).

JMJ and the Company entered into a Lockup, Conversion, and Additional Investment Agreement dated October 23, 2017 (the “Additional Agreement”). The Additional Agreement is dated October 23rd, however, it became effective upon the document being fully executed on October 24, 2017.

In accordance with the terms of the Additional Agreement, on October 24, 2017, JMJ advanced to the Company $949,900 available pursuant to previous agreements with JMJ. The Additional Agreement extended the Maturity Date to December 15, 2017 (subsequently extended to December 31, 2017). In addition, JMJ has claimed that the Company would owe JMJ $12 million as a mandatory default amount pursuant to previous agreements with the Company. JMJ agreed to allow the Company to have two options for settling a previously issued note (including settling the mandatory default amount for either $1.1 million or $2.1 million), securing a lockup agreement from JMJ, and exchanging previously issued warrants for shares of the Company’s common stock. Each of these options depends on upon the Registered Offering closing by December 15, 2017 (subsequently extended to December 31, 2017). The option chosen is at the Company’s sole discretion.

The first option is that the Company, upon the closing of the Registered Offering: (a) will pay $2.0 million in cash to JMJ; and (b) will issue shares of common stock to JMJ with a value of $9,005,000. The second option is that the Company, upon the closing of the Registered Offering, will not pay any cash to JMJ and will issue shares of common stock to JMJ with a value of $12,005,000. In each case, the Company will issue such number of duly and validly issued, fully paid and non-assessable shares of the Company’s common stock equal to the amount in question divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of the Common Stock during the ten days prior to delivery of shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Registered Offering, or (iv) 80% of the unit price offering price of the Registered Offering (if applicable), or (v) the exercise price of any warrants issued in the Registered Offering.

On November 29, 2017, the Company and JMJ entered into an amendment to the Additional Agreement, extending the Maturity Date to December 31, 2017.

Upon the closing of the Registered Offering, JMJ will sign a six-month lockup agreement. In addition, the Company agreed to give JMJ a right of participation of up to $5 million in the Registered Offering and up to $5 million in each of the Company’s subsequent financings during the two-year period after the Registered Offering.

As of December 1 , 2017, ten (10) warrants to purchase a total of 100,001 shares of the Company’s Common Stock have been issued to JMJ. The aggregate exercise price is $3,500,000. On the fifth (5th) trading day after the closing of the Registered Offering, but in no event later than December 31, 2017, we will deliver to JMJ shares of our Common Stock (“Origination Shares”) equal to 48% of the consideration paid by JMJ under the Promissory Note divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of our Common Stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Registered Offering, or (iv) 80% of the unit offering price of the Registered Offering (if applicable), or (v) the exercise price of any warrants issued in the Registered Offering. The number of shares to be issued will be determined based on the offering price in this offering. If the Registered Offering does not occur prior to December 31, 2017 and JMJ owns Origination Shares at the time of a subsequent public offering where the pricing terms above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same pricing terms as described above.

As of December 1 , 2017, JMJ has not asserted its right to assess penalties resulting from the defaults with regards to our failure to meet the original (and amended) maturity date of the Promissory Note and the original (and amended) delivery date for the Origination Shares.

We refer herein to these transactions with JMJ as the “JMJ Financing”.

4

We are subject to a number of additional risks which you should be aware of before you buy our securities in this offering. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Recent Developments

Non-Cash Expense: On August 29, 2017, following the effectiveness of the Reverse Stock Split, the Farkas Group Inc. (“FGI”) (an entity whose sole owner is Michael Farkas, our Executive Chairman) exercised, on a cashless basis, its 3.1 million warrant shares, accounted for as derivative liabilities, not subject to the Reverse Stock Split. The Company issued 2,990,404 shares of Common Stock to FGI as a result of the cashless exercise. As a result, since the exercised warrants were previously classified as a derivative liability, the Company recorded a mark-to-market adjustment during the three months ended September 30, 2017 of approximately $43.9 million which was included within change in fair value of warrant liabilities on the condensed consolidated statement of operations. On November 20, 2017, JMJ confirmed in writing that it would not pursue a price reset of its outstanding warrants as a result of the FGI warrant exercise. The Company expects that this will result in a substantial reduction of the fair market value of JMJ’s derivative liabilities ($25 million on the September 30, 2017 balance sheet) in the fourth quarter of 2017.

On December 6, 2017, the Company and Mr. Farkas signed a letter agreement, pursuant to which, Mr. Farkas, on behalf of FGI, agreed that upon the closing of the Registered Offering, FGI will cancel 2,930,596 of its shares of the Company’s common stock (of the 2,990,404 received).

Listing on The Nasdaq Capital Market

We have applied to list our Common Stock and warrants on The Nasdaq Capital Market (“NASDAQ”) under the symbols “BLNK” and “BLNKW”, respectively . If our listing application is approved, we expect to list our Common Stock and warrants on NASDAQ upon the closing of this offering and our Common Stock will cease to be traded on the OTC Pink Current Information Marketplace. No assurance can be given that our listing application will be approved. This offering will occur only if NASDAQ approves the listing of our Common Stock and warrants on NASDAQ. If NASDAQ does not approve the listing of our Common Stock and warrants, we will not proceed with this offering.

Going Concern Considerations

As reflected in our unaudited condensed consolidated financial statements for the nine months ended September 30, 2017, we had a cash balance, a working capital deficiency and an accumulated deficit of $9,062, $67,198,792 and $182,206,113, respectively. During the nine months ended September 30, 2017, the Company incurred a net loss of $101,134,331 . These factors raise substantial doubt about our ability to continue as a going concern within a period of one year after the September 30, 2017 financial statement issuance date, as expressed in the notes to our unaudited condensed consolidated financial statements. Historically, we have been able to raise funds to support our business operations.

While we believe in the viability of our strategy to generate sufficient revenues and in our ability to raise additional funds through the completion of this offering, there can be no assurance that we will be able to generate sufficient revenues or complete this offering, raise anticipated proceeds, or that any other debt or equity financing will be available or, if available, that it will be available on terms acceptable to us. If we fail to complete this offering or raise anticipated proceeds, we may not be able to continue operations and as such our independent auditor’s report will continue to contain an uncertainty paragraph expressing substantial doubt as to our ability to continue as a going concern.

Corporate Information

Blink Charging Co. (formerly known as “Car Charging Group, Inc.”), a Nevada corporation, is the parent company of Car Charging, Inc., a Delaware corporation, which serves as the main operating company and is, in turn, the parent company of several distinct wholly-owned subsidiary operating companies including, but not limited to, eCharging Stations LLC, Blink, Beam Charging LLC and EV Pass LLC. Blink Charging Co. was formed in the State of Nevada on October 3, 2006, under our prior name, New Image Concepts, Inc. New Image Concepts, Inc. changed its name to Car Charging Group, Inc., on December 8, 2008. Car Charging, Inc. was incorporated in Delaware on September 8, 2009. We purchased the assets referred to as the Blink Network from ECOtality, Inc. on October 16, 2013. From April 22, 2013 to April 16, 2014, 350 Green LLC (“350 Green”) was a wholly-owned subsidiary of the Company in which the Company had full control and was consolidated. Beginning on April 17, 2014, when 350 Green’s assets and liabilities were transferred to a trust mortgage, 350 Green became a Variable Interest Entity. We had determined that we were the primary beneficiary of 350 Green, and as such, 350 Green’s assets, liabilities and results of operations are included in our consolidated financial statements for the period of April 22, 2013 through May 17, 2017. On May 18, 2017, each of 350 Green and Green 350 Trust Mortgage LLC filed to commence an assignment for the benefit of creditors, which results in their residual assets being controlled by an assignee in a judicial proceeding. As a result, as of May 18, 2017, 350 Green is no longer a variable interest entity of the Company and, accordingly, as of June 30, 2017, 350 Green’s approximately $3.7 million of liabilities were deconsolidated from the Company’s financial statements. On August 17, 2017, we changed our name to Blink Charging Co.

We maintain our principal offices at 3284 N 29th Court, Hollywood, Florida 33020. Our telephone number is (305) 521-0200. Our Silicon Valley office houses our Chief Executive Officer (“CEO”). Our website is www.blinkcharging.com and we can be contacted by email at info@BlinkCharging.com. Our website and the information contained in, or accessible through, our website will not be deemed to be incorporated by reference into this prospectus and does not constitute part of this prospectus.

5

THE OFFERING

Securities offered by us:

3,538,462 units, each consisting of one share of Common Stock and one warrant to purchase one share of Common Stock based on the last reported price of the Common Stock as reported on the OTC Pink Current Information Marketplace on December 1, 2017. Each warrant will have an exercise price of $ per share (150% of the public offering price per unit), is exercisable immediately and will expire five years from the date of issuance

Offering Price	$ per unit

Common Stock outstanding before the offering as of December 1, 2017:	5,523,673 shares

Common Stock to be outstanding after the offering:

15,768,470 shares of Common Stock consisting of the following shares of Common Stock issuable upon the closing of this offering in addition to the shares of Common Stock being offered. These 15,768,470 shares do not include the shares underlying the warrants to be issued as part of the units offered by us in this offering or as payments of open accounts and do not include any options or warrants owned by or to be issued to the people and entities listed below. Some of these people and entities will be receiving units (with each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock). Only the shares of Common Stock that are part of such units are identified in the list below.

(A) 21,837 shares of Common Stock issuable to two employee members of the Board of Directors (the “Board”) (Mr. Farkas and Mike Calise, our Chief Executive Officer) as well as a former member of the Board who remains our President (Andy Kinard) in settlement and consideration of services rendered during the period of April 1, 2016 through March 31, 2017 for payment of $113,551 divided by the assumed public offering price of $6.50 , which is the last reported sales price for our Common Stock as reported on the OTC Pink Current Information Marketplace on December 1 , 2017 multiplied by 80%;

(B) 550,000 shares of Common Stock issuable pursuant to letter agreements, dated December 6, 2017 and December 7, 2017 signed by the two holders of the Series A Convertible Preferred Stock (“Series A Preferred Shares”) (Mr. Farkas and Ira Feintuch, our Chief Operating Officer) to convert 11,000,000 Series A Preferred Shares issued and outstanding as of December 1, 2017. Pursuant to this letter agreement, Mr. Farkas is extinguishing his right to 24.5 million shares on an as-converted basis and Mr. Feintuch is extinguishing his right to 2.45 million shares on an as-converted basis;

(C) 2,930,596 shares of the Company’s common stock being cancelled by FGI (of the 2,990,404 received as the result of the August 2017 cashless warrant exercise) pursuant to a letter agreement, dated December 6, 2017 signed by Mr. Farkas;

(D) 886,119 shares of Common Stock issuable pursuant to a letter agreement, dated December 6, 2017 signed by Mr. Farkas;

(E) 26,500 shares of Common Stock issuable pursuant to a letter agreement, dated December 7, 2017 signed by Mr. Feintuch;

(F) 145,962 shares of Common Stock issuable to the Series B Convertible Preferred Stock (“Series B Preferred Shares”) holders equal to $825,000 payable to the holders of Series B Preferred Shares to redeem the 8,250 shares of Series B Preferred Shares issued and outstanding as of December 1, 2017 divided by the assumed public offering price of $6.50, multiplied by a factor of 1.15;

(G) 5,076,609 shares of Common Stock issuable upon the conversion of 229,551 Series C Preferred Shares. The 5,076,609 shares will be issued based upon the following formula (the “Formula”): the number of outstanding Series C Preferred Stock (i) multiplied by a factor of 115 (ii) divided by the assumed public offering price of $6.50, (iii) multiplied by 80%. The majority of the Series C Preferred Shares are being converted pursuant to conversion agreements signed by holders of the Series C Preferred Shares and the remainder are being converted pursuant to an automatic preferred conversion set forth in amendments to the as-amended Certificate of Designations for the Series C Preferred Shares (the “Series C Amendments”) filed with the Secretary of State of the State of Nevada on August 25, 2017 and August 29, 2017;

(H) 30,901 shares of Common Stock issuable pursuant to a letter agreement with Horton Capital Partners, LLC with regard to issued and outstanding warrants to purchase 59,199 warrant shares;

(I) 2,308,654 shares of Common Stock issuable to JMJ pursuant to the Additional Agreement in full payment of all dollar amounts and share amounts owed in connection with the JMJ Financing;

(J) 130,240 shares of Common Stock issuable as payment of $630,000 in shares of Common Stock owed to Mr. Farkas for the period of December 1, 2015 through May 31, 2017 pursuant to the Third Amendment to Executive Employment Agreement between the Company and Mr. Farkas, dated June 15, 2017 (the “Third Amendment”) divided by the assumed public offering price of $6.50 multiplied by 80%;

(K) 87,143 shares of Common Stock issuable as payment of

(i) $375,000 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%;

(ii) $77,624 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 pursuant to an oral agreement between the Company and Mr. Farkas divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 7(B) of the Third Amendment;

(L) 9,338 shares of Common Stock issuable as payment of

(i) $43,555 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation Agreement between the Company and Mr. Feintuch, dated June 16, 2017 (the “Compensation Agreement”) divided by the assumed public offering price of $6.50 multiplied by 80%;

(ii) $5,000 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement;

(M) 29,525 shares of Common Stock issuable as payment of a total of $153,529 to both SemaConnect Inc. and their legal counsel pursuant to the Settlement Agreement dated June 23, 2017 divided by the assumed public offering price of $6.50 multiplied by 80%;

(N) 1,538 shares of Common Stock issuable as payment of $10,000 to Russ Klenet & Associates, Inc. pursuant to the Settlement and Release Agreement between the Company and the counterparty, dated December 29, 2016 divided by the assumed public offering price of $6.50;

(O) 30,769 shares of Common Stock issuable as payment of $200,000 to ITT Cannon, LLC pursuant to a Confidential Settlement Agreement between the Company and the counterparty, dated May 17, 2017 divided by the assumed public offering price of $6.50;

(P) 47,128 shares of Common Stock issuable as payment of $213,102 owed to BLNK Holdings, in principal and interest pursuant to a Conversion Agreement between the Company and BLNK Holdings, dated August 23, 2017 based upon the Formula;

(Q) 11,538 shares of Common Stock issuable as payment of $75,000 owed to Wilson Sonsini Goodrich & Rosati pursuant to a Settlement Agreement between the Company and the counterparty, dated June 8, 2017, divided by the assumed public offering price of $6.50;

(R) 230,865 shares of Common Stock issuable to Ardour Capital Investments, LLC (“Ardour”) (an entity of which Mr. Farkas owns less than 5%) in placement agent fees related to the JMJ Financing;

(S) 11,034 shares of Common Stock issuable to Sunrise Securities Corp. and Ardour in connection with placement agent fees related to the sale of Series C Preferred Stock in December 2014; and

(T) 1,231 shares of Common Stock issuable to IBIS Co. in connection with an introduction to an investor.

Option to purchase additional shares:

We have granted the underwriters a 45-day option to purchase up to 579,832 additional units at the public offering price as set forth on the cover of this prospectus, solely to cover over-allotments, if any.

Use of proceeds:	We intend to use the net proceeds of this offering for the following purposes:

●

Approximately $3.21 million for the repayment of certain debt and other obligations including

(i)     $650,279 in principal and interest owed pursuant to convertible notes issued to FGI that are currently past due and for which the interest rate is 18% (one note has an interest rate of 15%). The Company used the proceeds of these convertible notes for working capital;

(ii)   placement agent and legal fees of approximately $187,245 related to the JMJ Financing (of which $64,745 will be paid to Joseph Gunnar & Co., LLC, the representative of the underwriters of this offering (the “Representative”), and $107,500 will be paid to Ardour);

(iii)     $67,032 owed to Chase Mortgage, Inc., pursuant to the Fourth Amendment to Secured Convertible Promissory Note dated September 5, 2017 with a monthly interest rate of 1.5%. The original Secured Convertible Promissory Note, dated as of November 13, 2014 was also amended February 20, May 1, and November 9 (all in 2015);

(iv)  $417,351 of offering costs currently in accounts payable;

(v)  $95,000 to Mr. Farkas in repayment of accrued cash compensation for the period of July 2015 through November 2015 and for May 2017 pursuant to the Third Amendment;

(vi)   $145,664 to Mr. Feintuch which represents

(a) 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation Agreement ($130,664);

(b) 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement ($15,000)

(vii)  accrued fees of $344,311 to the members of the Board. Specifically, $69,827 to Don Engel; $46,651 to Mr. Farkas; $34,913 to Mr. Calise; $32,095 to Mr. Kinard (a former Board member); $11,122 to Kevin Evans (a former Board member); and $149,703 to Andrew Shapiro;

(viii) $25,000 to be paid to Wilson Sonsini Goodrich & Rosati pursuant to a Settlement Agreement between the Company and the counterparty, dated June 8, 2017;

(ix)  $159,088 to be paid for accrued professional fees to our accounting firm, a warrant valuation consultant, and our legal counsel;

(x) $25,000 bonus to be paid to Mr. Calise for 2016 owed to him pursuant to his employment agreement;

(xi) $561,985 to be paid in accrued payroll taxes including $7,500 to be paid to employees for payments owed to them pursuant to the Company’s 401(k) plan;

(xii) $25,000 of installment debt in accordance with a Settlement Agreement between the former principals of 350 Green LLC and the Company, dated August 21, 2015;

(xiii) $3,000 to be paid to Russ Klenet & Associates, Inc. pursuant to the Settlement and Release Agreement between the Company and the counterparty, dated December 29, 2016;

( xiv) $261,993 to be collectively repaid to Chase Mortgage, Inc. ($160,000) and SMS Real Estate LLC ($101,993) pursuant to Convertible Promissory Notes between the Company and each lender dated September 7, 2017;

● Approximately $4.0 million for the deployment of charging stations;

● Approximately $1.0 million to expand our product offerings including but not limited to completing the research and development, as well as the launch of our next generation of EV charging equipment;

● Approximately $3.0 million to add additional staff in the areas of finance, sales, customer support, and engineering; and

● The remainder for working capital and other general corporate purposes.

See “Use of Proceeds” section on page 29.

Risk factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our securities.

Trading Symbol:

Our Common Stock is presently quoted on the OTC Pink Current Information Marketplace under the symbol “CCGI”. We have applied to have our Common Stock and warrants listed on The NASDAQ Capital Market under the symbols “BLNK” and “BLNKW,” respectively.

Lock-up:	We and our directors, officers and principal stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 180 days after the date of this prospectus, in the case of our directors and officers, and 90 days after the date of this prospectus, in the case of our principal stockholders. See “Underwriting” section on page 95.

6

NASDAQ listing requirements include, among other things, a stock price threshold. As a result, we effected the Reverse Stock Split on August 29, 2017.

The 5,523,673 shares of Common Stock outstanding as of December 1, 2017 excludes the following as of such date:

●	293,083 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $47.10 ;

●	147,300 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $58.18 ;

●	2,200,000 shares of Common Stock issuable to convert 11,000,000 Series A Preferred Shares as of December 1, 2017;

●	110,644 shares of Common Stock issuable to the Series B Preferred Shares holders as of December 1 , 2017 to convert 8,250 Series B Preferred Shares;

●	655,860 shares issuable upon the conversion of 229,551 Series C Preferred Shares outstanding as of December 1, 2017;

●	15,240 shares of Common Stock issuable to Mr. Farkas upon exercise of options to be issued pursuant to the Third Amendment with the options having a weighted average exercise price of $34.06;

●	16,600 shares of Common Stock issuable to Mr. Feintuch upon exercise of options to be issued pursuant to the Compensation Agreement with the options having a weighted average exercise price of $34.34;

●	19,856 shares of Common Stock issuable upon conversion of principal and interest owed pursuant to outstanding convertible notes with a weighted average exercise price of $36.64 ;

●	2,930,596 shares of Common Stock owned by FGI that will be cancelled upon the completion of the offering; and

●	the shares of Common Stock issuable upon exercise of warrants sold in this offering.
Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase additional shares and/or warrants.

7

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the years ended December 31, 2016 and 2015 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2017 and 2016 and the consolidated balance sheets data as of September 30, 2017 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the nine months ended September 30, 2017 are not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2017 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

SUMMARY STATEMENTS OF OPERATIONS DATA

	For The Nine Months Ended September 30,		For The Fiscal Years Ended December 31*,
	(unaudited) 2017	(unaudited) 2016	2016	2015

Revenues:
Total Revenues	$1,735,493	$2,459,496	$3,326,021	3,957,795
Total Cost of Revenues	1,128,066	2,253,190	2,813,680	2,861,738
Gross Profit (Loss)	607,427	206,306	512,341	1,096,057
Operating Expenses:
Compensation	4,091,681	4,217,250	4,879,612	8,200,246
Other operating expenses	681,630	1,057,147	1,451,683	1,662,748
General and administrative expenses	774,482	1,058,670	1,393,954	2,552,857
Lease termination costs	300,000	—	—	—
Impairments and loss of title of assets	—	—	—	9,531,612
Total Operating Expenses	5,847,793	6,333,067	7,725,249	12,415,851
Total Other (Expense) Income	(95,893,965)	(3,028,163)	(486,219)	3,074,870
Net Loss	(101,134,331)	(9,154,924)	(7,699,127)	(8,244,924)
Dividend attributable to Series C shareholders	(2,374,300)	(1,070,400)	(1,468,500)	(950,100)
Net Income Attributable to the Noncontrolling Interest	—	—	—	389,600
Net Loss Attributable to Common Stockholders	$(103,508,631)	$(10,225,324)	$(9,167,627)	$(9,584,624)
Net Loss Per Share
Basic and Diluted	$(52.04)	$(6.39)	(3.17)	(6.06)
Weighted Average Number of Shares of Common Stock Outstanding
Basic and Diluted	1,989,022	1,600,993	2,894,509	1,580,584

* Derived from audited consolidated financial statements.

The outstanding historical share information in the table above is based on shares of Common Stock outstanding as of September 30, 2017 and excludes as of such date the following:

(i) Preferred Shares:

a. 2,200,000 shares of Common Stock issuable upon conversion of the 11,000,000 Series A Preferred Shares, issued and outstanding as of September 30, 2017, based on the Series A Certificate of Designations;

b. 54,577 shares of Common Stock issuable upon conversion of the 8,250 Series B Preferred Shares, issued and outstanding as of September 30, 2017, based on the Series B Certificate of Designations; and

c. 629,806 shares of Common Stock issuable upon conversion of 220,432 Series C Preferred Shares, issued and outstanding as of September 30, 2017, based on the Series C Certificate of Designations;

(ii) outstanding options to purchase an aggregate of 147,300 shares of Common Stock, with a weighted-average exercise price of approximately $58.18 per share, under our equity compensation plans;

(iv) 19,856 shares of Common Stock issuable upon the conversion of convertible notes outstanding as of September 30, 2017.

SELECTED BALANCE SHEETS DATA

	September 30,	December 31*,
	2017	2016	2015
	(unaudited)
Cash and cash equivalents	$9,062	$5,898	$189,231
Working capital deficiency	$(67,198,792)	$(21,184,871)	$(14,437,434)
Total assets	$1,900,680	$1,910,881	$3,674,126
Total liabilities	$67,790,946	$21,898,035	$16,465,822
Total stockholders’ deficiency	$(66,715,266)	$(20,812,154)	$(13,616,696)

* Derived from audited consolidated financial statements. The balance sheet table below presents consolidated balance sheets data as of September 30, 2017 on:
●	an actual basis;

●

a pro forma basis, giving effect to

(1) an additional advance under the JMJ Promissory Note in the amount of $949,900 offset by the Promissory Note discounts and issuance costs of:

(A) Common Stock purchase warrants for 27,140 shares of Common Stock issued to JMJ with an estimated fair value of $5,979,688 using the multi-nomial lattice pricing model based upon: (i) an expected life of 5.0 years; (ii) estimated volatility of 149.3%; (iii) annual rate of expected dividends of 0%; (iv) a risk - free interest rate of 1.50%; and (v) an estimated exercise price of $35.00; and

(B) placement agent cash fees of $94,990 and warrants to purchase 2,714 shares of Common Stock with an estimated fair value of $597,969 using the multi-nomial lattice pricing model based upon: (i) an expected life of 5 years; (ii) estimated volatility of 149.3%; (iii) annual rate of expected dividends of 0%; (iv) a risk - free interest rate of 1.50%; and (v) an estimated exercise price of $35.00. Such fees and warrants were issued in connection with the JMJ Financing.

(2) As of October 31, 2017, the Company received agreements signed by certain holders of outstanding warrants to purchase Common Stock, pursuant to which warrants to purchase an aggregate of 726,504 warrant shares converted into 710,841 shares of Common Stock. These 710,841 shares were issued pursuant to Board resolutions dated September 26, 2017, respectively. The issuance of these 710,841 shares will result in a gain of approximately $3.8 million and reduce liabilities by approximately $8.0 million.

(3) The issuance on November 29, 2017 of 9,119 shares of our Series C Preferred Shares as payment in full of payment-in-kind dividends and registration rights penalties and accrued interest thereon, owed to our Series C Preferred Shareholders accrued as of September 30, 2017.

8

●

a pro forma as adjusted basis, giving effect to the pro forma events above and for the sale by us of 3,538,462 units in this offering at an assumed public offering price of $6.50 per unit, which is the last reported sales price for our Common Stock as reported on the OTC Pink Current Information Marketplace on December 1 , 2017, after deducting underwriting discounts and commissions and estimated offering expenses, and the following:

(1)	On December 6, 2017 and December 7, 2017, the two holders of the Series A Preferred Shares (Mr. Farkas and Mr. Feintuch) signed letter agreements pursuant to which, at the closing of this offering, 11,000,000 Series A Preferred Shares will convert into 550,000 shares of Common Stock. The Company recorded the beneficial conversion feature with a value of $1,000,000 as a deemed dividend by recording an offsetting debit and credit to additional paid-in capital because the Company has an accumulated deficit.

(2)

On May 19, 2017, the holder of the Series B Preferred Shares signed a conversion agreement pursuant to which, at the closing of this offering, 8,250 Series B Preferred Shares will convert into 145,962 shares of Common Stock which will result in an inducement charge of approximately $124,000, divided by the assumed public offering price of $6.50 and multiplied by a factor of 1.15.

(3)

At the closing of this offering, 5,076,609 shares issuable upon the conversion of 229,551 Series C Preferred Shares. The 5,076,609 shares will be issued based upon the Formula and divided by the assumed public offering price of $6.50. The majority of the shares are being converted pursuant to conversion agreements signed by holders of the Series C Preferred Shares and the remainder are being issued pursuant to the Series C Amendments. The conversion of the Series C Preferred Shares resulted in a deemed dividend of approximately $9.7 million which was recognized by recording an offsetting debit and credit to additional paid-in capital because the Company has an accumulated deficit. The Series C Certificate of Designation (as amended) contains a provision that allows the Series C Preferred Shares holders to have the most favorable conversion formula agreed to by the Company with any investor. At this time, pursuant to the Additional Agreement, JMJ has the most favorable conversion formula. The Company has not yet quantified how many shares if any are issuable upon the conversion of the 229,551 Series C Preferred Shares using JMJ's conversion formula.

(4)

At the closing of this offering, the Company will repay: (i) $650,279 in principal and interest owed pursuant to outstanding convertible notes issued to FGI; and (ii) placement agent and legal fees of approximately $187,245 related to the JMJ Financing (of which $64,745 will be paid the Representative), and $107,500 will be paid to Ardour). 2,308,654 shares of Common Stock will be issued to JMJ in full consideration pursuant to the Additional Agreement in full payment of all dollar amounts and share amounts owed in connection with the JMJ Financing. The settlement with JMJ will result in a gain of $35.1 million. See “Use of Proceeds” section on page 29.

(5)

At the closing of this offering, the Company will pay the former principals of 350 Green LLC $25,000 in installment debt and $50,000 within 60 days thereafter in settlement of a $360,000 debt (inclusive of imputed interest) in accordance with a Settlement Agreement between the parties dated August 21, 2015 resulting in a gain of $285,000.

(6)	At the closing of this offering, the Company will issue 21,837 units issuable to two employee members of the Board (Mr. Farkas and Mr. Calise) as well as a former member of the Board who remains our President (Mr. Kinard) in settlement and consideration of services rendered during the period of April 1, 2016 through March 31, 2017 for payment of $113,551 divided by the assumed public offering price of $6.50 multiplied by 80%, resulting in an inducement charge of $28,000. Each unit will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment.

(7)	At the closing of this offering, the Company will charge approximately $781,000 against additional paid-in capital related to offering costs that have been deferred.

(8)

On June 8, 2017, the Company entered into a settlement agreement with Wilson Sonsini Goodrich & Rosati to settle $475,394 in payables owed for legal services as of June 30, 2017 requiring: (a) $25,000 to be paid in cash at the closing of this offering; and (b) $75,000 in the form of 11,538 shares of Common Stock issuable upon the closing of this offering. As a result, the Company will show a $375,394 reduction in liabilities.

(9)	On June 13, 2017, the Company entered into an agreement with ITT Canon LLC whereby the Company reached a settlement regarding, as of June 30, 2017, an accrued liability of $200,000. The Company will issue 30,769 shares of Common Stock at the closing of this offering.

(10)

Concurrent with the closing of this offering, the Company will pay Mr. Farkas:

(i) $95,000 to Mr. Farkas in repayment of accrued cash compensation for the period of July 2015 through November 2015 and for May 2017; (ii) 130,240 units issuable as payment of $630,000 in shares of Common Stock owed to Mr. Farkas for the period of December 1, 2015 through May 31, 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (iii) 87,143 units issuable as payment of (a) $375,000 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (b) $77,624 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 pursuant to an oral agreement between the Company and Mr. Farkas divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 7(B) of the Third Amendment; (iv) 47,128 units issuable as payment of $213,102 owed to BLNK Holdings, in principal and interest pursuant to a Conversion Agreement between the Company and BLNK Holdings, dated August 23, 2017 based upon the Formula; and each unit issued to Mr. Farkas will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Farkas is also due to receive 886,119 shares of Common Stock issuable pursuant to a letter agreement, dated December 6, 2017. Mr. Farkas will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 8,240 shares of our Common Stock at an exercise price of $37.50 per share in connection with amounts owed pursuant to the Third Amendment.

(11)

In accordance with the Compensation Agreement with Mr. Feintuch, the Company shall pay Mr. Feintuch (i) $130,664 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation Agreement; (ii) $15,000 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement; (iii) 9,338 units issuable as payment of (a) $43,555 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation divided by the assumed public offering price of $6.50 multiplied by 80% and (b) $5,000 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement. Each unit issued to Mr. Feintuch will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Feintuch will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 9,600 shares of our Common Stock at an exercise price of $37.50 per share pursuant to his Compensation Agreement.

Mr. Feintuch is also due to receive 26,500 shares of Common Stock issuable pursuant to a letter agreement, dated December 7, 2017.

(12)	Concurrent with the closing of the offering, the Company will pay accrued professional fees of $159,088 to our accounting firm, a warrant valuation consultant, and our legal counsel.

(13)	Concurrent with the closing of the offering, the Company will pay accrued cash fees owed to the Board members in the amount of $344,311. Specifically, $69,827 to Mr. Engel; $46,651 to Mr. Farkas; $34,913 to Mr. Calise; $32,095 to Mr. Kinard; $11,122 to Mr. Evans; and $149,703 to Mr. Shapiro.

(14)	Concurrent with the closing of the offering, the Company will pay Mr. Calise a bonus of $25,000 for 2016 owed to him pursuant to his employment agreement, as determined by the Compensation Committee of the Board.

(15)

Concurrent with the closing of the offering, the Company will pay accrued payroll taxes of $561,985 including $7,500 to be paid to employees for payments owed to them pursuant to the Company’s 401(k) plan.

(16)	Concurrent with the closing of the offering, the Company will pay accrued offering costs of $417,351, currently characterized as accounts payable.

(17)	Concurrent with the closing of the offering, the Company will pay $67,032 owed to Chase Mortgage, Inc., pursuant to the Fourth Amendment to Secured Convertible Promissory Note dated September 5, 2017 with a monthly interest rate of 1.5%. The original Secured Convertible Promissory Note, dated as of November 13, 2014 was also amended February 20, May 1, and November 9 (all in 2015).

(18)

Concurrent with the closing of the offering, the Company will: (i) issue 1,538 shares of Common Stock as payment of $10,000 to Russ Klenet & Associates, Inc; and (ii) pay $3,000. Both payments will be made pursuant to the Settlement and Release Agreement between the Company and the counterparty, dated December 29, 2016 with the share payment divided by the assumed public offering price of $6.50.

(19)

Concurrent with the closing of the offering, the Company will issue 11,034 shares of Common Stock to Sunrise Securities Corp. and Ardour in connection with placement agent fees related to the sale of Series C Preferred Stock in December 2014.

(20)

Concurrent with the closing of the offering, the Company will issue 29,525 shares of Common Stock as payment of a total of $153,529 to both SemaConnect Inc. and their legal counsel pursuant to the Settlement Agreement dated June 23, 2017 divided by the assumed public offering price of $6.50 multiplied by 80%.

(21)	Concurrent with the closing of the offering, the Company will issue 230,865 shares of Common Stock to Ardour in placement agent fees related to the JMJ Financing.

(22)	Concurrent with the closing of the offering, the Company will issue 1,345 shares of Common Stock to IBIS Co. in connection with an introduction to an investor.

The pro forma information will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	Actual (unaudited)	Pro Forma (unaudited)	Pro Forma As Adjusted(1) (unaudited)
Consolidated Balance Sheet Data (as of September 30, 2017):
Cash and cash equivalents	$9,062	$958,962	18,927,774
Working capital (deficit)	$(67,198,792)	$(62,568,107)	10,776,869
Total assets	$1,900,680	$2,850,580	20,037,976
Total liabilities	$67,790,946	$64,110,161	8,733,997
Total stockholders’ equity (deficit)	$(66,715,266)	$(62,084,581)	11,303,978

(1)

A $1.00 increase or decrease in the assumed public offering price per unit would increase or decrease our cash and cash equivalents, working capital (deficit), total assets and total stockholders’ equity (deficit) by approximately $3.3 million, assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

9

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risks and uncertainties described below, as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Relating to Our Business

Our Revenue Growth Depends on Consumers’ Willingness to Adopt Electric Vehicles.

Our growth is highly dependent upon the adoption by consumers of electric vehicles (“EV”), and we are subject to a risk of any reduced demand for EVs. If the market for EVs does not gain broad market acceptance or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, long development cycles for EV original equipment manufacturers, and changing consumer demands and behaviors. Factors that may influence the purchase and use of alternative fuel vehicles, and specifically EVs, include:

●	perceptions about EV quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs;

●	the limited range over which EVs may be driven on a single battery charge and concerns about running out of power while in use;

●	improvements in the fuel economy of the internal combustion engine;

●	consumers’ desire and ability to purchase a luxury automobile or one that is perceived as exclusive;

●	the environmental consciousness of consumers;

●	volatility in the cost of oil and gasoline;

●	consumers’ perceptions of the dependency of the U.S. on oil from unstable or hostile countries and the impact of international conflicts;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

●	access to charging stations, standardization of EV charging systems and consumers’ perceptions about convenience and cost to charge an EV; and

●	the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles including the possible elimination of the EV purchase credit as part of the U.S. House of Representatives tax plan proposal announced in November 2017.

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The influence of any of the factors described above may negatively impact the widespread consumer adoption of EVs, which would materially adversely affect our business, operating results, financial condition and prospects.

Changes to the Corporate Average Fuel Economy Standards May Impact the Electric Vehicle Market and Affect our Business and Results of Operations.

As regulatory initiatives have required an increase in the consumption of renewable transportation fuels, such as ethanol and biodiesel, consumer acceptance of electric and other alternative vehicles is increasing. To meet higher fuel efficiency and greenhouse gas emission standards for passenger vehicles, automobile manufacturers are increasingly using technologies, such as turbocharging, direct injection and higher compression ratios, that require high octane gasoline. If fuel efficiency of vehicles continues to rise, and affordability of vehicles using renewable transportation fuels increases, the demand for electric and high energy vehicles could diminish. If consumers no longer purchase electric vehicles, it would materially adversely affect our business, operating results, financial condition and prospects.

Computer Malware, Viruses, Hacking, Phishing Attacks and Spamming Could Harm Our Business and Results of Operations.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, computer hacking and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future.

Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Our network security business disruption insurance may not be sufficient to cover significant expenses and losses related to direct attacks on our website or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and services and technical infrastructure may harm our reputation, brand and our ability to attract customers. Any significant disruption to our website or internal computer systems could result in a loss of customers and could adversely affect our business and results of operations.

We have previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our mobile application is unavailable when customers attempt to access it or it does not load as quickly as they expect, customers may seek other services.

Our platform functions on software that is highly technical and complex and may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been deployed. Any errors, bugs, or vulnerabilities discovered in our code after deployment, inability to identify the cause or causes of performance problems within an acceptable period of time or difficultly maintaining and improving the performance of our platform, particularly during peak usage times, could result in damage to our reputation or brand, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results.

We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We have a disaster recovery program to transition our operating platform and data to a failover location in the event of a catastrophe and have tested this capability under controlled circumstances, however, there are several factors ranging from human error to data corruption that could materially lengthen the time our platform is partially or fully unavailable to our user base as a result of the transition. If our platform is unavailable for a significant period of time as a result of such a transition, especially during peak periods, we could suffer damage to our reputation or brand, or loss of revenues any of which could adversely affect our business and financial results.

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Growing Our Customer Base Depends Upon the Effective Operation of Our Mobile Applications with Mobile Operating Systems, Networks and Standards That We Do Not Control.

We are dependent on the interoperability of our mobile applications with popular mobile operating systems that we do not control, such as Google’s Android and iOS, and any changes in such systems that degrade our products’ functionality or give preferential treatment to competitive products could adversely affect the usage of our applications on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards.

We Need Additional Capital to Fund Our Growing Operations and Cannot Assure You That We Will Be Able to Obtain Sufficient Capital on Reasonable Terms or at All, and We May Be Faced to Limit the Scope of Our Operations.

We need additional capital to fund our growing operations and if adequate additional financing is not available on reasonable terms or available at all, we may not be able to undertake expansion or continue our marketing efforts and we would have to modify our business plans accordingly. The extent of our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products and/or services by our competition; (iii) the level of our investment in research and development; (iv) the amount of our capital expenditures, including acquisitions; and (v) our growth. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our Common Stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

The Report of Our Independent Registered Public Accounting Firm Contains an Explanatory Paragraph That Expresses Substantial Doubt About Our Ability to Continue as a Going Concern.

The report of our independent registered public accounting firm with respect to our financial statements as of December 31, 2016 and for the year then ended indicates that our financial statements have been prepared assuming that we will continue as a going concern. The report states that, since we have incurred net losses since inception and we need to raise additional funds to meet our obligations and sustain our operations, there is substantial doubt about our ability to continue as a going concern. Our plans in regard to these matters are described in Note 2 to our audited financial statements as of December 31, 2016 and 2015 and for the years then ended. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Have a History of Significant Losses, and If We Do Not Achieve and Sustain Profitability, Our Financial Condition Could Suffer.

We have experienced significant net losses, and we expect to continue to incur losses for the foreseeable future. We incurred net losses of $7.7 million and $8.2 million the years ended December 31, 2016 and 2015, respectively, and as of December 31, 2016 our accumulated deficit was $81.1 million. We incurred a net loss of $101.1 million during the nine months ended September 30, 2017, and as of September 30, 2017 our accumulated deficit was $182.2 million.

The net loss was primarily due to an increase in other expenses of $92,865,802 from $3,028,163 for the nine months ended September 30, 2016 to $95,893,965 for the nine months ended September 30, 2017. The increase was primarily due to an increase in the non-cash change in fair value of warrant liabilities of approximately $70.4 million, which was primarily attributable to the quantity of warrants held by our Executive Chairman not being subject to our Reverse Split, which, as a result of the Reverse Split, caused them to increase in value.

On December 6, 2017, the Company and Mr. Farkas signed a letter agreement, pursuant to which, Mr. Farkas, on behalf of FGI, agreed that upon the closing of the Registered Offering, FGI will cancel 2,930,596 of its shares of the Company’s common stock (of the 2,990,404 received).

Our prior losses, combined with expected future losses, have had and will continue to have, for the foreseeable future, an adverse effect on our stockholders’ equity and working capital. If our revenue grows more slowly than we anticipate, or if our operating expenses are higher than we expect, we may not be able to achieve profitability and our financial condition could suffer. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Whether we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. Unless such cash flow levels are achieved in addition to the proceeds from this offering, we may need to borrow additional funds or sell debt or equity securities, or some combination thereof, to provide funding for our operations. Such additional funding may not be available on commercially reasonable terms, or at all.

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If the proceeds from this offering are insufficient for us to continue as a going concern, it could make it more difficult for us to raise additional capital, should it be needed, or cause our customers, suppliers and other business partners to lose confidence in us thereby resulting in a reduction of revenue, loss of supply resources and other effects that would be significantly harmful to our business. If adequate funds are not available when needed, our liquidity, financial condition and operating results would be materially and adversely affected, and we may not be able to operate our business without significant changes in our operations or at all.

We May Not Have The Liquidity to Support Our Future Operations and Capital Requirements.

Whether we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. Unless such cash flow levels are achieved, in addition to the proceeds from this offering, we may need to borrow additional funds or sell debt or equity securities, or some combination thereof, to provide funding for our operations. Such additional funding may not be available on commercially reasonable terms, or at all. If adequate funds are not available when needed, our financial condition and operating results would be materially and adversely affected and we may not be able to operate our business without significant changes in our operations, or at all.

We Have Failed to Pay Certain State and Federal Taxes and May be Subject to Penalties as a Result.

We are delinquent in filing and, in certain instances, paying sales taxes collected from customers in specific states that impose a tax on sales of our products. We have accrued an approximate $227,000 liability as of September 30, 2017 and December 31, 2016 related to this matter. In addition, we are currently delinquent in remitting approximately $577,000 and $244,000 as of September 30, 2017 and December 31, 2016, respectively, of federal and state payroll taxes withheld from employees. On March 29, 2017 and August 21, 2017, we sent a letter to the Internal Revenue Service (“IRS”) notifying the IRS of our intention to resolve the delinquent taxes upon the receipt of additional working capital. We may be subject to penalties as a result of our failure to pay these taxes and such penalties may have an adverse effect on our business.

We Are Applying For Listing of Our Common Stock And Warrants on NASDAQ. We Can Provide No Assurance That Our Common Stock and Warrants Qualify to Be Listed, and if Listed, That Our Securities Will Continue to Meet NASDAQ Listing Requirements. If We Fail to Comply With The Continuing Listing Standards of NASDAQ, Our Securities Could Be Delisted.

We expect that our securities will be eligible to be listed on NASDAQ subject to our ability to satisfy the initial listing requirements. Our ability to have our securities become listed on NASDAQ will require us to, among other items, improve our balance sheet, which we may be unable to accomplish. As of December 31, 2016, we had accumulated stockholders’ deficiency of approximately $20.8 million. As of September 30, 2017, we had accumulated stockholders’ deficiency of approximately $66.7 million, and our stockholders’ deficiency may increase as a result of additional net losses in subsequent quarterly periods.

We can provide no assurance that our listing application will be approved, and that an active trading market for our Common Stock will develop and continue. If, after listing, we fail to satisfy the continued listing requirements of NASDAQ, such as the corporate governance requirements, stockholder equity requirements or the minimum closing bid price requirement, NASDAQ may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase Common Stock underlying the units when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

To meet the requirements of NASDAQ, we may be required to restructure certain of our equity securities or satisfy certain liabilities through the issuance of additional equity securities. Our ability to restructure certain of our equity securities may require us to enter into new agreements with the applicable security holders, which we may be unable to do on favorable terms or at all. Any such agreement may result in the issuance of new securities or the modification of the rights of existing securities in a manner that may be dilutive to our Common Stock holders. In addition, NASDAQ has certain requirements that are beyond our control, such as financial requirements that are based on the trading price of our stock. If we are unable to meet the minimum financial eligibility of NASDAQ, we may be unable to list our stock, and we may be unsuccessful in completing this offering. Moreover, it would prevent us from increasing liquidity in our shares of Common Stock and make it more difficult for us to raise capital on favorable terms, or at all.

13

The Unavailability, Reduction or Elimination of Government Incentives Could Have a Material Adverse Effect on Our Business, Financial Condition, Operating Results and Prospects.

As of December 31, 2016, and September 30, 2017, government grants accounted for 10% and 10%, respectively, of our revenues. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in diminished revenues from government sources and diminished demand for our products. This could materially and adversely affect our business, prospects, financial condition and operating results.

Our growth depends in part on the availability and amounts of government subsidies for EV charging equipment. In the event such subsidies discontinue, our business outlook and financial conditions could be negatively impacted.

If We Are Unable to Keep Up With Advances in EV Technology, We May Suffer a Decline in Our Competitive Position.

The EV industry is characterized by rapid technological change. If we are unable to keep up with changes in EV technology, our competitive position may deteriorate which would materially and adversely affect our business, prospects, operating results and financial condition. As technologies change, we plan to upgrade or adapt our EV charging stations and Blink Network software in order to continue to provide EV charging services with the latest technology. However, due to our limited cash resources, our efforts to do so may be limited. For example, the EV charging network that we acquired from ECOtality was originally funded, in part, by the U.S. Department of Energy (“DOE”), which funding is no longer available to us. As a result, we may be unable to grow, maintain and enhance the network of charging stations that we acquired from ECOtality at the same rate and scale as ECOtality did prior to the acquisition or at levels comparable our current competitors. Any failure of our charging stations to compete effectively with other manufacturers’ charging stations will harm our business, operating results and prospects.

We Need to Manage Growth in Operations to Realize Our Growth Potential and Achieve Our Expected Revenues, and Our Failure to Manage Growth Will Cause a Disruption of Our Operations Resulting in the Failure to Generate Revenue and an Impairment of Our Long-Lived Assets.

In order to take advantage of the growth that we anticipate in our current and potential markets, we believe that we must expand our marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. We will also need to effectively train, motivate and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above-mentioned targets, the general strategies of our Company are to maintain and search for hard-working employees who have innovative initiatives, as well as to keep a close eye on expansion opportunities through merger and/or acquisition.

If Our Estimates or Judgments Relating to Our Critical Accounting Policies Prove to Be Incorrect, Our Financial Condition And Results of Operations Could Be Adversely Affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and in our consolidated financial statements included herein. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, allowance for doubtful accounts, inventory reserves, impairment of goodwill, indefinite-lived and long-lived assets, pension and other post-retirement benefits, product warranty, valuation allowances for deferred tax assets, valuation of Common Stock warrants, and share-based compensation. Our financial condition and results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our Common Stock.

14

We Face Risks Arising From Acquisitions.

In 2012 and 2013, we acquired certain assets from 350 Green and Beam Charging, LLC (“Beam Charging”). We may pursue similar strategic transactions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time. In addition, in connection with the acquisition of 50% of the interests of the ECOtality Estate in April 2015, we issued certain Series B Preferred Shares, which we believe constitute an exempt issuance as intended under agreements with certain of our investors as such shares (i) were issued to effectuate the strategic acquisition of ECOtality, and (ii) permit us, in our sole control, to settle these shares for cash at stated optional redemption dates, as opposed to a variable number of shares. However, there can be no assurance that our investors agree with our interpretation of our investment documents and won’t pursue any of the potential remedies that may be available to them.

We Could Be Forced To Pay Damages In Connection With Litigation Involving 350 Green.

On September 9, 2015, the United States Court of Appeals for the Seventh Circuit of Chicago, Illinois affirmed the ruling of the United States District Court for the Northern District of Illinois in the matter of JNS Power & Control Systems, Inc. (“JNS”) v. 350 Green, LLC in favor of JNS, which affirmed the sale of certain assets by our former subsidiary 350 Green to JNS and the assumption of certain 350 Green liabilities by JNS. On April 7, 2016, JNS amended the complaint to add the Company alleging an unspecified amount of lost revenues from the chargers, among other matters, caused by the defendants. JNS also seeks indemnity for its unspecified costs in connection with enforcing the asset purchase agreement dated April 13, 2013 between 350 Green and JNS in courts in New York and Chicago. On July 26, 2017, the District Court denied the Company’s motion to dismiss the Company from the suit. The Company filed its answer and affirmative defenses to the second amended complaint on August 16 , 2017. The deadline for the parties to complete discovery is December 8, 2017. The next status hearing on the matter is set for December 8, 2017. We believe our legal position is strong on any potential corporate veil-piercing arguments with regard to our former subsidiary, however, if this position is challenged and not upheld, it could have a material adverse effect on our business. As of September 30, 2017, the Company accrued a $750,000 liability in connection with its settlement offer to JNS. The Company continues to engage in settlement discussions with JNS.

We Have Limited Insurance Coverage, and Any Claims Beyond Our Insurance Coverage May Result in Our Incurring Substantial Costs and a Diversion of Resources.

We hold employer’s liability insurance generally covering death or work-related injury of employees. We hold public liability insurance covering certain incidents involving third parties that occur on or in the premises of our Company. We hold directors and officers liability insurance. We do not maintain key-man life insurance on any of our senior management or key personnel, or business interruption insurance. Our insurance coverage may be insufficient to cover any claim for product liability, damage to our fixed assets or employee injuries. Any liability or damage to, or caused by, our facilities or our personnel beyond our insurance coverage may result in our incurring substantial costs and a diversion of resources.

Our Future Success Depends, in Part, on the Performance and Continued Service of Our Officers.

We presently depend to a great extent upon the experience, abilities and continued services of our management team, which consists of Michael Calise (our CEO), Michael D. Farkas (our Executive Chairman), Michael Andrew Kinard ( “Andy Kinard” (our President )) and Ira Feintuch (our Chief Operating Officer). The loss of services of Mr. Calise, Mr. Farkas, Mr. Kinard or Mr. Feintuch could have a material adverse effect on our business, financial condition or results of operation. Failure to maintain our management team could prove disruptive to our daily operations, require a disproportionate amount of resources and management attention and could have a material adverse effect on our business, financial condition and results of operations.

Our Future Success Depends, in Part, on Our Ability to Attract and Retain Highly Qualified Personnel.

Our future success also depends upon our ability to attract and retain highly qualified personnel. We are in the process of building our management team. Among other positions, we need to hire a Chief Financial Officer with public company experience. Mr. Calise currently acts as our interim principal financial officer and our interim principal accounting officer . Although we intend to hire a permanent Chief Financial Officer soon, there is no assurance that we will have sufficient financial resources to do so. Our accounting controls may continue to be deficient unless we obtain the services of an experienced Chief Financial Officer who can help us address material weaknesses. In addition, expansion of our business and the management and operation of our Company will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. As our industry continues to evolve, competition for skilled personnel with the requisite experience will be significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

15

We Are in an Intensely Competitive Industry and There Can Be No Assurance That We Will Be Able to Compete with Our Competitors Who May Have Greater Resources.

We face strong competition from competitors in the EV charging services industry, including competitors who could duplicate our model. Many of these competitors may have substantially greater financial, marketing and development resources and other capabilities than us. In addition, there are very few barriers to entry into the market for our services. There can be no assurance, therefore, that any of our current and future competitors, many of whom may have far greater resources, will not independently develop services that are substantially equivalent or superior to our services. Therefore, an investment in our Company is very risky and speculative due to the competitive environment in which we may operate.

Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence and price. Furthermore, many of our competitors may be able to utilize substantially greater resources and economies of scale to develop competing products and technologies, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. In the event that the market for EV charging stations expands, we expect that competition will intensify as additional competitors enter the market and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.

We Have Experienced Significant Customer Concentration in Recent Periods, And Our Revenue Levels Could Be Adversely Affected if Any Significant Customer Fails To Purchase Products From Us At Anticipated Levels.

We are subject to customer concentration risk as a result of our reliance on a relatively small number of customers for a significant portion of our revenues. The relative magnitude and the mix of revenue from our largest customers have varied significantly quarter to quarter. During the nine months ended September 30, 2017, two customers accounted for 31% of our revenues. In addition, one of these customers accounted for 10% of total accounts receivable as of September 30, 2017. The loss of these customers could have a material adverse effect on our business.

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If a Third Party Asserts That We Are Infringing Its Intellectual Property, Whether Successful or Not, It Could Subject Us to Costly and Time-Consuming Litigation or Expensive Licenses, and Our Business May Be Harmed.

The EV and EV charging industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, although we have acquired from other companies’ proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Intellectual property infringement claims against us could harm our relationships with our customers, may deter future customers from subscribing to our services or could expose us to litigation with respect to these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party. Any of these results could harm our brand and operating results.

Any intellectual property rights claim against us or our customers, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our services to our customers and may require that we procure or develop substitute services that do not infringe.

With respect to any intellectual property rights claim against us or our customers, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms, may significantly increase our operating expenses or require us to restrict our business activities in one or more respects. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense.

The Success of Our Business Depends in Large Part on Our Ability to Protect and Enforce Our Intellectual Property Rights.

We rely on a combination of patent, copyright, service mark, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We cannot assure you that any patents will issue with respect to our currently pending patent applications, in a manner that gives us the protection that we seek, if at all, or that any future patents issued to us will not be challenged, invalidated or circumvented. Our currently issued patents and any patents that may issue in the future with respect to pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure you that any future service mark registrations will be issued with respect to pending or future applications or that any registered service marks will be enforceable or provide adequate protection of our proprietary rights.

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We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed.

Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in EV-related industries are uncertain and still evolving.

Changes to Federal, State or International Laws or Regulations Applicable To Our Company Could Adversely Affect Our Business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect government incentives promoting fuel efficiency and alternate forms of energy, electric vehicles and others. These laws and regulations, and the interpretation or application of these laws and regulations, could change. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in diminished revenues from government sources and diminished demand for our products. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management’s attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

There are many federal, state and international laws that may affect our business, including measures to regulate charging systems, electric vehicles, and others. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

There are a number of significant matters under review and discussion with respect to government regulations which may affect the business we intend to enter and/or harm our customers, and thereby adversely affect our business, financial condition and results of operations.

Our Ability to Use Our Net Operating Loss Carryforwards May Be Limited.

For the year ended December 31, 2016, we had net operating loss carryforwards (“NOLs”) for U.S. federal income tax purposes of approximately $59 million. We generally are able to carry NOLs forward to reduce taxable income in future years. These NOLs may be offset against future taxable income through 2035, if not utilized before that time. We will not, however, be able to utilize the NOLs until we file our delinquent federal and state corporate income tax returns for the years ended December 31, 2014 and 2015. In addition, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change generally occurs if, among other things, the stockholders (or specified groups of persons) who own, have owned or are treated as owning, directly or indirectly, five percent or more of our stock increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these persons over a three-year rolling period. In the event of an ownership change, Section 382 generally imposes an annual limitation on the amount of taxable income that we may offset with NOLs. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOLs.

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The rules of Section 382 are complex and subject to varying interpretations. Because of our numerous capital raises, uncertainty exists as to whether we may have undergone an ownership change in the past or will undergo one as a result of the various transactions discussed herein or other future transactions. Accordingly, no assurance can be given that our NOLs will be fully available or utilizable.

Risks Associated with Our Common Stock

If We Fail to Establish and Maintain an Effective System of Internal Control, We May Not Be Able to Report Our Financial Results Accurately or Prevent Fraud. Any Inability to Report and File Our Financial Results Accurately and Timely Could Harm Our Reputation and Adversely Impact the Trading Price of Our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have also experienced complications reporting as a result of material weaknesses and have at times been delinquent in our reporting obligations. We have carried out an evaluation under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the most recent period covered by this report. Based on the foregoing, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level due to the material weaknesses described below.

A material weakness is a deficiency, or a combination of deficiencies, within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 5, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management has identified the following material weaknesses which have caused management to conclude that as of September 30, 2017 our internal controls over financial reporting (“ICFR”) were not effective at the reasonable assurance level:

1.	We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act which is applicable to us for the year ended December 31, 2016. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures during our assessment of our disclosure controls and procedures and concluded that the control deficiency that resulted represented a material weakness.

2.	We do not have sufficient resources in our accounting function, which restricts our ability to gather, analyze and properly review information related to financial reporting in a timely manner. In addition, due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Management evaluated the impact of our failure to have segregation of duties during our assessment of our disclosure controls and procedures and concluded that the control deficiency that resulted represented a material weakness.

3.	We do not have personnel with sufficient experience with U.S. GAAP to address complex transactions.

4.	We have inadequate controls to ensure that information necessary to properly record transactions is adequately communicated on a timely basis from non-financial personnel to those responsible for financial reporting. Management evaluated the impact of the lack of timely communication between non–financial and financial personnel on our assessment of our reporting controls and procedures and has concluded that the control deficiency represented a material weakness.

5.	We have determined that oversight over our external financial reporting and internal control over our financial reporting by our audit committee is ineffective. The audit committee has not provided adequate review of our SEC filings and consolidated financial statements and has not provided adequate supervision and review of our accounting personnel or oversight of the independent registered accounting firm’s audit of our consolidated financial statement.

We have taken steps to remediate some of the weaknesses described above, including by engaging third party financial consultants with expertise in accounting for complex transactions and SEC reporting. We intend to continue to address these weaknesses as resources permit.

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We are Required to Register Under the Securities Act the Resale of Shares of Our Common Stock by a Number of Our Security Holders. Our Failure to Comply With Our Contractual Obligations and Timely Register the Resale of Any Shares of Our Common Stock Has Resulted in, and Will Result in, Among Other Things, the Payment of Liquidated Damages, And Could Have a Material Adverse Effect on Our Ability to Raise Additional Funds in The Future And Have a Material Adverse Effect on Our Business.

We have entered into various agreements with purchasers of our securities from time to time which require us to register under the Securities Act of 1933, as amended (the “Securities Act”) the resale of shares of our Common Stock that we have issued or will be required to issue to such purchasers. We had failed to perform our obligations under these agreements and had accrued registration rights penalties, inclusive of accrued interest, in an amount equal to $56,000 for the period April 1, 2017 through June 30, 2017. On May 8, 2017, the Company issued a total of 61,740 Series C Preferred Shares to forty-eight (48) stockholders as payment in full, among other items, of registration rights penalties accrued through March 31, 2017. On August 25, 2017, the Company issued 8,265 Series C Preferred Shares to forty-three (43) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of April 1, 2017 through June 30, 2017. On November 29, 2017, the Company issued 9,119 Series C Preferred Shares to forty-five (45) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of July 1, 2017 through September 30, 2017. The penalties and dividends have continued to accrue from October 1, 2017, and will continue to accrue through the time of the offering. At the time of the offering, the Series C Preferred Shares will be issued for the incremental penalties and dividends, and subsequently converted into Common Stock, the amount of which is currently indeterminable.

These additional issuances of securities had a dilutive effect on our other stockholders. In addition, our failure to timely register the resale of any shares of our Common Stock may result in reputational harm for our Company and could have a material adverse effect on our ability to raise additional funds in the future, which may have a material adverse effect on our business.

We are Required to Enable Some of our Stockholders to Sell Shares of Our Common Stock Pursuant to Rule 144 of the Securities Act. Our Failure to Comply With Our Contractual Obligations and Enable Such Sales Has Resulted in, and Will Result in, Among Other Things, the Payment of Liquidated Damages, And Could Have a Material Adverse Effect on Our Ability to Raise Additional Funds Through Private Placements in The Future And Have a Material Adverse Effect on Our Business.

The Company is a former shell company. As a result, to enable investors to sell shares of our Common Stock pursuant to Rule 144 of the Securities Act, we need to be: (A) subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) current in filing such reports. We have entered into various agreements with purchasers of our securities from time to time which require us to enable sales of our Common Stock pursuant to Rule 144. Although we became current in our filings in August 2016, because we are not currently subject to the Exchange Act and make such filings voluntarily, investors are still not able to utilize Rule 144. We accrued public information failure rights penalties in an aggregate amount equal to $3,005,277, inclusive of accrued interest, as of March 31, 2017 due to our failure to perform our obligations under these agreements. On May 8, 2017, the Company issued a total of 61,740 Series C Preferred Shares to forty-eight (48) stockholders as payment in full, among other items, of these public information failure rights penalties accrued through March 31, 2017. The Company is still assessing whether it needs to accrue any public information failure rights penalties going forward from April 1, 2017. On August 25, 2017, the Company issued 8,265 Series C Preferred Shares to forty-three (43) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of April 1, 2017 through June 30, 2017. On November 29, 2017, the Company issued 9,119 Series C Preferred Shares to forty-five (45) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of July 1, 2017 through September 30, 2017. The penalties and dividends have continued to accrue from October 1, 2017, and will continue to accrue through the time of the offering. At the time of the offering, the Series C Preferred Shares will be issued for the incremental penalties and dividends and subsequently converted into Common Stock, the amount of which is currently undeterminable.

Our failure to comply with our contractual obligations and timely register the resale of any shares of our Common Stock for any reason, including as a result of any unexpected delay in the completion of any offering, may result in additional breaches of the agreements with certain security holders and in the payment of liquidated damages as required under the terms of our agreements with certain security holders. These additional issuances of securities had a dilutive effect on our other stockholders. In addition, our failure to timely file our 10-Qs and 10-Ks may result in reputational harm for our Company and could have a material adverse effect on our ability to raise additional funds through private placements in the future, which may have a material adverse effect on our business.

Our Common Stock Is Currently Quoted Only on the OTC Pink Current Information Marketplace, Which May Have an Unfavorable Impact on Our Stock Price and Liquidity.

Our Common Stock is quoted on the OTC Pink Current Information Marketplace. The OTC Pink Current Information Marketplace is a significantly more limited market than the New York Stock Exchange or the NASDAQ stock market. The quotation of our shares on the OTC Pink Current Information Marketplace may result in a less liquid market available for existing and potential stockholders to trade shares of our Common Stock, could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

There can be no assurance that there will be an active market for our shares of Common Stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to desire to sell them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

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Shares of Our Common Stock Which May Be Issued Upon Conversion of Indebtedness by JMJ May Dilute the Ownership Interests of Our Stockholders.

On October 7, 2016, we executed a Promissory Note in favor of JMJ in the amount up to $3,725,000 bearing interest on the unpaid balance at the rate of six percent. The initial amount borrowed under the Promissory Note was $500,000, with the remaining amounts permitted to be borrowed under the Promissory Note being subject to us achieving certain milestones. The Promissory Note is convertible into shares of our Common Stock based on the lesser of a per share price of $35.00 or 60% of the lowest trade prices in the 25 trading days prior to the date of conversion. If JMJ elects to convert the principal balance of the Promissory Note into shares of our Common Stock under the terms of the Promissory Note, our current stockholders would be subject to dilution of their interests. Pursuant to the terms of the Promissory Note, JMJ has agreed that it will not convert the note into more than 9.99% of our outstanding shares. JMJ currently does not own any shares of our Common Stock.

If we do not repay the Promissory Note on the maturity date (currently December 31, 2017) and if we issue a variable security at any time the Promissory Note is outstanding, then in such event JMJ shall have the right to convert all or any portion of the outstanding balance of the Promissory Note into shares of Common Stock on the same terms as granted in any applicable variable security issued by us.

We initially issued one warrant to JMJ to purchase a total of 14,286 shares of our Common Stock at an exercise price equal to the lesser of: (i) 80% of the per share price of the Common Stock in our contemplated Registered Offering, (ii) $35.00 per share, (iii) 80% of the unit price in a public offering (if applicable), (iv) the exercise price of any warrants issued in the Registered Offering, or (v) the lowest conversion price, exercise price, or exchange price, of any security issued by us that is outstanding on October 13, 2016.

The initial amount borrowed under the Promissory Note was $500,000, with the remaining amounts permitted to be borrowed under the Promissory Note being subject to us achieving certain milestones. With the achievement of certain milestones in November 2016 (the filing with the SEC of a Preliminary Information Statement on Schedule 14C regarding the Reverse Stock Split), an additional advance of $500,000 under the Promissory Note occurred on November 28, 2016. Another warrant to purchase 14,286 shares of our Common Stock was issued as of November 28, 2016. With the achievement of certain milestones in February 2017 (the filing with the SEC of a revised Preliminary Information Statement and a Definitive Information Statement, each on Schedule 14C regarding the Reverse Stock Split), additional advances of $225,100 and $300,000 under the Promissory Note occurred on February 10 and February 27, respectively. Thus, two more warrants to purchase the Company’s Common Stock were issued, one for 6,431 shares and the other for 8,571 shares, respectively.

All advances after February 28, 2017 have been at the discretion of JMJ without regard to any specific milestones occurring. Additional advances of $250,000 and $30,000 under the Promissory Note occurred on March 14, 2017 and March 24, 2017, respectively, and two more warrants to purchase the Company’s Common Stock were issued, one for 7,143 shares and the other for 857 shares. An additional advance of $400,000 occurred on April 5, 2017 and another warrant to purchase 11,429 shares of our Common Stock was issued on the same date. An additional advance of $295,000 occurred on May 9, 2017 and another warrant to purchase 8,429 shares of the Company’s Common Stock was issued on the same date. On July 27, 2017, an additional advance of $50,000 was made to the Company and another warrant to purchase 1,429 shares of the Company’s Common Stock was issued to JMJ. The Company and JMJ entered into the Additional Agreement on October 23, 2017. In accordance with the terms of the Additional Agreement, on October 24, 2017, JMJ advanced to the Company $949,900 available pursuant to previous agreements with JMJ. As of December 1, 2017, ten (10) warrants to purchase a total of 100,001 shares of the Company’s Common Stock have been issued to JMJ. The aggregate exercise price is $3,500,000.

The Additional Agreement extended the Maturity Date to December 15, 2017 (subsequently extended to December 31, 2017). In addition, JMJ has claimed that the Company would owe JMJ $12 million as a mandatory default amount pursuant to previous agreements with the Company. JMJ agreed to allow the Company to have two options for settling a previously issued note (including settling the mandatory default amount for either $1.1 million or $2.1 million), securing a lockup agreement from JMJ, and exchanging previously issued warrants for shares of the Company’s common stock. Each of these options depends on upon the Registered Offering closing by December 15, 2017 (subsequently extended to December 31, 2017). The option chosen is at the Company’s sole discretion.

The first option is that the Company, upon the closing of the Registered Offering: (a) will pay $2.0 million in cash to JMJ; and (b) will issue shares of common stock to JMJ with a value of $9,005,000. The second option is that the Company, upon the closing of the Registered Offering, will not pay any cash to JMJ and will issue shares of common stock to JMJ with a value of $12,005,000. In each case, the Company will issue such number of duly and validly issued, fully paid and non-assessable shares of the Company’s common stock equal to the amount in question divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of the Common Stock during the ten days prior to delivery of shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Registered Offering, or (iv) 80% of the unit price offering price of the Registered Offering (if applicable), or (v) the exercise price of any warrants issued in the Registered Offering.

On November 29, 2017, the Company and JMJ entered into an amendment to the Additional Agreement, extending the Maturity Date to December 31, 2017.

On the fifth (5th) trading day after the closing of the Registered Offering, but in no event later than December 31, 2017, we will deliver to JMJ the Origination Shares equal to 48% of the consideration paid by JMJ under the Promissory Note divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of our Common Stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Registered Offering, or (iv) 80% of the unit price offering price of the Registered Offering (if applicable), or (v) the exercise price of any warrants issued in the Registered Offering. The number of Origination Shares will be determined based on the per share price of this Offering. If the Registered Offering does not occur prior to December 31, 2017, if JMJ owns Origination Shares at the time of a subsequent public offering where the pricing terms above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same pricing terms as described above.

With an assumed public offering price of $6.50, the Company will issue 2,308,654 shares of Common Stock to JMJ pursuant to the Additional Agreement in full payment of all dollar amounts and share amounts owed in connection with the JMJ Financing resulting in dilution to holders of our Common Stock.

If the Registered Offering does not close prior to December 31 , 2017 and we are unable to repay the Promissory Note, we will be in default under the Promissory Note and subject to penalties.

Our Shares of Common Stock Are Very Thinly Traded, and the Price May Not Reflect Our Value and There Can Be No Assurance That There Will Be an Active Market for Our Shares of Common Stock Either Now or in the Future.

Our shares of Common Stock are very thinly traded, and the price, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of Common Stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to increase awareness of our Company with investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of Common Stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our Common Stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of Common Stock as collateral for loans.

We Have a Significant Number of Shares of Our Common Stock Issuable Upon Conversion of Certain Outstanding Options, Warrants, Debt Obligations, and Convertible Preferred Stock, and The Issuance of Such Shares Upon Exercise or Conversion Will Have a Significant Dilutive Impact On Our Stockholders. Sales of a Substantial Number of Shares of Our Common Stock Following This Offering May Adversely Affect the Market Price of Our Common Stock and the Issuance of Additional Shares Will Dilute All Other Stockholders.

As of December 1, 2017, there were 2,200,000, 110,644, and 655,860 shares of Common Stock issuable upon conversion of our Series A, Series B and Series C Preferred Shares, respectively.

In addition, as of December 1, 2017, we had outstanding stock options and warrants to purchase a total of 440,383 shares of our Common Stock consisting of: (i) 293,083 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $47.10; and (iii) 147,300 shares issuable upon exercise of outstanding options with a weighted average exercise price of $58.18, under our equity compensation plans.

As of December 1, 2017, we currently owe (i) 15,240 shares issuable to Mr. Farkas upon exercise of options to be issued pursuant to the Third Amendment with the options having a weighted average exercise price of $34.06; and (ii) 16,600 shares issuable to Mr. Feintuch upon exercise of outstanding options issued pursuant to the Compensation Agreement with the options having a weighted average exercise price of $34.34. The issuance of these shares of Common Stock will have a significant dilutive impact on our stockholders.

Sales of a substantial number of shares of our Common Stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our Common Stock. After completion of this offering at an assumed public offering price of $6.50 per share, the last reported sales price for our Common Stock as reported on the OTC Pink Current Information Marketplace on December 1, 2017, our existing stock holders will own approximately 78% of our shares of Common Stock assuming there is no exercise of the underwriters’ over-allotment option to purchase shares and/or warrants.

After completion of this offering at an assumed public offering price of $6.50 per share, there will be 15,768,470 shares of our Common Stock outstanding. In addition, our articles of incorporation, as amended, permits the issuance of up to approximately 484,231,530 additional shares of Common Stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of Common Stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our Common Stock in this offering.

Upon the closing of this offering, there will be 550,000, 145,962 and 5,076,609 shares of Common Stock issued upon conversion of our Series A, Series B and Series C Preferred Shares, respectively.

For a more complete description concerning the dilution you will incur if you purchase Common Stock in this offering, see “Dilution.”

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of Joseph Gunnar & Co., LLC, the representative of the underwriters of this offering, during the period ending 180 days from the date of this offering in the case of us and our directors and officers and 90 days from the date of this offering in the case of our stockholders who beneficially own more than 5% of our Common Stock, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our Common Stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of our Company or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with our principal stockholders pertaining to this offering expire 90 days from the date of this offering unless waived earlier by the representative , up to         of the shares that had been locked up will be eligible for future sale in the public market. After the lock-up agreements with our directors and officers pertaining to this offering expire 180 days from the date of this offering unless waived earlier by the representative, up to         of the shares (net of any shares also restricted by lock-up agreements with our principal stockholders) that had been locked up will be eligible for future sale in the public market. Sales of a significant number of these shares of Common Stock in the public market could reduce the market price of the Common Stock.

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Future Issuance of Our Common Stock, Preferred Stock, Options and Warrants Could Dilute the Interests of Existing Stockholders.

We may issue additional shares of our Common Stock, preferred stock, options and warrants in the future. The issuance of a substantial amount of Common Stock, options and warrants could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of Common Stock or preferred stock in the public market, or the exercise of a substantial number of warrants and options either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such Common Stock as consideration or by investors who acquired such Common Stock in a private placement could have an adverse effect on the market price of our Common Stock.

We Have Established Preferred Stock Which Can Be Designated By The Board and Have Established Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, Which Give The Holders Thereof a Liquidation Preference and The Ability to Convert Such Shares Into Our Common Stock.

We have 40,000,000 shares of preferred stock authorized, which includes 20,000,000 shares of designated Series A Preferred Shares of which 11,000,000 shares are issued and outstanding, 10,000 designated Series B Preferred Shares, of which 8,250 shares are issued and outstanding and 250,000 designated Series C Preferred Shares, of which 229,551 shares are issued and outstanding as of December 1, 2017. The Series A Preferred Shares do not have a liquidation preference so long as any Series C Preferred Shares are outstanding. The Series B Preferred Shares have a liquidation preference of $100 per share. The Series C Preferred Shares have a liquidation preference of $100 per share, which is pari passu to the liquidation preference of the Series B Preferred Shares and payable prior to the liquidation preference on the Series A Preferred Shares. As a result, if we were to dissolve, liquidate or sell our assets, the holders of our Series A Preferred Shares would not have the right to receive any proceeds from any such transaction, holders of our Series B Preferred Shares would have the right to receive up to approximately $825,000 from any such transaction, and the holders of our Series C Preferred Shares would have the right to receive up to $22,955,100 from any such transaction, but before any amount is paid to the holders of our Common Stock. The payment of the liquidation preferences could result in Common Stock holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

Additionally, the existence of the liquidation preferences may reduce the value of our Common Stock, make it harder for us to sell shares of Common Stock in offerings in the future, or prevent or delay a change of control. Furthermore, the conversion of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares into Common Stock may cause substantial dilution to our Common Stock holders. Because our Board is entitled to designate the powers and preferences of the preferred stock without a vote of our stockholders, subject to NASDAQ rules and regulations, our stockholders will have no control over what designations and preferences our future preferred stock, if any, will have. In addition, we may be required to redeem any non-converted Series C Preferred Shares at the rate of $100 per share, plus accrued dividends; and (b) Series B Preferred Shares at the rate of $100 per share, which funds we may not have, or which may not be available on favorable terms, if at all.

At the closing of this offering, all of the Series A, B and C Preferred Shares will be converted into shares of Common Stock. If the closing of this offering does not occur, none of the Series A, B and C Preferred Shares will be converted and the liquidation preference described above will apply.

We Have Outstanding Shares of Preferred Stock With Rights And Preferences Superior to Those of Our Common Stock.

The issued and outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares grant the holders of our preferred stock certain anti-dilution, voting, dividend and liquidation rights that are superior to those held by the holders of our Common Stock.

The issuance of shares of Common Stock in the future, issuances or deemed issuances of additional shares of Common Stock for a price below the applicable preferred shares conversion price will have the effect of diluting current stockholders. The rights of our preferred stockholders may increase our net losses, dilute our Common Stock holders, and allow such preferred stockholders to have approval rights and therefore to exert influence over certain corporate actions. For example, the holders of our Series C Preferred Shares are entitled to certain dividend, liquidation preference, and anti-dilution rights that are described in the as-amended Certificate of Designation of the Series C Preferred Shares (the “Series C Certificate of Designation”) and the related securities purchase agreement dated as of March 11, 2016. In addition, the holders of our Series C Preferred Shares have certain redemption rights that may be exercised after December 2016 and, if such rights are exercised, could adversely affect our business and could require us to consider a range of strategic alternatives, including refinancing their securities or effecting a sale of our Company or its assets. We cannot assure you that the rights associated with the Series C Preferred Shares or our other series of preferred stock will not adversely affect the holders of our Common Stock.

At the closing of this offering, all of the Series A, B and C Preferred Shares will be converted into shares of Common Stock. If the closing of this offering does not occur, none of the Series A, B and C Preferred Shares will be converted and the anti-dilution, voting, dividend and liquidation rights described above will apply.

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We Do Not Intend to Pay Dividends for the Foreseeable Future, and You Must Rely on Increases in the Market Prices of Our Common Stock for Returns on Your Investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Common Stock. Any determination to pay dividends in the future will be made at the discretion of our Board and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors the Board deems relevant.

Our Executive Officers and Directors, Including Our Executive Chairman Mr. Farkas and His Affiliates, Possess Controlling Voting Power With Respect to Our Common Stock, Which Will Limit Your Influence on Corporate Matters.

As of December 1, 2017, our directors and executive officers collectively beneficially own approximately 73.84% of the shares of our Common Stock on a fully-diluted basis including the beneficial ownership of our Executive Chairman and director Mr. Farkas and his affiliates of 72.27% of the shares of our Common Stock on a fully-diluted basis.

Upon the closing of this offering, our directors and executive officers will collectively beneficially own approximately 41.69% of the shares of our Common Stock on a fully-diluted basis including the beneficial ownership of Mr. Farkas and his affiliates of 41.07% of the shares of our Common Stock on a fully-diluted basis.

As a result, our insiders have the ability to effectively control our management and affairs through the election and removal of our Board and all other matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of your influence over our business and affairs, through any stockholder vote or otherwise. Any of these effects could depress the price of our Common Stock.

Our Executive Chairman Mr. Farkas Will Be Able To Influence The Outcome of Stockholder Votes. Mr. Farkas’ Interests May Differ From Other Stockholders.

Upon the closing of this offering, Mr. Farkas and his affiliates will beneficially own 41.07% of the shares of our Common Stock on a fully-diluted basis.

Subject to any fiduciary duties owed to our other stockholders under Nevada law, Mr. Farkas will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have some control over our management and policies. Mr. Farkas may have interests that are different from yours. For example, Mr. Farkas may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of our Company or otherwise discourage a potential acquirer from attempting to obtain control of our Company, which in turn could reduce the price of our stock. In addition, Mr. Farkas could use his voting influence to maintain our existing management and directors in office, delay or prevent changes in control of our Company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

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In addition, we currently owe $650,279 in principal and interest pursuant to ten convertible notes issued to FGI between June 2016 and August 2017, which have matured and are past due. We have not satisfied this debt and are in negotiations with Mr. Farkas to extend the maturity dates of such notes. If we are unable to do so on favorable terms, or at all, Mr. Farkas could seek to enforce the notes against us, which could have an adverse effect on our business and reduce the market price of our Common Stock.

The notes issued to FGI are secured by substantially all of the assets of the Company.

Our Articles of Incorporation Grants Our Board The Power to Issue Additional Shares of Common And Preferred Shares And to Designate Other Classes of Preferred Shares, All Without Stockholder Approval.

Our authorized capital consists of 540,000,000 shares of capital stock of which 40,000,000 shares are designated as preferred stock. Our Board, without any action by our stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Nevada law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of our shares of Common Stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our Common Stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Certain Provisions of Our Corporate Governing Documents And Nevada Law Could Discourage, Delay, or Prevent A Merger or Acquisition at a Premium Price.

Certain provisions of our organizational documents and Nevada law could discourage potential acquisition proposals, delay or prevent a change in control of our Company, or limit the price that investors may be willing to pay in the future for shares of our Common Stock. For example, our articles of incorporation and bylaws permit us to issue, without any further vote or action by the stockholders, up to 40,000,000 shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualifications, limitations, or restrictions of the shares of the series.

Risks Related to the Offering

Investors in This Offering Will Experience Immediate and Substantial Dilution in Net Tangible Book Value.

The public offering price per unit will be substantially higher than the net tangible book value per share of our outstanding Common Stock. As a result, investors in this offering will incur immediate dilution of $5.79 per unit, based on the assumed public offering price of $6.50 per unit. Investors in this offering will pay a price per unit that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

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In the Event That Our Common Stock and Warrants Are Listed on NASDAQ, Our Stock Price Could Fall and We Could Be Delisted in Which Case Broker-Dealers May Be Discouraged from Effecting Transactions in Shares of Our Common Stock Because They May Be Considered Penny Stocks and Thus Be Subject to the Penny Stock Rules.

The Securities and Exchange Commission (the “SEC”) has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Speculative Nature of Warrants.

The warrants offered in this offering do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the Common Stock and pay an exercise price of $                 per share ( 150% of the public offering price of our Common Stock and warrants in this offering), prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

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We May Need Additional Capital, and the Sale of Additional Shares or Equity or Debt Securities Could Result in Additional Dilution to Our Stockholders.

We believe that our existing cash, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next two years. We may, however, require additional cash resources due to changed business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a Common Stock holder. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

If we raise additional funds through government grants, collaborations, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue stream or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

We Have Broad Discretion in the Use of the Net Proceeds from This Offering and May Not Use Them Effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

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If Securities or Industry Analysts Do Not Publish Research or Reports About Our Business, or Publish Inaccurate or Unfavorable Research Reports About Our Business, Our Share Price and Trading Volume Could Decline.

The trading market for our Common Stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us from time to time should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our Company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Substantial Future Sales of Shares of Our Common Stock In The Public Market Could Cause Our Stock Price To Fall.

Shares of our Common Stock that we have issued directly or that have been or may be acquired upon exercise of warrants or the conversion of convertible securities are or may be covered by registration statements which permit the public sale of stock. Other holders of shares of Common Stock that we have issued, including shares of Common Stock issuable upon conversion and/or exercise of outstanding convertible notes, shares of preferred stock and warrants, may be entitled to dispose of their shares pursuant to an exemption from registration under the Securities Act. Additional sales of a substantial number of our shares of our Common Stock in the public market, or the perception that sales could occur, could have a material adverse effect on the price of our Common Stock. Our Common Stock is quoted on the OTC Pink Current Information Marketplace and there is not now, nor has there been, any significant market for shares of our Common Stock, and an active trading market for our shares may never develop or be sustained. If our Common Stock becomes listed on NASDAQ or if we register our Common Stock as a class pursuant to the Exchange Act, investors will be able to use Rule 144 to sell shares of our Common Stock in which case the then-prevailing market prices for our Common Stock may be reduced. Any substantial sales of our Common Stock or listing of our Common Stock on NASDAQ may have an adverse effect on the market price of our securities.

Sales of a substantial number of shares of our Common Stock in the public market following this offering could cause the market price of our Common Stock to decline. If there are more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered shares of Common Stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements present our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Forward-looking statements include, without limitation, statements about our market opportunities, our business and growth strategies, our projected revenue and expense levels, possible future consolidated results of operations, the adequacy of our available cash resources, our financing plans, our competitive position and the effects of competition and the projected growth of the industries in which we operate, as well as the following statements:

●	according to Navigant Research, the global market for electric vehicle supply equipment (EVSE) is expected to grow from 505,000 units in 2016 to 2.5 million in 2025.

●	that the EV charger industry as a whole is undercapitalized to deliver the full potential of the expected EV market growth in the near future;

●	that we expect to retain our leadership position with new capital;

●	that we do not anticipate paying any cash dividends on our Common Stock;

●	that we anticipate continuing to expand our revenues by selling our next generation of EV charging equipment, expanding our sales channels, and implementing EV charging station occupancy fees (fees for remaining connected to the charging station beyond an allotted grace period after charging is completed), subscription plans for our Blink-owned public charging locations, and advertising fees;

●	that we are unique in our ability to provide various business models to Property Partners and leverage our technology to meet the needs of both Property Partners and EV drivers;

●	important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products and services;

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●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	adverse conditions in the industries in which our customers operate;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on our proprietary rights; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

Certain of the market data and other statistical information contained in this prospectus are based on information from independent industry organizations and other third-party sources, including industry publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the EV industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

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USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the units that we are offering will be approximately $20.9 million, after deducting the underwriting discounts and commissions and estimated offering expenses, or $24 million if the underwriters exercise their over-allotment option to purchase units in full.

We intend to use the net proceeds of this offering for the repayment of certain debt and other obligations, for the deployment of charging stations, to expand our product offerings, to add additional staff in the areas of finance, sales, and engineering, and for general working capital purposes.

We currently expect to use the net proceeds of this offering primarily for the following purposes:

●	Approximately $3.21 million for the repayment of certain debt and other obligations including

(i)	$650,279 in principal and interest owed pursuant to convertible notes issued to FGI that are currently past due and for which the interest rate is 18% (one note has an interest rate of 15%). The Company used the proceeds of these convertible notes for working capital;

(ii)	placement agent and legal fees of approximately $187,245 related to the JMJ Financing (of which $64,745 will be paid to Joseph Gunnar & Co., LLC, the representative of the underwriters of this offering (the “Representative”), and $107,500 will be paid to Ardour);

(iii)	$67,032 owed to Chase Mortgage, Inc., pursuant to the Fourth Amendment to Secured Convertible Promissory Note dated September 5, 2017 with a monthly interest rate of 1.5%. The original Secured Convertible Promissory Note, dated as of November 13, 2014 was also amended February 20, May 1, and November 9 (all in 2015);

(iv)	$417,351 of offering costs currently in accounts payable;

(v)	$95,000 to Mr. Farkas in repayment of accrued cash compensation for the period of July 2015 through November 2015 and for May 2017 pursuant to the Third Amendment;

(vi)	$145,664 to Mr. Feintuch which represents

(a)	75% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation Agreement ($130,664);

(b)	75% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement ($15,000)

(vii)	accrued fees of $344,311 to the members of the Board. Specifically, $69,827 to Don Engel; $46,651 to Mr. Farkas; $34,913 to Mr. Calise; $32,095 to Mr. Kinard (a former Board member); $11,122 to Kevin Evans (a former Board member); and $149,703 to Andrew Shapiro;

(viii)	$25,000 to be paid to Wilson Sonsini Goodrich & Rosati pursuant to a Settlement Agreement between the Company and the counterparty, dated June 8, 2017;

(ix)	$159,088 to be paid for accrued professional fees to our accounting firm, a warrant valuation consultant, and our legal counsel;

(x)	$25,000 bonus to be paid to Mr. Calise for 2016 owed to him pursuant to his employment agreement;

(xi)	$561,985 to be paid in accrued payroll taxes including $7,500 to be paid to employees for payments owed to them pursuant to the Company’s 401(k) plan;

(xii)	$25,000 of installment debt in accordance with a Settlement Agreement between the former principals of 350 Green LLC and the Company, dated August 21, 2015;

(xiii)	$3,000 to be paid to Russ Klenet & Associates, Inc. pursuant to the Settlement and Release Agreement between the Company and the counterparty, dated December 29, 2016;

(xiv)	$261,993 to be collectively repaid to Chase Mortgage, Inc. ($160,000) and SMS Real Estate LLC ($101,993) pursuant to Convertible Promissory Notes between the Company and each lender dated September 7, 2017;

●	Approximately $4.0 million for the deployment of charging stations;

●	Approximately $1.0 million to expand our product offerings including but not limited to completing the research and development, as well as the launch of our next generation of EV charging equipment;

●	Approximately $3.0 million to add additional staff in the areas of finance, sales, customer support, and engineering; and

●	The remainder for working capital and other general corporate purposes

We believe that the expected net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next two years, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our Common Stock is quoted on the OTC Pink Current Information Marketplace under the trading symbol “ CCGI ”. We applied to the NASDAQ to list our Common Stock under the symbol “BLNK” and our warrants under the symbol “BLNKW.”

As of December 1, 2017, there were approximately 210 holders of record of our Common Stock. The last reported sale price of our Common Stock on of December 7 , 2017 on the OTC Pink Current Information Marketplace was $4.70 per share.

The following table sets forth, for the periods indicated, the high and low bid prices per share for our Common Stock as reported by the relevant OTC quotation service. These bid prices represent prices quoted by broker-dealers on the relevant OTC quotation service. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions. These prices have all been adjusted to give effect to the Reverse Stock Split.

Quarter ended	High	Low
October 1, 2017 through December 4, 2017	$11.20	$5.30
September 30, 2017	$33.70	$8.50
June 30, 2017	$10.50	$8.00
March 31, 2017	$12.50	$5.00
December 31, 2016	$22.00	$5.50
September 30, 2016	$30.00	$13.00
June 30, 2016	$44.50	$12.50
March 31, 2016	$27.50	$5.00
December 31, 2015	$12.00	$4.50
September 30, 2015	$18.50	$10.00
June 30, 2015	$20.50	$12.50
March 31, 2015	$24.50	$15.50

Dividend Policy

To date, we have not paid any dividends on our Common Stock and do not anticipate paying any such dividends in the foreseeable future. The declaration and payment of dividends on the Common Stock is at the discretion of our Board and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Common Stock in the foreseeable future. The payment of cash dividends was prohibited under our Series C Preferred Shares financing agreements with Eventide Gilead Fund (“Eventide”). On February 7, 2017, BLNK, for which Mr. Farkas has voting power and investment power with regard to this entity’s holdings, bought all of the Company’s securities owned by Eventide and now owns over 75% of the Series C Preferred Shares outstanding. In addition, under the as-amended Certificate of Designation for the Series B Preferred Shares (the “Series B Certificate of Designation”), for so long as any shares of the Series B Preferred Shares remain outstanding, we are restricted from paying cash dividends on any shares of our capital stock.

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CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 30, 2017. Such information is set forth on the following basis:

●	On an actual basis.

●	On a pro forma basis, giving effect to:

(1) an additional advance under the JMJ Promissory Note in the amount of $949,900 offset by the Promissory Note discounts and issuance costs of:

(A) Common Stock purchase warrants for 27,140 shares of Common Stock issued to JMJ with an estimated fair value of $5,979,688 using the multi-nomial lattice pricing model based upon: (i) an expected life of 5.0 years; (ii) estimated volatility of 149.3%; (iii) annual rate of expected dividends of 0%; (iv) a risk free interest rate of 1.50%; and (v) an estimated exercise price of $35.00; and

(B) placement agent cash fees of $94,990 and warrants to purchase 2,714 shares of Common Stock with an estimated fair value of $597,969 using the multi-nomial lattice pricing model based upon: (i) an expected life of 5 years; (ii) estimated volatility of 149.3%; (iii) annual rate of expected dividends of 0%; (iv) a risk free interest rate of 1.50%; and (v) an estimated exercise price of $35.00. Such fees and warrants were issued in connection with the JMJ Financing.

(2) As of October 31, 2017, the Company received agreements signed by certain holders of outstanding warrants to purchase Common Stock, pursuant to which warrants to purchase an aggregate of 726,504 warrant shares converted into 710,841 shares of Common Stock. These 710,841 shares were issued pursuant to Board resolutions dated September 26, 2017, respectively. The issuance of these 710,841 shares will result in a gain of approximately $3.8 million and reduce liabilities by approximately $8.0 million .

(3) The issuance on November 29, 2017 of 9,119 shares of our Series C Preferred Shares as payment in full of payment-in-kind dividends and registration rights penalties and accrued interest thereon, owed to our Series C Preferred Shareholders accrued as of September 30, 2017.

●   On a pro forma as adjusted basis, giving effect to the pro forma events above and for the sale by us of 3,538,462 units in this offering at an assumed public offering price of $6.50 per unit, which is the last reported sales price for our Common Stock as reported on the OTC Pink Current Information Marketplace on December 1, 2017, after deducting underwriting discounts and commissions and estimated offering expenses, and the following:

(1)

On December 6, 2017 and December 7, 2017, the two holders of the Series A Preferred Shares (Mr. Farkas and Mr. Feintuch) signed letter agreements pursuant to which, at the closing of this offering, 11,000,000 Series A Preferred Shares will convert into 550,000 shares of Common Stock. The Company recorded the beneficial conversion feature with a value of $1,000,000 as a deemed dividend by recording an offsetting debit and credit to additional paid-in capital because the Company has an accumulated deficit.

(2)

On May 19, 2017, the holder of the Series B Preferred Shares signed a conversion agreement pursuant to which, at the closing of this offering, 8,250 Series B Preferred Shares will convert into 145,962 shares of Common Stock which will result in an inducement charge of approximately $124,000, divided by the assumed public offering price of $6.50 and multiplied by a factor of 1.15.

(3)	At the closing of this offering, 5,076,609 shares issuable upon the conversion of 229,551 Series C Preferred Shares. The 5,076,609 shares will be issued based upon the Formula and divided by the assumed public offering price of $6.50. The majority of the shares are being converted pursuant to conversion agreements signed by holders of the Series C Preferred Shares and the remainder are being issued pursuant to the Series C Amendments. The conversion of the Series C Preferred Shares resulted in a deemed dividend of approximately $9.7 million which was recognized by recording an offsetting debit and credit to additional paid-in capital because the Company has an accumulated deficit.

(4)

At the closing of this offering, the Company will repay: (i) $650,279 in principal and interest owed pursuant to outstanding convertible notes issued to FGI; and (ii) placement agent and legal fees of approximately $187,245 related to the JMJ Financing (of which $64,745 will be paid the Representative), and $107,500 will be paid to Ardour). 2,308,654 shares of Common Stock will be issued to JMJ in full consideration pursuant to the Additional Agreement in full payment of all dollar amounts and share amounts owed in connection with the JMJ Financing. The settlement with JMJ will result in a gain of $35.1 million. See “Use of Proceeds” section on page 29.

(5)

At the closing of this offering, the Company will pay the former principals of 350 Green LLC $25,000 in installment debt and $50,000 within 60 days thereafter in settlement of a $360,000 debt (inclusive of imputed interest) in accordance with a Settlement Agreement between the parties dated August 21, 2015 resulting in a gain of $285,000.

(6)

At the closing of this offering, the Company will issue 21,837 units issuable to two employee members of the Board (Mr. Farkas and Mr. Calise) as well as a former member of the Board who remains our President (Mr. Kinard) in settlement and consideration of services rendered during the period of April 1, 2016 through March 31, 2017 for payment of $113,551 divided by the assumed public offering price of $6.50 multiplied by 80%, resulting in an inducement charge of $28,000. Each unit will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment.

(7)	At the closing of this offering, the Company will charge approximately $781,000 against additional paid-in capital related to offering costs that have been deferred.

(8)

On June 8, 2017, the Company entered into a settlement agreement with Wilson Sonsini Goodrich & Rosati to settle $475,394 in payables owed for legal services as of June 30, 2017 requiring: (a) $25,000 to be paid in cash at the closing of this offering; and (b) $75,000 in the form of 11,538 shares of Common Stock issuable upon the closing of this offering. As a result, the Company will show a $375,394 reduction in liabilities.

(9)

On June 13, 2017, the Company entered into an agreement with ITT Canon LLC whereby the Company reached a settlement regarding, as of June 30, 2017, an accrued liability of $200,000. The Company will issue 30,769 shares of Common Stock at the closing of this offering.

(10)	Concurrent with the closing of this offering, the Company will pay Mr. Farkas:

(i) $95,000 to Mr. Farkas in repayment of accrued cash compensation for the period of July 2015 through November 2015 and for May 2017; (ii) 130,240 units issuable as payment of $630,000 in shares of Common Stock owed to Mr. Farkas for the period of December 1, 2015 through May 31, 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (iii) 87,143 units issuable as payment of (a) $375,000 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (b) $77,624 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 pursuant to an oral agreement between the Company and Mr. Farkas divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 7(B) of the Third Amendment; (iv) 47,128 units issuable as payment of $213,102 owed to BLNK Holdings, in principal and interest pursuant to a Conversion Agreement between the Company and BLNK Holdings, dated August 23, 2017 based upon the Formula; and each unit issued to Mr. Farkas will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Farkas is also due to receive 886,119 shares of Common Stock issuable pursuant to a letter agreement, dated December 6, 2017. Mr. Farkas will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 8,240 shares of our Common Stock at an exercise price of $37.50 per share in connection with amounts owed pursuant to the Third Amendment.

(11)

In accordance with the Compensation Agreement with Mr. Feintuch, the Company shall pay Mr. Feintuch (i) $130,664 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation Agreement; (ii) $15,000 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement; (iii) 9,338 units issuable as payment of (a) $43,555 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation divided by the assumed public offering price of $6.50 multiplied by 80% and (b) $5,000 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement. Each unit issued to Mr. Feintuch will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Feintuch will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 9,600 shares of our Common Stock at an exercise price of $37.50 per share pursuant to his Compensation Agreement.

Mr. Feintuch is also due to receive 26,500 shares of Common Stock issuable pursuant to a letter agreement, dated December 7, 2017.

(12)	Concurrent with the closing of the offering, the Company will pay accrued professional fees of $159,088 to our accounting firm, a warrant valuation consultant, and our legal counsel.

(13)

Concurrent with the closing of the offering, the Company will pay accrued cash fees owed to the Board members in the amount of $344,311. Specifically, $69,827 to Mr. Engel; $46,651 to Mr. Farkas; $34,913 to Mr. Calise; $32,095 to Mr. Kinard; $11,122 to Mr. Evans; and $149,703 to Mr. Shapiro.

(14)	Concurrent with the closing of the offering, the Company will pay Mr. Calise a bonus of $25,000 for 2016 owed to him pursuant to his employment agreement, as determined by the Compensation Committee of the Board.

(15)

Concurrent with the closing of the offering, the Company will pay accrued payroll taxes of $561,985 including $7,500 to be paid to employees for payments owed to them pursuant to the Company’s 401(k) plan.

(16)	Concurrent with the closing of the offering, the Company will pay accrued offering costs of $417,351, currently characterized as accounts payable.

(17)	Concurrent with the closing of the offering, the Company will pay $67,032 owed to Chase Mortgage, Inc., pursuant to the Fourth Amendment to Secured Convertible Promissory Note dated September 5, 2017 with a monthly interest rate of 1.5%. The original Secured Convertible Promissory Note, dated as of November 13, 2014 was also amended February 20, May 1, and November 9 (all in 2015).

(18)	Concurrent with the closing of the offering, the Company will: (i) issue 1,538 shares of Common Stock as payment of $10,000 to Russ Klenet & Associates, Inc; and (ii) pay $3,000. Both payments will be made pursuant to the Settlement and Release Agreement between the Company and the counterparty, dated December 29, 2016 with the share payment divided by the assumed public offering price of $6.50.

(19)	Concurrent with the closing of the offering, the Company will issue 11,034 shares of Common Stock to Sunrise Securities Corp. and Ardour in connection with placement agent fees related to the sale of Series C Preferred Stock in December 2014.

(20)

Concurrent with the closing of the offering, the Company will issue 29,525 shares of Common Stock as payment of a total of $153,529 to both SemaConnect Inc. and their legal counsel pursuant to the Settlement Agreement dated June 23, 2017 divided by the assumed public offering price of $6.50 multiplied by 80%.

(21)	Concurrent with the closing of the offering, the Company will issue 230,865 shares of Common Stock to Ardour in placement agent fees related to the JMJ Financing.

(22)	Concurrent with the closing of the offering, the Company will issue 1,231 shares of Common Stock to IBIS Co. in connection with an introduction to an investor.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

32

	Actual (unaudited)	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited)
Cash and cash equivalents	$9,062	$958,962	$18,927,774
Total indebtedness	67,790,946	64,110,161	8,733,997
Series B Convertible Preferred Stock, 10,000 shares designated, 8,250 shares issued and outstanding as of September 30, 2017	825,000	825,000	0
Stockholders’ Deficiency:
Preferred stock, $0.001 par value, 40,000,000 shares authorized;
Series A Convertible Preferred Stock, 20,000,000 shares designated, 11,000,000 shares issued and outstanding as of September 30, 2017	11,000	11,000	0
Series C Convertible Preferred Stock, 250,000 shares designated, 220,432 shares issued and outstanding as of September 30, 2017	220	229	0
Common stock, $0.001 par value, 500,000,000 shares authorized, 4,812,632 shares issued and outstanding as of September 30, 2017	4,813	5,524	15,769
Additional paid-in capital	115,474,814	120,579,956	161,252,594
Accumulated deficit	(182,206,113)	(182,681,290)	(149,964,385)
Total Stockholders’ Deficiency	$($66,715,266)	$(62,084,581)	$11,303,978

The outstanding historical share information in the table above is based on shares of Common Stock outstanding as of September 30, 2017 and excludes as of such date the following:

(i)	Preferred Shares

a.	11,000,000 Series A Preferred Shares, issued and outstanding as of September 30, 2017,
b.	8,250 Series B Preferred Shares, issued and outstanding as of September 30, 2017; and
c.	220,432 Series C Preferred Shares, issued and outstanding as of September 30, 2017,

(ii)	outstanding options to purchase an aggregate of 147,300 shares issuable upon exercise of outstanding options with a weighted average exercise price of $58.18, under our equity compensation plans;

(iii)	266,143 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $48.33;

A $1.00 increase (decrease) in the assumed public offering price of $6.50, the last reported sales price for our Common Stock as reported on the OTC Pink Current Information Marketplace on December 1, 2017, would increase (decrease) each of cash, total shareholders’ equity and total capitalization by approximately $3.3 million, assuming the number of units we are offering in this offering, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of units we are offering in this offering. Each increase (decrease) of 500,000 units we are offering would increase (decrease) each of cash, total shareholders’ equity and total capitalization from this offering by approximately $3.0 million, assuming the assumed public offering price remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

33

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price per share of unit you pay in this offering, and the pro forma net tangible book value per share of Common Stock immediately after this offering.

Net tangible book value (deficit) per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the outstanding shares of Common Stock. Tangible assets equal our total assets less intangible assets. As of September 30, 2017, our actual net tangible book value (deficit) was $(67.6) million and our net tangible book value (deficit) per share was $(14.05).

Our pro forma net tangible book value (deficit) of our Common Stock as of September 30, 2017 was $(63.0) million, or $(11.40) per share. Pro forma net tangible book value (deficit) represents pro forma total tangible assets less pro forma total liabilities and pro forma net tangible book value (deficit) per share represents pro forma net tangible book value divided by the total number of shares outstanding as of September 30, 2017, each after giving effect to:

(1)	an additional advance under the JMJ Promissory Note in the amount of $949,900 offset by the Promissory Note discounts and issuance costs of:

(A)

Common Stock purchase warrants for 27,140 shares of Common Stock issued to JMJ with an estimated fair value of $5,979,688 using the multi-nomial lattice pricing model based upon: (i) an expected life of 5.0 years; (ii) estimated volatility of 149.3%; (iii) annual rate of expected dividends of 0%; (iv) a risk free interest rate of 1.50%; and (v) an estimated exercise price of $35.00; and

(B)

placement agent cash fees of $94,990 and warrants to purchase 2,714 shares of Common Stock with an estimated fair value of $597,969 using the multi-nomial lattice pricing model based upon: (i) an expected life of 5 years; (ii) estimated volatility of 149.3%; (iii) annual rate of expected dividends of 0%; (iv) a risk free interest rate of 1.50%; and (v) an estimated exercise price of $35.00. Such fees and warrants were issued in connection with the JMJ Financing.

(2)	As of October 31, 2017, the Company received agreements signed by certain holders of outstanding warrants to purchase Common Stock, pursuant to which warrants to purchase an aggregate of 726,504 warrant shares converted into 710,841 shares of Common Stock. These 710,841 shares were issued pursuant to Board resolutions dated September 26, 2017, respectively. The issuance of these 710,841 shares will result in a gain of approximately $3.8 million and reduce liabilities by approximately $8.0 million.

(3)	The issuance on November 29, 2017 of 9,119 shares of our Series C Preferred Shares as payment in full of payment-in-kind dividends and registration rights penalties and accrued interest thereon, owed to our Series C Preferred Shareholders accrued as of September 30, 2017.

Our pro forma as adjusted net tangible book value as of September 30, 2017 would have been approximately $11.2 million, or $0.71 per share of Common Stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $12.11 per share to existing stockholders and an immediate dilution of $5.79 per share to new investors purchasing units in this offering. Our pro forma as adjusted net tangible book value of our Common Stock as of September 30, 2017 gives effect to the sale of shares of Common Stock at the assumed public offering price of $6.50 per share, after deducting the underwriting discount and commission and estimated offering expenses, and the following:

(1)	On December 6, 2017 and December 7, 2017 , the two holders of the Series A Preferred Shares (Mr. Farkas and Mr. Feintuch) signed letter agreements pursuant to which, at the closing of this offering, 11,000,000 Series A Preferred Shares will convert into 550,000 shares of Common Stock. The Company recorded the beneficial conversion feature with a value of $1,000,000 as a deemed dividend by recording an offsetting debit and credit to additional paid-in capital because the Company has an accumulated deficit.

(2)	On May 19, 2017, the holder of the Series B Preferred Shares signed a conversion agreement pursuant to which, at the closing of this offering, 8,250 Series B Preferred Shares will convert into 145,962 shares of Common Stock which will result in an inducement charge of approximately $124,000, divided by the assumed public offering price of $6.50 and multiplied by a factor of 1.15.

(3)	At the closing of this offering, 5,076,609 shares issuable upon the conversion of 229,551 Series C Preferred Shares. The 5,076,609 shares will be issued based upon the Formula and divided by the assumed public offering price of $6.50. The majority of the shares are being converted pursuant to conversion agreements signed by holders of the Series C Preferred Shares and the remainder are being issued pursuant to the Series C Amendments. The conversion of the Series C Preferred Shares resulted in a deemed dividend of approximately $9.7 million which was recognized by recording an offsetting debit and credit to additional paid-in capital because the Company has an accumulated deficit.

(4)	At the closing of this offering, the Company will repay: (i) $650,279 in principal and interest owed pursuant to outstanding convertible notes issued to FGI; and (ii) placement agent and legal fees of approximately $187,245 related to the JMJ Financing (of which $64,745 will be paid the Representative), and $107,500 will be paid to Ardour). 2,308,654 shares of Common Stock will be issued to JMJ in full consideration pursuant to the Additional Agreement in full payment of all dollar amounts and share amounts owed in connection with the JMJ Financing. The settlement with JMJ will result in a gain of $35.1 million. See “Use of Proceeds” section on page 29.

(5)	At the closing of this offering, the Company will pay the former principals of 350 Green LLC $25,000 in installment debt and $50,000 within 60 days thereafter in settlement of a $360,000 debt (inclusive of imputed interest) in accordance with a Settlement Agreement between the parties dated August 21, 2015 resulting in a gain of $285,000.

(6)	At the closing of this offering, the Company will issue 21,837 units issuable to two employee members of the Board (Mr. Farkas and Mr. Calise) as well as a former member of the Board who remains our President (Mr. Kinard) in settlement and consideration of services rendered during the period of April 1, 2016 through March 31, 2017 for payment of $113,551 divided by the assumed public offering price of $6.50 multiplied by 80%, resulting in an inducement charge of $28,000. Each unit will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment.

34

(7)	At the closing of this offering, the Company will charge approximately $781,000 against additional paid-in capital related to offering costs that have been deferred.

(8)	On June 8, 2017, the Company entered into a settlement agreement with Wilson Sonsini Goodrich & Rosati to settle $475,394 in payables owed for legal services as of June 30, 2017 requiring: (a) $25,000 to be paid in cash at the closing of this offering; and (b) $75,000 in the form of 11,538 shares of Common Stock issuable upon the closing of this offering. As a result, the Company will show a $375,394 reduction in liabilities.

(9)	On June 13, 2017, the Company entered into an agreement with ITT Canon LLC whereby the Company reached a settlement regarding, as of June 30, 2017, an accrued liability of $200,000. The Company will issue 30,769 shares of Common Stock at the closing of this offering.

(10)

Concurrent with the closing of this offering, the Company will pay Mr. Farkas:

(i) $95,000 to Mr. Farkas in repayment of accrued cash compensation for the period of July 2015 through November 2015 and for May 2017; (ii) 130,240 units issuable as payment of $630,000 in shares of Common Stock owed to Mr. Farkas for the period of December 1, 2015 through May 31, 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (iii) 87,143 units issuable as payment of (a) $375,000 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (b) $77,624 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 pursuant to an oral agreement between the Company and Mr. Farkas divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 7(B) of the Third Amendment; (iv) 47,128 units issuable as payment of $213,102 owed to BLNK Holdings, in principal and interest pursuant to a Conversion Agreement between the Company and BLNK Holdings, dated August 23, 2017 based upon the Formula; and each unit issued to Mr. Farkas will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Farkas is also due to receive 886,119 shares of Common Stock issuable pursuant to a letter agreement, dated December 6, 2017. Mr. Farkas will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 8,240 shares of our Common Stock at an exercise price of $37.50 per share in connection with amounts owed pursuant to the Third Amendment.

(11)

In accordance with the Compensation Agreement with Mr. Feintuch, the Company shall pay Mr. Feintuch (i) $130,664 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation Agreement; (ii) $15,000 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement; (iii) 9,338 units issuable as payment of (a) $43,555 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation divided by the assumed public offering price of $6.50 multiplied by 80% and (b) $5,000 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement. Each unit issued to Mr. Feintuch will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Feintuch will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 9,600 shares of our Common Stock at an exercise price of $37.50 per share pursuant to his Compensation Agreement.

Mr. Feintuch is also due to receive 26,500 shares of Common Stock issuable pursuant to a letter agreement, dated December 7, 2017.

(12)	Concurrent with the closing of the offering, the Company will pay accrued professional fees of $159,088 to our accounting firm, a warrant valuation consultant, and our legal counsel.

(13)	Concurrent with the closing of the offering, the Company will pay accrued cash fees owed to the Board members in the amount of $344,311. Specifically, $69,827 to Mr. Engel; $46,651 to Mr. Farkas; $34,913 to Mr. Calise; $32,095 to Mr. Kinard; $11,122 to Mr. Evans; and $149,703 to Mr. Shapiro.

(14)	Concurrent with the closing of the offering, the Company will pay Mr. Calise a bonus of $25,000 for 2016 owed to him pursuant to his employment agreement, as determined by the Compensation Committee of the Board.

(15)	Concurrent with the closing of the offering, the Company will pay accrued payroll taxes of $561,985 including $7,500 to be paid to employees for payments owed to them pursuant to the Company’s 401(k) plan.

(16)	Concurrent with the closing of the offering, the Company will pay accrued offering costs of $417,351, currently characterized as accounts payable.

35

(17)	Concurrent with the closing of the offering, the Company will pay $67,032 owed to Chase Mortgage, Inc., pursuant to the Fourth Amendment to Secured Convertible Promissory Note dated September 5, 2017 with a monthly interest rate of 1.5%. The original Secured Convertible Promissory Note, dated as of November 13, 2014 was also amended February 20, May 1, and November 9 (all in 2015).

(18)	Concurrent with the closing of the offering, the Company will: (i) issue 1,538 shares of Common Stock as payment of $10,000 to Russ Klenet & Associates, Inc; and (ii) pay $3,000. Both payments will be made pursuant to the Settlement and Release Agreement between the Company and the counterparty, dated December 29, 2016 with the share payment divided by the assumed public offering price of $6.50.

(19)	Concurrent with the closing of the offering, the Company will issue 11,034 shares of Common Stock to Sunrise Securities Corp. and Ardour in connection with placement agent fees related to the sale of Series C Preferred Stock in December 2014.

(20) (21) (22)

Concurrent with the closing of the offering, the Company will issue 29,525 shares of Common Stock as payment of a total of $153,529 to both SemaConnect Inc. and their legal counsel pursuant to the Settlement Agreement dated June 23, 2017 divided by the assumed public offering price of $6.50 multiplied by 80%.

Concurrent with the closing of the offering, the Company will issue 230,865 shares of Common Stock to Ardour in placement agent fees related to the JMJ Financing.

Concurrent with the closing of the offering, the Company will issue 1,231 shares of Common Stock to IBIS Co. in connection with an introduction to an investor.

36

The following table illustrates this per share dilution:

Assumed public offering price per share		$6.50
Historical net tangible book value (deficit) per share as of September 30, 2017	$(14.05)
Pro forma increase in net tangible book value (deficit) as of September 30, 2017	$2.65
Pro forma net tangible book value (deficit) per share as of September 30, 2017	$(11.40)
Increase in historical net tangible book value per share attributable to existing investors in this offering	$12.11
Pro forma, as adjusted, net tangible book value (deficit) per share as of September 30, 2017 after giving effect to this offering		$0.71
Dilution per share to new investors in this offering		$5.79

If the underwriter’s overallotment option is exercised in full, our pro forma as adjusted net tangible book value per share following this offering will be $0.88 per share, which amount represents an immediate increase in net tangible book value of $12.28 per share of our Common Stock to existing shareholders and an immediate dilution in net tangible book value of $5.62 per share of our Common Stock to new investors purchasing shares in this offering.

The outstanding historical share information in the table above is based on shares of Common Stock outstanding as of September 30, 2017 and excludes as of such date the following:

(i) Preferred Shares:

a.   2,200,000 shares of Common Stock issuable upon conversion of the 11,000,000 Series A Preferred Shares, issued and outstanding as of September 30, 2017, based on the Series A Certificate of Designations;

b.    54,577 shares of Common Stock issuable upon conversion of the 8,250 Series B Preferred Shares, issued and outstanding as of September 30, 2017, based on the Series B Certificate of Designations; and

c.     629,806 shares of Common Stock issuable upon conversion of 220,432 Series C Preferred Shares, issued and outstanding as of September 30, 2017, based on the Series C Certificate of Designations;

(ii)	outstanding options to purchase an aggregate of 147,300 shares issuable upon exercise of outstanding options with a weighted average exercise price of $58.18, under our equity compensation plans; and

(iii)	266,143 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $48.33.

A $1.00 increase or decrease in the assumed public offering price per unit would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by approximately $0.21 per share, and increase or decrease the dilution per share to new investors by approximately $0.79 per share, assuming the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discount and estimated offering expenses payable by us.

If any Common Stock are issued upon exercise of outstanding options or warrants or conversion of outstanding Series A, B or C Preferred Shares, you may experience further dilution.

37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the “Summary Statements of Operations Data” and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus particularly on page 9 entitled “Risk Factors”.

Overview

We are a leading owner, operator, and provider of electric vehicle (“EV”) charging equipment and networked EV charging services. We offer both residential and commercial EV charging equipment, enabling EV drivers to easily recharge at various location types.

Our principal line of products and services is our Blink EV charging network (the “Blink Network”) and EV charging equipment (also known as electric vehicle supply equipment) and EV related services. Our Blink Network is proprietary cloud-based software that operates, maintains, and tracks all of the Blink EV charging stations and the associated charging data. The Blink Network provides property owners, managers, and parking companies, who we refer to as our Property Partners, with cloud-based services that enable the remote monitoring and management of EV charging stations, payment processing, and provide EV drivers with vital station information including station location, availability, and applicable fees.

We offer our Property Partners a flexible range of business models for EV charging equipment and services. In our comprehensive and turnkey business model, we own and operate the EV charging equipment, manage the installation, maintenance, and related services, and share a portion of the EV charging revenue with the property owner. Alternatively, Property Partners may share in the equipment and installation expenses, with Blink Charging operating and managing the EV charging stations and providing connectivity to the Blink Network. For Property Partners interested in purchasing and owning EV charging stations that they manage, we can also provide EV charging hardware, site recommendations, connectivity to the Blink Network, and service and maintenance services.

As reflected in our unaudited condensed consolidated financial statements as of September 30, 2017, we had a cash balance, a working capital deficiency and an accumulated deficit of $9,062, $67,198,792 and $182,206,113, respectively. During the three and nine months ended September 30, 2017, we incurred a net loss of $93,620,432 and $101,134,331, respectively. These factors raise substantial doubt about our ability to continue as a going concern within a year after the issuance date of this filing, as expressed in the notes to our condensed consolidated financial statements. Historically, we have been able to raise funds to support our business operations, although there can be no assurance we will be successful.

Through April 16, 2014, 350 Green was our wholly-owned subsidiary in which we had full control and the Company was consolidated. Beginning on April 17, 2014, when 350 Green’s assets and liabilities were transferred to a trust mortgage, 350 Green became a Variable Interest Entity (“VIE”). The consolidation guidance relating to accounting for VIEs requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and perform ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. We determined that our Company is the primary beneficiary of 350 Green, and as such, 350 Green’s assets, liabilities and results of operations are included in our condensed consolidated financial statements.

On May 18, 2017, each of 350 Green and Green 350 Trust Mortgage LLC filed to commence an assignment for the benefit of creditors, which results in their residual assets being controlled by an assignee in a judicial proceeding. As a result, as of May 18, 2017, 350 Green is no longer a variable interest entity of the Company and, accordingly, 350 Green’s approximately $3.7 million of liabilities have been deconsolidated from our financial statements.

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On August 17, 2017, Car Charging Group, Inc. changed its name to Blink Charging Co. Effective August 29, 2017, pursuant to authority granted by the stockholders of the Company, the Company implemented a 1-for-50 reverse split of the Company’s issued and outstanding common stock (the “Reverse Split”). The number of authorized shares remains unchanged. All share and per share information has been retroactively adjusted to reflect the Reverse Split for all periods presented, unless otherwise indicated.

Consolidated Results of Operations

Three Months Ended September 30, 2017 Compared With Three Months Ended September 30, 2016

Revenues

Total revenue for the three months ended September 30, 2017 was $606,899 compared to $748,950 a decline of $142,051, or 19%. The decline is attributed to a $48,557, or 24%, decline in product sales that decreased to $157,264 for the three months ended September 30, 2017 compared to $205,821 for the three months ended September 30, 2016. The decrease was primarily due to cost-cutting measures, limited resources during reorientation of operations, as well as lower volume of residential and commercial units sold during the three months ended September 30, 2017. The decrease is also attributable to a $56,148, or 79%, decline in grant and rebate revenue that decreased to $14,978 for the three months ended September 30, 2017 compared to $71,126 for the comparable 2016 period. Grants and rebates relating to equipment and the related installation are deferred and amortized in a manner consistent with the depreciation expense of the related assets over their useful lives. The ability to secure grant revenues is typically unpredictable and, therefore, uncertain. We have not recently received any new grants and, as a result, the 2017 revenue is related to the amortization of previous grants.

Charging service revenue from company-owned charging stations was $328,302 for the three months ended September 30, 2017 compared to $317,443 for the three months ended September 30, 2016, an increase of $10,859, or 3%. Charging service revenue derived from company-owned charging stations increased despite a $58,826 decrease in revenue from a program sponsored by Nissan North America that the Company has participated in since July 2014. The Program Coordinator pays the Company based on the number of program participants and the percentage of DC Fast Chargers in the program. Starting in July 2015, a private company participating in this program began adding chargers to the program and the Company generated less revenue as a result of the decline in its percentage of chargers in the program. The Company expects revenues derived from this program during the balance of 2017 to continue to be lower than the revenues it derived from this program in the same periods in 2016.

Total revenue from warranty revenue, network fees and other revenue was $106,355 for the three months ended September 30, 2017 as compared to $154,560 for the three months ended September 30, 2016, a decrease of $48,205, or 31%. The decrease is primarily attributable to a decrease in non-company-owned fee-generating units on our network, which is included within other revenues, during the three months ended September 30, 2017 as compared to the prior period.

Cost of Revenues

Cost of revenues primarily consists of depreciation of installed charging stations, amortization of the Blink Network infrastructure, the cost of charging station goods and related services sold, repairs and maintenance, electricity reimbursements and revenue share payments to hosts when we are the primary obligor in the revenue share arrangement. Cost of revenues for the three months ended September 30, 2017 were $305,610 as compared to $694,656 for the three months ended September 30, 2016. The decrease is primarily attributable to a decrease of $135,576, or 72%, in warranty, repairs and maintenance, and network costs expense due to a lower cost of repairs provided by us as compared to repairs provided by third party vendors. Additionally, the decrease is due to a decrease of $77,104, or 12%, in total cost of revenues in connection with cost of charging services, host provider fees and cost of product sales, primarily due to a decrease in charging service revenues and equipment sales, as well as a reduction in depreciation and amortization expense that declined to $86,744 for the three months ended September 30, 2017 as compared to $263,110 for the three months ended September 30, 2016, as the underlying assets became fully depreciated since the 2016 period. There is a degree of variability in our gross margins related to charging services revenues from period to period primarily due to (i) the mix of revenue share payment arrangements, (ii) electricity reimbursements, and (iii) the costs of maintaining charging stations not currently in operation. Any variability in our gross margins related to equipment sales depends on the mix of products sold.

Operating Expenses

Operating expenses consist of selling, marketing, advertising, payroll, administrative, finance and professional expenses.

Compensation expense decreased by $483,819, or 31%, from $1,564,463 (consisting of approximately $1.3 million of cash compensation and approximately $0.3 million of non-cash compensation) for the three months ended September 30, 2016 to $1,080,644 (consisting of approximately $0.8 million of cash compensation and approximately $0.3 million of non-cash compensation) for the three months ended September 30, 2017. The decrease was primarily attributable to decreased cash commission expenses of approximately $315,000 earned by a company owned by our Executive Chairman as well as decrease of approximately $180,000 of payroll expenses due to decreased headcount as compared to the 2016 period.

Other operating expenses consist primarily of rent, travel and IT expenses. Other operating expenses decreased by $114,847, or 34%, from $342,774 for the three months ended September 30, 2016 to $227,927 for the three months ended September 30, 2017. The decrease was primarily attributable to a reduction in rent expense, travel expense due to decreased travel, as well as a decreased in software development expenses in connection with generation 2 chargers.

General and administrative expenses decreased by $198,554, or 47%, from $420,953 for the three months ended September 30, 2016 to $222,399 for the three months ended September 30, 2017. The decrease was primarily attributable to a decrease in legal and professional fees of approximately of $183,639, and consulting fees of approximately $31,500, partially offset by an increase in credit card processing fees $17,715.

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Other Expense

Other expense increased by $92,256,491, or 68,715%, from $134,260 for the three months ended September 30, 2016 to $92,390,751 for the three months ended September 30, 2017. The increase was primarily due to an increase in the non-cash change in fair value of warrant liabilities of approximately $71.8 million, which was primarily attributable to the quantity of warrants held by our Executive Chairman not being subject to our Reverse Split, which, as a result of the Reverse Split, caused them to increase in value. The increase in other expense was also attributable to a loss on settlement reserve of $12.5 million, which was primarily related to our default on our note with JMJ, as well as a non-cash loss on inducement of $7.6 million which related to exchange agreements whereby the value consideration received by the counterparty exceeded the carrying value of the liability.

Net Loss

Our net loss for the three months ended September 30, 2017 increased by $91,212,276 or 3,788%, to $93,620,432 compared to $2,408,156 for the three months ended September 30, 2016. The increase was primarily due to increased other expenses of $92,256,491. Our net loss attributable to common shareholders for the three months ended September 30, 2017 increased by $91,654,076, or 3,279%, from $2,794,856 to $94,448,932 for the aforementioned reasons and due to an increase in the dividend attributable to Series C Convertible Preferred shareholders of $441,800.

The increase in other expense was primarily due to an increase in the non-cash change in fair value of warrant liabilities of approximately $71.8 million, which was primarily attributable to the quantity of warrants held by our Executive Chairman not being subject to our Reverse Split, which, as a result of the Reverse Split, caused them to increase in value. The increase in other expense was also attributable to a loss on settlement reserve of $12.5, which was primarily related to our default on our note with JMJ, as well as a non-cash loss on inducement of $7.6 million which related to exchange agreements whereby the value consideration received by the counterparty exceeded the carrying value of the liability.

Nine Months Ended September 30, 2017 Compared With Nine Months Ended September 30, 2016

Revenues

Total revenue for the nine months ended September 30, 2017 was $1,735,493 compared to $2,459,496, a decline of $724,003, or 29%. The decline is primarily attributed to a $488,388, or 57%, decline in product sales that decreased to $367,808 for the nine months ended September 30, 2017 compared to $856,195 for the nine months ended September 30, 2016. The decrease was primarily due to cost-cutting measures, limited resources during reorientation of operations, as well as lower volume of residential and commercial units sold during the nine months ended September 30, 2017. The decrease is also attributable to a $134,492, or 59%, decline in grant and rebate revenue that decreased to $93,798 for the nine months ended September 30, 2017 compared to $228,290 for the comparable 2016 period. Grants and rebates relating to equipment and the related installation are deferred and amortized in a manner consistent with the depreciation expense of the related assets over their useful lives. The ability to secure grant revenues is typically unpredictable and, therefore, uncertain. We have not recently received any new grants and, as a result, the 2017 revenue is related to the amortization of previous grants.

Charging service revenue from company-owned charging stations was $879,428 for the nine months ended September 30, 2017 compared to $958,376 for the nine months ended September 30, 2016, a decrease of $78,948, or 8%. Charging service revenue from company-owned charging stations decreased primarily due to a $170,020 decrease in revenue from a program sponsored by Nissan North America that the Company has participated in since July 2014, partially offset by an increase in revenue of $91,071 from company-owned charging stations. The Program Coordinator pays the Company based on the number of program participants and the percentage of DC Fast Chargers in the program. Starting in July 2015, a private company participating in this program began adding chargers to the program and the Company generated less revenue as a result of the decline in its percentage of chargers in the program. The Company expects revenues derived from this program during the balance of 2017 to continue to be lower than the revenues it derived from this program in the same periods in 2016.

Total revenue from warranty revenue, network fees and other revenue was $394,459 for the nine months ended September 30, 2017 as compared to $416,634 for the nine months ended September 30, 2016, a decrease of $22,175, or 5%. The decrease is primarily attributable to a decrease in non-company-owned fee-generating units on our network during the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016, partially offset by an increase in network fees as compared to the prior period.

Cost of Revenues

Cost of revenues primarily consists of depreciation of installed charging stations, amortization of the Blink Network infrastructure, the cost of charging station goods and related services sold, repairs and maintenance, electricity reimbursements and revenue share payments to hosts when we are the primary obligor in the revenue share arrangement. Cost of revenues for the nine months ended September 30, 2017 were $1,128,066 as compared to $2,253,190 for the nine months ended September 30, 2016. Cost of revenues decreased in virtually every category as compared to the 2016 period except for charging services which experienced an increase of $18,400, however, the decrease is primarily attributable to a decrease of $392,678, or 65%, in warranty and repairs and maintenance and network costs expense due to a lower cost of repairs provided by us as compared to repairs provided by third party vendors. Warranty and repairs and maintenance expense decreased as compared to the 2016 period primarily due to a lower cost of repairs provided by us as compared to repairs provided by third party vendors.

In addition, there was a decrease of $351,947, or 44%, in total cost of revenues in connection with cost of host provider fees and cost of product sales, primarily due to a decrease in charging service revenues and equipment sales, as well as a reduction in depreciation and amortization expense that declined to $298,168 for the nine months ended September 30, 2017 as compared to $697,067 for the nine months ended September 30, 2016, as the underlying assets became fully depreciated since the 2016 period. There is a degree of variability in our gross margins related to charging services revenues from period to period primarily due to (i) the mix of revenue share payment arrangements, (ii) electricity reimbursements, and (iii) the costs of maintaining charging stations not currently in operation. Any variability in our gross margins related to equipment sales depends on the mix of products sold.

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Operating Expenses

Operating expenses consist of selling, marketing, advertising, payroll, administrative, finance and professional expenses.

Compensation expense decreased by $125,569, or 3%, from $4,217,250 (consisting of approximately $3.1 million of cash compensation and approximately $1.1 million of non-cash compensation) for the nine months ended September 30, 2016 to $4,091,681 (consisting of approximately $2.7 million of cash compensation and approximately $1.4 million of non-cash compensation) for the nine months ended September 30, 2017. The decrease was attributable decreased commission expenses of approximately $130,000 earned by a company owned by our Executive Chairman as well as decrease of approximately $290,000 of payroll expenses due to decreased headcount as compared to the 2016 period, partially offset by an increase in non-cash compensation expense primarily attributable to stock-based compensation issued to directors.

Other operating expenses consist primarily of rent, travel and IT expenses. Other operating expenses decreased by $375,517, or 36%, from $1,057,147 for the nine months ended September 30, 2016 to $681,630 for the nine months ended September 30, 2017. The decrease was primarily attributable to a reduction in rent expense, travel expense due to decreased travel, as well as decreased IT expenses due to decreased call center expenses as the Company inaugurated their own internal call center in Phoenix, Arizona during 2016.

General and administrative expenses decreased by $284,188, or 27%, from $1,058,670 for the nine months ended September 30, 2016 to $774,482 for the nine months ended September 30, 2017. The decrease was primarily attributable to a decrease in accounting expenses of approximately of $200,905 and consulting expenses of approximately $106,500, partially offset by an increase in legal and professional fees of approximately $74,311.

During the nine months ended September 30, 2017, we incurred lease termination costs of $300,000 which represents the fair value of our remaining under our lease agreement.

Other Expense

Other expense increased by $92,865,802, or 3,067%, from $3,028,163 for the nine months ended September 30, 2016 to $95,893,965 for the nine months ended September 30, 2017. The increase was primarily due to an increase in the non-cash change in fair value of warrant liabilities of approximately $70.4 million, which was primarily attributable to the quantity of warrants held by our Executive Chairman not being subject to our Reverse Split, which, as a result of the Reverse Split, caused them to increase in value. The increase in other expense was also attributable to a loss on settlement reserve of $13.0, which was primarily related to our default on our note with JMJ, as well as a non-cash loss on inducement of $7.6 million which related to exchange agreements whereby the value consideration received by the counterparty exceeded the carrying value of the liability.

Net Loss

Our net loss for the nine months ended September 30, 2017 increased by $91,979,407, or 1,005%, to $101,134,331 as compared to $9,154,924 for the nine months ended September 30, 2016. The increase was primarily due an increase in other expenses of $92,865,802. Our net loss attributable to common shareholders for the nine months ended September 30, 2017 increased by $92,283,307, or 912%, from $10,225,324 to $103,508,631 for the aforementioned reasons and due to an increase in the dividend attributable to Series C Convertible Preferred shareholders of $1,303,900.

The increase in other expense was primarily due to an increase in the non-cash change in fair value of warrant liabilities of approximately $70.4 million, which was primarily attributable to the quantity of warrants held by our Executive Chairman not being subject to our Reverse Split, which, as a result of the Reverse Split, caused them to increase in value. The increase in other expense was also attributable to a loss on settlement reserve of $13.0, which was primarily related to our default on our note with JMJ, as well as a non-cash loss on inducement of $7.6 million which related to exchange agreements whereby the value consideration received by the counterparty exceeded the carrying value of the liability.

Year Ended December 31, 2016 Compared With Year Ended December 31, 2015

Revenues

Total revenue for the year ended December 31, 2016 was $3,326,021 compared to $ 3,957,795, a decline of $631,774 or 16%. The decline is primarily attributed to an $836,477 decline in grants and rebates revenue that decreased to $332,672, or 72% for the year ended December 31, 2016 compared to $1,169,149 for the year ended December 31, 2015. Grants and rebates relating to equipment and the related installation are deferred and amortized in a manner consistent with the depreciation expense of the related assets over their useful lives. Our grant revenue during the 2014 and 2015 fiscal years was primarily derived from our agreement with the Bay Area Air Quality Management District (the “BAAQMD”). Our agreement with the BAAQMD ended on December 31, 2015. Although we are not currently receiving funding under the grant, we are recognizing the funding received as revenue over the lives of the chargers to which they pertained.

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Charging service revenue company-owned charging stations was $1,144,016 for the year ended December 31, 2016 compared to $1,074,163 for the year ended December 31, 2015, a slight increase of $69,853 or 7%. Charging services derived from revenue company-owned charging stations increased, despite a $155,940 decrease in revenue from a program sponsored by Nissan North America (called No Charge to Charge and currently still active), that the Company has participated in since July 2014. The Program Coordinator pays the Company based on the number of program participants and the percentage of DC Fast Chargers in the program. Starting in July 2015, the private company participating in this program began adding chargers to the program and we no longer were able to generate as much revenue from the percentage of chargers we have in the program. We expect revenues derived from this program during the balance of 2017 to continue to be lower than the revenues we derived from this program in the same periods in 2016.

Revenue from product sales was $1,126,939 for the year ended December 31, 2016 compared to $805,143 for the year ended December 31, 2015, an increase of $321,796 or 40%. The increase was primarily due to a higher volume of residential and commercial units sold in 2016.

Total revenue from warranty revenue, network fees and other revenue was $722,394 for the year ended December 31, 2016, compared to $909,340 the year ended December 31, 2015 a decrease of $186,946, or 21%. The decrease is attributed to a one-time gain of $209,086 associated with the settlement of accounts payable related to network fees.

Cost of Revenues

Cost of revenues primarily consists of depreciation of installed charging stations, amortization of the Blink Network infrastructure, the cost of charging station goods and related services sold, repairs and maintenance, electricity reimbursements and revenue share payments to hosts when we are the primary obligor in the revenue share arrangement. Cost of revenues for the year ended December 31, 2016 were $2,813,680 as compared to $2,861,738 for the year ended December 31, 2015, a decrease of $48,058, or 2%, primarily due to a reduction in warranty and repair costs that declined to $346,477 for year ended December 31, 2016 compared to $671,474 for the year ended December 31, 2015. There is a degree of variability in our gross margins related to charging services revenues from period to period primarily due to (i) the mix of revenue share payment arrangements, (ii) electricity reimbursements, and (iii) the costs of maintaining charging stations not currently in operation. Any variability in our gross margins related to equipment sales depends on the mix of products sold.

Gross Profit

The gross profit for the year ended December 31, 2016, was $512,341 compared to $1,096,057 for the year ended December 31, 2015, a decrease of $583,716. The reduction in gross profit contribution is largely attributed to a year over year reduction in grant and rebate revenue of $836,477. For the year ended December 31, 2016, the gross profit contribution from company-owned charging stations defined as charging service revenue from company-owned charging stations less cost of charging services- company-owned charging stations less host provider fees was $495,587 or 43% compared to $562,979 or 52% for the year ended December 31, 2015. The reduction in gross profit contribution from company-owned charging stations is attributed to the reduction in revenue from a program sponsored by Nissan North America (called No Charge to Charge and currently still active) that the Company has participated in since July 2014.

Gross Profit from product sales defined as product sales less cost of equipment sales was $625,210 or 55% for the year ended December 31, 2016, compared to $434,217 or 54% for the year ended December 31, 2015 an improvement of $190,993. Management anticipates that product sales attributed to the launch of the Company’s next generation charging stations targeted in the second half of 2017 will contribute to increased gross profit from product sales.

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Operating Expenses

Operating expenses consist of selling, marketing, advertising, payroll, administrative, finance and professional expenses.

Compensation expense decreased by $3,320,634, or 40%, from $8,200,246 (consisting of approximately $4.3 million of cash compensation and approximately $3.9 million of non-cash compensation) for the year ended December 31, 2015 to $4,879,612 (consisting of approximately $4.1 million of cash compensation and approximately $0.8 million of non-cash compensation) for the year ended December 31, 2016. The decrease was primarily attributable to share-based payments with a fair value of approximately $1,750,000 made to our Chief Operating Officer during the year ended December 31, 2015 under the terms of an employment agreement, as well as reduced payroll expenses of approximately $1,251,000 due to the departure of certain management and other personnel during the second half of 2015.

Other operating expenses consist primarily of rent, travel and IT expenses. Other operating expenses decreased by $211,065, or 13%, from $1,662,748 for the year ended December 31, 2015 to $1,451,683 for the year ended December 31, 2016. The decrease was primarily attributable to decreased call center expenses as the Company inaugurated their own internal call center in Phoenix, Arizona during 2016 and reduced travel expenses as compared to the prior period.

General and administrative expenses decreased by $1,158,903, or 45%, from $2,552,857 for the year ended December 31, 2015 to $1,393,954 for the year ended December 31, 2016. The decrease was primarily due to reduced legal and consulting fees as compared to the year ended December 31, 2015, which was primarily attributable to a greater demand for legal and consulting services during the year ended December 31, 2015.

Other (Expense) Income

Other (expense) income decreased by $3,561,089, or 116%, from other income of $3,074,870 for the year ended December 31, 2015 to other (expense) of $(486,219) for the year ended December 31, 2016. The decrease was primarily attributable to a decrease in the gain of the fair value of warrant liabilities of $2,535,398, or 78%, from $3,262,637 for the years ended December 31, 2015 to $727,239 for the year ended December 31, 2016, partially offset by an increase in a gain of settlements or forgiveness of accounts payable of $780,028. In addition, there was $1,833,896 of income during the year ended December 31, 2015 which related to a notification from the DOE that it had no further property interest in certain direct current fast chargers, which resulted in the release of our liability to the DOE, partially offset by a decrease in the provision for non-compliance penalty for delinquent regular SEC filings of $1,150,674, or 67%, from $1,722,217 for the year ended December 31, 2015 to $571,543 for the years ended December 31, 2016.

Net Loss

Our net loss for the year ended December 31, 2016 decreased by $545,797, or 7%, to $7,699,127 as compared to $8,244,924 for the year ended December 31, 2015. The decrease was primarily attributable to a decrease in operating expenses of $4,690,602 and gross profit of $583,716, partially offset by an increase in other expenses of $3,561,089. Our net loss attributable to Common Stock holders for the year ended December 31, 2016 decreased by $416,997, or 4%, from $9,584,624 to $9,167,627 for the aforementioned reasons and due to an increase in the dividend attributable to holders of Series C Preferred Shares of $518,400 and a decrease in income attributable to our non-controlling interest of $389,600.

Liquidity and Capital Resources

During the nine months ended September 30, 2017, we financed our activities from proceeds derived from debt and equity financing. A significant portion of the funds raised from the sale of capital stock have been used to cover working capital needs and personnel, office expenses and various consulting and professional fees.

For the nine months ended September 30, 2017 and 2016, we used cash of $2,020,021 and $1,913,463 , respectively, in operations. Our cash use for the nine months ended September 30, 2017 was primarily attributable to our net loss of $101,134,331 , adjusted for net non-cash expenses in the aggregate amount of $84,498,217, partially offset by $14,616,093 of net cash provided by changes in the levels of operating assets and liabilities.  Our cash used in operating activities for the nine months ended September 30, 2016 was primarily attributable to our net loss of $9,154,924 , adjusted for non-cash expenses in the aggregate amount of $5,383,069, partially offset by $1,858,392 of net cash provided by changes in the levels of operating assets and liabilities.

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During the nine months ended September 30, 2017, cash used in investing activities was $12,681 , which was used to purchase charger cables. Net cash used in investing activities was $80,463 during the nine months ended September 30, 2016, which was used to purchase charging stations and other fixed assets.

Net cash provided by financing activities for the nine months ended September 30, 2017 was $2,035,866, of which, $2,067,745 was provided in connection with the issuance of various forms of notes payable and $84,144 provided from bank overdrafts, partially offset by the payment of $38,263 of associated with future offering costs and $72,945 of debt issuance costs as well as the repayment of notes payable of $4,815. Cash provided by financing activities for the nine months ended September 30, 2016 was $1,813,827, of which, $1,314,620 of net proceeds (gross proceeds of $1,367,120 less issuance costs of $52,500) were from the sale of Series C Convertible Preferred Stock and warrants, $600,000 was provided in connection with proceeds from the issuance of convertible notes to a related party, partially offset by the repayment of notes payable of $135,428.

We expect that through the next 12 months from the date of this filing, we will require external funding to sustain operations and to follow through on the execution of our business plan. There can be no assurance that our plans will materialize and/or that we will be successful in our efforts to obtain the funding to cover working capital shortfalls. Given these conditions, there is substantial doubt about our ability to continue as a going concern and our future is contingent upon our ability to secure the levels of debt or equity capital we need to meet our cash requirements. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrants into established markets, the competitive environment in which we operate and the current capital raising environment.

Since inception, our operations have primarily been funded through proceeds from equity and debt financings. Although management believes that we have access to capital resources, there are currently no commitments in place for new financing at this time, except as described above under the heading Recent Developments, and there is no assurance that we will be able to obtain funds on commercially acceptable terms, if at all.

We intend to raise additional funds during the next twelve months. The additional capital raised would be used to fund our operations. The current level of cash and operating margins is insufficient to cover our existing fixed and variable obligations, so increased revenue performance and the addition of capital through issuances of securities are critical to our success. Should we not be able to raise additional debt or equity capital through a private placement or some other financing source, we would take one or more of the following actions to conserve cas h: further reductions in employee headcount, reduction in base salaries to senior executives and employees, and other cost reduction measures. Assuming that we are successful in our growth plans and development efforts, we believe that we will be able to raise additional debt or equity capital. There is no guarantee that we will be able to raise such additional funds on acceptable terms, if at all.

Through September 30, 2017, we incurred an accumulated deficit since inception of $182,206,113. As of September 30, 2017, we had a cash balance and working capital deficit of $9,062 and $67,198,792, respectively. During the nine months ended September 30, 2017, we incurred a net loss of $101,134,331. These conditions raise substantial doubt about our ability to continue as a going concern within one year after the issuance date of this filing.

Our condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should we be unable to continue as a going concern.

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Recent Developments

Securities Purchase Agreement with JMJ Financial

On October 7, 2016, we executed a Promissory Note in favor of JMJ in the amount up to $3,725,000 bearing interest on the unpaid balance at the rate of six percent. The initial amount borrowed under the Promissory Note was $500,000, with the remaining amounts permitted to be borrowed under the Promissory Note being subject to us achieving certain milestones. The Promissory Note is convertible into shares of our Common Stock based on the lesser of a per share price of $35.00 or 60% of the lowest trade prices in the 25 trading days prior to the date of conversion. If JMJ elects to convert the principal balance of the Promissory Note into shares of our Common Stock under the terms of the Promissory Note, our current stockholders would be subject to dilution of their interests. Pursuant to the terms of the Promissory Note, JMJ has agreed that it will not convert the note into more than 9.99% of our outstanding shares. JMJ currently does not own any shares of our Common Stock.

If we do not repay the Promissory Note on the maturity date (currently December 31, 2017) and if we issue a variable security at any time the Promissory Note is outstanding, then in such event JMJ shall have the right to convert all or any portion of the outstanding balance of the Promissory Note into shares of Common Stock on the same terms as granted in any applicable variable security issued by us.

We initially issued one warrant to JMJ to purchase a total of 14,286 shares of our Common Stock at an exercise price equal to the lesser of: (i) 80% of the per share price of the Common Stock in our contemplated Registered Offering, (ii) $35.00 per share, (iii) 80% of the unit price in a public offering (if applicable), (iv) the exercise price of any warrants issued in the Registered Offering, or (v) the lowest conversion price, exercise price, or exchange price, of any security issued by us that is outstanding on October 13, 2016.

The initial amount borrowed under the Promissory Note was $500,000, with the remaining amounts permitted to be borrowed under the Promissory Note being subject to us achieving certain milestones. With the achievement of certain milestones in November 2016 (the filing with the SEC of a Preliminary Information Statement on Schedule 14C regarding the Reverse Stock Split), an additional advance of $500,000 under the Promissory Note occurred on November 28, 2016. Another warrant to purchase 14,286 shares of our Common Stock was issued as of November 28, 2016. With the achievement of certain milestones in February 2017 (the filing with the SEC of a revised Preliminary Information Statement and a Definitive Information Statement, each on Schedule 14C regarding the Reverse Stock Split), additional advances of $225,100 and $300,000 under the Promissory Note occurred on February 10 and February 27, respectively. Thus, two more warrants to purchase the Company’s Common Stock were issued, one for 6,431 shares and the other for 8,571 shares, respectively. All advances after February 28, 2017 have been at the discretion of JMJ without regard to any specific milestones occurring. Additional advances of $250,000 and $30,000 under the Promissory Note occurred on March 14, 2017 and March 24, 2017, respectively, and two more warrants to purchase the Company’s Common Stock were issued, one for 7,143 shares and the other for 857 shares. An additional advance of $400,000 occurred on April 5, 2017 and another warrant to purchase 11,429 shares of our Common Stock was issued on the same date. An additional advance of $295,000 occurred on May 9, 2017 and another warrant to purchase 8,429 shares of the Company’s Common Stock was issued on the same date. On July 27, 2017, an additional advance of $50,000 was made to the Company and another warrant to purchase 1,429 shares of the Company’s Common Stock was issued to JMJ. The Company and JMJ entered into the Additional Agreement on October 23, 2017. In accordance with the terms of the Additional Agreement, on October 24, 2017, JMJ advanced to the Company $949,900 available pursuant to previous agreements with JMJ. As of December 1 , 2017, ten (10) warrants to purchase a total of 100,001 shares of the Company’s Common Stock have been issued to JMJ. The aggregate exercise price is $3,500,000.

The Additional Agreement extended the Maturity Date to December 15, 2017 (subsequently extended to December 31, 2017). In addition, JMJ has claimed that the Company would owe JMJ $12 million as a mandatory default amount pursuant to previous agreements with the Company. JMJ agreed to allow the Company to have two options for settling a previously issued note (including settling the mandatory default amount for either $1.1 million or $2.1 million), securing a lockup agreement from JMJ, and exchanging previously issued warrants for shares of the Company’s common stock. Each of these options depends on upon the Registered Offering closing by December 15, 2017 (subsequently extended to December 31, 2017). The option chosen is at the Company’s sole discretion.

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The first option is that the Company, upon the closing of the Registered Offering: (a) will pay $2.0 million in cash to JMJ; and (b) will issue shares of common stock to JMJ with a value of $9,005,000. The second option is that the Company, upon the closing of the Registered Offering, will not pay any cash to JMJ and will issue shares of common stock to JMJ with a value of $12,005,000. In each case, the Company will issue such number of duly and validly issued, fully paid and non-assessable shares of the Company’s common stock equal to the amount in question divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of the Common Stock during the ten days prior to delivery of shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Registered Offering, or (iv) 80% of the unit price offering price of the Registered Offering (if applicable), or (v) the exercise price of any warrants issued in the Registered Offering.

On November 29, 2017, the Company and JMJ entered into an amendment to the Additional Agreement, extending the Maturity Date to December 31, 2017.

On the fifth (5th) trading day after the closing of the Registered Offering, but in no event later than December 15, 2017, we will deliver to JMJ the Origination Shares equal to 48% of the consideration paid by JMJ under the Promissory Note divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of our Common Stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Registered Offering, or (iv) 80% of the unit price offering price of the Registered Offering (if applicable), or (v) the exercise price of any warrants issued in the Registered Offering. The number of Origination Shares will be determined based on the per share price of this Offering . If the Registered Offering does not occur prior to December 15, 2017, if JMJ owns Origination Shares at the time of a subsequent public offering where the pricing terms above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same pricing terms as described above.

With an assumed public offering price of $6.50 , the Company will issue 2,308,654 shares of Common Stock to JMJ pursuant to the Additional Agreement in full payment of all dollar amounts and share amounts owed in connection with the JMJ Financing resulting in dilution to holders of our Common Stock.

350 Green

On May 18, 2017, each of 350 Green and Green 350 Trust Mortgage LLC filed to commence an assignment for the benefit of creditors, which results in their residual assets being controlled by an assignee in a judicial proceeding. As a result, as of May 18, 2017, 350 Green is no longer a VIE of the Company and, accordingly, 350 Green’s approximately $3.7 million of liabilities will, as of June 30, 2017, be deconsolidated from the Company’s financial statements.

Non-Cash Expense

On August 29, 2017, following the effectiveness of the Reverse Stock Split, FGI exercised, on a cashless basis, its 3.1 million warrant shares, accounted for as derivative liabilities, not subject to the Reverse Stock Split. The Company issued 2,990,404 shares of Common Stock to FGI as a result of the cashless exercise. As a result, since the exercised warrants were previously classified as a derivative liability, the Company recorded a mark-to-market adjustment during the three months ended September 30, 2017 of approximately $43.9 million which was included within change in fair value of warrant liabilities on the condensed consolidated statement of operations. On November 20, 2017, JMJ confirmed in writing that it would not pursue a price reset of its outstanding warrants as a result of the FGI warrant exercise. The Company expects that this will result in a substantial reduction of the fair market value of JMJ’s derivative liabilities ($25 million on the September 30, 2017 balance sheet) in the fourth quarter of 2017.

On December 6, 2017, the Company and Mr. Farkas signed a letter agreement, pursuant to which, Mr. Farkas, on behalf of FGI, agreed that upon the closing of the Registered Offering, FGI will cancel 2,930,596 of its shares of the Company’s common stock (of the 2,990,404 received).

Critical Accounting Policies

There are no material changes from the critical accounting policies set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K for the year ended December 31, 2016 filed with the SEC on April 14, 2017. Please refer to that document for disclosures regarding the critical accounting policies related to our business.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The core principle of the standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance in ASU 2014-09 was revised in July 2015 to be effective for interim periods beginning on or after December 15, 2017 and should be applied on a transitional basis either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. In 2016, FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20). The Company has not yet selected a transition method and is currently evaluating the impact of the adoption of these ASUs on its consolidated financial position and results of operations, however, based on its preliminary analysis, the Company does not believe the adoption of these ASUs will have a material impact on its condensed consolidated financial position and results of operations.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock Compensation (Topic 718)” (“ASU 2017-09”). ASU 2017-09 provides clarity on the accounting for modifications of stock-based awards. ASU 2017-09 requires adoption on a prospective basis in the annual and interim periods for our fiscal year ending December 31, 2019 for share-based payment awards modified on or after the adoption date. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its condensed consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815) - Accounting for Certain Financial Instruments with Down Round Features. Equity-linked instruments, such as warrants and convertible instruments may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under the ASU, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is remeasured at fair value through the income statement (i.e. marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“ EPS ”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period. The Company has not yet selected a transition method and is currently evaluating the impact of the adoption of these ASUs on its consolidated financial position and results of operations.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”) which is intended to better align an entity’s risk management activities and its financial reporting for hedging relationships. ASU 2017-12 will change both the designation and measurement guidance for a qualifying hedging relationship and the presentation of the impact of the hedging relationship on the entity’s financial statements. In addition, ASU 2017-12 contains targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness and eliminates the requirement for an entity to separately measure and report hedge ineffectiveness. For public companies, these amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its condensed consolidated financial statements and related disclosures.

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Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer evaluated the effectiveness of our disclosure controls and procedures as of September 30, 2017. The term “disclosure controls and procedures,” as defined in Rule 13a-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to management, including our principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

Based on our evaluation, our Chief Executive Officer concluded that, as of September 30, 2017, our disclosure controls and procedures were not effective at the reasonable assurance level due to the material weaknesses described below.

1.

We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act which is applicable to us for the year ended December 31, 2016. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

2.	We do not have sufficient resources in our accounting function, which restricts the Company’s ability to gather, analyze and properly review information related to financial reporting in a timely manner. In addition, due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Management evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

3.	We have inadequate controls to ensure that information necessary to properly record transactions is adequately communicated on a timely basis from non-financial personnel to those responsible for financial reporting. Management evaluated the impact of the lack of timely communication between non-financial personnel and financial personnel on our assessment of our reporting controls and procedures and has concluded that the control deficiency represented a material weakness.

4.

We have determined that oversight over our external financial reporting and internal control over our financial reporting by our Board of Directors is ineffective. The Board of Directors has not provided adequate review of the Company’s SEC’s filings and condensed consolidated financial statements and has not provided adequate supervision and review of the Company’s accounting personnel or oversight of the independent registered accounting firm’s audit of the Company’s condensed consolidated financial statement.

During July 2017, we appointed Robert Schweitzer to our audit committee, who we have determined meets the requirements of a financial expert as defined under the applicable rules and regulations of the SEC and who has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Our Board has considered the independence and other characteristics of each of the three members of our audit committee, and our Board believes that each member meets the independence and other requirements of NASDAQ and the SEC. As part of its duties, the audit committee will assist our management in the establishment and monitoring of our internal controls and procedures.

The audit committee, as currently comprised, conducted its first review of the interim financial statements included in this quarterly report on Form 10-Q in November 2017. Our management believes that the controls implemented in relation to the audit committee are sufficient to address the above weakness on a go forward basis, however, they have concluded that as of September 30, 2017, our disclosure controls were not effective.

Notwithstanding the assessment that our disclosure controls and procedures and our internal controls over financial reporting were not effective and that there are material weaknesses as identified herein, we believe that our condensed consolidated financial statements contained in this Quarterly Report fairly present our financial position, results of operations and cash flows for the periods covered thereby in all material respects.

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BUSINESS

Overview

We are a leading owner, operator, and provider of EV charging equipment and networked EV charging services. We offer both residential and commercial EV charging equipment, enabling EV drivers to easily recharge at various location types.

Our principal line of products and services is our Blink Network and EV charging equipment (also known as electric vehicle supply equipment) and EV related services. Our Blink Network is proprietary cloud-based software that operates, maintains, and tracks all of the Blink EV charging stations and the associated charging data. The Blink Network provides property owners, managers, and parking companies, who we refer to as our Property Partners, with cloud-based services that enable the remote monitoring and management of EV charging stations, payment processing, and provides EV drivers with vital station information including station location, availability, and applicable fees.

We offer our Property Partners with a flexible range of business models for EV charging equipment and services. In our comprehensive and turnkey business model, we own and operate the EV charging equipment, manage the installation, maintenance, and related services; and share a portion of the EV charging revenue with the property owner. Alternatively, Property Partners may share in the equipment and installation expenses, with us operating and managing the EV charging stations and providing connectivity to the Blink Network. For Property Partners interested in purchasing and owning EV charging stations, that they manage, we can also provide EV charging hardware, site recommendations, connectivity to the Blink Network, and service and maintenance services.

We have strategic partnerships across numerous transit/destination locations, including airports, auto dealers, healthcare/medical, hotels, mixed-use, municipal locations, multifamily residential and condos, parks and recreation areas, parking lots, religious institutions, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs, and workplace locations. As of December 1, 2017, we have approximately 14,285 charging stations deployed of which 4,905 are Level 2 public charging units, 116 DC Fast Charging EV chargers and 2,068 residential charging units in service on the Blink Network. Additionally, we currently have approximately 334 Level 2 charging units on other networks and there are also approximately an additional 6,862 non-networked, residential Blink EV charging stations. The non-networked, residential Blink EV charging stations are all partner owned.

Industry Overview

We believe that the market for plug-in electric vehicles has experienced significant growth in recent years in response to consumer demand for vehicles with greater fuel efficiency, greater performance, and with lower environmental emissions. We believe that the demand for EVs has also been spurred in part by federal and state fuel economy standards and other state and local incentives and rebates for EVs. For example, the states of California, Oregon, New York, Maryland, Massachusetts and others have created mandates for EVs with the goal of 3.3 million EVs on the road by 2025. At the same time, oil and gas prices continue to experience spikes and fluctuations, while at the same time the cost of battery technology continues to fall as the battery industry achieves scale. In response, major automotive OEMs have accelerated the adoption of EV models, with more than 25 EV models currently available from Tesla, Nissan, Kia, GM, Ford, Fiat, BMW, Mercedes, Audi, Volkswagen, Toyota, Mitsubishi, Land Rover, Porsche, and many others. According to the Electric Drive Transportation Association, sales of plug-in vehicles since introduction to the market in 2010 is over 500,000 and according to a third-party researcher, sales are expected to grow by a factor of 12 to 2.5 million in 2025.

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However, we believe that a major impediment to EV adoption has been the lack of EV charging infrastructure, and that a viable model for continued deployment of EV charging infrastructure continues to evolve. Examples of federal programs designed to stimulate development of EV charging infrastructure includes the recent White House announcement of, among other things, programs to release up to $4.5 billion in loan guarantees and invite applications to support the deployment of commercial EV charging facilities, and the launching of the Fixing America’s Surface Transportation (FAST) Act process to identify and develop corridors for zero emission and alternative fuel vehicles, which will include a network of EV fast charging stations.

According to Navigant Research, the global market for electric vehicle supply equipment (EVSE) is expected to grow from 505,000 units in 2016 to 2.5 million in 2025. Major utility companies are also working to upgrade their grid infrastructure in order to prepare for mass consumption of electricity by electric vehicles.

While many believe that the majority of EV charging occurs at home, we believe the need for a robust, pervasive public EV charging infrastructure is required to eliminate range anxiety (that is, a worried feeling while driving an electric car caused by the driver thinking they might run out of power before reaching their destination). In addition to providing strategic, public charging stations, we believe that it is necessary to provide EV charging solutions to those drivers that do not live in single-family homes, but share parking facilities, including multifamily residential apartment buildings and condominiums. While there are a few, leading competitors and various, smaller EV charging equipment or service providers that have emerged in the market, we believe their products and services are limited. Typically, these companies offer EV charging equipment, an EV charging network, or EV charging services with third party equipment.

Our EV Charging Solutions

We offer a broad range of EV charging products and services to Property Partners and EV drivers.

EV Charging Products

●	Level 2. We offer Level 2 (AC) EV charging equipment, which is ideal for commercial and residential use, and has the standard J1772 connector, which is compatible with all major auto manufacturer electric vehicle models. Our commercial equipment is available in pedestal or wall mount configurations, with the ability to connect to our robust Blink Network. Our non-networked residential product, Blink HQ, is available in a wall-mount configuration and offers a delay start feature that allows users to optimize charging by utility rates. Level 2 charging stations typically provide a full charge in two to eight hours. Level 2 chargers are ideally suited for low-cost installations and frequently used parking locations, such as workplace, multifamily residential, retail and mixed-use, parking garages, municipalities, colleges/schools, hospitals, and airports.

●	DCFC. Our DC Fast Charging equipment (“DCFC”) currently has the CHAdeMo connector, which is compatible with Nissan, Kia, and Tesla electric vehicle models (additional models may be potentially available in the future), and typically provides an 80% charge in less than 30 minutes. Installation of DCFC stations and grid requirements are typically greater than Level 2 charging stations, and are ideally suited for transportation hubs and locations between travel destinations.

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We intend to enhance our current equipment offerings by developing and offering new generations of EV charging equipment.

EV Charging Services

●	Blink Network. Our proprietary, cloud-based Blink Network allows us to share convenient and advantageous station management features and pertinent data with Property Partners and EV drivers through user interfaces. These features include real-time station status, payment processing, detailed charging session information, monitoring and troubleshooting stations remotely, as well as standard and customized reporting capabilities on, among others, energy dispensed, greenhouse gases reduced, oil barrels saved, and gallons of fuel saved.

●	Blink Mobile application. Our proprietary mobile application, available for iOS and Android, provides EV drivers with vital station information, including the ability to locate EV charging stations on the Blink Network, view real-time station status information, pay and initiate EV charging sessions, become a Blink member, and manage their Blink account (billing information, radio frequency identification cards, text messaging, and email notifications).

We believe that we are unique in our ability to provide various business models to Property Partners and leverage our technology to meet the needs of both Property Partners and EV drivers. Our property partner business model options include:

1.	Host Owned: The Property Partner purchases our EV charging equipment for use by EV drivers and pays for connectivity to the Blink Network as well as payment transaction fees.

2.	Blink Owned: We provide EV charging equipment, which we own and maintain, and operate the EV charging services through our Blink Network and share a portion of the revenues generated from the stations with our Property Partner.

3.	Hybrid: We also offer customized business models that meet individual Property Partner needs and combines features from the aforementioned business models.

Competitive Advantages/Operational Strengths

Early Mover Advantage: We continue to leverage our large and defendable first mover advantage and the digital customer experience we have created for both drivers and Property Partners. We have more than 105,000 drivers currently registered with Blink that appreciate the value of EV charging sessions on a leading, established, and robust network. We have thousands of Blink chargers deployed across the United States and the goal is to keep our Property Partners on one consistent network when expanding on any given property.

Long-Term Contracts with Property Owners: We have strategic and often long term agreements with location exclusivity for Property Partners across numerous transit/destination locations, including airports, car dealers, healthcare/medical, hotels, mixed-use, municipal locations, multifamily residential and condo, parks and recreation areas, parking lots, religious institutions, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs, and workplace locations. We have hundreds of Property Partners that include well-recognized companies, large municipalities, and local businesses. Some examples are Caltrans, Carl’s Jr., City of Azusa, City of Chula Vista, City of Springfield, City of Tucson, Cracker Barrel, Federal Realty, Fred Meyer Stores, Inc., Fry’s Food & Drug, Inc., Garage Management Company, Icon Parking, IKEA, iPark, JBG Associates, Kohls, Kroger Company, LAZ Parking, Macy’s, McDonald’s, Ralphs Grocery Company, Sears, Simon Properties, and SP+ Parking. We continue to establish new contracts with Property Partners that previously secured our services independently, or had contracts with the EV service providers that we acquired, including ECOtality, the former owner of the Blink related assets.

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Flexible Business Model: We are able to offer and sell both EV charging equipment as well as access to our robust, cloud-based EV charging software, which we refer to as the Blink Network. We believe that we have an advantage in our ability to provide various business models to Property Partners and leverage our technology to meet the needs of both Property Partners and EV drivers.

Ownership and Control of EV Charging Stations and Services: We own a large percentage of our stations, which is a significant differentiation between us and some of our primary competitors. This ownership model allows us to control the settings and pricing for our EV charging services, service the equipment as necessary, and have greater brand management and price uniformity.

Experience with Products and Services of Other EV Charging Service Providers. From our early days and through our acquisitions, we have had the experience of owning and operating EV charging equipment provided by other EV charging service providers, including General Electric, ChargePoint, and SemaConnect. This experience has provided us with the working knowledge of the benefits and drawbacks of other equipment manufacturers and their applicable EV charging networks.

Our Strategy

Our objective is to continue to be a leading provider of EV charging solutions by deploying mass scale EV charging infrastructure, and by doing so, enable the accelerated growth of EV adoption and the EV industry. Key elements of our strategy include:

●	Relentless Focus on Customer Satisfaction. Increase overall customer satisfaction with new and existing Property Partners and EV drivers by upgrading and expanding the EV charging footprint throughout high demand, high density geographic areas. In addition, improve productivity and utilization of existing EV charging stations, as well as to continue to enhance the valuable features of our EV charging station hardware and the Blink Network.

●	Leverage Our Early Mover Advantage. We continue to leverage our large and defendable first mover advantage and the digital customer experience we have created for both drivers and Property Partners. We believe that there are tens of thousands of Blink driver registrants that appreciate the value of transacting charging sessions on a leading, established, and robust network experience. We have thousands of Blink chargers deployed across the United States and the tendency, among users, is to stay within one consistent network for expansion on any given property.

●	Expand Sales and Marketing Resources. Our intention is to invest in sales and marketing infrastructure to capitalize on the growth in the market as well as to expand our go-to-market strategy. Today, we use a direct sales force and intend to continue to expand our efforts as well as invest in a wholesale channel go-to-market strategy that may include wholesale electrical distributors, independent sales agents, utilities, solar distributors, contractors, automotive manufacturers, and auto dealers.

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●	Continue to Invest in Technology Innovation. We will continue to enhance the product offerings available in our EV charging hardware, cloud-based software, and networking capability. This includes the design and launch of our next generation of EV charging solutions, including accelerating the charge currents currently available in EV charging hardware and new, robust Blink Network features in order to distance ourselves from the competition. Our key service solutions allow us to remain technology agnostic, and if market conditions shift, we have the option to leverage pure play hardware providers to augment our products.

●	Properly Capitalize Our Business. We continue to pursue and welcome new potential capital sources to deliver on key operational objectives and the necessary resources to execute our overall strategy. The EV charger industry as a whole is undercapitalized to deliver the full potential of the expected EV market growth in the near future. We expect to retain our leadership position with new capital.

Sales

We currently maintain an in-house field sales force that maintains business relationships with our Property Partners and develops new sales opportunities through lead generation and marketing. We also sell our EV charging hardware, software services (connectivity to Blink Network), and service plans through reseller partners, which then sell these products and services to property representatives and/or hosts.

Marketing is performed by our in-house staff. To promote and sell our services to property owners and managers, parking companies, and EV drivers, we also utilize marketing and communication channels including press releases, email marketing, website (www.blinkcharging.com) , Google AdWords, and social media. The information on our websites is not, and will not be deemed, a part of this prospectus or incorporated into any other filings we make with the SEC.

We continue to invest in the improvement of the service and maintenance of our Company-owned stations, as well as those stations with a service and maintenance plans, and expanding our cloud-based network capabilities. We anticipate continuing to expand our revenues by selling our next generation of EV charging equipment to current as well as new Property Partners, which includes airports, auto dealers, healthcare/medical, hotels, mixed-use, municipal locations, multifamily residential and condos, parks and recreation areas, parking lots, religious institutions, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs, and workplace locations, expanding our sales channels to wholesale distributors, utilities, auto original equipment manufacturers (“OEMs”), solar integrators, and dealers, which will include implementing EV charging station occupancy fees (after charging is completed, fees for remaining connected to the charging station beyond an allotted grace period), and subscription plans for EV drivers on our Blink-owned public charging locations.

Our revenues are primarily derived from fees charged to EV drivers for EV charging in public locations, EV charging hardware sales, and government grants. EV charging fees to EV drivers are based either on an hourly rate, a per kilowatt-hour (“kWh”) rate, or by session, and are calculated based on a variety of factors, including associated station costs and local electricity tariffs. EV charging hardware is sold to our Property Partners such as Green Commuter, IKEA, Nashville Music Center, and Wendy’s. In addition, other sources of fees from EV charging services are network fees and payment processing fees paid by our Property Partners.

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Our Customers and Partners

We have strategic partnerships across numerous transit/destination locations, including airports, auto dealers, healthcare/medical, hotels, mixed-use, municipal locations, multifamily residential and condos, parks and recreation areas, parking lots, religious institutions, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs, and workplace locations. We have hundreds of Property Partners that include well-recognized companies, large municipalities, and local businesses. Some examples are Caltrans, City of Azusa, City of Chula Vista, City of Springfield, City of Tucson, Cracker Barrel, Federal Realty, Fred Meyer Stores, Inc., Fry’s Food & Drug, Inc., IKEA, JBG Associates, LLC, Kroger Company and Ralphs Grocery Company. We continue to establish new contracts with Property Partners that previously secured our services independently, or had contracts with the EV services providers that we acquired, including ECOtality, the former owner of the Blink related assets.

Our revenues are primarily derived from EV charging hardware sales to our Property Partners, fees from public EV charging services to EV drivers, government grants, and marketing incentives. EV charging fees to EV drivers are based either on an hourly rate, a per kWh rate, or by session, and are calculated based on a variety of factors, including associated station costs and local electricity tariffs. In addition, other sources of fees from EV charging services are network fees and payment processing fees paid by our Property Partners.

We continue to invest in the improvement of the service and maintenance of our Company-owned stations, as well as those stations with a service and maintenance plans, and expanding our cloud-based network capabilities. We anticipate continuing to expand our revenues by selling our next generation of EV charging equipment, expanding our sales channels, and implementing EV charging station occupancy fees (after charging is completed, fees for remaining connected to the charging station beyond an allotted grace period), subscription plans for our Blink-owned public charging locations, and advertising fees.

Competition

The EV charging equipment and service market is highly competitive and we expect the market to become increasingly competitive as new entrants enter this growing market. Our products and services compete on the basis of product performance and features, total cost of ownership, sales capabilities, financial stability, brand recognition, product reliability and size of installed base. Our existing competition currently includes ChargePoint, which manufactures EV charging equipment and operates the ChargePoint Network; and EVgo, which offers home and public charging with pay-as-you-go and subscription models. There are other entrants into the connected EV charging station equipment market, such as General Electric, SemaCharge, EVConnect, and Greenlots. We believe these additional competitors struggle with gaining the necessary network traction but could gain momentum in the future. While Tesla does offer EV charging services, the connector type utilized currently restricts the chargers to Tesla vehicles. There are many other large and small EV charger companies that offer non-networked or “basic” chargers that have limited customer leverage, but could provide a low-cost solution for basic charger needs in commercial and home locations.

We believe we have competitive advantages over our competitors, such as our long-term contracts with property owners and managers, and our flexible business model where we are able to sell both EV charging stations as well provide access to a leading EV charging network. However, many of our current and expected future competitors have considerably greater financial and other resources than we do, and may leverage those resources to compete effectively.

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Government Regulation and Incentives

State, regional, and local regulations for installation of EV charging stations vary from jurisdiction to jurisdiction and may include permitting requirements, inspection requirements, licensing of contractors, and certifications as examples. Compliance with such regulation(s) may cause installation delays.

Currently, we apply charging fees by the kWh for our services in states that permit this policy and hourly and by session for our services in states that do not permit per kWh pricing. California, Colorado, District of Columbia, Florida, Hawaii, Illinois, Maryland, Massachusetts, Minnesota, New York, Oregon, Pennsylvania, Utah, Virginia, and Washington have determined that companies that sell EV charging services to the public will not be regulated as utilities, therefore, allowing us to charge fees based on kW usage. These individual state determinations are not binding on any other regulator or jurisdiction; however, they demonstrate a trend in the way states view the industry. Other jurisdictions are in the process of adopting such reforms.

We intend to continue to vigorously seek additional grants, loans, rebates, subsidies, and incentives as a cost effective means of reducing our capital investment in the promotion, purchase, and installation of charging stations where applicable. We expect that these incentives, rebates, and tax credits will be critical to our future growth. Additionally, there are incentives that are currently offered to support electric car adoption at the federal, state, and local levels, including a $7,500 federal income tax credit, and rebates/credits in California, Colorado, Delaware, Louisiana, Massachusetts, New York, and Rhode Island.

CESQG

As a Conditionally Exempt Small Quantity Generator (“CESQG”), we generate a limited quantity of hazardous waste, mostly solvent contaminated wipes that are transported to the local solid waste facility. Scrapped electronic boards are transported to a local recycler. A CESQG of hazardous waste is a generator that:

●	Produces no more than 100 kg (220lbs) of hazardous waste per month;

●	Produces no more than 1 kg (2.2lbs) of acute hazardous waste per month;

●	Does not accumulate more than 1000 kg(2204lbs) of hazardous waste on-site; and

● a CESQG has no time limit for accumulation.

The use of our machinery and equipment must comply with the following applicable laws and regulations, including safety and environmental regulations:

● General Safety for all employees- includes health hazard communication, emergency exit plans, electrical safety-related work practices, office safety, and hand and hand-powered tools.

● Technicians and Engineers- Only authorized persons (technicians and engineers) perform product testing and repair in the production and engineering areas of the facility. Also, including those engineers involved in field service work. Regulations include control of hazardous energy, and personal protective equipment.

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● Logisticians- includes forklift operations, which are performed only by certified shipping/receiving personnel, and material handling and storage.

We are in full compliance with the environmental regulations in the General Industry category applicable to us as a CESQG.

OSHA

We are subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations. We are in full compliance with OSHA regulations.

NEMA

The National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data. All three of the Company’s products comply with the NEMA standards that are applicable to such products.

CAFÉ Standards

The regulations mandated by the Corporate Average Fuel Economy (“CAFE”) standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. Although we are not a car manufacturer and are thus not directly subject to the CAFÉ standards, we believe such standards may have a material effect on our business. The Energy Independence and Security Act of 2007 raised the fuel economy standards of America’s cars, light trucks, and Sport Utility Vehicles (“SUVs”) to a combined average of at least 35 miles per gallon by 2020—a 10 mpg increase over 2007 levels—and required standards to be met at maximum feasible levels through 2030. Building on the success of the first phase of the National Program, the second phase of fuel economy and global warming pollution standards for light duty vehicles covers model years 2017–2025. These standards were finalized by the U.S. Environmental Protection Agency and U.S. Department of Transportation in August 2012. These new standards will reduce average global warming emissions of new passenger cars and light trucks to 163 grams per mile (g/mi) in model year 2025. This is equivalent to 54.5 miles per gallon (mpg), if the standards were met exclusively with fuel efficiency improvements. Manufacturers may choose to comply with these standards by manufacturing more EVs which will mean that more charging stations of the type we manufacture will be needed.

Intellectual Property

We rely on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. Our success depends in part upon our ability to obtain and maintain proprietary protection for our products, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing our proprietary rights.

As of December 1, 2017, we had 6 patents issued in the U.S., 4 patents issued in Canada, and 4 patents issued in South Korea. These patents relate to various aspects of battery charging and EV charging design. We intend to continue to regularly assess opportunities for seeking patent protection for those aspects of our technology, designs and methodologies that we believe provide a meaningful competitive advantage. However, our ability to do so may be limited until such time as we are able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in our intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if we are unable to pay, may result in loss of our patent rights. If we are unable to do so, our ability to protect our intellectual property or prevent others from infringing our proprietary rights may be impaired.

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Employees

As of December 1, 2017, we have 21 full-time and 8 part-time employees. Our full-time employees work in the following places: 10 are located at our headquarters in Hollywood, Florida, 7 full-time employees and 8 part-time employees are located in Phoenix, Arizona, 1 full-time employees are located in Los Gatos, California, 1 full-time employee located in the greater Los Angeles, California area, 1 full-time employee is located in New York, New York and 1 full-time employee is located in Portland, Oregon. None of our employees are represented by a union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

Other Corporate Information

Blink Charging Co., a Nevada corporation, is the parent company of Car Charging, Inc., a Delaware corporation, which serves as the main operating company and is, in turn, the parent company of several distinct wholly-owned subsidiary operating companies including, but not limited to, eCharging Stations LLC, Blink, Beam Charging LLC and EV Pass LLC. Car Charging Group, Inc. was formed in the State of Nevada on October 3, 2006, under our prior name, New Image Concepts, Inc. New Image Concepts, Inc. changed its name to Car Charging Group, Inc., on December 8, 2008. On August 17, 2017, Car Charging Group Inc. changed its name to Blink Charging Co. Car Charging, Inc. was incorporated in Delaware on September 8, 2009. We purchased the assets referred to as the Blink Network from ECOtality, Inc. on October 16, 2013. From April 22, 2013 to April 16, 2014, 350 Green was a wholly-owned subsidiary of the Company in which the Company had full control and was consolidated. Beginning on April 17, 2014, when 350 Green’s assets and liabilities were transferred to a trust mortgage, 350 Green became a VIE. We determined that we were the primary beneficiary of 350 Green, and as such, 350 Green’s assets, liabilities and results of operations are included in our consolidated financial statements. On May 18, 2017, each of 350 Green and Green 350 Trust Mortgage LLC filed to commence an assignment for the benefit of creditors, which results in their residual assets being controlled by an assignee in a judicial proceeding. As a result, as of May 18, 2017, 350 Green is no longer a VIE of the Company and, accordingly, 350 Green’s approximately $3.7 million of liabilities will, as of June 30, 2017, be deconsolidated from the Company’s financial statements.

We maintain our principal offices at 3284 N 29th Court, Hollywood, Florida 33020. Our telephone number is (305) 521-0200. Our Silicon Valley office houses our CEO. Our website is www.blinkcharging.com; we can be contacted by email at info@BlinkCharging.com. The information on our websites is not, and will not be deemed, a part of this prospectus or incorporated into any other filings we make with the SEC.

Property

We maintain our principal offices at 3284 N 29th Court, Hollywood, Florida 33020. We also had a five-year sublease for office and warehouse space in Phoenix, Arizona beginning December 1, 2013 and ending November 30, 2018. On February 28, 2017, we vacated the Phoenix, Arizona space and we have no further obligations in connection with the sublease. On May 22, 2017, the Company entered into a lease for 11,457 square feet of office and warehouse space in Phoenix, Arizona beginning June 1, 2017 and ending July 31, 2019. Monthly lease payments range from approximately $6,300 to $6,600 (with the Company paying approximately $6,300 in total during the first three months of the lease) for a total of approximately $155,000 for the total term of the lease.

Legal Proceedings

From time to time, we are a defendant or plaintiff in various legal actions that arise in the normal course of business. We record legal costs associated with loss contingencies as incurred and has accrued for all probable and estimable settlements.

With the exception of the foregoing, we are not involved in any material disputes and do not have any material litigation matters pending except:

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350 GREEN, LLC

There have been five lawsuits filed against 350 Green by creditors of 350 Green regarding unpaid claims. These lawsuits relate solely to alleged pre-acquisition unpaid debts of 350 Green. Also, there are other unpaid creditors, aside from those noted above, that claim to be owed certain amounts for pre-acquisition work done on behalf of 350 Green solely, that potentially could file lawsuits at some point in the future.

On August 7, 2014, 350 Green received a copy of a complaint filed by Sheetz, a former vendor of 350 Green alleging breach of contract and unjust enrichment of $112,500. The complaint names 350 Green, 350 Holdings LLC and the Company in separate breach of contract counts and names all three entities together in an unjust enrichment claim. The Company and 350 Holdings will seek to be dismissed from the litigation, because, as the complaint is currently plead, there is no legal basis to hold the Company or 350 Green liable for a contract to which they are not parties. The Company settled with Sheetz and the parties signed two agreements on February 23, 2017: a General Release and Settlement Agreement and a Exclusive Electronic Vehicle Charging Services Agreement. The settlement involved a combination of DC charging equipment, installation, charging services, shared driver charging revenue and maintenance for two systems in exchange for no further legal action between 350 Holdings or the Company. The Exclusive Electronic Vehicle Charging Services Agreement with Sheetz is for a five (5) year term. Pursuant to the agreement, Blink shall remit to Sheetz gross revenue generated by electric vehicle charging fees and advertising, minus (i) any and all taxes, (ii) 8% transaction fees, (iii) $18.00 per charger per month; and (iv) any electricity costs incurred by Blink ((i), (ii), (iii), and (iv) being referred to as the “Service Fees”). In the event the aggregate gross revenues are insufficient to cover the Service Fees incurred in a given month by the charging stations, such unpaid Service Fees will accrue to the following month. The agreement is subject to an automatic five year renewal unless written notice for the contrary is provided.

Concurrent with the closing of the offering, the Company will pay the former principals of 350 Green LLC $25,000 in installment debt and $50,000 within 60 days thereafter in settlement of a $360,000 debt (inclusive of imputed interest) in accordance with a Settlement Agreement between the parties dated August 21, 2015 resulting in a gain of $285,000. The Company owes $75,000 pursuant to the Settlement Agreement.

LITIGATION UPDATES

On July 28, 2015, a Notice of Arbitration was received stating ITT Cannon has a dispute with Blink for the manufacturing and purchase of 6,500 charging cables by Blink, which had not taken delivery or made payment on the contract price of $737,425. ITT Cannon also seeks to be paid the cost of attorney’s fees as well as punitive damages. The Company contends that the product was not in accordance with the specifications in the purchase order and, as such, believes the claim is without merit. On June 13, 2017, Blink and ITT Cannon agreed to a settlement agreement. The parties agreed as follows: (a) the Blink purchase order dated May 7, 2014 for 6,500 charging cables is terminated, cancelled and voided; (b) three (3) business days following the closing date of a public offering of the Company’s securities and listing of such securities on the Nasdaq Capital Market, the Company shall issue to ITT Cannon shares of the same class of the Company’s securities with an aggregate value of $200,000; and (c) within seven (7) calendar days of the valid issuance of the shares in item (b) above, ITT Cannon shall ship and provide the remaining 6,500 charging cables to Blink and dismiss the arbitration without prejudice

On April 8, 2016, Douglas Stein filed a Petition for Fee Arbitration with the State Bar of Georgia against the Company for breach of contract for failure to pay invoices in the amount of $178,893 for legal work provided. The invoices have been accrued for in the periods in which the services were provided. The Company has responded to the claim and is simultaneously pursuing settlement options. The parties failed to settle after numerous attempts. On February 15, 2017, the case was brought to the Georgia Arbitration Committee. On February 26, 2017, The Stein Law firm was awarded a summary judgment for $178,893, which has been confirmed and converted into a judgment by the Superior Court of Fulton County, Georgia on August 7, 2017 in the amount of $179,168, inclusive of court costs, which continues to accrue both interest at the rate of 7.25% per annum on that amount calculated on a daily as of February 28, 2014, and costs to-date of $40,000 which are hereby added to the foregoing judgment amount (all of which was accrued at September 30, 2017). In connection with perfecting the Georgia judgment in the State of New York, Mr. Stein served an Information Subpoena with Restraining Notice dated September 12, 2017 on the Representative (the “Restraining Notice”). The Restraining Notice seeks to force the Representative to pay the judgment amount directly out of the proceeds of this offering. The Representative may seek to withdraw as the underwriter of the Company's registered offering if Mr. Stein does not withdraw the Restraining Notice.

On May 18, 2016, the Company was served with a complaint from Solomon Edwards Group, LLC for breach of written agreement and unjust enrichment for failure to pay invoices in the amount of $172,645 for services provided, plus interest and costs. The invoices have been accrued for in the periods in which the services were provided. The Company has responded to the claim and is simultaneously pursuing settlement options. On May 9, 2017, the Company issued 7,281 shares of common stock to Solomon Edwards Group, LLC in satisfaction of $121,800 of the Company’s liability. The Company will pay $63,445 to Solomon Edwards Group LLC over the course of eleven (11) months pursuant to a Settlement Agreement and Release between the Company and the counterparty, dated November 28, 2017.

On September 9, 2015, the United States Court of Appeals for the Seventh Circuit of Chicago, Illinois affirmed the ruling of the United States District Court for the Northern District of Illinois in the matter of JNS Power & Control Systems, Inc. v. 350 Green, LLC in favor of JNS, which affirmed the sale of certain assets by 350 Green to JNS and the assumption of certain 350 Green liabilities by JNS. On April 7, 2016, JNS amended the complaint to add the Company alleging an unspecified amount of lost revenues from the chargers, among other matters, caused by the defendants. Plaintiff also seeks indemnity for its unspecified costs in connection with enforcing the Asset Purchase Agreement in courts in New York and Chicago. On July 26, 2017, the District Court denied the Company’s motion to dismiss the Company from the suit. The Company filed its answer and affirmative defenses to the second amended complaint on August 17, 2017. The deadline for the parties to complete discovery is December 8, 2017. The next status hearing on the matter is set for December 8, 2017. As of June 30, 2017, the Company accrued a $300,000 liability in connection with its settlement offer to JNS. The Company continues to engage in settlement discussions with JNS.

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DIRECTORS AND EXECUTIVE OFFICERS

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Principal Positions With Us
Michael D. Farkas	45	Executive Chairman of the Board of Directors (Principal Executive Officer)
Michael J. Calise	56	Chief Executive Officer (Interim Principal Financial Officer, and Interim Principal Accounting Officer) and Director
Andy Kinard	51	President
Ira Feintuch	46	Chief Operating Officer
Andrew Shapiro	49	Director
Donald Engel	85	Director
Robert C. Schweitzer	71	Director

Set forth below is a brief description of the background and business experience of our directors and executive officers for the past five years.

Michael D. Farkas, Executive Chairman of the Board of Directors (Principal Executive Officer)

Mr. Farkas served as our Chief Executive Officer from 2010 through July 24, 2015. Mr. Farkas has served as a member of the Board since 2010 and has been the Executive Chairman of the Board since January 1, 2015. Mr. Farkas is the founder and manager of FGI, a privately held investment firm. Mr. Farkas is the founder and CEO of Balance Labs, Inc., a consulting firm that provides business development and consulting services to startup development stage business. Mr. Farkas is a director at Balance Labs Inc. Mr. Farkas also currently holds the position of Chairman and Chief Executive Officer of the Atlas Group, where its subsidiary, Atlas Capital Services, was a broker-dealer that had successfully raised capital for a number of public and private clients until it withdrew its FINRA registration in 2007. Over the last 20 years, Mr. Farkas has established a successful track record as a principal investor across a variety of industries, including telecommunications, technology, aerospace and defense, agriculture, and automotive retail. Mr. Farkas attended Brooklyn College where he studied Finance.

Based on his work experience and education, we have deemed Mr. Farkas fit to serve on the Board and as our principal executive officer.

Michael J. Calise, Chief Executive Officer (Interim Principal Financial Officer and Interim Principal Accounting Officer) and Director

Mr. Calise has served as our Chief Executive Officer since July 29, 2015 and as a member of the Board since March 9, 2016. From June 2011 to February 2015, Mr. Calise was the Head of North America Electric Vehicle Solutions at Schneider Electric, a world leader in energy management and energy efficiency. While at Schneider, Mr. Calise was responsible for the electric vehicle strategy, product, and services, and took the business from its infancy to its position as one of the top contenders in the electric vehicle solutions industry. Prior to Schneider Electric, from March 2010 to May 2011, Mr. Calise was the founder and principal of EVadvise, an independent advisory firm focused on mass scale electric vehicle infrastructure. While at EVadvise, he helped develop the EV Charging infrastructure technology plan for Marin Transportation Authority’s (MTA) county-wide charger deployment. Mr. Calise received a Bachelor of Science Degree in Electrical Engineering from the University of Buffalo in New York, and has been a member of the Institute of Electrical and Electronics Engineers, California Clean Cars, Cleantech.org, Plug In America and the Electric Auto Association (EAA), and was a former board member of the Electric Drive Transportation Association (EDTA) and the BACC EV Strategic Council.

Based on his work experience in the EV industry and his education, we have deemed Mr. Calise fit to serve on the Board and as our Chief Executive Officer.

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Andy Kinard, President

Mr. Kinard has served as our President and as a member of the Board since November 2009. As of July 2017, Mr. Kinard is no longer a member of the Board. Prior to his joining the Company Mr. Kinard sold electric vehicles in Florida for Foreign Affairs Auto from 2007 to 2009. From 2004 through 2005, he marketed renewable energy in Florida and was a Guest Speaker at the World Energy Congress. His first employer was Florida Power & Light (“FPL”), a power utility company, where he worked for 15 years. In his early years, his focus was on engineering. During his tenure at FPL, he performed energy analysis for large commercial accounts, and ultimately became a Certified Energy Manager. Simultaneously, Mr. Kinard was assigned to FPL’s electric vehicle program. FPL had their own fleet of electric vehicles that they used to promote the technology. He also served on the Board of Directors of the South Florida Manufacturing Association for 4 years. He has city, county, and state contacts throughout Florida, and has attended every car show and green fair in the state of Florida. Mr. Kinard holds a B.S. in Engineering from Auburn University.

Ira Feintuch, Chief Operating Officer

Mr. Feintuch commenced employment with our Company in 2009 and was appointed Chief Operating Officer on March 24, 2015. Mr. Feintuch served as Vice President of Operations from March 2009 to March 2015. In this capacity, Mr. Feintuch has been responsible for the purchasing, installation, and maintenance of EV charging equipment, the selection and management of third-party electricians and service professionals for our Company and its subsidiaries, as well as developing strategic partnerships and collaborative relationships for our Company. Mr. Feintuch currently sits on the board of the ROEV Association, an EV industry trade association. Mr. Feintuch commenced personal bankruptcy proceedings in January 2016. Mr. Feintuch holds a B.S. in Management from Touro College.

Andrew Shapiro, Director

Mr. Shapiro has served on our Board since April 17, 2014. Mr. Shapiro founded Broadscale Group in 2012 and serves as its leader. Broadscale is a new model of investment firm working with leading energy corporations to invest in and commercialize the industry’s most promising market-ready innovations. Prior to Broadscale, Mr. Shapiro founded GreenOrder in 2000. GreenOrder was a strategic advisory firm that worked with more than 100 enterprises to create energy and environmental innovation as a competitive advantage. In this capacity, Mr. Shapiro and his team worked with General Electric’s leadership on the creation and execution of its multi-billion dollar “ecomagination” initiative, provided strategic counsel to General Motors on the launch of the Chevrolet Volt, and served as the green advisor for 7 World Trade Center, New York City’s first LEED-certified (Leadership in Energy and Environmental Design) office tower. GreenOrder’s client list included Alcan, Allianz, Bloomberg, BP, Bunge, Citi, Coca-Cola, Dell, Disney, Duke Energy, DuPont, eBay, Hines, HP, JPMorgan Chase, KKR, McDonald’s, Morgan Stanley, NASDAQ OMX, National Grid, NBC Universal, NRG, Office Depot, Pfizer, Polo Ralph Lauren, Simon Property Group, Staples, Target, Tishman Speyer, TXU, and Waste Management. Mr. Shapiro and GreenOrder also co-founded the US Partnership for Renewable Energy Finance (US PREF), and created GO Ventures, a subsidiary to incubate and invest in environmentally innovative businesses, which cofounded and financed California Bioenergy, Class Green Capital, and GreenYour.com. In 2011, Mr. Shapiro led the sale of GreenYour.com to Recyclebank and joined Recyclebank’s Sustainability Advisory Council. Mr. Shapiro holds an A.B. in Anthropology from Brown University and a J.D. from Yale Law School.

Based on his experience with environmental innovation and his education, we have deemed Mr. Shapiro fit to serve on the Board.

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Donald Engel, Director

Mr. Engel has served on our Board since July 30, 2014. Mr. Engel is currently a consultant to Palisades Capital Management LLC. Mr. Engel served as Managing Director and consultant at Drexel Burnham Lambert for 15 years. Mr. Engel managed and developed new business relationships and represented clients such as Warner Communications and KKR & Co., L.P. Mr. Engel also served as a consultant to Bear Stearns and as a Director of such companies as Revlon, Uniroyal Chemical, Levitz, Banner Industries, Savannah Pulp & Paper, and APL Corp. In the last decade, Mr. Engel consulted to Morgan Joseph TriArtisan. Mr. Engel attended the University of Richmond.

Based on his work experience, previous directorships and education, we have deemed Mr. Engel fit to serve on the Board.

Robert Schweitzer, Director

Mr. Schweitzer has served on our Board since July 17, 2017. Mr. Schweitzer is currently the chief executive officer of RCS Mediation & Consulting LLC, which he founded in 2012. Mr. Schweitzer served as the President and Chief Operating Officer of Shay Investment Services Inc. from 2007 to 2012. Mr. Schweitzer was the President and Chief Executive Officer of Equinox Bank FSB and has been on the Board of Directors for eight companies, including two NASDAQ companies (1-800-PetMeds and RiceBran Technologies). Mr. Schweitzer holds a B.S. in mathematics from the United States Naval Academy and an M.B.A in finance from the University of North Carolina at Chapel Hill.

Based on his work experience, positions held within the financial services industry and his education, we have deemed Mr. Schweitzer fit to serve on the Board.

Family Relationships

There are no family relationships between any of our officers or directors.

Director Independence

Upon the completion of this offering, our Common Stock and warrants are expected to be listed on The NASDAQ Capital Market. Under the rules of NASDAQ, “independent” directors must make up a majority of a listed company’s board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carryout out his responsibilities. As a result of this review, our Board determined that Messrs. Shapiro, Schweitzer, and Engel qualify as “independent” directors within the meaning of the NASDAQ rules. We plan on appointing two other “independent” directors prior to the closing of this offering. Upon the appointment of two other “independent” directors, a majority of our directors will be independent, as required under applicable NASDAQ rules. As required under applicable NASDAQ rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Composition

Our Board is currently composed of five members. Our articles of incorporation and our bylaws permit our stockholders to establish by resolution the authorized number of directors, and six are currently authorized. Our directors hold office until their successors have been elected and qualified, or the earlier of their death, resignation or removal.

In addition, the Series C Certificate of Designation entitles the holders of our Series C Preferred Shares, exclusively and as a separate class, to elect one of our directors, whom we will refer to as our Series C Director. The Series C Director may be removed without cause, and only by the affirmative vote of the holders of the shares of our Series C Preferred Shares. Since the resignation of Kevin Evans on December 8, 2016, the Board has not had a Series C Director. The holders of our Series C Preferred Shares have the right to appoint a new Board member. As of February 7, 2017, BLNK Holdings, for which Mr. Farkas has voting power and investment power with regard to this entity’s holdings, owns over 80% of the Series C Preferred Shares outstanding.

Board Committees

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board are described below. Members serve on such committees until their resignation or until otherwise determined by our Board.

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Audit Committee

Our audit committee was established on December 3, 2013 to oversee our corporate accounting and financial reporting processes. Our audit committee, among other things, is responsible for:

●	selecting and hiring the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	approving audit and non-audit services and fees;

●	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

●	reviewing reports and communications from the independent registered public accounting firm;

●	reviewing earnings press releases and earnings guidance;

●	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related party transactions;

●	establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

●	reviewing and monitoring actual and potential conflicts of interest.

Our audit committee is comprised of Messrs. Schweitzer, Shapiro, and Engel. . Mr. Schweitzer is the chairman of our audit committee. Our Board has determined that each of the directors serving on the audit committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and NASDAQ. In addition, our Board has determined that Mr. Schweitzer meets the requirements of a financial expert as defined under the applicable rules and regulations of the SEC and who has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Our Board has considered the independence and other characteristics of each member of our audit committee, and our Board believes that each member meets the independence and other requirements of NASDAQ and the SEC.

Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

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Compensation Committee

Our compensation committee was established on December 3, 2013 to oversee our corporate compensation policies, plans and benefit programs. Our compensation committee is, among other things, responsible for:

●	reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers, including our Chief Executive Officer and other executive officers;

●	administering our equity compensation plans and programs;

●	reviewing and discussing with our management our SEC disclosures; and

●	overseeing our submissions to stockholders on executive compensation matters.

Our compensation committee is comprised of Messrs. Schweitzer , Shapiro, and Engel. Mr. Schweitzer is the chairman of our compensation committee. Our Board has considered the independence and other characteristics of each member of our compensation committee. Our Board believes that each member of our compensation committee meets the requirements for independence under the current requirements of NASDAQ, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ.

Nomination and Corporate Governance Committee

Our nominating and corporate governance committee was established on December 3, 2013. Our nominating and corporate governance committee is comprised of Messrs. Shapiro, Schweitzer , and Engel. Mr. Shapiro is chairman of our nominating and corporate governance committee. Our nominating and corporate governance committee operates under a written charter. Under our policy, the independent directors of our Board nominate our directors. When evaluating director nominees, our directors consider the following factors:

●	the current size and composition of the Board and the needs of the Board and the respective committees of the Board;

●	such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

●	other factors that the directors may consider appropriate.

Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

Code of Business Conduct and Ethics

The Company adopted a Code of Business Conduct and Ethics as of December 3, 2013. Our Code of Business Conduct and Ethics applies to all of our employees, officers and directors, including our principal executive and senior financial officers. A copy of our Code of Business Conduct and Ethics is posted on our website at www.blinkcharging.com. Our website and the information contained in, or accessible through, our website will not be deemed to be incorporated by reference into this prospectus and does not constitute part of this prospectus. A copy of our Code of Business Conduct and Ethics will be provided without charge to any person submitting a written request to the attention of the Chief Executive Officer at our principal executive office.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Term of Office

Our directors are appointed at the annual meeting of shareholders and hold office until the annual meeting of the shareholders next succeeding his or her election, or until his or her prior death, resignation or removal in accordance with our bylaws. Our officers are appointed by the Board and hold office until the annual meeting of the Board next succeeding his or her election, and until his or her successor shall have been duly elected and qualified, subject to earlier termination by his or her death, resignation or removal.

Section 16(a) Beneficial Ownership Reporting Compliance

We do not currently have a class of securities registered under the Exchange Act and therefore our directors, executive officers, and any persons holding more than ten percent of our Common Stock are not required to comply with Section 16 of the Exchange Act.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2016, and 2015 in all capacities. In 2015 and 2016, the named executive officers of the Company were Michael Farkas (Executive Chairman and Chief Executive Officer from January 2015 through July 2015 and Executive Chairman thereafter); Michael Calise (Chief Executive Officer from July 2015 to the present); and Ira Feintuch (Chief Operating Officer).

SUMMARY COMPENSATION TABLE

Name and					Stock Awards	Option Awards	All Other
Principal Position	Year	Salary		Bonus	(1)	(1)	Compensation		Total
Andy Kinard,	2016	$60,266		$-	$3,000	$930	$64,491 (2)		$128,686
President	2015	$74,949		$-	$12,000	$3,868	$11,621 (2)		$102,438
Michael D. Farkas,	2016	$-		$-	$15,000	$3,226	$362,792 (4)		$381,018
Former Chief Executive Officer (3)	2015	$460,000	(5)	$-	$18,000	$4,849	$225,134	(4)	$707,983
Michael J. Calise	2016	$275,000		$100,000	$3,000	$930	$82,098	(7)	$461,028
Chief Executive Officer (6)	2015	$114,583		$25,000	$75,000	$302,850	$-		$517,433
Ira Feintuch	2016	$250,000		$-	$-	$-	$249,428 (9)		$499,428
Chief Operating Officer (8)	2015	$270,833		$-	$1,750,000	$-	$90,972	(9)	$2,111,806

(1)	The amounts reported in these columns represent the grant date fair value of the stock and options awards granted during the year ended December 31, 2016 and 2015, calculated in accordance with FASB ASC Topic 718.
(2)	Mr. Kinard received $12,966 and $11,621 of Company paid health insurance benefits in calendar years 2016 and 2015, respectively. Mr. Kinard also earned the right to various options and Common Stock for each Board Meeting and each committee meeting of the Board attended during the year ended December 31, 2016. The Company accrued $51,525 of compensation expense related to the contractual obligation to issue options which is included within accrued expenses as accrued professional, board and other fees as of December 31, 2016.
(3)	Mr. Farkas resigned as Chief Executive Officer on July 29, 2015. From July 29, 2015 through November 24, 2015, Mr. Farkas served as Chief Visionary Officer, an executive position. Mr. Farkas has served as Executive Chairman of the Board since January 1, 2015.
(4)

Mr. Farkas received $17,160 and $14,634 of Company paid health insurance benefits in calendar years 2016 and 2015, respectively. FGI also earned commissions in the years ended December 31, 2016 and 2015 of $222,500 (the Company accrued $138,500 of cash that was due and $84,000 of compensation expense related to the contractual obligation to issue options and warrants as of December 31, 2016) and $187,750, respectively, in commissions relating to the installation of chargers ($47,750 was paid in cash and $140,000 was paid in Series C Preferred Shares as of December 31, 2015) and FGI also earned a placement fee commission of $52,500 that the Company accrued for as of December 31, 2016. Of the commissions earned in 2015 by Mr. Farkas, $140,000 was satisfied by the issuance of Series C Preferred Shares in 2015. Pursuant to his amended Employment Agreement, Mr. Farkas also earned the right to various options and Common Stock for each Board Meeting and each committee meeting of the Board attended during the year ended December 31, 2016. The Company accrued $70,107 of compensation expense related to the contractual obligation to issue options which is included within accrued expenses as accrued professional, board and other fees as of December 31, 2016.

(5)

Of the salary of $460,000 earned in 2015 by Mr. Farkas, $240,000 was paid in cash during 2015, $80,000 was unpaid as of December 31, 2015 and $140,000 was satisfied by the issuance of Series C Preferred Shares in 2015. Concurrent with the closing of this offering, the Company will pay Mr. Farkas the $80,000 owed for the period of July 24, 2015 through November 24, 2015.

(6)	At the Board of Directors meeting of July 29, 2015, Mr. Calise was authorized, approved and ratified to serve as Chief Executive Officer.
(7)

Mr. Calise received $26,928 of Company paid health insurance benefits in calendar year 2016. Pursuant to his Employment Agreement, Mr. Calise also earned the right to various options and Common Stock for each Board Meeting and each committee meeting of the Board attended during the year ended December 31, 2016. The Company accrued $55,171 of compensation expense related to the contractual obligation to issue options which is included within accrued expenses as accrued professional, board and other fees as of December 31, 2016.

(8)	At the Board of Directors meeting of March 24, 2015, Mr. Ira Feintuch was authorized, approved and ratified to serve as Chief Operating Officer.
(9)	Mr. Feintuch received $26,928 and $24,522 of Company paid health insurance benefits in calendar years 2016 and 2015, respectively. Pursuant to a Fee/Commission Agreement, Mr. Feintuch earned commissions of $222,500 and $66,450 in the calendar years 2016 and 2015, respectively.

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Stock Awards

Messrs. Kinard, Farkas, and Calise were awarded 40,761 and 40 shares of the Company’s Common Stock valued at $3,000, $15,000 and $3,000, respectively, during 2016.

Messrs. Kinard, Farkas, and Calise were awarded 845, 1,551 and 4,412 shares of the Company’s Common Stock valued at $12,000, $18,000 and $75,000, respectively, during 2015. Pursuant to a March 24, 2015 employment agreement, Mr. Feintuch was issued 1,000,000 Series A Preferred Shares, 1,500 Series C Preferred Shares and 30,000 shares of Common Stock valued at $1,000,000, $150,000 and $600,000, respectively. The stock awards were paid 50% upon the signing of the employment agreement and 50% upon the one-year anniversary of the employment agreement.

Option Grants

During the year ended December 31, 2016, Mr. Farkas, Mr. Kinard and Mr. Calise were awarded an aggregate of 500, 100 and 100 options, respectively, under the Company’s 2015 Plan, which had an aggregate value on the dates of grant at $3,266, $980 and $980, respectively. During the year ended December 31, 2015, Mr. Farkas and Mr. Kinard were awarded an aggregate of 600 and 400 options, respectively, under the Company’s 2015 Plan, which had an aggregate value on the dates of grant at $4,849 and $3,868, respectively. Pursuant to Mr. Calise’s employment agreement, Mr. Calise was entitled to receive 109,766 options which have not been issued as of December 31, 2016. The estimated grant date fair value was $152,376. On June 14, 2017, the Board approved the issuance of warrants instead of the options owed to Mr. Calise under his employment agreement in the following amounts and exercise prices: 31,364 warrant shares at an exercise price of $35.00; 13,895 warrant shares at an exercise price of $50.00; 231 warrant shares at an exercise price of $75.00; 2,520 at an exercise price of $100.00; and 13 warrant shares at an exercise price of $150.

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Employment Agreements

Mr. Farkas’ Employment Agreement. We entered into an employment agreement with Michael D. Farkas, our CEO at the time, on October 15, 2010 (the “Original Farkas Employment Agreement”). The agreement was for three years and stipulated a base salary of $120,000 in year one, $240,000 in year two and $360,000 in year three. The agreement also included a signing bonus of $60,000. At a Board meeting on April 17, 2014, the Board resolved to enter into a three-year contract with Mr. Farkas, whereby Mr. Farkas was due to receive a monthly salary of $40,000 with an increase to $50,000 per month in the event we became listed on a national securities exchange. On December 23, 2014, in connection with the closing and as a condition to the closing of the securities purchase agreement executed simultaneously therewith, we entered into an amendment to the employment agreement with Mr. Farkas (who was still CEO at that time) (the “First Amendment”). The First Amendment provided that Mr. Farkas was to have a salary of Forty Thousand Dollars ($40,000) per month. However, for such time as any of the aggregate subscription amount from the December 2014 securities purchase agreement was still held in escrow, Mr. Farkas was to receive Twenty Thousand Dollars ($20,000) in cash and the remaining amount of his compensation: (i) was to be deferred; and (ii) was to be determined by the compensation committee of the Board to be fair and equitable. Additionally, beginning on the date that the aggregate subscription amount was released from escrow and continuing for so long as the Series C Preferred Shares remained issued and outstanding, Mr. Farkas’ salary was only to be paid in cash if doing so would not have put us in a negative operating cash flow position. Effective July 24, 2015, we again amended our employment agreement with Mr. Farkas, such that Mr. Farkas was appointed our Chief Visionary Officer and was no longer our CEO (the “Second Amendment”). Mr. Farkas continued to serve as our Executive Chairman of the Board. The Second Amendment called for Mr. Farkas to serve as Chief Visionary Officer for only four months. The Second Amendment specified the following: (i) in the event of a sale of the Company within one year of July 24, 2015, Mr. Farkas was to be entitled to receive an incentive payment equal to 1% of the gross sale price; and (ii) in satisfaction of amounts previously owed to Mr. Farkas, we were to issue Series C Preferred Shares valued at $400,000. The one year elapsed without a sale of our Company and the 4,444 Series C Preferred Shares were issued 4,000 on July 24, 2015 and 444 on March 31, 2016. All options and warrants that had been previously awarded to Mr. Farkas vested as of July 24, 2015. Effective June 15, 2017, we and Mr. Farkas entered into the Third Amendment. This Third Amendment was approved by the Compensation Committee and the Board as a whole (with Mr. Farkas recusing himself from the vote regarding the Third Amendment). The Third Amendment clarified that, on a going-forward basis, the Executive Chairman position held by Mr. Farkas is the principal executive officer of the Company. Mr. Farkas will hold this position for a term of three (3) years, with an automatic one (1) year renewal unless either party terminates Mr. Farkas’ employment with the Company at least sixty (60) days prior to the expiration of the term. We agreed that Mr. Farkas was paid $20,000 per month from July 24, 2015 to November 24, 2015 and we agreed to pay Mr. Farkas the equivalent of $15,000 per month in cash compensation for the past eighteen (18) months (from December 1, 2015 through May 31, 2017), or $270,000. Prior to entering into the Original Farkas Employment Agreement, the Company and an entity controlled by Mr. Farkas entered into: (i) that certain Consulting Agreement dated October 20, 2009 (the “Consulting Agreement”); and (ii) that certain Car Charging Group, Inc. Fee/Commission Agreement dated November 17, 2009 (the “Fee Agreement”) and, after entering into the Original Farkas Employment Agreement, the parties entered into that certain Patent License Agreement dated March 29, 2012 among the Company, Mr. Farkas and Balance Holdings, LLC and the March 11, 2016 Agreement regarding the Patent License Agreement (collectively with the Fee Agreement and the Consulting Agreement, the “Affiliate Agreements”).

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Concurrent with the closing of this offering, the Company will pay Mr. Farkas: (i) $95,000 to Mr. Farkas in repayment of accrued cash compensation for the period of July 2015 through November 2015 and for May 2017; (ii) 130,240 units issuable as payment of $630,000 in shares of Common Stock owed to Mr. Farkas for the period of December 1, 2015 through May 31, 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (iii) 87,143 units issuable as payment of (a) $375,000 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (b) $77,624 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 pursuant to an oral agreement between the Company and Mr. Farkas divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 7(B) of the Third Amendment; (iv) 47,128 units issuable as payment of $213,102 owed to BLNK Holdings, in principal and interest pursuant to a Conversion Agreement between the Company and BLNK Holdings, dated August 23, 2017 based upon the Formula; and each unit issued to Mr. Farkas will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Farkas is also due to receive 886,119 shares of Common Stock issuable pursuant to a letter agreement, dated December 6, 2017. Mr. Farkas will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 8,240 shares of our Common Stock at an exercise price of $37.50 per share in connection with amounts owed pursuant to the Third Amendment. With the exception of the Farkas Additional Amounts, the Third Amendment resolves all claims Mr. Farkas had with regard to the Affiliate Agreements. Pursuant to the Third Amendment, Mr. Farkas will be entitled to salary and benefits for eighteen (18) months if he is terminated for a reason other than for cause (defined in the Original Farkas Employment Agreement as a conviction for committing or participating in an injurious act that constitutes fraud, gross negligence, misrepresentation, or embezzlement with regard to the Company). After the closing of this offering, Mr. Farkas’ monthly salary during will be $30,000 of cash compensation. If the Company has positive EBITDA for a fiscal quarter during the term of Mr. Farkas’ employment, his monthly salary shall be $40,000 of cash compensation for as long as the Company has positive EBITDA as assessed on a quarterly basis. Mr. Farkas agreed that the Fee Agreement and the Consulting Agreement are suspended and no payments are due thereunder (other than the payments specified in the Third Amendment) for as long as he is a full-time employee of the Company and is due to be paid a monthly salary of at least $40,000.

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Mr. Feintuch’s Employment Agreement. On March 24, 2015, we entered into an employment agreement with Mr. Ira Feintuch to serve as our Chief Operating Officer for an initial three-year term renewable annually unless written notice is provided 60 days prior to the renewal term. Mr. Feintuch is to receive an annual salary of $250,000 and shall participate in all of our benefit programs. Mr. Feintuch may receive a performance-based bonus in the form of cash or securities, at the discretion of our Executive Committee or pursuant to any written incentive plans adopted by the Board. In addition, Mr. Feintuch was due to receive (and received) 1,000,000 Series A Preferred Shares, 1,500 Series C Preferred Shares and 30,000 shares of Common Stock. The stock awards are payable 50% upon the signing of the employment agreement and 50% upon the one-year anniversary of the employment agreement. In addition, options to purchase an aggregate of 29,913 shares of Common Stock held by Mr. Feintuch with exercise prices ranging from $50.00 to $73.00 per share had their expiration dates extended to March 24, 2018. If, at any time prior to the one (1) year anniversary of the employment agreement we experienced a Fundamental Transaction (as defined in the employment agreement), the unvested equity compensation granted pursuant to the employment agreement was entitled to acceleration of vesting. Mr. Feintuch is entitled to paid -time -off of twenty-five (25) days per annum. If Mr. Feintuch is terminated without “cause” (as defined in the employment agreement), we shall continue to be obligated to pay Mr. Feintuch for nine (9) months after written notice of termination. If Mr. Feintuch is terminated for cause, he shall only continue to receive accrued salary for the period ending with the date of such termination, and he shall immediately forfeit any rights and benefits that he may have in respect to any other compensation. Mr. Feintuch is also subject to a covenant not to compete.

In accordance with the Compensation Agreement with Mr. Feintuch, the Company shall pay Mr. Feintuch (i) $130,664 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation Agreement; (ii) $15,000 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement; (iii) 10,201 units issuable as payment of (a) $43,555 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation divided by the assumed public offering price of $6.50 multiplied by 80% and (b) $5,000 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement. Each unit issued to Mr. Feintuch will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Feintuch will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 9,600 shares of our Common Stock at an exercise price of $37.50 per share pursuant to his Compensation Agreement.

Mr. Feintuch agreed that his fee agreement is suspended and no payments are due thereunder (other than the payments specified in the Compensation Agreement) for as long as he is a full-time employee of the Company and is due to be paid a monthly salary of at least $20,000.

Mr. Feintuch is also due to receive 26,500 shares of Common Stock issuable pursuant to a letter agreement, dated December 7, 2017.

Mr. Calise’s Employment Agreement. On July 16, 2015 (the “Effective Date”), we entered into an at will employment agreement with Mr. Michael J. Calise to serve as our Chief Executive Officer, pursuant to which Mr. Calise will be compensated at the rate of $275,000 per annum and shall participate in all of our benefit programs. Mr. Calise will serve as a member of our Operations and Finance Committee (the “OPFIN Committee”) and Executive Committee and we agreed we will nominate Mr. Calise to serve of the Board for as long as Mr. Calise is our Chief Executive Officer. As of December 1, 2017, the OPFIN Committee is not currently in place. In addition, Mr. Calise will be entitled to receive (1) 71,688 options with an exercise price of $35.00 per share, (2) 31,760 options with an exercise price of $50.00 per share, (3) 528 options with an exercise price of $75.00 per share, (4) 5,759 options with an exercise price of $100.00 per share and (5) 30 options with an exercise price of $150.00 per share. The option quantities were derived from a percentage of the total options and warrants outstanding on the Effective Date (the “Underlying Instruments”) and can be adjusted downward on a pro rata basis as a result of an expiration or amendment of the Underlying Instruments. Each of the options shall vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of the Effective Date and 1/16 of the total number of shares each quarter thereafter on each quarterly anniversary of the Effective Date, however, no option shall be exercisable prior to the exercise of the Underlying Instruments. The options shall have a four (4) year term from each of the respective vesting dates. The option grant requires stockholder approval of an increase in the number of shares authorized to be issued pursuant to our equity incentive plan. As of December 1, 2017, Mr. Calise has received 4,612 shares of Common Stock to which he was entitled pursuant to his employment agreement. Mr. Calise also received 48,023 warrants, in lieu of options, owed to him pursuant to his employment agreement at prices ranging from $35.00 to $150.00, with a weighted average price of $36.44.

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In addition, Mr. Calise received a signing bonus consisting of (i) $75,000 worth of our Common Stock based on the closing price on the Effective Date and (ii) a $25,000 cash payment. Within thirty (30) days of Mr. Calise’s acceptance of this position, Mr. Calise and the Board mutually set the Key Performance Indicators (“KPIs”) for Mr. Calise’s annual performance bonus. Mr. Calise was initially eligible to receive an annual performance bonus in the amount of $100,000. Any entitled annual performance bonus shall be payable in January after the end of each year, and awarded for meeting the KPIs mutually set by Mr. Calise and the Board for the prior calendar year. Mr. Calise and the Board will meet at the beginning of each calendar year to set the KPIs and the annual bonus amount for that calendar year. Mr. Calise may receive an additional bonus in the form of cash and/or stock, at the discretion of the Board, or pursuant to one or more written plans adopted by the Board. Mr. Calise is entitled to paid -time -off of twenty (20) days per annum. Upon termination of employment by us for “cause” (as defined in the employment agreement) or due to Executive’s death or disability, or if Mr. Calise resigns for “good reason” (as defined in the employment agreement), then (i) all vesting will terminate immediately with respect to Mr. Calise’s outstanding equity awards, (ii) all payments of compensation by the us to Mr. Calise will terminate immediately (except as to amounts already earned), and (iii) Mr. Calise will only be eligible for severance benefits in accordance with the our established policies, if any, as then in effect. Upon termination by us other than for “cause”, death, disability, or if Mr. Calise resigns for “good reason,” Mr. Calise will be entitled to: (i) a lump sum payment equal to nine (9) months of salary, then in effect, (ii) up to 100% of Mr. Calise annual performance bonus prorated, (iii) reimbursement of COBRA premiums for a period of twelve (12) months, if applicable, and (iv) nine (9) months of accelerated vesting with respect to Mr. Calise’s then-outstanding equity awards prorated based on the number of days in the relevant quarter. In addition to the preceding termination benefits, if Mr. Calise is terminated three months or less prior to, or upon, or within twelve months following a “change of control” (as defined in the employment agreement), Mr. Calise will be entitled to accelerated vesting of then-outstanding equity awards as follows: (i) if termination occurs in the second year of Mr. Calise’s employment, an additional three (3) months prorated based on the number of days in the relevant quarter, (ii) if termination occurs in the third year of Mr. Calise’s employment, an additional six (6) months prorated based on the number of days in the relevant quarter, (iii) if termination occurs in the fourth year of Mr. Calise’s employment, 100% accelerated vesting. If Mr. Calise’s employment with us terminates voluntarily by Mr. Calise (except upon resignation for “good reason” (as defined in the employment agreement)), for cause by us or due to Mr. Calise’s death or disability, then (i) all vesting will terminate immediately with respect to Mr. Calise’s outstanding equity awards, (ii) all payments of compensation by us to Mr. Calise under the employment agreement will terminate immediately, and (iii) Mr. Calise will only be eligible for severance benefits in accordance with our established policies, if any, as then in effect.

Mr. Kinard’s Employment Agreement. Mr. Kinard is paid $60,266 per year pursuant to an oral agreement with the Company.

Omnibus Incentive Plans

We have adopted four omnibus incentive plans. On November 30, 2012, the Board, as well as a majority of our stockholders, approved our 2012 Omnibus Incentive Plan (the “2012 Plan”). On January 11, 2013, the Board approved our 2013 Omnibus Incentive Plan (the “2013 Plan”) and a majority of our stockholders approved the 2013 Plan on February 13, 2013. On March 31, 2014, the Board approved our 2014 Omnibus Incentive Plan (the “2014 Plan”) and a majority of our stockholders approved the 2014 Plan on April 17, 2014. On February 10, 2015, the Board approved our 2015 Omnibus Incentive Plan (the “2015 Plan,” and together with the 2012 Plan, the 2013 Plan and the 2014 Plan, the “Plans,” and each a “Plan”) and a majority of our stockholders approved the 2015 Plan on April 21, 2015. The Plans are substantially similar. The Plans enable us to grant options, stock appreciation rights (SARs), restricted stock, restricted stock units, phantom stock and dividend equivalent rights to our employees, directors, consultants, and advisors or any affiliate (as defined in applicable Plan), and to improve our ability or an affiliate to attract, retain, and motivate individuals upon whom our sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in us. Any of these awards may be made as performance incentives to reward attainment of annual or long-term performance goals, which awards are anticipated to result in “performance-based” compensation (as that term is used for purpose of Section 162(m) of the Internal Revenue Code). The material terms of the Plans are summarized below.

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Administration. The Plans are administered by the Board, or, in the discretion of the Board, by a committee composed of two (2) or more members of the Board (the “committee”). To the extent possible, and to the extent the Board deems it necessary or appropriate, each member of the committee will be a non- employee director and an outside director; however, the Board may designate two or more committees to operate and administer the Plans. The committee will authority to (i) determine the optionees and grantees to whom and the times at which options and awards will be granted, (ii) determine the price at which options will be granted, (iii) determine the type of option to be granted and the number of shares of Common Stock subject to the option, (iv) determine the number of shares of Common Stock to be granted pursuant to each award, and (v) approve the form and terms and conditions of the documents for each option and award; all subject, however, to the express provisions of the Plans. The interpretation and construction by the committee of any provisions of the Plans or of any option or award granted under it will be final, binding and conclusive.

Authorized Shares. The aggregate maximum number of shares of Common Stock for which options or awards may be granted pursuant to each Plan is 100,000, as adjusted under the terms of the applicable Plan. If an option terminates or expires without having been fully exercised for any reason, or if any award or option is canceled or forfeited for any reason, the shares of the Common Stock for which the option was not exercised or that were canceled or forfeited pursuant to the award or option may again be the subject of any option or award granted under the Plans. Shares of Common Stock covered by an award option will be counted as used as of the award date or grant date, as applicable. Any shares of Common Stock that are subject to awards or options will be counted against the plan limit one (1) share of Common Stock for every one (1) share of Common Stock subject to an award or option. With respect to SARs, the number of shares of Common Stock subject to an award of SARs or phantom stock will be counted against the aggregate number of shares of Common Stock available for issuance under the Plans regardless of the number of shares of Common Stock actually issued to settle the SAR upon exercise. If any shares of Common Stock covered by an award or option granted under the Plans are not purchased or are forfeited or expire, or if an award or option otherwise terminates without delivery of any share of Common Stock subject thereto or is settled in cash in lieu of shares of Common Stock, then the number of shares of Common Stock counted against the aggregate number of shares of Common Stock available under the Plans with respect to such award or option will, to the extent of any such forfeiture, termination or expiration, again be available for granting awards or options under the Plans.

Stock Options. The terms and conditions of the options will be specified in an option document. Options granted under the Plans may be Non-Qualified Stock Options or Incentive Stock Options (“ISOs”), within the meaning of Section 422(b) of the Internal Revenue Code of 1986 (the “Code”), except that options granted to outside directors and any consultants or advisers providing services to our Company or an affiliate will in all cases be Non-Qualified Stock Options. The maximum number of shares of Common Stock for which options may be granted to any single optionee in any fiscal year under each Plan is 30,000, as adjusted under the terms of the applicable Plan. Options are granted pursuant to option documents approved by the committee. The exercise price of an option will be at least 100% of the fair market value of a share of Common Stock on the date of grant as determined by the committee. With respect to an ISO granted to an optionee that owns more than 10% of the total combined voting power of all classes of our stock or an affiliate, then the exercise price per share may not be less than 110% of the fair market value of a share of Common Stock on the date the option is granted. In no event will the aggregate fair market value of the shares of Common Stock with respect to an ISO is exercisable for the first time by the optionee during any calendar year exceed $100,000. Options granted under the Plans will have an option term specified in the option documents, which will not exceed (i) three years from the date of grant, or (ii) three years from the date of grant of an ISO if the optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of our Company or of an affiliate. No option may be exercised unless six months, or such greater period of time as specified in the option documents have elapsed from the date of grant. No repricings are permitted under the Plans without the approval of our stockholders.

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SARs. The terms and conditions of SARs will be specified in an award document. The grant price of the SAR will be at least the fair market value of a share of Common Stock on the date of grant. SARs may be grated in conjunction with all or part or an option or award. Each SAR will terminate upon the expiration of not more than 10 years from the date of grant.

Restricted Stock and Restricted Stock Unit Awards. The terms and conditions of restricted stock and restricted stock units will be specified in an award document. No cash or other compensation will be required to be paid by a grantee for a restricted stock unit award. Unless otherwise provided in an award document, holders of restricted stock will have the right to vote such shares of Common Stock and the right to receive any dividends declared or paid with respect to such shares of Common Stock. Holders of restricted stock units will have no rights as stockholders of our Company. Restricted stock units are settled in stock and the award documents may provide that the grantee may be entitled to cash dividends. The committee may grant an unrestricted stock award to any grantee pursuant to which such grantee may receive shares of Common Stock free of any restrictions.

Phantom Stock. The terms and conditions of phantom stock will be specified in an award document. No cash or other compensation will be required to be paid by a grantee for phantom stock. Phantom stock will be settled in cash equal to the fair market value of a share of Common Stock for each phantom stock and the aggregate amount of cash dividends paid with respect to a share of Common Stock during the period commencing on the date on which the share of phantom stock was granted and terminating on the date the phantom stock vests. Holders of phantom stock will have no rights as stockholders of our Company.

Dividend Equivalent Rights. The terms and conditions of dividend equivalent rights will be specified in the award document. A dividend equivalent right is an award entitling the grantee to receive credits based on cash distributions that would have been paid on the shares of Common Stock specified in the dividend equivalent right (or other award to which it relates) if such shares of Common Stock had been issued to and held by the grantee.

Performance-Based Awards. The committee may grant awards of restricted stock, restricted stock units, SARs, phantom stock or dividend equivalent rights which will include vesting requirements based specifically on the attainment of one or more performance targets (as defined in the applicable Plan) applicable to any such award. No grantee will receive a performance-based award for shares of Common Stock in excess of 5,000,000 shares of Common Stock under the applicable Plan. The committee will establish one or more performance targets for each performance period (as defined in the applicable Plan). In establishing any performance target under the Plans, the committee will establish an objective target based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) our Company as a whole, (ii) any of our subsidiaries, operating divisions, business segments or other operating units, or (iii) any combination thereof): earnings before interest, taxes, depreciation, and amortization; profit before taxes; stock price; market share; gross revenue; net revenue; pretax income; net operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reductions and savings; return on revenues or productivity; loss ratio; expense ratio; combined ratio; product spread; or any variations or combinations of the preceding business criteria, which may also be modified at the discretion of the committee, to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the committee deems appropriate. The committee may grant performance shares which are contingent rights to receive shares of Common Stock, where the right to receive all or a portion of such shares is subject to the same rules regarding performance-based awards.

Transferability. No option or SAR may be transferred except by will or the laws of descent and distribution; provided that (i) a Non-Qualified Stock Option may be transferred pursuant to the terms of a qualified domestic relations order (as defined in the applicable Plan), or (ii) if authorized in the award document a grantee may transfer, not for value, all or part of a SAR to any family member. No restricted stock, restricted stock unit or phantom stock may be transferred, provided that if authorized in the grant agreement a grantee may transfer, not for value, all or part of a phantom stock to any family member.

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Change of Control. In the event of a change of control (as defined by the applicable Plan), the committee may take whatever action with respect to options and awards outstanding as it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date or the date of exercisability, or removing any restrictions from or imposing any additional restrictions on any outstanding awards or options.

Adjustments on Changes in Capitalization. The aggregate number of shares of Common Stock and class of shares of Common Stock as to which options and awards may be granted hereunder, the limitation as to grants to individuals, the number of shares of Common Stock covered by each outstanding option or award, and the option price for each related outstanding option, will be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment affecting the Common Stock which is effected without receipt of consideration by us. The committee will have authority to determine the adjustments to be made; provided, however, that no adjustment will be made that will cause an ISO to lose its status as such without the consent of the optionee, except for adjustments made in the event of a change of control.

Parachute Limitations. Notwithstanding any other provision of the applicable Plan or any other agreement (as defined in the applicable Plan), and notwithstanding any benefit arrangement (as defined in the applicable Plan), if the grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any award held by that grantee and any right to receive any payment or other benefit under the applicable Plan will not become exercisable or vested to the extent that such payment or other benefit, taking into account all other payments or other benefits to or for the grantee under the applicable Plan, all other agreements, and all benefit arrangements, would cause any payment or benefit to the grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect; provided that it is beneficial to the grantee (on an after-tax basis).

Plan Amendment or Termination. The Board may amend the Plan from time to time in such manner as it may deem advisable; provided, however that the Board may not: (i) change the class of individuals eligible to receive an ISO, (ii) increase the maximum number of shares of Common Stock as to which options or awards may be granted, or (iii) make any other change or amendment as to which stockholder approval is required under Rule 16b-3 promulgated under the Exchange Act (as defined in the applicable Plan), in each case without obtaining approval, within twelve months before or after such action, by (A) vote of a majority of the votes cast at a duly called meeting of the stockholders at which a quorum representing a majority of all of our outstanding voting stock is, either in person or by proxy, present and voting on the matter, or (B) a method and in a degree that would be treated as adequate under applicable state law for actions requiring stockholder approval, including, without limitation, by written consent of stockholders constituting a majority of the voting power of all shares of outstanding voting stock of our Company entitled to vote. No amendment to the Plans will adversely affect any outstanding option or award, however, without the consent of the optionee or grantee.

Term of the Plans. The 2012 Plan expired on December 1, 2014. No awards may be issued (i) after December 1, 2015 under the 2013 Plan, (ii) after March 11, 2016 under the 2014 Plan, and (iii) after March 11, 2017 under the 2015 Plan.

As of December 31, 2015, options to purchase 66,400 shares of Common Stock had been issued and are outstanding to employees and consultants under the 2012 Plan. All options under the 2012 Plan vest ratably over three years from date of issuance, December 27, 2012, and expire in five years from date of issuance. As of December 31, 2015, options to purchase 47,033 shares of Common Stock and 27,472 shares of Common Stock were outstanding to our employees and consultants, respectively under the 2013 Plan. As of December 31, 2015, options to purchase 39,300 shares of Common Stock and 50,448 shares of Common Stock were outstanding to our employees and consultants, respectively under the 2014 Plan. As of December 31, 2015, options to purchase 2,900 shares of Common Stock and 9,788 shares of Common Stock were outstanding to our employees and consultants, respectively under the 2015 Plan.

As of December 31, 2016, 3,320,000 stock options are issued and are outstanding to employees and consultants under the 2012 Plan. All options vest ratably over three years from date of issuance, December 27, 2012, and expire in five years from date of issuance. As of December 31, 2016, 2,248,330 stock options and 1,373,621 shares of Common Stock had been issued and are outstanding to employees and consultants of the Company under the 2013 Plan. The vesting range of options is from immediately upon issuance to three years from date of issuance, and expire in five years from date of issuance. As of December 31, 2016, 1,708,335 stock options and 2,522,383 shares of Common Stock had been issued and are outstanding to employees and consultants of the Company under the 2014 Plan. The vesting of options range is from immediately upon issuance to three years from the date of issuance, and expire in five years from the date of issuance.  As of December 31, 2016, options to purchase 185,000 shares of Common Stock and 489,409 shares of Common Stock were issued and are outstanding to employees and consultants of the Company, respectively under the 2015 Plan.

The Company expects to implement a new omnibus incentive plan.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information on outstanding equity awards as of December 31, 2016 to the named executive officers. Mr. Calise was not issued any equity awards during this period.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Andy Kinard	6,000	-		-	$73.00	12/27/2017	-	$-	-	$-

Andy Kinard	100	-		-	$65.50	6/28/2018	-	$-	-	$-

Andy Kinard	100	-		-	$65.50	8/27/2018	-	$-	-	$-

Andy Kinard	100	-		-	$59.50	9/26/2018	-	$-	-	$-

Andy Kinard	100	-		-	$45.00	10/10/2018	-	$-	-	$-
Andy Kinard	100	-		-	$78.00	11/14/2018	-	$-	-	$-
Andy Kinard	1,093	547	(1)	-	$50.00	5/14/2019	-	$-	-	$-
Andy Kinard	100	-		-	$50.50	4/17/2019	-	$-	-	$-
Andy Kinard	100	-		-	$47.50	6/6/2021	-	$-	-	$-

Andy Kinard	100	-		-	$27.00	8/21/2019	-	$-	-	$-

Andy Kinard	100	-		-	$26.50	10/21/2019	-	$-	-	-
Andy Kinard	100	-		-	$26.50	12/17/2019	-	$-	-	-
Andy Kinard	100	-		-	$15.50	3/29/2021	-	$-	-	$-
Ira Feintuch	12,000	-		-	$73.00	3/24/2018	-	$-	-	$-
Ira Feintuch	13,733	-		-	$73.00	3/24/2018	-	$-	-	$-
Ira Feintuch	2,800	1,400	(2)	-	$50.00	3/24/2018	-	$-	-	$-

Michael D. Farkas	15,000	-		-	$80.50	12/27/2017	-	$-	-	$-

Michael D. Farkas	100	-		-	$65.50	6/28/2018	-	$-	-	$-
Michael D. Farkas	100	-		-	$61.00	8/27/2018	-	$-	-	$-
Michael D. Farkas	100	-		-	$59.50	9/26/2018	-	$-	-	$-
Michael D. Farkas	200	-		-	$53.00	10/4/2018	-	$-	-	$-
Michael D. Farkas	100	-		-	$45.00	10/10/2018	-	$-	-	$-
Michael D. Farkas	100	-		-	$78.00	11/14/2018	-	$-	-	$-
Michael D. Farkas	4,200	-		-	$55.00	5/14/2019	-	$-	-	$-
Michael D. Farkas	100	-		-	$50.50	4/17/2019	-	$-	-	$-
Michael D. Farkas	100	-		-	$47.50	6/6/2021	-	$-	-	$-
Michael D. Farkas	100	-		-	$27.00	8/21/2019	-	$-	-	$-
Michael D. Farkas	100	-		-	$26.50	10/21/2019	-	$-	-	$-
Michael D. Farkas	100	-		-	$16.50	12/17/2019	-	$-	-	$-
Michael D. Farkas	100	-		-	$9.00	2/10/2021	-	$-	-	$-
Michael D. Farkas	100	-		-	$7.50	2/12/2021	-	$-	-	$-
Michael D. Farkas	100	-		-	$8.50	2/23/2021	-	$-	-	$-
Michael D. Farkas	100	-		-	$16.50	3/29/2021	-	$-	-	$-
Michael D. Farkas	100	-		-	$18.50	3/31/2021	-	$-	-	$-

(1)	Option is exercisable to the extent of 547 shares effective as of May 14, 2017.

(2)	Option is exercisable to the extent of 1,400 shares effective as of each of May 14, 2017.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2016, our securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	155,633	$57.00	$1
Equity compensation plans not approved by security holders	-	$-	$-

Total	155,633	$57.00	-

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our Named Executive Officers participated in a nonqualified deferred compensation plan in 2015.

401(k) Plan

We maintain a tax qualified retirement plan (the “401(k) Plan ”), that provide eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may participate in the 401(k) Plan on the entry date coincident with or following the date they meet the 401(k) Plan’s age and service eligibility requirements. The entry date is either January 1 or July 1. In order to meet the age and service eligibility requirements, otherwise eligible employees must be age 21 or older and complete 3 consecutive months of employment. Participants are able to defer up to 100% of their eligible compensation subject to applicable annual Code limits. All participants’ interest in their deferrals are 100% vested when contributed. Currently, the 401(k) Plan does not provide for any matching contributions on employee deferrals.

The Company has accrued, through September 30, 2017, $7,500 owed to employees pursuant to the 401(k) Plan. The Company plans on paying this amount with the proceeds from this offering.

Compensation of Directors

Mr. Farkas’ employment agreement, as amended provides that for so long as Mr. Farkas serves as a member of our Board, Mr. Farkas’ compensation for each meeting attended includes: (i) 100 options to purchase shares of our Common Stock at an exercise price equal to $0.01 above the closing price of our Common Stock on the date of the Board meeting; and (ii) a cash payment of $1,500 or, at our option, $3,000 worth of Common Stock based on the closing price of our Common Stock on the date of the Board meeting.

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We entered into a director agreement (the “Shapiro Agreement”) with Mr. Shapiro on April 28, 2014. The Shapiro Agreement has a term of three years, and Mr. Shapiro shall attend no fewer than four meetings per year. As compensation for his services, Mr. Shapiro shall receive: (i) annual compensation of $100,000; (ii) an option to purchase 8,000 shares of Common Stock, upon execution of the director agreement at an exercise price equal to $0.01 above the closing price on the date the Board approved of his appointment (the “Membership Option Award”); (iii) an option to purchase up to 100 shares of Common Stock for each Board meeting attended by Mr. Shapiro, at an exercise price equal to $0.01 above the closing price on the date of such a meeting; (iv) $1,500 for each Board meeting attended by Mr. Shapiro; and (v) $1,500 for each committee meeting of the Board, should Mr. Shapiro become Chairman of such committee. The Membership Option Award shall vest immediately and expire seven years from the date of issue; all other options issued pursuant to the director agreement shall have a one year vesting period and expire five years from the date of issue. Pursuant to the Shapiro Agreement, Mr. Shapiro is subject to a lock up provision, whereby he may not in any way dispose of the shares he acquires as a director for a period of six months “the Lock up Period.” After the Lock up Period, Mr. Shapiro may transfer the shares without restriction, up to five percent (5%) of the total daily trading volume of our Common Stock.

On July 30, 2014, the Board appointed Donald Engel to the Board to fill a vacancy. It has been determined by us that Mr. Engel is an independent member of the Board pursuant to the required standards set forth in Rule 10A-3(b) of the Exchange Act. In connection with his appointment, we and Mr. Engel entered into a Director Agreement whereby we agreed to issue Mr. Engel an option to purchase 6,000 shares of Common Stock at an exercise price of $50.00 per share. Additionally, for each Board meeting that Mr. Engel attends he will receive compensation of: (i) an option to purchase 100 shares of Common Stock at an exercise price equal to $0.01 above the closing price on the day of such Board meeting; and (ii) at our option, either (a) $1,500 cash or (b) such number of shares of Common Stock that equal $3,000 as of the date of such Board meeting. Pursuant to the Director Agreement, Mr. Engel is subject to a lock up provision, whereby he may not in any way dispose of the shares he acquires as a director for the Lock up Period. After the Lock up Period, Mr. Engel may transfer the shares without restriction, up to five percent (5%) of the total daily trading volume of our Common Stock.

On July 17, 2017, the Board appointed Robert Schweitzer to the Board. It has been determined by us that Mr. Schweitzer is an independent member of the Board pursuant to the required standards set forth in Rule 10A-3(b) of the Exchange Act. In connection with his appointment, we and Mr. Schweitzer entered into a Board of Directors Offer Letter Agreement whereby we agreed to issue Mr. Schweitzer 10,000 restricted shares of Common Stock. Following the closing of this offering, the Board will vote upon and approve a compensation package for each Board member. Pursuant to the Board of Directors Offer Letter Agreement, Mr. Schweitzer is subject to a lock up provision, whereby he may not in any way dispose of the shares he acquires as a director for the Lock up Period. After the Lock up Period, Mr. Schweitzer may transfer the shares without restriction, up to five percent (5%) of the total daily trading volume of our Common Stock.

As of March 31, 2016, the board suspended its compensation plan of: (i) an option to purchase 100 shares of Common Stock at an exercise price equal to $0.01 above the closing price on the day of such Board meeting; and (ii) at our option, either (a) $1,500 cash or (b) such number of shares of Common Stock that equal $3,000 as of the date of such board meeting and is in the process of formulating a new compensation plan.

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The following table provides information for 2016 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2016. Other than as set forth in the table, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards	Compensation		Total
Andrew Shapiro	$125,000	$15,000	$3,251	$49,749	(2)	$193,000
Donald Engel	-	3,000	930	55,171	(3)	59,101
Kevin Evans (1)	-	-	-	-		-
Total	$125,000	$18,000	$4,181	$104,920		$252,101

(1)	Mr. Kevin Evans was appointed to our Board on October 19, 2016 and was a member of our Audit Committee and our Nominating and Corporate Governance Committee. Mr. Evans resigned from the Board on December 8, 2016. To the knowledge of the Company’s executives and board members, Mr. Evans resigned due to a failure to find common ground with the Executive Chairman.

(2)	The Company accrued $22,241 and $27,508 of compensation expense related to the contractual obligation to issue options and shares of Common Stock which is included within accrued expenses as accrued professional, board and other fees as of December 31, 2016.

(3)	The Company accrued $21,018 and $34,153 of compensation expense related to the contractual obligation to issue options and shares of Common Stock which is included within accrued expenses as accrued professional, board and other fees as of December 31, 2016.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following tables set forth certain information regarding our voting shares (and, in the case of Series B Preferred Shares, non-voting shares) beneficially owned as of December 1, 2017, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of Common Stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of these tables, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of December 1, 2017. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of December 1, 2017 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Blink Charging Co., 3284 N 29th Court, Hollywood, Florida 33020.

Common Stock

	Shares of Common Stock Beneficially owned
Name of Beneficial Owner	Number		Percent (1)

5% Shareholders – N/A
Directors and Executive Officers:
Michael D. Farkas	4,011,023	(2)	72.27%
Michael Calise	80,569	(3)	1.44%
Ira Feintuch	59,933	(4)	1.08%
Andrew Shapiro	15,645	(5)	*
Donald Engel	7,713	(6)	*
Andy Kinard	11,399	(7)	*
Robert Schweitzer	10,000	(8)	*
All directors and named executive officers as a group (7 persons)	4,196,282		73.84%

* Less than 1%

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(1) Based on 5,523,673 shares of Common Stock issued and outstanding as of December 1, 2017. Shares of Common Stock form part of the Company’s voting securities. This table does not include shares underlying any class of preferred stock.

(2) Mr. Farkas has voting and investment control of the following shares: 128,653 shares of Common Stock, options to purchase 21,500 shares of Common Stock and warrants to purchase 100 shares of Common Stock owned by Mr. Farkas; 5,000 shares of Common Stock owned by each of Mr. Farkas’ three minor children over which shares Mr. Farkas has voting authority and serves as custodian (a total of 15,000 shares); 80 shares owned by the Farkas Family Irrevocable Trust of which Mr. Farkas is a beneficiary and 7,200 shares of Common Stock owned by The Farkas Family Foundation of which Mr. Farkas has voting authority as trustee; 3,191,654 shares of Common Stock owned by FGI of which 2,990,404 were converted into shares of Common Stock up on exercise of warrants held by FGI on August 29, 2017; 619,706 shares of Common Stock held by BLNK in which Mr. Farkas has a controlling interest; 22,130 held by the Zevi Group Inc. over which shares Mr. Farkas has voting authority. On December 6 , 2017, the Company and Mr. Farkas signed a letter agreement, pursuant to which, Mr. Farkas, on behalf of FGI, agreed that upon the closing of the Registered Offering, FGI will cancel 2,930,596 of its shares of the Company’s common stock.

(3) Includes 4,612 shares of Common Stock, options to purchase 100 shares of Common Stock, which are currently exercisable, and warrants to purchase 75,857 shares of Common Stock.

(4) Includes 30,000 shares of Common Stock and options to purchase 29,933 shares of Common Stock, which are currently exercisable.

(5) Includes 5,345 shares of Common Stock and options to purchase 10,300 shares of Common Stock, which are currently exercisable.

(6) Includes 1,113 shares of Common Stock and options to purchase 6,600 shares of Common Stock, which are currently exercisable

(7) Includes 1,459 shares of Common Stock and options to purchase 9,940 shares of Common Stock, which are currently exercisable. Mr. Kinard resigned as a director of the Company on July 17, 2017.

(8) Includes 10,000 shares of Common Stock.

Series A Preferred Shares

	Series A Preferred Shares Beneficially owned
Name of Beneficial Owner	Number		Percent (1)
Michael D. Farkas	10,000,000	(2)	90.91%
Michael Calise	—		—
Ira Feintuch	1,000,000	(3)	9.09%
Andrew Shapiro	—		—
Donald Engel	—		—
Andy Kinard	—		—
All directors and named executive officers as a group (6 persons)	11,000,000		100%

* Less than 1%

(1)	Based on 11,000,000 Series A Preferred Shares outstanding as of December 1, 2017. All Series A Preferred Shares will be converted into shares of Common Stock upon closing of this offering pursuant to conversion agreements executed by all the holders of Series A Preferred Shares.

(2)	On June 23, 2017, the Company and Mr. Farkas entered into a letter agreement with the Company whereby they agreed that, upon the Company’s implementation of the Reverse Stock Split, a total of 25,000,000 shares of Common Stock issuable upon conversion of the Series A Preferred Shares prior to the signing of the letter agreement to Mr. Farkas will be reduced to 2,000,000 shares of Common Stock. The Reverse Stock Split was implemented on August 29, 2017. On December 6 , 2017 Mr. Farkas signed a letter agreement pursuant to which, upon the closing of this offering, his Series A Preferred Shares will automatically convert into 500,000 shares of Common Stock.

(3)	On June 23, 2017, the Company and Mr. Feintuch entered into a letter agreement with the Company whereby they agreed that, upon the Company’s implementation of the Reverse Stock Split, a total of 2,500,000 shares of Common Stock issuable upon conversion of the Series A Preferred Shares prior to the signing of the letter agreement to Mr. Feintuch will be reduced to 200,000 shares of Common Stock. The Reverse Stock Split was implemented on August 29, 2017. On December 7 , 2017 Mr. Feintuch signed a letter agreement pursuant to which, upon the closing of this offering, his Series A Preferred Shares will automatically convert into 50,000 shares of Common Stock.

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Series B Preferred Shares

	Series B Preferred Shares Beneficially owned
Name of Beneficial Owner	Number		Percent
ECOtality Consolidated Qualified Creditor Trust 1850 N. Central Avenue Suite 1400 Phoenix, AZ 85004	8,250	(1)	100%

(1)	As of December 1, 2017, 110,644 shares of Common Stock are issuable to convert 8,250 Series B Preferred Shares (pursuant to the Series B Certificate of Designation). Upon the closing of this offering, all shares of Series B Preferred Shares will be converted into 145,962 shares of Common Stock, which is equal to $825,000 payable to the holders of Series B Preferred Shares to redeem the 8,250 shares divided by the assumed public offering price of $6.50 which is the last reported sales price for our Common Stock as reported on the OTC Pink Current Information Marketplace on December 1, 2017, as adjusted to reflect the Reverse Stock Split multiplied by a factor of 1.15.

Series C Preferred Shares

	Series C Preferred Shares Beneficially owned
Name of Beneficial Owner	Number		Percent (1)
Horton Capital Partners, LLC 1717 Arch Street, Suite 3920, Philadelphia, PA 19103.	22,081	(2)	9.6%
Michael D. Farkas	175,500	(3)	76.5%
Ira Feintuch	1,842		*
All directors and named executive officers as a group (2 persons)	177,342		77.26%

* Less than 1%

(1)	Based on 229,551 Series C Preferred Shares (convertible, pursuant to the as-amended Series C Certificate of Designation, into 655,860 shares of Common Stock) as of December 1 , 2017. Series C Preferred Shares (on an as-converted basis) form part of the Company’s voting securities. All Series C Preferred Shares will be converted into shares of Common Stock upon closing of this offering pursuant to conversion agreements executed by all the holders of Series C Preferred Shares and drag along rights under the Series C Amendment. If the offering is not completed, based on the as-converted Series C Certificate of Designation, the outstanding Series C Preferred Shares would be convertible into 655,860 shares of Common Stock.

(2)

Pursuant to the records of the Company. Convertible into, as of December 1 , 2017, 62,963 shares of Common Stock. Joe Manko, Jr., the Senior Principal of Horton Capital Partners, LLC, has voting and investment control of these shares.

Upon the closing of this offering, these 22,081 Series C Preferred Shares will convert into an aggregate of 488,330 shares of Common Stock.

(3)

Includes 5,520 Series C Preferred Shares convertible into, as of December 1 , 2017, 15,741 shares of Common Stock and 169,980 Series C Preferred Shares convertible into, as of December 1 , 2017, 485,336 shares of Common Stock, held by BLNK Holdings in which Mr. Farkas has a controlling interest.

Upon the closing of this offering, these 175,500 Series C Preferred Shares will convert into an aggregate of 3,881,250 shares of Common Stock. The Series C Certificate of Designation (as amended) contains a provision that allows the Series C Preferred Shares holders to have the most favorable conversion formula agreed to by the Company with any investor. At this time, pursuant to the Additional Agreement, JMJ has the most favorable conversion formula. The Company has not yet quantified how many shares if any are issuable upon the conversion of the 229,551 Series C Preferred Shares using JMJ's conversion formula.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation” and the registration rights described in the section titled “Description of Capital Stock – Registration Rights,” the following is a description of each transaction since January 1, 2016 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Our Company’s policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock

Private Placement Financings

Series C Preferred Shares Financing

In a series of transactions occurring between December 23, 2014 and June 30, 2016, we entered into securities purchase agreements (the “Series C Securities Purchase Agreements”) with certain investors (the “Purchasers”) for total gross proceeds to us of $8,297,120. Pursuant to the Series C Securities Purchase Agreements, we issued the following to the Purchasers: (i) 110,342 shares of our Series C Preferred Shares and (ii) warrants, exercisable for a period of five years from the original issue date, to purchase an aggregate of 315,264 shares of Common Stock for an exercise price of $52.50 per share.

In connection with the sale of our Series C Preferred Shares in December 2014, July 2015 and March 2016, we entered into registration rights agreements (the “Series C Registration Rights Agreements”) with certain investors, pursuant to which we agreed to register all of the shares of Common Stock underlying the Series C Preferred Shares and warrants to purchase our Common Stock purchased pursuant to such transactions, on registration statements to be filed with the SEC, and to use best efforts to cause the such registration statements to be declared effective under the Securities Act within certain time periods after the date of such sales of Series C Preferred Shares (the “Effectiveness Deadlines”). The Company did not meet the Effectiveness Deadlines, and as a result has incurred an obligation under the Series C Registration Rights Agreements to pay certain investors penalties. We accrued registration rights penalties, inclusive of accrued interest, in an amount equal to $11,677 for the period April 1, 2017 through June 30, 2017. On May 8, 2017, the Company issued a total of 61,740 Series C Preferred Shares to forty-eight (48) stockholders as payment in full, among other items, of registration rights penalties accrued through March 31, 2017. On August 25, 2017, the Company issued 8,265 Series C Preferred Shares to forty-three (43) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of April 1, 2017 through June 30, 2017. On November 29, 2017, the Company issued 9,119 Series C Preferred Shares to forty-five (45) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of July 1, 2017 through September 30, 2017. The penalties and dividends have continued to accrue from October 1, 2017, and will continue to accrue through the time of the offering.

In connection with the sale of our Series C Preferred Shares in March 2016, we also agreed that if we failed to achieve certain milestones and if the holders of the Series C Preferred Shares request a redemption of their shares pursuant to the Series C Certificate of Designation and we choose not to honor such request, then, following our receipt of notice from at least 60% of the holders of the Series C Preferred Shares, we will use reasonable efforts to sell substantially all of our assets. In the event we do not complete the sale of substantially all of our assets within the required time period, Michael D. Farkas has agreed to vote all shares of our voting capital stock registered in his name or beneficially owned by him in accordance with the instructions of at least 60% of the holders of the Series C Preferred Shares.

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The following table summarizes the Series C Preferred Shares purchased by related parties in connection with the transaction described in this section. The terms of these purchases were the same as those made available to unaffiliated purchasers. As described under “Security Ownership of Certain Beneficial Owners and Management,” as of February 7, 2017, BLNK Holdings owns all of the Company’s securities previously held by Eventide.

Investor	Shares of Series C Preferred Stock	Warrants to Purchase Common Stock	Aggregate Purchase Price	Percentage of Total Outstanding
Eventide Gilead Fund	50,000 (12/23/14)	142,857	$4,166,667	29.622%

Horton Capital Partners Fund LP	10,000 (12/23/14)	28,571	$833,333	2.962%

Eventide Gilead Fund	9,223 (7/24/15)	26,351	$830,000	5.464%

Eventide Gilead Fund	4,167 (10/16/15)	11,906	$250,000	2.469%

Eventide Gilead Fund	14,166 (10/27/15)	40,474	$850,000	8.392%

Eventide Gilead Fund	13,334 (3/11/16 - $650,040)

Horton Capital Partners Fund LP	(3/30/16 - $150,000)	38,097	$800,040	7.899%
	1,666 (3/14/16)	4,763	$99,960	0.987%

Eventide Gilead Fund	7,786 (4/18/16 - $150,000)

	(5/24/16 - $150,000)

	(6/30/16 - $167,120)	22,244	$467,120	4.613%

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Convertible Promissory Notes

BLNK Holdings

On February 10, 2017 and February 14, 2017, we entered into two promissory notes with BLNK Holdings for the principal sums of $22,567.00 and $25,000.00, respectively, together with simple interest at the rate of ten percent (10%) per annum. The entire principal amount and accrued interest on both notes are past due and payable.

On July 18, 2017 and July 30, 2017, we entered into two promissory notes with BLNK Holdings for the principal sums of $5,078.22 and $30,000.00, respectively, together with simple interest at the rate of ten percent (10%) per annum.

On August 4, 2017, we entered into a secured promissory note with BLNK Holdings for the principal sum of $100,000.00 together with simple interest at the rate of ten percent (10%) per annum. The loan is secured by a first priority lien on and continuing security interest in all of our assets.

Concurrent with the closing of this offering, pursuant to a conversion agreement dated August 23, 2017 by and between the Company and BLNK Holdings, of the five promissory notes discussed above, BLNK Holdings agreed to receive $209,442 in units in accordance with the Formula. Each unit will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment.

FGI

On June 24, 2016, we issued a sixty-day convertible note in the principal amount of $105,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 500,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split). The principal and amount was to be repaid upon the date at which we had received payment under an existing grant with the Pennsylvania Turnpike. Subsequent to June 30, 2016, we received the grant and repaid the principal amount of $105,000 plus accrued interest.

On June 24, 2016, we issued a sixty-day convertible note in the principal amount of $95,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 475,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On July 27, 2016, we issued a sixty-day convertible note in the principal amount of $100,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 500,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On July 29, 2016, we issued a sixty-day convertible note in the principal amount of $50,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 250,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On July 29, 2016, we issued a sixty-day convertible note in the principal amount of $20,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 100,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On August 1, 2016, we issued a sixty-day convertible note in the principal amount of $30,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 150,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

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On August 15, 2016, we issued a sixty-day convertible note in the principal amount of $100,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 500,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On September 1, 2016, we issued a sixty-day convertible note in the principal amount of $15,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 75,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On September 9, 2016, we issued a sixty-day convertible note in the principal amount of $35,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 175,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On September 16, 2016, we issued a sixty-day convertible note in the principal amount of $50,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 250,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On August 7, 2017, we issued a sixty-day convertible note in the principal amount of $50,000 to FGI. Interest on the note accrues at a rate of 15% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 100,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On August 29, 2017, following the effectiveness of the Reverse Stock Split, FGI exercised, on a cashless basis, its 3.1 million warrant shares, accounted for as derivative liabilities, not subject to the Reverse Stock Split. The Company issued 2,990,404 shares of Common Stock to FGI as a result of the cashless exercise. As a result, since the exercised warrants were previously classified as a derivative liability, the Company recorded a mark-to-market adjustment during the three months ended September 30, 2017 of approximately $43.9 million which was included within change in fair value of warrant liabilities on the condensed consolidated statement of operations. On November 20, 2017, JMJ confirmed in writing that it would not pursue a price reset of its outstanding warrants as a result of the FGI warrant exercise. The Company expects that this will result in a substantial reduction of the fair market value of JMJ’s derivative liabilities ($25 million on the September 30, 2017 balance sheet) in the fourth quarter of 2017.

On December 6, 2017, the Company and Mr. Farkas signed a letter agreement, pursuant to which, Mr. Farkas, on behalf of FGI, agreed that upon the closing of the Registered Offering, FGI will cancel 2,930,596 of its shares of the Company’s common stock (of the 2,990,404 received).

If our Company enters into bankruptcy proceedings, all of the above convertible notes will not be subject to an automatic stay. In addition, these notes feature piggyback registration rights and give Mr. Farkas a first priority lien on and continuing security interest in all of our assets. With the exception of a June 24, 2016 convertible note for $105,000 which has been repaid, the convertible notes in favor of FGI discussed above have matured and are past due. These notes have a waiver of automatic stay. We have not satisfied this debt and are in negotiations with Mr. Farkas to extend the maturity dates of such notes. If we are unable to do so on favorable terms, or at all, Mr. Farkas could seek to enforce the notes against us, which could have an adverse effect on our business and reduce the market price of our Common Stock.

License Agreements

On March 29, 2012, we, as Licensee, entered into an exclusive patent license agreement with Mr. Farkas, and Balance Holdings, LLC (an entity controlled by Mr. Farkas) as Licensor, whereby we agreed to pay a royalty of 10% of the gross profits received by us from commercial sales and/or use of two provisional patent applications, one relating to an inductive charging parking bumper and one relating to a process which allows multiple EVs to plug into an EV charging station simultaneously and charge as the current becomes available.

On March 11, 2016, we and Balance Holdings, LLC entered into an agreement related to the March 29, 2012 patent license agreement. The parties acknowledged that we have paid a total of $8,525 in registration and legal fees for the U.S. Provisional Patent Application No. 61529016 (the “Patent Application”) (related to the inductive charging parking bumper) to date. Effective March 11, 2016, the patent license agreement, solely with respect to the Patent Application and the parties’ rights and obligations thereto, was terminated. Mr. Farkas agreed to be solely responsible for all future costs and fees associated with the prosecution of the patent application. In the event the Patent Application is successful, Mr. Farkas shall grant a credit to us in the amount of $8,525 to be applied against any outstanding amount(s) owed to him. If we do not have any outstanding payment obligations to Mr. Farkas at the time the Patent Application is approved, Mr. Farkas shall remit the $8,525 to us within twenty (20) days of the approval. The parties agreed to a mutual release of any claims associated with the patent license agreement. We have not paid nor incurred any royalties to date under the patent license agreement.

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Other Transactions with Michael Farkas and Affiliates

On February 7, 2017, Eventide and BLNK Holdings completed a sales transaction. Eventide Fund sold all of the Company’s securities that it owned (142,857 shares of Common Stock, 114,491 Series C Preferred Shares, warrants to purchase 524,604 shares of the Company’s Common Stock, and all rights, claims, title, and interests in any securities of whatever kind or nature issued or issuable as a result of Eventide’s ownership of the Company’s securities) to BLNK Holdings for $1 million. The result of this transaction is that it is now possible for Mr. Farkas to arrange for a change in control of the Company via (1) his veto power over changes to the Company’s charter (Mr. Farkas, via his control of BLNK Holdings, now controls over 60% of the Series C Preferred Shares outstanding. This 60% control allows Mr. Farkas, pursuant to the Series C Certificate of Designation, to veto any changes to the Company’s charter); and (2) the ability to control, via the conversion of Preferred Shares into shares of Common Stock, and the exercise of warrants, over 50% of the Company’s voting shares.

We paid commissions to FGI totaling $0, $47,750 and $40,250 during the years ended December 31, 2016, 2015 and 2014 for business development related to installations of EV charging stations by us in accordance with the support services contract. These amounts are recorded as compensation on the consolidated statement of operations. These amounts were paid pursuant to the Fee Agreement. The Fee Agreement calls for us to pay FGI $500 for the first charging station installed at a client introduced by FGI and $250 for each additional station. FGI also receives a quarterly commission payment equal to 5% of gross revenue generated by each car charging station installed as a result of FGI’s efforts. At FGI’s election, FGI may receive stock in lieu of a cash payment. FGI will also receive stock options/warrants upon achievement of certain installation targets: (i) stock options/warrants to purchase 2,000 shares at $30.00 per share for 25 units; (ii) stock options/warrants to purchase 5,000 shares at $30.00 per share for 100 units; (iii) stock options/warrants to purchase 10,000 shares at $37.50 per share for 500 units; (iv) stock options/warrants to purchase 20,000 shares at $37.50 per share for 1,000 units; and (v) for each additional 250 units, stock options/warrants to purchase 5,000 shares at $50.00 per share for 1,001 units and above.

In addition, we paid $52,500 in fees to FGI from January 1 to June 30, 2016 as a result of financings entered into by the Company.

Effective June 15, 2017 we entered into the Third Amendment to Mr. Farkas’ employment agreement. Prior to entering into the Original Farkas Employment Agreement, the Company and an entity controlled by Mr. Farkas entered into the Affiliate Agreements.

Pursuant to the Third Amendment and the Conversion Agreement, upon the closing of this offering, Mr. Farkas will be paid or issued: (i) $95,000 to Mr. Farkas in repayment of accrued cash compensation for the period of July 2015 through November 2015 and for May 2017; (ii) 130,240 units issuable as payment of $630,000 in shares of Common Stock owed to Mr. Farkas for the period of December 1, 2015 through May 31, 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (iii) 87,143 units issuable as payment of (a) $375,000 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 pursuant to the Third Amendment divided by the assumed public offering price of $6.50 multiplied by 80%; (b) $77,624 in shares of Common Stock owed to Mr. Farkas for accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 pursuant to an oral agreement between the Company and Mr. Farkas divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 7(B) of the Third Amendment; (iv) 47,128 units issuable as payment of $213,102 owed to BLNK Holdings, in principal and interest pursuant to a Conversion Agreement between the Company and BLNK Holdings, dated August 23, 2017 based upon the Formula; and each unit issued to Mr. Farkas will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Farkas is also due to receive 886,119 shares of Common Stock issuable pursuant to a letter agreement, dated December 6, 2017. Mr. Farkas will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 8,240 shares of our Common Stock at an exercise price of $37.50 per share in connection with amounts owed pursuant to the Third Amendment

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With the exception of the Farkas Additional Amounts, the Third Amendment resolves all claims Mr. Farkas had with regard to the Affiliate Agreements.

On July 28, 2016, the Company (“Sublandlord”) entered into a sublease agreement with Balance Labs, Inc. (“Subtenant”) (an entity controlled by Mr. Farkas) pursuant to which the Company agreed to sublease a portion of its Miami, Florida corporate headquarters to Subtenant. The term of the sublease agreement is from August 1, 2016 to September 29, 2018, subject to earlier termination upon written notice of termination by the landlord or Sublandlord. Throughout the term of the agreement, Subtenant shall pay to Sublandlord fixed base rent and operating expenses equal to 50% of Sublandlord’s obligation under its primary lease agreement, resulting in monthly base rent payments ranging from approximately $7,500 to $8,000 per month, for a total of approximately $200,000 for the total term of the sublease agreement.

On August 3, 2016, we executed a consulting agreement with Ardour to serve as our financial advisor with respect to any private equity offerings, derivative equity offerings or debt offerings. As of December 1, 2017, Mr. Farkas owns less than 5% of Ardour. For acting as our placement agent, Ardour will receive a sales commission of 5% of the gross proceeds from any private equity offering and a five-year warrant to purchase 5% of the Common Stock from such private equity transaction with an exercise price struck at the valuation of the private equity transaction. Ardour will receive a sales commission of three percent of gross proceeds from a non-convertible debt related transaction whereby there is no equity component other than customary warrant coverage not in excess of 10% of the associated debt. Additionally, Joseph Gunnar & Co., LLC (“Gunnar”) will receive a sales commission of 5% of the gross proceeds from any private equity offering and a five-year warrant to purchase 5% of the Common Stock from such private equity transaction with an exercise price struck at the valuation of the private equity transaction. As of December 1, 2017, JMJ had advanced $3,500,000 to the Company. In connection with these advances, we have paid $67,500 (and owe $107,500) to Ardour as sales commissions and we have paid $109,000 (and owe $64,745) to Gunnar as sales commissions. Upon the closing of this offering, Ardour is due to receive a warrant worth 10% of the ultimate amount of securities issued to JMJ.

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In September 2016, we executed a consulting agreement with Balance Labs, Inc. (“Balance Labs”), an entity controlled by Mr. Farkas. Balance Labs will, among other services, work to establish strategic partnerships, identify customers, and identity hardware manufacturers. The consulting agreement calls for us pay a fee of 7% of any gross revenues realized by the Company as a result of Balance Labs’ introductions. Balance Labs will receive a fee, to the extent permitted by applicable federal or state law, of 5% with regard to any mergers (payable in-kind) of the aggregate consideration of the merger, sales of the Company, or our assets. There is also compensation tied to hardware sales ($500 per unit) and any celebrity endorsements (18% of the compensation we pay) arranged by Balance Labs. Finally, if we execute an EV services agreement with a party introduced by Balance Labs and we retain ownership of the hardware, Balance Labs is entitled to 5% of the net revenues generated by the deployed hardware. We have not yet paid any commissions to Balance Labs pursuant to this contract.

Other Transactions

We entered into a Fee/Commission Agreement with our Chief Operating Officer, Ira Feintuch, on November 17, 2009 that is substantially similar to the Fee/Commission Agreement we entered into with FGI discussed above. The Fee/Commission Agreement calls for us to pay Mr. Feintuch $500 for the first charging station installed at a client introduced by Mr. Feintuch and $250 for each additional station. Mr. Feintuch also receives a quarterly commission payment equal to 5% of gross revenue generated by each car charging station installed as a result of Mr. Feintuch’s efforts. Mr. Feintuch has made certain claims for historical unpaid unquantifiable compensation pursuant to his Fee/Commission Agreement with the Company. The Company’s reasonable estimate of the aggregate liability for FGI and our Chief Operating Officer is $445,000 (estimated as $277,000 payable in cash and $168,000 payable in stock options) which was accrued and is included within accrued expenses on the consolidated balance sheet as of December 31, 2016.

On June 16, 2017, the Company entered into a Compensation Agreement with Mr. Feintuch. The Compensation Agreement clarifies the accrued compensation owed to Mr. Feintuch under the Fee/Commission Agreement. Upon signing the Compensation Agreement, Mr. Feintuch received (i) options for 7,000 shares of the Company’s Common Stock at an exercise price of $30.00 per share; and (ii) options for 9,600 shares of the Company’s Common Stock at an exercise price of $37.50 per share.

In accordance with the Compensation Agreement with Mr. Feintuch, the Company shall pay Mr. Feintuch (i) $130,664 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation Agreement; (ii) $15,000 in cash which represents 75% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement; (iii) 10,201 units issuable as payment of (a) $43,555 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of November 2015 through March 2017 owed to Mr. Feintuch pursuant to the Compensation divided by the assumed public offering price of $6.50 multiplied by 80% and (b) $5,000 in shares of Common Stock owed to Mr. Feintuch which represents 25% of the accrued commissions on hardware sales and revenue from charging stations for the period of April 2017 through September 2017 owed to Mr. Feintuch pursuant to an oral agreement between the Company and Mr. Feintuch divided by the assumed public offering price of $6.50 multiplied by 80%. This oral agreement was reached pursuant to Section 3(B) of the Compensation Agreement. Each unit issued to Mr. Feintuch will consist of one share of Common Stock and one warrant to purchase one share of Common Stock. The Company will not be selling or issuing units registered in the registration statement of which this prospectus forms a part in connection with this payment. Mr. Feintuch will also receive options (regardless of the status of the offering) for 7,000 shares of our Common Stock at an exercise price of $30.00 per share and options for 9,600 shares of our Common Stock at an exercise price of $37.50 per share pursuant to his Compensation Agreement.

Mr. Feintuch agreed that his fee agreement is suspended and no payments are due thereunder (other than the payments specified in the Compensation Agreement) for as long as he is a full-time employee of the Company and is due to be paid a monthly salary of at least $20,000.

Mr. Feintuch is also due to receive 26,500 shares of Common Stock issuable pursuant to a letter agreement, dated December 7, 2017.

With the exception of the Feintuch Additional Amounts, the Compensation Agreement resolves all claims Mr. Feintuch had with regard to the Fee/Commission Agreement.

Director Independence

Because our Common Stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

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We have determined that Andrew Shapiro, Donald Engel and Robert Schweitzer are currently independent directors.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

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DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our Common Stock and preferred stock and certain provisions of our articles of incorporation and bylaws which will be in effect after the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Nevada law.

Immediately following the completion of this offering, our authorized capital stock will consist of 540,000,000 shares of capital stock, $0.001 par value per share, of which:

●	500,000,000 shares are designated as Common Stock; and

●	40,000,000 shares are designated as preferred stock, of which 20,000,000 is designated as Series A Preferred Shares, 10,000 is designated as Series B Preferred Shares, 250,000 is designated as Series C Preferred Shares and 19,740,000 is undesignated preferred stock.

As of December 1 , 2017, there were 5,523,673 shares of Common Stock issued and outstanding, held by approximately 210 stockholders of record, and 11,237,801 shares of preferred stock issued and outstanding, held by approximately 55 stockholders of record.

As of December 1 , 2017, there were 11,000,000 Series A Preferred Shares issued and outstanding, 8,250 Series B Preferred Shares issued and outstanding and 229,551 Series C Preferred Shares issued and outstanding convertible into 2,200,000, 110,644, and 655,860 shares of our Common Stock, respectively, based on the conversion ratio and price as set forth in the respective Certificates of Designations. All of the Series A, B and certain Series C Preferred Shareholders will convert into shares of Common Stock as described below.

Units

Each unit consists of one share of Common Stock and one warrant to purchase one share of our Common Stock, each as described further below.  The units will not be issued or certificated. Purchasers will receive only shares of Common Stock and warrants. The Common Stock and warrants may be transferred separately immediately upon issuance.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may, pursuant to Article VI of our bylaws, receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

In accordance with Nevada Revised Statute (“NRS”) Section 78.350, holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Articles of Incorporation.

No Preemptive or Similar Rights

In accordance with NRS Section 78.267, our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

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Right to Receive Liquidation Distribution

In accordance with NRS Sections 78.565 to 78.620, if we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable among the holders of our Common Stock and our participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

In accordance with NRS Sections 78.195 and 78.211 and the assessment of our Board, all of the outstanding shares of our Common Stock are, and the shares of our Common Stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 40,000,000 shares of preferred stock, $0.001 par value per share. Pursuant to our articles of incorporation, the Board is authorized to authorize and issue preferred stock and to fix the designations, preferences and rights of the preferred stock pursuant to a board resolution. Our Board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of our Common Stock.

Series A Preferred Shares

The rights and preferences of the Series A Preferred Shares are as contained in the Series A Certificate of Designations, as amended (the “Series A Certificate of Designation”). The holders of Series A Preferred Shares shall not be entitled to receive dividends paid on the Common Stock. At any time on or after the date of issuance, the holder of any such Series A Preferred Shares may, at such holder's option, elect to convert all or any portion of the Series A Preferred Shares held by such person into a number of fully paid and non-assessable shares of Common Stock on a 2.5:1 basis. In the event of a liquidation, dissolution or winding up of the Company, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Shares. In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each holder of Series A Preferred Shares notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the conversion rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Series A Preferred Shares that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be. No holder of Series A Preferred Shares shall be entitled to conduct a conversion which would result in such shareholder beneficial owning more than 4.99% of the outstanding shares of Common Stock of the Company after such conversion.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. As long as shares of the Series C Preferred Shares are outstanding, each share of Series A Preferred Shares has one vote per share based on the number of shares of Common Stock into which such Series A Preferred Shares are convertible and does not have any liquidation preference rights. The holders of the Series A Preferred Shares are not entitled to receive dividends. The Series A Preferred Shares are convertible into Common Stock at a ratio of 2.5 to 1 per share. Under the terms of the Series A Certificate of Designation, the Reverse Stock Split will not result in a proportionate adjustment to the conversion ratio of the Series A Preferred Shares. On June 23, 2017, the Company and Messrs. Farkas and Feintuch (the only holders of the Series A Preferred Shares) entered into letter agreements with the Company whereby they agreed that, upon the Company’s implementation of the Reverse Stock Split, a total of 2,200,000 shares of Common Stock issuable upon conversion of the Series A Preferred Shares to Mr. Farkas (2,000,000 shares) and Mr. Feintuch (200,000 shares) would be issued. will be reduced to 2,200,000 shares of Common Stock (2,000,000 for Mr. Farkas and 200,000 for Mr. Feintuch). The Reverse Stock Split was implemented on August 29, 2017. On December 6 , 2017 Mr. Farkas signed a letter agreement pursuant to which, upon the closing of this offering, his Series A Preferred Shares will automatically convert into 500,000 shares of Common Stock. On December 7 , 2017 Mr. Feintuch signed a letter agreement pursuant to which, upon the closing of this offering, his Series A Preferred Shares will automatically convert into 50,000 shares of Common Stock. If the offering does not close, then the conversion ratio for Series A Preferred Shares shall revert back to 2.5:1, as specified in the Series A Certificate of Designation.

As of December 1, 2017, there are 11,000,000 Series A Preferred Shares outstanding. As of December 1, 2017 there are 2,200,000 shares of Common Stock issuable upon conversion of such Series A Preferred Shares pursuant to the conversion agreements by and between the Series A Preferred Shareholders and the Company, with such shares automatically being issued at the closing of this offering pursuant to the letter agreements discussed in the previous paragraph.

Series B Preferred Shares

The rights and preferences of the Series B Preferred Shares are as contained in the Series B Certificate of Designation (together with the Series A Certificate of Designation and the Series C Certificate of Designation, the “Certificates of Designation”). The Series B Preferred Shares do not have voting rights with regard to our Company unless and until such shares are converted into Common Stock, in accordance with the Nevada Revised Statutes Section 78.350. The Series B Preferred Shares have liquidation preference rights on a pari passu basis with the Series C Preferred Shares. The holders of Series B Preferred Shares are not entitled to receive dividends. Under the Series B Certificate of Designation, for so long as any Series B Preferred Shares remain outstanding, we are restricted from paying cash dividends on any shares of our capital stock. The Series B Preferred Shares are convertible at the option of the holder into Common Stock at a ratio based on the average closing price per share of Common Stock over the 30-day period prior to each conversion date. In addition, the Series B Preferred Shares are convertible at the option of the holder upon certain events of default, including the failure to make payments under a tax sharing agreement entered into by and between us and certain parties, the enforcement of any rights granted in connection with an operating line of credit entered into with certain parties and a change of control transaction. The Series B Preferred Shares are redeemable at the option of the holder in three equal annual installments starting December 31, 2016, subject to certain earlier acceleration rights upon certain defaults by us, for $100 per share. The Series B Preferred Shares are also redeemable, in full or in part, at our option for $100 per share at any time and from time to time. On May 19, 2017, the holder of the Series B Preferred Shares signed a conversion agreement pursuant to which, at the closing of this offering, 8,250 Series B Preferred Shares will convert into 159,454 shares of Common Stock which will result in an inducement charge of approximately $124,000, divided by the assumed public offering price of $6.50 and multiplied by a factor of 1.15. As of December 1, 2017, with an assumed public offering price of $6.50 per share, the Series B Preferred Shares would be converted into 145,962 shares of Common Stock upon the closing of this offering pursuant to the conversion agreements by and between the Series B Preferred Shareholder and the Company. If this offering is not completed, pursuant to the Series B Certificate of Designation, 110,644 shares of Common Stock are issuable upon conversion of outstanding Series B Preferred Shares.

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Series C Preferred Shares

The rights and preferences of the Series C Preferred Shares are as contained in the Series C Certificate of Designation. Each share of Series C Preferred Shares is entitled to one vote per share based on the number of shares of Common Stock into which such Series C Preferred Shares are convertible, provided that if a holder of Series C Preferred Shares would be deemed an affiliate of our Company based on the number of shares a holder of Series C Preferred Shares would be entitled to vote, then the number of shares such holder will be entitled to vote will remain less than 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon the conversion of preferred stock held by the applicable holder. In addition, the affirmative vote of the holders of 60% of our Series C Preferred Shares will be required to amend the rights of the Series C Preferred Shares or amend the Series C Certificate of Designation or our articles of incorporation. The holders of the Series C Preferred Shares, exclusively and as a separate class, are entitled to elect one director.

Subject to the restriction on our ability to pay cash dividends contained in the Series B Certificate of Designation as described above, the holders of our Series C Preferred Shares are entitled to receive dividends at our sole discretion either in cash at a rate of 2% on the stated value of the shares of $100, compounded quarterly, or in the form of additional Series C Preferred Shares at a rate of 2.5% on the stated value of the shares of $100, compounded quarterly. Upon a liquidation, the Series C Preferred Shares are entitled to receive cash and any accrued or unpaid dividends. The Series C Preferred Shares has senior liquidation preference rights compared to the other classes of preferred shares and Common Stock, provided that the Series B Preferred Shares are entitled to receive distributions on a pari passu basis with the Series C Preferred Shares. The holders of the Series C Preferred Shares are entitled to convert their shares into shares of Common Stock at a conversion price of $35.00, which is subject to adjustment for stock dividends and stock splits, sales of equity securities for a price per share lower than the applicable conversion price, subsequent rights offerings, pro rata distributions and certain fundamental transactions, such as a change of control. If we are unable to convert such shares into our Common Stock, we are subject to partial liquidated damages penalties.

The holders of our Series C Preferred Shares are entitled to redeem their shares at the request of holders representing at least 60% of the outstanding Series C Preferred Shares. In addition, we are permitted to redeem the Series C Preferred Shares at a price per share equal to 120% of the stated value of $100, plus accrued but unpaid dividends.

At the closing of this offering, 5,076,609 shares issuable upon the conversion of 229,551 Series C Preferred Shares outstanding as of December 1, 2017 based upon the Formula and divided by the assumed public offering price of $6.50. The majority of the shares are being converted pursuant to conversion agreements signed by holders of the Series C Preferred Shares and the remainder are being issued pursuant to the Series C Amendments. The conversion of the Series C Preferred Shares resulted in a deemed dividend of approximately $9.7 million which was recognized by recording an offsetting debit and credit to additional paid-in capital because the Company has an accumulated deficit. The Series C Certificate of Designation (as amended) contains a provision that allows the Series C Preferred Shares holders to have the most favorable conversion formula agreed to by the Company with any investor. At this time, pursuant to the Additional Agreement, JMJ has the most favorable conversion formula. The Company has not yet quantified how many shares if any are issuable upon the conversion of the 229,551 Series C Preferred Shares using JMJ's conversion formula.

Registration Rights

In connection with the securities purchase agreements dated as of October 11, 2013, December 4, 2013 and December 9, 2013, we also entered into registration rights agreement, pursuant to which we agreed to register all of the shares and warrant shares on a Form S-1 registration statement to be filed with the SEC within 30 calendar days following the closing date of such transaction and to use best efforts to cause the registration statement to be declared effective under the Securities Act within 60 days following the closing date of such transaction.

In connection with the securities purchase agreements dated as of December 23, 2014, July 24, 2015, October 14, 2015, and March 11, 2016, we also entered into registration rights agreement, pursuant to which we agreed to register all of the shares of Common Stock underlying the Series C Preferred Shares and warrant shares on a Form S-1 registration statement to be filed with the SEC and to use best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days following the closing date of such transaction.

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On May 8, 2017, the Company issued a total of 61,740 Series C Preferred Shares to forty-eight (48) stockholders as payment in full, among other items, of registration rights penalties accrued through March 31, 2017. There are currently 110,342 Series C Preferred Shares that may still be entitled to rights with respect to the registration of the shares of Common Stock underlying such Series C Preferred Shares. We accrued registration rights penalties, inclusive of accrued interest, in an amount equal to $11,677 for the period April 1, 2017 through June 30, 2017. On May 8, 2017, the Company issued a total of 61,740 Series C Preferred Shares to forty-eight (48) stockholders as payment in full, among other items, of registration rights penalties accrued through March 31, 2017. On August 25, 2017, the Company issued 8,265 Series C Preferred Shares to forty-three (43) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of April 1, 2017 through June 30, 2017. On November 29, 2017, the Company issued 9,119 Series C Preferred Shares to forty-five (45) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of July 1, 2017 through September 30, 2017. The penalties and dividends have continued to accrue from October 1, 2017, and will continue to accrue through the time of the offering.

Demand Registration Rights

The holders of certain shares of our Common Stock issuable upon the conversion of our preferred stock are entitled to certain demand registration rights. At any time beginning 180 days after the effective date of this offering, the holders of these shares then outstanding can request that we file a registration statement to register the offer and sale of their shares.

Piggyback Registration Rights

The holders of certain shares of our Common Stock including, but not limited to, those issuable upon the conversion of our preferred stock are entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of shares of our Common Stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration on Form S-8 relating solely to employee stock option, stock purchase or other benefit plans, or (ii) a registration on Form S-4 relating solely to a transaction covered by Rule 145 promulgated under the Securities Act, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

The holders of certain shares of our Common Stock are entitled to certain Form S-3 registration rights. The holders of these shares then outstanding can request that we register the offer and sale of their shares of our Common Stock on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3. We are not currently eligible to file a registration statement on Form S-3.

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Company Sale Right and Voting Covenant

Pursuant to our Series C Registration Rights Agreement dated March 11, 2016, we agreed that if we fail to achieve certain milestones, and the holders of the Series C Preferred Shares request redemption of their shares pursuant to the Series C Certificate of Designation and we choose not to honor such request, then following our receipt of notice from at least 60% of the holders of the Series C Preferred Shares, we will use reasonable efforts to sell substantially all of our Company’s assets. In the event we do not complete the sale of substantially all of our Company’s assets within the required time period, Michael D. Farkas has agreed to vote all shares of voting capital stock of our Company registered in his name or beneficially owned by him in accordance with the instructions of at least 60% of the holders of the Series C Preferred Shares.

Warrants

As of December 1, 2017, we have issued warrants to purchase 293,083 shares of Common Stock issuable with a weighted average exercise price of $47.10 Certain of the warrants granted by us contain various adjustment mechanisms, including anti-dilution protection for issuances of securities at a price below $79.00, weighted average anti-dilution, restrictions on effectuating issuances of Common Stock or Common Stock equivalents containing variable settlement provisions, vesting provisions of varying duration.

JMJ Warrants

Pursuant to the terms of JMJ’s warrants, the exercise price per share of Common Stock shall be the lesser of (i) 80% of the per share price of Common Stock in the offering, (ii) $0.70 per share (or $35 after giving effect to the Reverse Stock Split, (iii) 80% of the unit price offering price in the offering (if applicable), (iv) the exercise price of any warrants issued in the offering, or (v) the lowest conversion price, exercise price, or exchange price of any security issued by us that is outstanding on the issue date. JMJ may also exercise the warrant, in whole or in part, by means of a “cashless exercise.” If on the termination date, any portion of the warrant amount remains unexercised, the termination date will be extended for two years. Until such time up to and including the date on which the Company closes on the offering, if the Company shall dispose of or issue any Common Stock at an effective price per share less than the exercise price, then in effect the exercise price shall be adjusted. As of December 1, 2017, ten (10) warrants to purchase a total of 100,001 shares of the Company’s Common Stock have been issued to JMJ. The aggregate exercise price is $3,500,000.

Series C Holder Warrants

Pursuant to the terms of the Series C Shareholder’s warrants, the exercise per share of Common Stock is $50.00. The warrants may be exercised in full or in part (but not for a fractional share). The holder may also exercise this Warrant, in whole or in part, by means of a “cashless exercise.” The holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants  If at any time following the effective date of the warrant, (a) the closing price of the Common Stock is equal to or greater than $131.25 for a period of ten (10) consecutive trading days, the Company shall have the right to require the Holder to exercise all or any portion of the warrant. If the Company elects to cause a forced exercise as described above, then it must simultaneously take the same action with respect to the other warrants.

Warrants to Be Issued in the Offering

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

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Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price. The exercise price per whole share of Common Stock purchasable upon exercise of the warrants is $_____ per share or 150% of public offering price of the unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We have applied for the listing of the warrants offered in this offering on The NASDAQ Capital Market under the symbol “BLNKW”. No assurance can be given that such listing will be approved or that a trading market will develop.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the warrant.

Options

As of December 1, 2017, we had outstanding options to purchase an aggregate of 147,300 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $58.18, under our equity compensation plans.

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Transfer Agent

Our transfer agent is Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, NJ 07601.

Anti-Takeover Effects of Various Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Provisions of the Nevada Corporation Law and our articles of incorporation, as amended and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred

Our articles of incorporation permit our Board to issue preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our Common Stockholders. The issuance of our preferred stock could delay or prevent a change of control of our Company.

Board Vacancies to be Filled by Remaining Directors

Our bylaws provide that casual vacancies on the Board may be filled by the remaining directors then in office.

Removal of Directors by Stockholders

Our bylaws and the Nevada Corporation Law provide that directors may be removed with or without cause at any time by a vote of two-thirds of the stockholders entitled to vote thereon, at a special meeting of the stockholders called for that purpose.

Stockholder Action

Our bylaws provide that special meetings of the stockholders may be called by the Board or such person or persons authorized by the Board.

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Amendments to our Articles of Incorporation and Bylaws

Under the Nevada Corporation Law, our articles of incorporation may not be amended by stockholder action alone. Amendments to our articles of incorporation require a board resolution approved by the majority of the outstanding capital stock entitled to vote. Our bylaws may only be amended by a majority vote of the stockholders at any annual meeting or special meeting called for that purpose. Subject to the right of stockholders as described in the immediately preceding sentence, the Board has the power to make, adopt, alter, amend and repeal, from time to time, our bylaws.

Nevada Anti-Takeover Statute

We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors

Nevada Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Corporation Law and in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. Future sales of substantial amounts of our Common Stock in the public market or the perception that such sales might occur may adversely affect market prices prevailing from time to time. Furthermore, there may be sales of substantial amounts of our Common Stock in the public market after the existing legal and contractual restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. See “Risk Factors—Risks Associated with our Common Stock— Substantial Future Sales of Shares of Our Common Stock In The Public Market Could Cause Our Stock Price To Fall.”

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Based on the number of shares of Common Stock outstanding as of             , 2017, after giving pro forma effect to the closing of this offering we will have     shares of Common Stock outstanding, assuming (1) no exercise of the underwriters’ option to purchase additional shares of Common Stock and/or warrants and (2) no exercise of outstanding options or warrants. Of those shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our “affiliates,” as that term is defined in Rule 144, may only be sold in compliance with the limitations described below.

Lock-up Agreements

Our directors and executive officers and certain stockholders have agreed with the underwriters that for a period of 180 days after the date of this prospectus in the case of directors and executive officers, and 90 days after the date of this prospectus in the case of our principal stockholders, except with the prior written consent of the representatives and subject to specified exceptions, we or they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock. Following the expiration of the lock-up agreements, shares will become eligible for sale subject to Rule 144 (assuming our listing application is approved by NASDAQ and register our Common Stock as a class pursuant to the Exchange Act).

Our directors and officers have executed Financing Lock up Agreements required of all executive offers and directors of our Company as per the most recent round of financing and described above. Upon the expiration of the Financing Lock up Agreements, pursuant to their employment agreements and director agreements, after the expiration of the Financing Lock up Agreements, our executive officers and directors, respectively, shall only have the right to sell, dispose of or otherwise transfer their beneficially owned securities in the amount of up to 5% of the total daily trading volume of our shares.

Rule 144

The Company is a former shell company. As a result, to enable investors to sell shares of our Common Stock pursuant to Rule 144 of the Securities Act, we need to be: (A) subject to the reporting requirements of section 13 or 15(d) of the Exchange Act; and (B) current in filing such reports. Although we are current in our filings, because we are not currently subject to the Exchange Act and make such filings voluntarily, investors are not currently able to utilize Rule 144.

We have applied to list our Common Stock and warrants on NASDAQ under the symbols “BLNK” and “BLNKW,” respectively . If our listing application is approved, we will, prior to listing, register our Common Stock as a class pursuant to the Exchange Act and investors will be able to use Rule 144 to sell shares of our Common Stock.

In general, under Rule 144, as currently in effect, an affiliate who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to sell, upon the expiration of the lock-up agreement described above, within any three-month period beginning 90 days (for our principal stockholders) and 180 days (for our directors and officers) from the date of this offering, a number of shares that does not exceed the greater of 1% of our then-outstanding shares of Common Stock, which equals approximately shares immediately after this offering, or the average reported weekly trading volume of our Common Stock on NASDAQ during the four calendar weeks preceding the filing of a notice of the sale on Form 144 .

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. The sale of these shares, or the perception that sales will be made, may adversely affect the price of our Common Stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Following this offering, a person who is not deemed to be or have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, may sell such shares subject only to the availability of current public information about us.

Options and Warrants

As of December 1, 2017, we had outstanding stock options and warrants to purchase a total of 440,383 shares of our Common Stock consisting of: (i) 293,083 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $47.10; and (iii) 147,300 shares issuable upon exercise of outstanding options with a weighted average exercise price of $58.18, under our equity compensation plans.

As of December 1, 2017, we currently owe (i) 15,240 shares issuable to Mr. Farkas upon exercise of options to be issued pursuant to the Third Amendment with the options having a weighted average exercise price of $34.06; and (ii) 16,600 shares issuable to Mr. Feintuch upon exercise of outstanding options issued pursuant to the Compensation Agreement with the options having a weighted average exercise price of $34.34. The issuance of these shares of Common Stock will have a significant dilutive impact on our stockholders.

Of the total number of shares of our Common Stock issuable under the options, all are subject to contractual lock-up agreements, and will become eligible for sale subject to Rule 144 at the expiration of those agreements. Upon the exercise of outstanding warrants, such warrant shares will become eligible for sale subject to Rule 144.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock and warrants purchased in this offering but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our Common Stock or warrants.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt organizations or governmental organizations;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

●	persons who hold our Common Stock or warrants as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

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●	persons who hold or receive our Common Stock or warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our Common Stock or warrants as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our Common Stock or warrants under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Common Stock or warrants, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Common Stock or warrants, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock and warrants arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our Common Stock or warrants. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our Common Stock or warrants, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

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Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. holder that is a corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Constructive Distributions

The terms of the warrants allow for changes in the exercise price of the warrants under certain circumstances. A change in exercise price of a warrant that allows holders to receive more shares of Common Stock on exercise may increase a holder’s proportionate interest in our earnings and profits or assets. In that case, such holder may be treated as though it received a taxable distribution in the form of our Common Stock. A taxable constructive stock distribution would generally result, for example, if the exercise price is adjusted to compensate holders for distributions of cash or property to our stockholders.

Not all changes in the exercise price that result in a holder’s receiving more Common Stock on exercise, however, would be considered as increasing a holder’s proportionate interest in our earnings and profits or assets. For instance, a change in exercise price could simply prevent the dilution of a holder’s interest upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions for these purposes. Conversely, if an event occurs that dilutes a holder’s interest and the exercise price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to our stockholders.

Any taxable constructive stock distributions resulting from a change to, or a failure to change, the exercise price of the warrants that is treated as a distribution of Common Stock would be treated for U.S federal income tax purposes in the same manner as distributions on our Common Stock paid in cash or other property, resulting in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its Common Stock or warrants, as applicable, being increased by the amount of such dividend), and with any excess treated as a return of capital or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for tax rates applicable to long-term capital gains or the dividends-received deduction described under “—Distributions,” as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our Common Stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s tax basis in such Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such Common Stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the Common Stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

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Sale, Exchange, Redemption, Lapse or Other Taxable Disposition of a Warrant

Upon a sale, exchange, redemption, lapse or other taxable disposition of a warrant, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (if any) on the disposition and such U.S. holder’s tax basis in the warrant. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for the warrant. The U.S. holder’s tax basis in the warrant generally will equal the amount the holder paid for the warrant. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the warrant for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Exercise of a Warrant

The exercise of a warrant for shares of Common Stock generally will not be a taxable event for the exercising U.S. holder, except with respect to cash, if any, received in lieu of a fractional share. A U.S. holder will have a tax basis in the shares of Common Stock received on exercise of a warrant equal to the sum of the U.S. holder’s tax basis in the warrant surrendered, reduced by any portion of the basis allocable to a fractional share, plus the exercise price of the warrant. A U.S. holder generally will have a holding period in shares of Common Stock acquired on exercise of a warrant that commences on the date of exercise of the warrant.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our Common Stock or warrants. A “non-U.S. holder” is a beneficial owner of our Common Stock or warrants (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder.

Distributions

Subject to the discussion below regarding effectively connected income, any dividend, including any taxable constructive stock dividend resulting from certain adjustments, or failure to make adjustments, to the exercise price of a warrant (as described above under “Consequences to U.S. Holders—Constructive Distributions”), paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our Common Stock or warrants through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

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Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock or a warrant unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	shares of our Common Stock or our warrants, as applicable, constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock or warrants, as applicable.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, if our Common Stock becomes regularly traded on an established securities market (as defined by applicable Treasury regulations), such Common Stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock. In addition, provided that our Common Stock is regularly traded on an established securities market (as defined by applicable Treasury regulations), a warrant will not be treated as a U.S. real property interest with respect to a non-U.S. holder if such holder did not own, actually or constructively, warrants whose total fair market value on the date they were acquired (and on the date or dates any additional warrants were acquired) exceeded the fair market value on that date (and on the date or dates any additional warrants were acquired) of five percent of all our Common Stock.

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If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common Stock or warrants beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence if you reside outside of the United States.

Payments of dividends on or of proceeds from the disposition of our Common Stock or warrants made to you may be subject to information reporting and backup withholding. Backup withholding may apply at a current rate of 28% unless you (i) provide the payor with a correct taxpayer identification number and comply with applicable certification requirements, or (ii) establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our Common Stock or warrants paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Common Stock or warrants paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends paid by us, and under current transitional rules are expected to apply with respect to the gross proceeds from a sale or other disposition of our Common Stock or warrants on or after January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our Common Stock or warrants.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our Common Stock or warrants, including the consequences of any proposed changes in applicable laws.

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UNDERWRITING

Joseph Gunnar & Co., LLC is acting as sole bookrunner and as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Name of Underwriter	Number of Units
Joseph Gunnar & Co., LLC

Total

The underwriters are committed to purchase all the units offered by this prospectus if they purchase any units . The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of Common Stock and/or warrants covered by the underwriters’ over-allotment option to purchase shares and/or warrants described below. The underwriters are offering the units, shares of Common Stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters a 45-day option to purchase up to an aggregate of 285,124 additional shares of Common Stock and/or warrants to purchase shares of Common Stock equal to 15% of the number of units sold in the offering, less underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of Common Stock and/or warrants by the underwriters in excess of the total number of shares of Common Stock and/or warrants set forth in the table above. If any of these additional shares and/or warrants are purchased, the underwriters will offer the additional shares and/or warrants on the same terms as those on which the shares and warrants are being offered.

Discounts and Commissions

The underwriters propose initially to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $            per unit. If all of the units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

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The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option to purchase shares and/or warrants we granted to the representatives of the underwriters.

	Per Unit	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of this offering (excluding any proceeds received upon any subsequent exercise of the over-allotment option to purchase shares and/or warrants).

We have also agreed to pay the representative’s expenses relating to the offering, including expenses and disbursements relating to background checks of our officers and directors, commemorative mementos and lucite tombstones, fees and expenses of the representative’s legal counsel, $25,000 of which has been paid in advance and will be returned to us to the extent that offering expenses are not actually incurred in compliance with FINRA Rule 5110(f)(2) (C), book-building, prospectus tracking and compliance software for this offering, and up to $20,000 of the representative’s actual accountable road show expenses for the offering, provided, however, that the accountable expenses to be reimbursed shall not exceed $142,500 in the aggregate.

The total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, commissions and expenses, are approximately $604,585 and are payable by us.

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Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus, in the case of our directors and officers, and 90 days from the date of this prospectus, in the case of our principal stockholders.

Right of First Refusal

We have granted the representatives a right of first refusal, for a period of twelve months from the commencement of sales, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the Representative for such Subject Transactions.

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Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

OTC Pink Current Information Marketplace and NASDAQ Capital Market

Our Common Stock is presently quoted on the OTC Pink Current Information Marketplace under the symbol “CCGI”. We have applied to have our Common Stock and warrants listed on The NASDAQ Capital Market under the symbols “BLNK” and “BLNKW,” respectively. No assurance can be given that our application will be approved. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the warrants.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase shares and/or warrants or purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares and/or warrants. “Naked” short sales are sales in excess of the over-allotment option to purchase shares and/or warrants. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our securities, including the imposition of penalty bids. This means that if the representative of the underwriters purchases securities in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

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The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

In connection with the JMJ transaction in October 2016, we entered into a placement agency agreement with the Representative pursuant to which we have paid the Representative a cash fee of $109,000 (and owe $64,745) based on the $3,500,000 advanced by JMJ through December 1, 2017. The cash fee is not included in the aggregate compensation attributed to the Representative for the offering.

Pricing of the Offering

The public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop, or that after the offering the shares will trade in the public market at or above the public offering price.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

109

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

110

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

111

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

112

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

113

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Common Stock is Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, New Jersey 07601.

LEGAL MATTERS

Lucosky Brookman LLP, Woodbridge, New Jersey, will pass upon the validity of the securities being offered by this prospectus. Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2016, and for each of the years in the two-year period ended December 31, 2016, have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

114

BLINK CHARGING CO.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Blink Charging Co. (f/k/a Car Charging Group, Inc.) and Subsidiaries

We have audited the accompanying consolidated balance sheets of Blink Charging Co. (f/k/a Car Charging Group, Inc .) and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Blink Charging Co. (f/k/a Car Charging Group, Inc.) and Subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2, the Company has incurred net losses since inception and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Marcum LLP

New York, NY

April 14, 2017, except for Note 18, as to which the date is August 29, 2017

F-2

BLINK CHARGING CO. & SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2016	2015

Assets

Current Assets:
Cash	$5,898	$189,231
Accounts receivable and other receivables, net	128,315	551,214
Inventory, net	394,825	744,150
Prepaid expenses and other current assets	84,631	429,798

Total Current Assets	613,669	1,914,393

Fixed assets, net	755,682	1,500,893
Intangible assets, net	116,482	126,797
Deferred public offering costs	335,475	-
Other assets	89,573	132,043

Total Assets	$1,910,881	$3,674,126

Liabilities and Stockholders’ Deficiency

Current Liabilities:
Accounts payable	$3,500,267	$2,160,433
Accounts payable [1]	3,728,193	3,908,009
Accrued expenses	7,955,976	5,146,724
Accrued expenses [1]	5,969	5,969
Accrued public information fee	3,005,277	2,433,734
Derivative liabilities	1,583,103	1,350,881
Convertible notes payable, net of debt discount of $501,981 as of December 31, 2016	581,274	50,000
Convertible notes payable - related party	495,000	-
Notes payable - related party	-	20,000
Current portion of notes payable	342,781	351,954
Current portion of deferred revenue	600,700	924,123
Total Current Liabilities	21,798,540	16,351,827
Deferred revenue, net of current portion	99,495	109,180
Notes payable, net of current portion	-	4,815

Total Liabilities	21,898,035	16,465,822

Series B Convertible Preferred Stock, 10,000 shares designated, 8,250 and 8,250 shares issued and outstanding as of December 31, 2016 and 2015, respectively	825,000	825,000

Commitments and contingencies

Stockholders’ Deficiency:
Preferred stock, $0.001 par value, 40,000,000 shares authorized;
Series A Convertible Preferred Stock, 20,000,000 shares designated, 11,000,000 and 10,500,000 shares issued and outstanding as of December 31, 2016 and 2015, respectively	11,000	10,500
Series C Convertible Preferred Stock, 250,000 shares designated, 150,426 and 120,330 shares issued and outstanding at December 31, 2016 and 2015, respectively	150	120
Common Stock, $0.001 par value, 500,000,000 shares authorized, 1,609,530 and 1,592,415 shares issued and outstanding at December 31, 2016 and 2015, respectively	1,610	1,592
Additional paid-in capital	64,078,212	63,754,877
Accumulated deficit	(81,071,782)	(73,372,655)

Total Car Charging Group Inc. - Stockholders’ Deficiency	(16,980,840)	(9,605,566)
Non-controlling interest [1]	(3,831,314)	(4,011,130)

Total Stockholder’s Deficiency	(20,812,154)	(13,616,696)

Total Liabilities and Stockholders’ Deficiency	$1,910,881	$3,674,126

[1] - Related to 350 Green, which became a variable interest entity of the Company on April 17, 2014.

The accompanying notes are an integral part of these consolidated financial statements.

F-3

BLINK CHARGING CO. & SUBSIDIARIES

Consolidated Statements of Operations

	For The Years Ended
	December 31,
	2016		2015

Revenues:
Charging service revenue - company-owned charging stations		$1,144,016	$1,074,163
Product sales		1,126,939	805,143
Grant and rebate revenue		332,672	1,169,149
Warranty revenue		136,375	82,508
Network fees		244,509	179,254
Other		341,510	647,578

Total Revenues		3,326,021	3,957,795

Cost of Revenues:
Cost of charging services - company-owned charging stations		189,498	184,312
Host provider fees		458,931	326,872
Cost of equipment sales		501,729	370,926
Network costs		511,438	460,770
Warranty and repairs and maintenance		346,477	671,474
Depreciation and amortization		805,607	847,384

Total Cost of Revenues		2,813,680	2,861,738

Gross Profit		512,341	1,096,057

Operating Expenses:
Compensation		4,879,612	8,200,246
Other operating expenses		1,451,683	1,662,748
General and administrative expenses		1,393,954	2,552,857

Total Operating Expenses		7,725,249	12,415,851

Loss From Operations		(7,212,908)	(11,319,794)

Other (Expense) Income:
Interest expense		(256,098)	(82,565)
Amortization of discount on convertible debt		(962,412)	(63,473)
Gain on settlement or forgiveness of accounts payable and accrued expenses		840,625	60,597
Gain on settlement of other trade liabilities		-	209,086
Change in fair value of warrant liabilities		727,239	3,262,637
Loss on disposal of fixed assets		(17,557)	-
Gain on sale of fixed assets, net		-	81,567
Investor warrant expense		(7,295)	(275,908)
Non-compliance penalty for delinquent regular SEC filings		(571,543)	(1,722,217)
Non-compliance penalty for SEC registration requirement		(239,178)	(228,750)
Release from obligation to U.S. Department of Energy		-	1,833,896

Total Other (Expense) Income		(486,219)	3,074,870

Net Loss		(7,699,127)	(8,244,924)
Less: Net income attributable to the noncontrolling interests		-	389,600
Net Loss Attributable to Car Charging Group, Inc.		(7,699,127)	(8,634,524)
Dividend attributable to Series C shareholders		(1,468,500)	(950,100)
Net Loss Attributable to Common Shareholders		$(9,167,627)	$(9,584,624)

Net Loss Per Share
- Basic and Diluted	$	(3.17)	$(6.06)

Weighted Average Number of
Shares of Common Stock Outstanding
- Basic and Diluted		2,894,509	1,580,584

The accompanying notes are an integral part of these consolidated financial statements.

F-4

BLINK CHARGING CO. & SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Deficiency

For the Years Ended December 31, 2016 and 2015

									Stock
									Subscription	Non
	Convertible						Additional		Proceeds	Controlling	Total
	Preferred-A		Preferred-C		Common Stock		Paid-In	Accumulated	Held In	Interest	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Escrow	Deficit	Deficiency

Balance - December 31, 2014	10,000,000	$10,000	60,250	$60	1,555,022	$1,555	$58,269,376	$(64,738,131)	$(4,000,000)	$(4,400,730)	$(14,857,070)

Sale of Series C convertible preferred stock, net of issuance costs [1]	-	-	27,556	27	-	-	1,496,937	-	-	-	1,496,964

Release of funds from escrow in connection with sale of Series C convertible preferred stock	-	-	-	-	-	-	-	-	3,000,000	-	3,000,000

Return of escrowed funds to investor in connection with Series C convertible preferred stock	-	-	-	-	-	-	(1,000,000)	-	1,000,000		-

Stock-based compensation	-	-	-	-	-	-	1,631,709	-	-	-	1,631,709

Series C convertible preferred stock issued in settlement of accrued registration rights penalty and related interest	-	-	20,697	21	-	-	2,069,679	-	-	-	2,069,700

Common Stock issued as compensation for services	-	-	-	-	37,293	37	742,563	-	-	-	742,600

Series C convertible preferred stock issued as compensation	-	-	5,050	5	-	-	465,031	-	-	-	465,036

Series A convertible preferred stock issued as compensation	500,000	500	-	-	-	-	499,500	-	-	-	500,000

Series C convertible preferred stock dividends:
Accrual of dividends earned	-	-	-	-	-	-	(950,100)	-	-	-	(950,100)
Payment of dividends in kind	-	-	6,777	7	-	-	677,693	-	-	-	677,700

Option and warrant modification expense	-	-	-	-	-	-	133,092	-	-	-	133,092

Warrants reclassified to derivative liabilities	-	-	-	-	-	-	(281,403)	-	-	-	(281,403)

Net (loss) income	-	-	-	-	-	-	-	$(8,634,524)	-	389,600	(8,244,924)

Balance - December 31, 2015	10,500,000	$10,500	120,330	$120	1,592,415	$1,592	$63,754,877	$(73,372,655)	$-	$(4,011,130)	$(13,616,696)

Sale of Series C convertible preferred stock, net of issuance costs [2]	-	-	22,786	22	-	-	976,849	-	-	-	976,871

Stock-based compensation	-	-	-	-	3,883	4	381,435	-	-	-	381,439
							-
Common Stock issued as compensation for services previously accrued	-	-	-	-	18,078	18	(18)	-	-	-	-

Return and retirement of Common Stock in connection with settlement	-	-	-	-	(4,846)	(5)	(44,995)	-	-	-	(45,000)

Convertible preferred stock issued as compensation to the Chief Operating Officer	500,000	500	750	1	-	-	(501)	-	-	-	-

Series C convertible preferred stock issued as compensation to the Executive Chairman	-	-	444	1	-	-	39,963	-	-	-	39,964

Series C convertible preferred stock dividends:
Accrual of dividends earned	-	-	-	-	-	-	(1,468,500)	-	-	-	(1,468,500)
Payment of dividends in kind	-	-	6,116	6	-	-	611,594	-	-	-	611,600

Warrant modification expense	-	-	-	-	-	-	7,295	-	-	-	7,295

Assumption of liability of 350 Green by Car Charging Group, Inc.	-	-	-	-	-	-	(179,816)	-	-	179,816	-

Net loss	-	-	-	-	-	-	-	$(7,699,127)	-	-	(7,699,127)

Balance - December 31, 2016	11,000,000	$11,000	150,426	$150	1,609,530	$1,610	$64,078,182	$(81,071,782)	$-	$(3,831,314)	$(20,812,154)

[1]	Includes gross proceeds of $1,930,000, issuance costs of $264,720 and warrants with an issuance date fair value of $168,316 recorded as a derivative liability.

[2]	Includes gross proceeds of $1,367,120, less issuance costs of $211,835 ($150,383 of cash and $61,452 non-cash) and warrants with an issuance date fair value of $178,414 recorded as a derivative liability.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

BLINK CHARGING CO. & SUBSIDIARIES

Consolidated Statements of Cash Flows

	For The Years Ended
	December 31,
	2016	2015
Cash Flows From Operating Activities
Net loss	$(7,699,127)	$(8,244,924)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	861,831	935,355
Accretion of interest expense	63,773	-
Amortization of discount on convertible debt	962,412	63,473
Change in fair value of warrant liabilities	(727,239)	(3,262,637)
Release from obligation to U.S. Department of Energy	-	(1,833,896)
Provision for bad debt	98,650	19,421
Loss on disposal of fixed assets	17,557	-
Gain on sale of fixed assets, net	-	(81,567)
Gain on settlement or forgiveness of accounts payable and accrued expenses	(840,625)	(60,597)
Gain on settlement of other trade liabilities	-	(209,086)
Non-compliance penalty for delinquent regular SEC filings	571,543	1,722,217
Non-compliance penalty for SEC registration requirement	239,178	228,750
Non-cash compensation:
Convertible preferred stock	131,967	1,158,033
Common Stock	248,545	1,294,132
Options	396,124	1,324,803
Warrants	7,821	288,862
Changes in operating assets and liabilities:
Accounts receivable and other receivables	324,249	(285,926)
Inventory	289,616	288,518
Prepaid expenses and other current assets	397,667	(338,821)
Other assets	42,470	472,980
Accounts payable and accrued expenses	2,181,363	798,118
Deferred rent	-	(6,564)
Deferred revenue	(316,798)	(207,881)

Total Adjustments	4,950,104	2,307,687

Net Cash Used in Operating Activities	(2,749,023)	(5,937,237)

Cash Flows From Investing Activities
Purchase of fixed assets	(80,463)	-
Proceeds from sale of fixed assets	-	108,701
Investment in estate of Ecotality net of amount owed to Ecotality Estate Creditor’s Committee	-	(210,965)

Net Cash Used In Investing Activities	(80,463)	(102,264)

Cash Flows From Financing Activities
Proceeds from sale of shares of Series C Convertible
Preferred stock and warrants	1,367,120	4,930,000
Payment of Series C Convertible Preferred Stock issuance costs	(52,500)	-
Payments of future public offering costs	(53,640)	-
Payment of debt issuance costs	(87,405)	-
Bank overdrafts, net	11,566	-
Proceeds from issuance of a convertible note payable	1,000,000	-
Proceeds from issuance of convertible notes payable to a related party	600,000	-
Repayment of notes and convertible notes payable	(138,988)	(328,330)

Net Cash Provided by Financing Activities	2,646,153	4,601,670

Net Decrease In Cash	(183,333)	(1,437,831)

Cash - Beginning of Year	189,231	1,627,062

Cash - Ending of Year	$5,898	$189,231

The accompanying notes are an integral part of these consolidated financial statements.

F-6

BLINK CHARGING CO. & SUBSIDIARIES

Consolidated Statements of Cash Flows - Continued

	For The Years Ended
	December 31,
	2016	2015
Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for:
Interest expense	$2,414	$34,414

Non-cash investing and financing activities:
Return and retirement of Common Stock in connection with settlement	$45,000	$-
Issuance of Common Stock for services previously accrued	$26,982	$94,999
Issuance of Series C Convertible Preferred Stock in settlement of accrued registration rights penalty and related interest	$-	$2,069,700
Accrual of contractual dividends on Series C Convertible Preferred Stock	$1,468,500	$950,100
Issuance of Series C Convertible Preferred Stock in satisfaction of contractual dividends	$(611,600)	$(677,700)
Warrants issued in connection with extension of convertible note payable	$-	$42,242
Warrants reclassified to derivative liabilities	$-	$281,403
Issuance of Series B Convertible Preferred Stock to the Creditors of ECOtality	$-	$825,000
Accrual of issuance costs on Series C Convertible Preferred Stock	$159,335	$-
Transfer of inventory to fixed assets	$59,709	$-
Warrants issued as debt discount in connection with issuances of notes payable - related party	$204,465	$-
Warrants issued in connection with sale of Series C convertible preferred stock	$178,414	$-
Warrants issued as debt discount in connection with issuances of notes payable	$285,468	$-
Accrual of deferred public offering costs	$281,835	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

1. BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

Blink Charging Co. (f/k/a Car Charging Group, Inc. ) (“CCGI”) was incorporated on October 3, 2006 under the laws of the State of Nevada as New Image Concepts, Inc. On December 7, 2009, New Image Concepts, Inc. changed its name to Car Charging Group, Inc.

CCGI, through its wholly-owned subsidiaries (collectively, the “Company” or “Car Charging”), acquires and installs electric vehicle (“EV”) charging stations and shares servicing fees received from customers that use the charging stations with the property owner(s), on a property by property basis. In addition, the Company sells hardware and enters into individual arrangements for this purpose with various property owners, which may include municipalities, garage operators, hospitals, multi-family properties, shopping malls and facility owner/operators.

2. GOING CONCERN AND MANAGEMENT’S PLANS

As of December 31, 2016, the Company had a cash balance, a working capital deficiency and an accumulated deficit of $5,898, $21,184,871 and $81,071,782, respectively. During the years ended December 31, 2016 and 2015, the Company incurred net losses of $7,699,127 and $8,244,924, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within a year after the issuance date of this filing.

Since inception, the Company’s operations have primarily been funded through proceeds received in equity and debt financings. Although management believes that the Company has access to capital resources, there are currently no commitments in place for new financing at this time, except as described below, and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. There is also no assurance that the amount of funds the Company might raise will enable the Company to complete its development initiatives or attain profitable operations. If the Company is unable to obtain additional financing on a timely basis, it may have to curtail its development, marketing and promotional activities, which would have a material adverse effect on the Company’s business, financial condition and results of operations, and ultimately the Company could be forced to discontinue its operations and liquidate.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustment that might become necessary should the Company be unable to continue as a going concern.

Subsequent to December 31, 2016, the Company received an aggregate of $1,252,667 associated with the issuances of convertible and non-convertible notes payable. In addition, pursuant to a convertible note, an additional $1,294,900 of funding could be released to the Company upon the completion of certain contractually defined milestones. See Note 11 – Notes Payable – Convertible Notes and Other, Note 18 – Subsequent Events – Convertible Note and Note 18 – Subsequent Events - Non-Convertible Notes – Related Party for additional details. There can be no assurance that the Company will be successful in attaining the defined milestones. The Company is currently funding its operations on a month-to-month basis. While there can be no assurance that it will be successful, the Company is in active negotiations to raise additional capital.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of CCGI and its wholly-owned subsidiaries, including Car Charging, Inc., Beam Charging LLC (“Beam”), EV Pass LLC (“EV Pass”), Blink Network LLC (“Blink”) and Car Charging China Corp. (“Car Charging China”). All intercompany transactions and balances have been eliminated in consolidation.

Through April 16, 2014, 350 Green LLC (“350 Green”) was a wholly-owned subsidiary of the Company in which the Company had full voting control and was therefore consolidated. Beginning on April 17, 2014, when 350 Green’s assets and liabilities were transferred to a trust mortgage, 350 Green became a Variable Interest Entity (“VIE”). The consolidation guidance relating to accounting for VIEs requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and perform ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. The Company determined that it is the primary beneficiary of 350 Green, and as such, 350 Green’s assets, liabilities and results of operations are included in the Company’s consolidated financial statements.

F-8

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

USE OF ESTIMATES

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements. The Company’s significant estimates used in these financial statements include, but are not limited to, stock-based compensation, accounts receivable reserves, warranty reserves, inventory valuations, the valuation allowance related to the Company’s deferred tax assets, the carrying amount of intangible assets, estimates of future EV sales and the effects thereon, fair value of derivative liabilities and the recoverability and useful lives of long-lived assets. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

CASH

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents in the consolidated financial statements. The Company has cash on deposits in several financial institutions which, at times, may be in excess of FDIC insurance limits. The Company has not experienced losses in such accounts.

ACCOUNTS RECEIVABLE

Accounts receivable are carried at their contractual amounts, less an estimate for uncollectible amounts. As of December 31, 2016 and 2015, there was an allowance for uncollectable amounts of $42,349 and $140,998, respectively. Management estimates the allowance for bad debts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted.

INVENTORIES

Inventory is comprised of electric charging stations and related parts, which are available for sale or for warranty requirements. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventory that is sold to third parties is included within cost of sales and inventory that is installed on the premises of participating owner/operator properties, where the Company retains ownership, is transferred to fixed assets at the carrying value of the inventory. The Company periodically reviews for slow-moving, excess or obsolete inventories. Products that are determined to be obsolete, if any, are written down to net realizable value. Based on the aforementioned periodic reviews, the Company recorded an inventory reserve for slow-moving, excess or obsolete inventories of $154,000 and $290,000 as of December 31, 2016 and 2015, respectively.

As of December 31, 2016 and 2015, the Company’s inventory was comprised solely of finished goods and parts that are available for sale.

FIXED ASSETS

Fixed assets are stated at cost, net of accumulated depreciation and amortization which is recorded commencing at the in-service date using the straight-line method over the estimated useful lives of the assets, as set forth in the following table:

Asset	Useful Lives (In Years)

Computer software and office and computer equipment	3 - 5
Machinery and equipment, automobiles, furniture and fixtures	3 - 10
Installed Level 2 electric vehicle charging stations	3
Installed Level 3 (DC Fast Chargers (“DCFC”)) electric vehicle charging stations	5

F-9

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

FIXED ASSETS - CONTINUED

When fixed assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statements of operations for the respective period. Minor additions and repairs are expensed in the period incurred. Major additions and repairs which extend the useful life of existing assets are capitalized and depreciated using the straight-line method over their remaining estimated useful lives.

EV charging stations represents the cost, net of accumulated depreciation, of charging devices that have been installed on the premises of participating owner/operator properties or are earmarked to be installed. The Company held approximately $48,000 and $29,000 in EV charging stations that were not placed in service as of December 31, 2016 and 2015, respectively.

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company assesses the recoverability of its long-lived assets by monitoring current selling prices of car charging units in the open market, the adoption rate of various auto manufacturers in the EV market and projected car charging utilization at various public car charging stations throughout its network in determining fair value. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. See Note 6 – Fixed Assets for additional details.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) Topic 985 “Software”. Capitalization of software development costs begins upon the determination of technological feasibility. The determination of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including anticipated future gross product revenues, estimated economic life and changes in hardware and software technology. Historically, software development costs incurred subsequent to the establishment of technological feasibility have not been material.

INTANGIBLE ASSETS

Intangible assets were acquired in conjunction with the acquisitions of Beam, EV Pass, and Blink during 2013 and were recorded at their fair value at such time. Trademarks are amortized on a straight-line basis over their useful life of ten years. Patents are amortized on a straight-line basis over the lives of the patent (twenty years or less), commencing when the patent is approved and placed in service on a straight-line basis.

SEGMENTS

The Company operates a single segment business as disclosed in the notes to the consolidated financial statements. The Company’s chief operating decision maker views the Company’s operating performance on a consolidated basis as its only business is the sale and distribution of electric vehicle charging machines and revenues that it earns from customers who use machines connected to its network, whether owned by the Company or third party hosts.

F-10

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

DERIVATIVE FINANCIAL INSTRUMENTS

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with Topic 815 of the FASB ASC. The accounting treatment of derivative financial instruments requires that the Company record the conversion options and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. Conversion options are recorded as a discount to the host instrument and are amortized as interest expense over the life of the underlying instrument. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

The Binomial Lattice Model was used to estimate the fair value of the warrants that are classified as derivative liabilities on the consolidated balance sheets. The model includes subjective input assumptions that can materially affect the fair value estimates. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants.

SEQUENCING POLICY

Under ASC 815-40-35, the Company has adopted a sequencing policy whereby, in the event that reclassification of contracts from equity to assets or liabilities is necessary pursuant to ASC 815 due to the Company’s inability to demonstrate it has sufficient authorized shares, shares will be allocated on the basis of the earliest issuance date of potentially dilutive instruments, with the earliest grants receiving the first allocation of shares.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The carrying amounts of the Company’s financial instruments, such as cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to the short-term nature of these instruments. The carrying amount of the Company’s notes payable approximates fair value because the effective yields on these obligations, which include contractual interest rates, taken together with other features such as concurrent issuance of warrants, are comparable to rates of returns for instruments of similar credit risk.

F-11

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

REVENUE RECOGNITION

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. Accordingly, when a customer completes use of a charging station, the service can be deemed rendered and revenue may be recognized based on the time duration of the session or kilowatt hours drawn during the session. Sales of EV stations are recognized upon shipment to the customer, free on board shipping point, or the point of customer acceptance.

Governmental grants and rebates pertaining to revenues and periodic expenses are recognized as income when the related revenue and/or periodic expense are recorded. Government grants and rebates related to EV charging stations and their installation are deferred and amortized in a manner consistent with the related depreciation expense of the related asset over their useful lives.

For arrangements with multiple elements, which is comprised of (1) a charging unit, (2) installation of the charging unit, (3) maintenance and (4) network fees, revenue is recognized dependent upon whether vendor specific objective evidence (“VSOE”) of fair value exists for separating each of the elements. The Company determined that VSOE exists for both the delivered and undelivered elements of the company’s multiple-element arrangements. The Company limited their assessment of fair value to either (a) the price charged when the same element is sold separately or (b) the price established by management having the relevant authority.

CONCENTRATIONS

During the year ended December 31, 2016, revenues generated from Entity C represented approximately 13% of the Company’s total revenue. During the year ended December 31, 2015, revenues generated from Entity A and Entity C represented approximately 18% and 16% of the Company’s total revenue, respectively. The Company generated grant revenues from a governmental agency (Entity A) and charging service revenues from a customer (Entity C). As of December 31, 2016, accounts receivable from Entity C were 18% of total accounts receivable.

RECLASSIFICATIONS

Certain prior year balances have been reclassified in order to conform to current year presentation. These reclassifications have no effect on previously reported results of operations or loss per share.

STOCK-BASED COMPENSATION

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is measured on the measurement date and re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Awards granted to non-employee directors for their service as a director are treated on the same basis as awards granted to employees. The Company computes the fair value of equity-classified warrants and options granted using the Black-Scholes option pricing model.

F-12

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

INCOME TAXES

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date. As of December 31, 2016 and 2015, the Company maintained a full valuation allowance against its deferred tax assets since it is more likely than not that the future tax benefit on such temporary differences will not be realized.

The Company recognizes the tax benefit from an uncertain income tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement by examining taxing authorities. The Company has open tax years going back to 2013 which may be subject to audit by federal and state authorities. The Company’s policy is to recognize interest and penalties accrued on uncertain income tax positions in interest expense in the Company’s consolidated statements of operations. As of December 31, 2016 and 2015, we had no liability for unrecognized tax benefits. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

NET LOSS PER COMMON SHARE

Basic net loss per common share is computed by dividing net loss by the weighted average number of vested shares of Common Stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number vested of shares of Common Stock, plus the net impact of shares of Common Stock (computed using the treasury stock method), if dilutive, resulting from the exercise of outstanding stock options and warrants, plus the conversion of preferred stock and convertible notes.

The following Common Stock equivalents are excluded from the calculation of weighted average dilutive shares of Common Stock because their inclusion would have been anti-dilutive:

	December 31,
	2016	2015
Preferred stock	1,053,004	967,563
Warrants	1,035,115	1,220,872
Options	149,233	155,633
Convertible notes	16,332	977
Total potentially dilutive shares	2,253,684	2,345,045

In August 2017, the Farkas Group Inc., a company controlled by our Executive Chairman, exercised 3.1 million warrants, of which 3 million warrants were issued and outstanding as of December 31, 2016, exercisable at $0.70 per share, into 2,990,404 common shares on a cashless basis in accordance with warrant terms. These warrants were not subject to the reverse split of 1:50. The 3 million shares were deemed to be nominal shares and are shown as outstanding on a weighted average basis based on date of issuance for purposes of computing net loss per share for the year ended December 31, 2016.

COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

LITIGATION AND DISPUTES

The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

F-13

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 was revised in July 2015 to be effective for interim periods beginning on or after December 15, 2017 and should be applied on a transitional basis either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. In 2016, FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20). The Company has not yet selected a transition method and is currently evaluating the impact of the adoption of these ASUs on its consolidated financial position and results of operations.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The adoption of ASU 2015-011 is not expected to have a material impact on our consolidated financial statement or disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The adoption of ASU 2016-009 is not expected to have a material impact on our consolidated financial statement or disclosures.

In August 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. ASU 2016-15 requires adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The Company is currently evaluating ASU 2016-15 and its impact on its consolidated financial statements or disclosures.

F-14

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

4. ECOTALITY ESTATE ACQUISTION

On December 31, 2014, the United States Bankruptcy Court, District Arizona (“Bankruptcy Court”) issued a Confirmation Order Pursuant to Bankruptcy Rule 9024 in the Bankruptcy case, in regards to: Electric Transportation Engineering Corporation (Case No. 13-626), confirming a Plan of Reorganization of Electric Transport Engineering Corporation, whereby the Official Committee of Unsecured Creditors of the estate (“Creditors”) would own 50% of the Reorganized Electric Transport Engineering Corporation (“Reorganized ETEC”) in consideration, of foregoing the amounts formerly owed by the estate and the Company would own the remaining 50% of the Reorganized ETEC. The initial consideration as of December 31, 2014 was $1,000,000, consisting of an initial payment of $275,000 (including $70,000 to be paid on behalf of the estate directly to their professional service providers and $94,035 representing forbearance of a Blink receivable from the estate) and a subsequent cash payment of $725,000. On April 10, 2015, the consideration was amended to $1,200,000 consisting of an initial payment of $375,000 (including $280,965 to be paid on behalf of the estate directly to their professional service providers and $94,035 representing forbearance of a Blink network receivable from the estate) and a subsequent cash payment of $825,000 to the Creditors secured by 8,250 shares of Series B Convertible Preferred Stock issued in 2015 under the amendment. See Note 14 – Stockholders’ Deficiency – Preferred Stock - Series B Convertible Preferred Stock for additional details.

As of December 31, 2016 and 2015, the ECOtality estate consisted of no material assets, liabilities or business other than deferred tax assets associated with carryforward net operating losses (“NOLs”). Given that, as of December 31, 2016 and 2015, there was no implemented plan to realize the benefit of those NOLs, the Company recorded a full valuation allowance against such deferred tax assets.

5. ASSETS AND LIABILITIES TRANSFERRED TO TRUST MORTGAGE – 350 GREEN

SUMMARY

On April 17, 2014, the Company’s Board of Directors executed a resolution to form a trust mortgage relating to 350 Green. On May 29, 2014, the Company and EVSE Management LLC (“EVSE”) entered into a Management Services Agreement and on June 27, 2014, EVSE purchased certain assets from 350 Green for total consideration of $860,836 which included a note receivable from Car Charging in the amount of $314,598. On September 8, 2014, the Company entered into an agreement among the trustee of 350 Green, an attorney, 350 Green and the Company whereby the Company would pay the legal fees incurred in connection with an action brought by 350 Green against JNS Power and Control Systems, Inc. (“JNS”). On September 30, 2014, the Company (“Assignor”) entered into an Assignment Agreement with Green 350 Trust Mortgage LLC (“Assignee”), an entity formed by the trustee for the sole purpose to entering into this transaction, under which Assignor, the sole member of 350 Green, irrevocably assigned, sold and transferred 100% of the limited liability company membership interests in 350 Green to Assignee and Assignee accepted such transfer for nominal consideration of $100.

Through April 16, 2014, 350 Green was a wholly-owned subsidiary of the Company in which the Company had full control and was consolidated. Beginning on April 17, 2014, 350 Green was deemed to be a VIE and, therefore, we continued to consolidate 350 Green. On July 8, 2015, the Company and the trustee of 350 Green agreed to settle the note receivable in the amount of $314,598 for $25,000 in full satisfaction of the note. On September 9, 2015, the United States Court of Appeals for the Seventh Circuit of Chicago, Illinois affirmed the ruling of the United States District Court for the Northern District of Illinois in the matter of JNS Power & Control Systems, Inc. v. 350 Green, LLC in favor of JNS. See Note 17 – Commitments and Contingencies – Litigation and Disputes for additional details.

F-15

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

5. ASSETS AND LIABILITIES TRANSFERRED TO TRUST MORTGAGE – 350 GREEN – CONTINUED

The following amounts pertaining to 350 Green are included in the consolidated statements of operations for the year ended December 31, 2015:

For the Years Ended December 31, 2015

Revenues	$-

Cost of Revenues	(209,086)

Gross Profit	209,086

Operating Expenses:
Other operating expenses	-
General and administrative expenses	25,114
Loss on sale/replacement of EV charging stations	-
Total Operating Expenses	25,114

Income From Operations	183,972

Other Income (Expense):
Interest income	6,352
Gain on settlement of accounts payable	155,770
Gain on settlement of debt	314,598
Loss on settlement of note receivable	(271,092)

Total Other Income, net	205,628

Net Income	$389,600

The following current liabilities pertaining to 350 Green are included in the consolidated balance sheets:

	December 31,
	2016	2015

Accounts payable	$3,728,193	$3,908,009
Accrued expenses	5,969	5,969
Total	$3,734,162	$3,913,978

The following represents the change in the balance of the non-controlling interest:

	For the Years Ended December 31,
	2016	2015
Beginning balance	$(4,011,130)	$(4,400,730)
Net income of 350 Green	-	389,600
Assumption of liability of 350 Green by Car Charging Group, Inc.	179,816	-
Ending balance	$(3,831,314)	$(4,011,130)

On June 29, 2015, 350 Green recorded a $155,770 gain on the settlement of fees payable to a network operator that originated prior to 2015.

F-16

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

6. FIXED ASSETS

Fixed assets consist of the following:

	December 31,
	2016	2015
EV charging stations	$4,687,294	$4,805,340
Software	464,997	464,997
Automobiles	132,751	132,751
Office and computer equipment	125,992	126,459
Machinery and equipment	71,509	71,509
	5,482,543	5,601,056
Less: accumulated depreciation	(4,726,861)	(4,100,163)
Fixed assets, net	$755,682	$1,500,893

Depreciation and amortization expense related to fixed assets was $851,516 and $925,039 for the years ended December 31, 2016 and 2015, respectively, of which $805,606 and $847,384, respectively, was recorded within cost of sales in the accompanying consolidated statements of operations.

On April 2, 2015, the Company was notified by a host to remove 304 level 2 charging stations from its various locations throughout the United States, installed by 350 Green prior to the Company’s acquisition of 350 Green which is currently owned by EVSE. The customer alleged material breaches by 350 Green of the Charging Station License Agreement between the parties. As a result of the notification, the Company performed an impairment test on those specific charging stations and concluded they were fully impaired. On July 10, 2015, the Company sold 142 of these charging stations with no remaining carrying value of $0 to a competitor for an aggregate purchase price of $106,700, resulting in a gain of $106,700 recorded in other (expense) income.

During the year ended December 31, 2015, the Company disposed of fixed assets with a net book value of $25,133 which resulted in a loss on disposal of $25,133 during 2015, which was included within other (expense) income in the consolidated statements of operations.

During the year ended December 31, 2016, the Company disposed of fixed assets with a net book value of $17,557 which resulted in a loss on disposal of $17,557 during 2016, which was included within other (expense) income in the consolidated statements of operations.

F-17

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

7. INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31,
	2016	2015
Trademarks	$17,580	$17,580
Patents	132,661	132,661
	150,241	150,241
Less: accumulated amortization	(33,759)	(23,444)
Intangible assets, net	$116,482	$126,797

Amortization expense related to intangible assets was $10,315 and $10,316 for the years ended December 31, 2016 and 2015, respectively.

The estimated future amortization expense is as follows:

For the Years Ended December 31,	Patents	Trademarks	Total
2017	$7,804	$2,511	$10,315
2018	7,804	2,511	10,315
2019	7,804	2,511	10,315
2020	7,804	1,144	8,948
2021	7,804	-	7,804
Thereafter	68,785	-	68,785
	$107,805	$8,677	$116,482

8. OTHER ASSETS

Other assets consist of the following:

	December 31,
	2016	2015

Deposits	$34,057	$73,513
Inventory conversion costs	51,730	51,716
Other	3,786	6,814
	$89,573	$132,043

9. ACCRUED EXPENSES

SUMMARY

Accrued expenses consist of the following:

	December 31
	2016	2015

Registration rights penalty	$967,928	$728,750
Accrued consulting fees	184,800	916,925
Accrued host fees	1,308,897	873,544
Accrued professional, board and other fees	1,381,399	1,069,341
Accrued wages	241,466	187,779
Accrued commissions	445,000	-
Warranty payable	338,000	223,988
Accrued taxes payable	511,902	355,949
Accrued payroll taxes payable	122,069	-
Warrants payable	155,412	77,761
Accrued issuable equity	862,377	324,894
Accrued interest expense	273,838	83,843
Dividend payable	1,150,100	293,200
Other accrued expenses	12,788	10,750
	$7,955,976	$5,146,724

F-18

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

9. ACCRUED EXPENSES – CONTINUED

REGISTRATION RIGHTS PENALTY

In connection with the sale of the Company’s Common Stock and warrants during the year ended December 31, 2013, the Company granted the purchasers and the placement agents registration rights on the Common Stock and warrants within 60 days of the date of the sale of the stock, as amended. The Stock Purchase Agreement (“SPA”) provided for a penalty provision of 1% of the gross proceeds for each month that the shares are not registered, not to exceed 10%. The Securities and Exchange Commission (“SEC”) notified the Company that it could not review its registration statement until such time as the Company furnished two years of audited financial statements of 350 Green and ECOtality as the acquisitions were deemed significant. The Company sought a waiver of the audit requirement but the SEC denied the granting of a waiver. On February 5, 2015, the holders of a majority of the shares affected by the registration rights penalty granted the Company the option to satisfy the accrued registration rights penalty and related interest as of December 23, 2014 totaling $1,724,823 in Series C Convertible Preferred Stock with a stated value of $100 per share, in lieu of cash. The Company elected this option which required the Company to pay a 20% premium causing the liability to increase to $1,850,188, exclusive of interest of $219,600. On February 10, 2015, the Company issued 20,414 shares of Series C Convertible Preferred Stock and on March 31, 2015, the Company issued the remaining 283 shares of Series C Convertible Preferred Stock, such that there was no liability related to the 2013 SPA as of December 31, 2015.

In connection with the sale of the Company’s Series C Convertible Preferred Stock, the Company granted the purchasers certain registration rights. As of December 31, 2015, the Company had not yet filed a registration statement under the Securities Act of 1933. On November 7, 2016, the Company filed a registration statement under the Securities Act of 1933 but, as of December 31, 2016, the registration statement has not been declared effective by the SEC. The registration rights agreements entered into with the Series C Convertible Preferred Stock purchasers provide that the Company has to pay liquidated damages equal to 1% of all Series C subscription amounts received on the date the Series C resale registration statement was due to be filed pursuant to such registration rights agreements. The Company is required to pay such penalty each month thereafter until the resale registration statement is filed and once filed the Company has 30 days for the registration statement to be deemed effective otherwise the penalty resumes each month until the terms are met. The maximum liquidated damages amount is 10% of all Series C subscription amounts received. Failure to pay such liquidated damages results in interest on such damages at a rate of 18% per annum becoming due. As a result, the Company accrued $967,928 and $728,750 of Series C Convertible Preferred Stock registration rights damages at December 31, 2016 and 2015, respectively.

OBLIGATION TO U.S. DEPARTMENT OF ENERGY

Additionally, during 2014, the U.S. Department of Energy (“DOE”) notified the Company that it continues to have a property interest in the 107 installed DCFCs if the fair market value of each DCFC had a market value in excess of $5,000 on October 16, 2013, the date of the Blink purchase agreement approved by the bankruptcy court. The DOE requested documentation describing the data, assumption and methodologies that the Company used to determine the value as of the closing date. The Company provided the DOE with additional documentation and calculations supporting its belief that each DCFC acquired as of the closing date of the Blink purchase agreement approved by the bankruptcy court had a fair market value of less than $5,000. On May 5, 2015, the DOE notified the Company that it agreed with the Company’s analysis and had determined that the DOE’s interest in the DCFCs was extinguished. As a result, the Company reversed the $1,833,896 accrued liability in the second quarter of 2015 commensurate with the date of the DOE notification which resulted in a gain during 2015 of $1,833,896 which was included in other income in the consolidated statement of operations.

DUE TO CREDITORS COMMITTEE OF THE ECOTALITY ESTATE

On April 10, 2015, the consideration associated with the strategic transaction to acquire a 50% interest in the Reorganized Electric Transportation Engineering Corporation of America (“ECOtality”) was amended to an aggregate of $1,200,000, consisting of an initial payment of $375,000 (including $280,965 to be paid on behalf of the estate directly to their professional service providers and $94,035 representing forbearance of a Blink network receivable from the estate) and the issuance of 8,250 shares of Series B Convertible Preferred Stock. During the year ended December 31, 2015, the Company paid $210,965 and issued the Series B Convertible Preferred Stock, such that there was no liability as of December 31, 2015.

F-19

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

9. ACCRUED EXPENSES – CONTINUED

ACCRUED PROFESSIONAL, BOARD AND OTHER FEES

Accrued professional, board and other fees consist of investment banking fees, professional fees, bonuses, board of director fees, network fees, installation costs and other miscellaneous fees. As of December 31, 2016 and 2015, accrued investment banking fees were $860,183 and $762,300, respectively, which were payable in cash. See Note 13 – Fair Value Measurement and Note 14 – Stockholders’ Deficiency – Preferred Stock - Series C Convertible Preferred Stock for additional details.

On September 22, 2016, the Company was released from a $503,125 liability pursuant to a September 10, 2012 consulting agreement, such that it recognized a gain on forgiveness of accrued expenses of $503,125 during the year ended December 31, 2016.

On December 29, 2016, the Company was released from a $337,500 liability pursuant to a December 10, 2012 professional service agreement, such that it recognized a gain on forgiveness of accrued expenses of $337,500 during the year ended December 31, 2016.

WARRANTY PAYABLE

The Company provides a limited product warranty against defects in materials and workmanship for its Blink residential and commercial chargers, ranging in length from one to two years. The Company accrues for estimated warranty costs at the time of revenue recognition and records the expense of such accrued liabilities as a component of cost of sales. Estimated warranty costs are based on historical product data and anticipated future costs. Should actual failure rates differ significantly from estimates, the impact of these unforeseen costs would be recorded as a change in estimate in the period identified. Warranty expenses for the years ended December 31, 2016 and 2015 were $118,978 and $111,656, respectively.

WARRANTS PAYABLE

As of December 31, 2016 and 2015, the Company accrued $155,412 and $77,761, respectively, related to warrants payable, of which, $151,148 and $77,735, respectively, related to investment banking fees which were payable in warrants. See Note 13 – Fair Value Measurement and Note 13 – Stockholders’ Deficiency – Preferred Stock – Series C Convertible Preferred Stock for additional details.

ACCRUED ISSUABLE EQUITY

In connection with the issuance of a convertible note payable during 2016, the Company is obligated to issue to the purchaser shares of Common Stock equal to 48% of the consideration paid by the purchaser. The Company must issue such shares on the earlier of (i) the fifth (5th) trading day after the pricing of the Public Offering and (ii) May 15, 2017. As of March 31, 2017, the purchaser paid aggregate consideration of $1,805,100 to the Company but the Company had not yet issued the Common Stock to the purchaser. As a result, the Company accrued the $866,448 obligation. See Note 11 – Notes Payable – Convertible and Other Notes for additional details.

See Note 17 Commitments and Contingencies – Employment Agreements for additional information regarding accrued issuable equity.

10. ACCRUED PUBLIC INFORMATION FEE

In accordance with certain securities purchase agreements, the Company is required to be compliant with Rule 144(c)(1) of the SEC, as defined, so as to enable investors to sell their holdings of Company shares in accordance with the securities purchase agreements. In the event of the Company’s noncompliance with Rule 144(c)(1) at any time after the six-month anniversary of the offering, the investors are entitled to receive a fee of 1% of the aggregate subscription amount of the purchaser’s securities, plus an additional 1% for every pro rata 30-day period that the Company is not in compliance (payable in cash or in kind). As of December 31, 2016 and 2015, the Company had accrued $3,005,277 and $2,433,734, respectively, as a result of periods of noncompliance with Rule 144(c)(1). As of December 31, 2016, the Company was in compliance with Rule 144(c)(1).

F-20

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

11. NOTES PAYABLE

CONVERTIBLE AND OTHER NOTES

On February 20, 2015, the Company renegotiated the terms of a $200,000 secured convertible note such that the due date was extended to March 31, 2015. In connection with the extension, the Company issued the investor an immediately vested five-year warrant to purchase 8,000 shares of the Company’s Common Stock at an exercise price of $50.00 per share. The warrant had an issuance date fair value of $23,641, which was recognized as amortization of debt discount during the year ended December 31, 2015.

On May 1, 2015, the Company further renegotiated the terms of the $200,000 secured convertible note such that: (i) the unpaid balance would accrue interest at the rate of 2% per month effective April 1, 2015 and (ii) the maturity date was extended to June 1, 2015. In connection with the extension, the Company: (i) issued the lender an immediately vested five-year warrant to purchase 1,000 shares of the Company’s Common Stock at $50.00 per share with an issuance date fair value of $13,516 which was recorded as a derivative liability and (ii) extended the expiration dates of warrants issued in October 2012 to purchase 3,000 shares of the Company’s Common Stock at an exercise price of $50.00 per share to the lender and its affiliates from October 2015 to October 2017 and recorded incremental compensation cost of $12,954.

On November 9, 2015, the Company further renegotiated the terms of the $200,000 secured convertible note such that: (i) the Company shall pay the lender $61,000 comprised of $50,000 of principal and interest of $11,000; (ii) interest payable on the note accrues interest at a rate of 1.5% per month effective April 1, 2015 and (iii) the maturity date was extended to February 29, 2016. In connection with the extension, the Company issued the lender an immediately vested five-year warrant to purchase 5,600 shares of the Company’s Common Stock at $50.00 per share with an issuance date fair value of $7,959 which was recorded as a derivative liability. As of December 31, 2016 and 2015, the Company made an aggregate of $150,000 of principal repayments to the lender, such that a principal balance of $50,000 was outstanding and is currently past due.

The Company entered into a securities purchase agreement, dated October 7, 2016, with a purchaser. In accordance with its terms, the securities purchase agreement became effective upon (i) execution of the purchase agreement, note and warrant, and (ii) delivery of an initial advance pursuant to the note of $500,000. Pursuant to the agreement, the purchaser purchased from the Company (i) a promissory note in the aggregate principal amount of up to $3,725,000, due and payable on the earlier of February 15, 2017 or if the Listing Approval End Date (as defined in the note) is February 28, 2017, March 31, 2017, or the third business day after the closing of the Public Offering (as defined in the securities purchase agreement), and (ii) a warrant to purchase 14,286 shares of the Company’s Common Stock at an exercise price per share equal to the lesser of (a) 80% of the per share price of the Common Stock in the Company’s contemplated Public Offering, (b) $35.00 per share, (c) 80% of the unit price in the Public Offering (if applicable), d) the exercise price of any warrants issued in the Public Offering, or (e) the lowest conversion price, exercise price, or exchange price, of any security issued by the Company that is outstanding on October 13, 2016. Additionally, pursuant to the securities purchase agreement, on the fifth (5th) trading day after the pricing of the Public Offering, but in no event later than February 28, 2017, or, if the Listing Approval End Date is February 28, 2017, in no event later than March 31, 2017, the Company shall deliver to the purchaser such number of duly and validly issued, fully paid and non-assessable Origination Shares (as defined in the securities purchase agreement) equal to 48% of the consideration paid by the purchaser, divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of the Common Stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Public Offering, or (iv) 80% of the unit price offering price of the Public Offering (if applicable), or (v) the exercise price of any warrants issued in the Public Offering. The securities purchase agreement and promissory note were subsequently amended. See Note 18 Subsequent Events – Convertible Notes for additional information.

Pursuant to the note, the purchaser is obligated to provide the Company additional $250,000 or $500,000 advances under the note as certain milestones, contained in the funding schedule within the note, are achieved (the “Additional Advances”). In the event of an Additional Advance, the Company shall deliver an additional warrant (“Additional Warrant”) within three (3) days of such advances with the following terms: (i) an aggregate exercise amount equal to 100% of the principal sum attributable to the Additional Advance (ii) at the per share exercise price then in effect on the warrant, and (iii) the number of shares for which the Additional Warrant is exercisable equal to the aggregate exercise amount for the Additional Warrant divided by the exercise price. The purchaser may, at its election, exercise any of the warrants pursuant to a cashless exercise.

If the Company fails to repay the balance due under the note, or issues a Variable Security (as defined in the note) up to and including the date of the closing of the Public Offering, the purchaser has the right to convert all or any portion of the outstanding note into shares of Common Stock, subject to the terms and conditions set forth in the note. All amounts due under the note become immediately due and payable upon the occurrence of an event of default as set forth in the note.

F-21

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

11. NOTES PAYABLE – CONTINUED

CONVERTIBLE AND OTHER NOTES – CONTINUED

On October 13, 2016, the Company received the initial amount of $500,000 borrowed under the note. Upon the achievement of certain milestones in November 2016, an Additional Advance of $500,000 was received by the Company on November 28, 2016. Pursuant to the terms of the securities purchase agreement, the Company is required to repay an aggregate of $1,064,286 to the purchaser in connection with the advances received during 2016. The $64,286 difference between the principal amount and the cash received was recorded as debt discount and is being accreted to interest expense over the term of the note.

In connection with the advances, five-year warrants to purchase an aggregate of 28,572 shares of Common Stock were issued with an aggregate issuance date fair value of $185,468, which was recorded as a derivative liability. The aggregate exercise price of the warrants is $1,000,000. As of December 31, 2016, the Company had not issued the Origination Shares associated with the advances to-date and, as a result, accrued for the $480,000 obligation as of December 31, 2016. See Note 9 – Accrued Expenses – Accrued Issuable Equity. The conversion option of the note was determined to be a derivative liability. The aggregate issuance date fair value of the warrants, Origination Shares, conversion option, placement agent fees and other issuance costs was $1,290,446, which was recorded as a debt discount against the principal amount of the note. The $290,446 of debt discount in excess of the principal was recognized immediately and the remaining $1,000,000 of debt discount is being recognized over the term of the note.

During the year ended December 31, 2016, the Company made aggregate principal repayments of $13,988 associated with a non-convertible note payable.

CONVERTIBLE AND OTHER NOTES - RELATED PARTY

During the year ended December 31, 2016, the Company issued convertibles notes payable in the aggregate principal amount of $600,000 to a company wholly-owned by the Company’s Executive Chairman of the Board of Directors. Notes payable with an aggregate principal amount of $495,000 are to be repaid upon the earlier of (i) the sixty (60) day anniversary of the date of issuance or (ii) the date on which the Company has received at least $1,000,000 in financing from third parties. A note payable with a principal amount of $105,000 was repaid upon the date at which the Company has received payment under an existing grant with the Pennsylvania Turnpike. Interest on the notes accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. These notes are secured by substantially all of the assets of the Company. In connection with the notes issuances, the Company issued five-year immediately vested warrants to purchase an aggregate of 3,000,000 shares of Common Stock not subject to split at an exercise price of $0.70 per share with an aggregate issuance date fair value of $204,465, which was recorded as a debt discount. In connection with the Company’s sequencing policy, the warrants were determined to be derivative liabilities and the conversion options were also determined to be a derivative liability, however, their fair value was de minimis.

During the years ended December 31, 2016 and 2015, the Company made aggregate principal repayments of $125,000 and $115,000, respectively, associated with convertible and other notes payable to the same related party. As of the date of filing, convertible notes payable to a company wholly-owned by the Company’s Executive Chairman of the Board of Directors with an aggregate principal amount of $495,000 were outstanding and were past due. The Company has not satisfied this debt and is in negotiations with the Executive Chairman to extend the maturity dates of such notes. On November 14, 2016, the Company received notices of default with respect to notes payable to a company wholly-owned by the Executive Chairman with an aggregate principal balance of $410,000 which included demands for payment of the outstanding principal and interest within seven days. As of the date of filing there have been no further developments in respect to the demand for payment on these notes payable.

Amortization of debt discount for the years ended December 31, 2016 and 2015 was $962,412 and $63,473, respectively, related to convertible notes payable.

INTEREST EXPENSE

Interest expense on notes payable for the years ended December 31, 2016 and 2015 was $256,098 and $82,565, respectively.

F-22

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

12. DEFERRED REVENUE

The Company is the recipient of various private and governmental grants, rebates and marketing incentives. Reimbursements of periodic expenses are recognized as income when the related expense is incurred. Private and government grants and rebates related to EV charging stations and their installation are deferred and amortized in a manner consistent with the recognition of the related depreciation expense of the related asset over their useful lives.

Grant, rebate and incentive revenue recognized during the years ended December 31, 2016 and 2015 was $332,672 and $1,169,149, respectively.

Deferred revenue consists of the following:

	December 31,
	2016	2015

Nissan	78,832	$144,072
NYSERDA	2,690	90,021
CEC	16,588	84,274
NV Energy Commission	2,626	17,626
PA Turnpike	47,135	64,747
AFIG-PAT	119,453	-
Prepaid Network and Maintenance Fees	176,745	130,083
Green Commuter	128,000	500,000
Other	128,126	2,480
Total deferred revenue	700,195	1,033,303
Deferred revenue, non-current portion	(99,495)	(109,180)
Current portion of deferred revenue	$600,700	$924,123

It is anticipated that deferred revenue as of December 31, 2016 will be recognized over the next three years as follows:

For the Year Ending
December 31,	Revenue

2017	$600,700
2018	72,954
2019	26,541
Total	$700,195

F-23

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

13. FAIR VALUE MEASUREMENT

See Note 9 – Accrued Expenses – Warrants Payable and Note 13 – Stockholders’ Deficiency – Preferred Stock – Series C Convertible Preferred Stock for additional details associated with issuance costs which included an obligation to issue investment banker warrants. See Note 14 – Stockholders’ Deficiency for details associated with warrants classified as derivative liabilities that were issued in connection with the sale of Common Stock and Series C Convertible Preferred Stock. See Note 11 – Notes Payable – Convertible and Other Notes for warrants classified as derivative liabilities that were issued in connection with a convertible note.

Assumptions utilized in the valuation of Level 3 liabilities are described as follows:

	For the Year Ended
	December 31,
	2016	2015

Risk-free interest rate	0.58% - 1.38%	0.02% - 1.30%
Expected term (years)	2.28 - 5.00	1.00 - 5.05
Expected volatility	114% - 156%	84% - 105%
Expected dividend yield	0.00%	0.00%

The following table sets forth a summary of the changes in the fair value of Level 3 warrant liabilities that are measured at fair value on a recurring basis:

	December 31,
	2016	2015
Derivative Liabilities
Beginning balance as of January 1,	$1,350,881	$3,635,294
Issuance of warrants	957,115	501,259
Change in classification	-	281,403
Change in fair value of derivative liability	(724,893)	(3,067,075)
Ending balance as of December 31,	$1,583,103	$1,350,881

Warrants Payable
Beginning balance as of January 1,	$77,761	$63,533
Provision for new warrant issuances	-	6,059
Accrual of other warrant obligations	81,603	221,709
Change in fair value of warrants payable	(3,952)	(201,621)
Issuance of warrants	-	(11,919)
Ending balance as of December 31,	$155,412	$77,761

F-24

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

13. FAIR VALUE MEASUREMENT – CONTINUED

Assets and liabilities measured at fair value on a recurring or nonrecurring basis are as follows:

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$-	$-	$1,583,103	$1,583,103
Warrants Payable	-	-	155,412	155,412
Total liabilities	$-	$-	$1,738,515	$1,738,515

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$-	$-	$1,350,881	$1,350,881
Warrants payable	-	-	77,761	77,761
Total liabilities	$-	$-	$1,428,642	$1,428,642

14. STOCKHOLDERS’ DEFICIENCY

AUTHORIZED CAPITAL

As of December 31, 2016, the Company was authorized to issue 500,000,000 shares of Common Stock, $0.001 par value, and 40,000,000 shares of preferred stock, $0.001 par value. The holders of the Company’s Common Stock are entitled to one vote per share. The preferred stock is designated as follows: 20,000,000 shares to Series A Convertible Preferred Stock; 10,000 shares to Series B Convertible Preferred Stock; 250,000 shares to Series C Convertible Preferred Stock; and 19,740,000 shares undesignated.

OMNIBUS INCENTIVE PLANS

On November 30, 2012, the Board of the Company, as well as a majority of the Company’s shareholders, approved the Company’s 2012 Omnibus Incentive Plan (the “2012 Plan”), which enables the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock and dividend equivalent rights to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. Stock options granted under the 2012 Plan may be Non-Qualified Stock Options or Incentive Stock Options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an affiliate shall in all cases be Non-Qualified Stock Options. The 2012 Plan is to be administered by the Board, which shall have discretion over the awards and grants thereunder. The aggregate maximum number of shares of Common Stock for which stock options or awards may be granted pursuant to the 2012 Plan is 5,000,000, adjusted as provided in Section 11 of the 2012 Plan. The 2012 Plan expired on December 1, 2014. As of December 31, 2016 and 2015, 66,400 stock options had been issued and are outstanding to employees and consultants. All options vest ratably over three years from date of issuance, December 27, 2012, and expire in five years from date of issuance.

F-25

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

OMNIBUS INCENTIVE PLANS - CONTINUED

On January 11, 2013, the Board of the Company approved the Company’s 2013 Omnibus Incentive Plan (the “2013 Plan”), which enables the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock and dividend equivalent rights to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. Stock options granted under the 2013 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an affiliate shall in all cases be non-qualified stock options. The 2013 Plan is to be administered by the Board, which shall have discretion over the awards and grants thereunder. The aggregate maximum number of shares of Common Stock for which stock options or awards may be granted pursuant to the 2013 Plan is 5,000,000, adjusted as provided in Section 11 of the 2013 Plan. No awards may be issued after December 1, 2015. The 2013 Plan was approved by a majority of the Company’s shareholders on February 13, 2013. As of December 31, 2016 and 2015, options to purchase 44,967 and 47,033, shares of Common Stock respectively were outstanding to employees, respectively, and 27,472 and 27,472 shares of Common Stock, respectively, were outstanding to consultants of the Company.

On March 31, 2014, the Board of the Company approved the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”), which enables the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock and dividend equivalent rights to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. Stock options granted under the 2014 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an affiliate shall in all cases be non-qualified stock options. The option price must be at least 100% of the fair market value on the date of grant and if issued to a 10% or greater shareholder must be 110% of the fair market value on the date of the grant. The 2014 Plan is to be administered by the Board, which shall have discretion over the awards and grants thereunder. The aggregate maximum number of shares of Common Stock for which stock options or awards may be granted pursuant to the 2014 Plan is 5,000,000, adjusted as provided in Section 11 of the 2014 Plan. No awards may be issued after December 1, 2016. The 2014 Plan was approved by a majority of the Company’s shareholders on April 17, 2014. As of December 31, 2016 and 2015, options to purchase 34,167 and 39,300 shares of Common Stock were outstanding to employees, respectively, and 50,448 and 50,448 shares of Common Stock were outstanding to consultants of the Company, respectively.

On February 10, 2015, the Board of the Company approved the Company’s 2015 Omnibus Incentive Plan (the “2015 Plan”), which enables the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock and dividend equivalent rights to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. Stock options granted under the 2015 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an affiliate shall in all cases be non-qualified stock options. The option price must be at least 100% of the fair market value on the date of grant and if issued to a 10% or greater shareholder must be 110% of the fair market value on the date of the grant. The 2015 Plan is to be administered by the Board, which shall have discretion over the awards and grants thereunder. The aggregate maximum number of shares of Common Stock for which stock options or awards may be granted pursuant to the 2015 Plan is 5,000,000, adjusted as provided in Section 11 of the 2015 Plan. No awards may be issued after March 11, 2017. The 2015 Plan was approved by a majority of the Company’s shareholders on April 21, 2015. As of December 31, 2016 and 2015, options to purchase 3,700 and 2,900 shares of Common Stock were outstanding to employees, respectively, and 9,788 and 9,788 shares of Common Stock were outstanding to consultants of the Company, respectively. As of December 31, 2016, there were 86,012 securities available for future issuance under the 2015 Plan.

F-26

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

PREFERRED STOCK

SERIES A CONVERTIBLE PREFERRED STOCK

On March 24, 2016, the Company issued 500,000 shares of Series A Convertible Preferred Stock to the Company’s Chief Operating Officer in connection with his March 24, 2015 employment agreement. The $500,000 of aggregate fair value of the shares was recognized over the one year service period. The Company recognized $114,754 and $385,246 of stock-based compensation expense during the years ended December 31, 2016 and 2015, respectively, related to the award which is included within stock-based compensation on the consolidated statement of changes in stockholders’ deficiency.

The Series A Convertible Preferred Stock have a par value of $0.001 and are convertible into 2.5 shares of Common Stock for every Series A Convertible Preferred share so long as Series C Convertible Preferred Stock is outstanding. The Series A Convertible Preferred Stock has no redemption rights. The Series A Convertible Preferred Stock shall have no liquidation preference so long as the Series C Convertible Preferred Stock shall be outstanding. Up until December 23, 2014 (the date of issuance of Series C Convertible Preferred Stock), the Series A Convertible Preferred Stock had five times the vote of a share of its Common Stock equivalent. At the point in time that the Series C Convertible Preferred Stock is no longer outstanding, the super voting rights are automatically reinstated.

See Note 17 – Commitments and Contingencies – Employment Agreement for details associated with the issuance of Series A Convertible Preferred Stock.

SERIES B CONVERTIBLE PREFERRED STOCK

On April 21, 2015, the Company designated 10,000 shares of Series B Convertible Preferred Stock with a par value of $0.001 and a stated value of $100 per share. The Series B Convertible Preferred Stock has no voting rights except under limited conditions. The holders of Series B Convertible Preferred Stock and the holders of Series C Convertible Preferred Stock, shall proportionately be entitled to receive out of the assets, whether capital or surplus, of the Company an amount in cash equal to the stated value for each respective share of Series B Convertible Preferred Stock or Series C Convertible Preferred Stock before any payments or distributions are made to holders of Series A Convertible Preferred Stock or holders of Common Stock. As of December 31, 2015, the liquidation preference for the 8,250 issued and outstanding shares of Series B Convertible Preferred Stock was equal to $825,000. The holder of the Series B Convertible Preferred Stock is entitled to redeem: (i) 2,750 shares on December 31, 2016; (ii) 2,750 shares on December 31, 2017; and (iii) 2,750 shares on December 31, 2018. However, the Company may choose not to honor the redemption request, in which case the holder becomes entitled to immediately, or anytime thereafter, convert the Series B Convertible Preferred Stock into Common Stock by dividing the aggregate stated value by the conversion price. The conversion price is equal to the average closing price of the prior 30 trading days as of the date of the request to convert. The Company may, at any time, elect to redeem all or part of the Series B Convertible Preferred Stock at the stated value.

During the year ended December 31, 2015, the Company issued 8,250 shares of Series B Convertible Preferred Stock to the Creditors of ECOtality as partial consideration for the strategic transaction to acquire a 50% interest in ECOtality. In addition, the parties entered into a tax sharing agreement which stipulates that any benefit that CCGI realizes from the use of the ECOtality net operating loss carryforwards (“NOLs”), up to $925,000, must be paid to the ECOtality estate and such payments would result in the cancellation of a commensurate stated value amount of Series B Convertible Preferred Stock. After reviewing the terms of the Series B Convertible Preferred Stock and the embedded conversion option (“ECO”), the Company determined that the Series B Convertible Preferred Stock is classified as temporary equity and the ECO is not bifurcated, is not accounted for as a derivative and is not a beneficial conversion feature. The temporary equity classification of the Series B Convertible Preferred Stock is in accordance with ASC 480-10-s99 - Distinguishing Liabilities from Equity – Overall – SEC Materials and Accounting Series Release (“ASR”) 268 – Presentation in Financial Statements of “Redeemable Preferred Stock”, as the Company does not control settlement by delivery of its own shares of Common Stock because there is no cap on the number of shares of Common Stock that could potentially be issuable upon redemption and therefore cash settlement is presumed.

On December 31, 2016, the Company received a notice of redemption from the creditors committee of the ECOtality estate to redeem 2,750 shares of Series B Convertible Preferred Stock for $275,000. As of December 31, 2016, the redemption amount remained outstanding. The Company has the option to settle the redemption request either by the repayment in cash or by the issuance of shares of Common Stock. As of December 31, 2016, the liquidation preference for the Series B Convertible Preferred Stock amounted to $825,000.

See Note 4 – Ecotality Estate Acquisition for additional details. See Note 14 – Stockholders’ Deficiency – Common Stock for details associated with the exchange of Series B Convertible Preferred Stock for Common Stock.

SERIES C CONVERTIBLE PREFERRED STOCK

See Note 4 – Ecotality Estate Acquisition and Note 9 – Accrued Expenses – Due to Creditors Committee of the ECOtality Estate for additional details. See Note 14 – Stockholders’ Deficiency – Common Stock for details associated with the exchange of Series B Convertible Preferred Stock for Common Stock.

F-27

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

PREFERRED STOCK - CONTINUED

On December 23, 2014, a total of 250,000 shares of Series C Convertible Preferred Stock have been designated for issuance under the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (the “Series C Certificate of Designation”). The shares of Series C Convertible Preferred Stock have a stated value of $100 per share with an initial conversion price of $35.00 per common share (subject to adjustment as provided in the Series C Certificate of Designation). The Series C Convertible Preferred Stock may, at the option of the purchaser, be converted at any time or from time to time into fully paid and nonassessable shares of Common Stock at the conversion price in effect at the time of conversion (“Holder Redemption Request”); provided, that a holder of Series C Convertible Preferred Stock may at any given time convert only up to that number of shares of Series C Convertible Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Company’s Common Stock as calculated, (pursuant to Rule 13d-3 of the Securities Exchange Act) of such purchaser and all persons affiliated with such purchaser, is not more than 9.99% of the Company’s Common Stock then outstanding. The number of shares into which one share of Series C Convertible Preferred Stock shall be convertible is determined by dividing the stated value of $100 per share by the initial Conversion Price of $35.00 per common share (subject to appropriate adjustment for certain events, as defined). Shares of the Series C Convertible Preferred Stock shall receive dividends at a quarterly rate payable in either cash or additional shares of Series C Convertible Preferred Stock. If the dividend is paid in cash, the quarterly dividend payment shall be equal to 2% of the stated value per share for each of the then outstanding shares of Series C Convertible Preferred Stock (the “Cash Dividend Rate”). If, however, the quarterly dividend is paid in shares of Series C Convertible Preferred Stock, the quarterly dividend payment shall be equal to 2.5% of the stated value per share for each of the then outstanding shares of Series C Convertible Preferred Stock (the “Stock Dividend Rate”). In the event that the Company chooses to not honor the Holder Redemption Request, the Cash Dividend Rate and the Stock Dividend Rate shall thereafter be increase by a multiple of two, commencing in the first quarter following the Holder Redemption Request. In the event of a liquidation, the Series C Convertible Preferred Stock is also entitled to a liquidation preference equal to the stated value plus any accrued and unpaid dividends. Except as otherwise required by law, the holders of shares of Series C Convertible Preferred Stock shall vote on an as-if-converted-to-common-stock basis with the Common Stock. However, as long as any shares of Series C Convertible Preferred Stock are outstanding, the Company shall not take certain actions, as defined, without the prior written consent of at least 60% of the then outstanding Series C Convertible Preferred Stock. At any time following the second anniversary following the issuance of the Series C Convertible Preferred Stock, at the option of the holder, each share of Series C Convertible Preferred Stock shall be redeemable at the option of the holder for an amount equal to the stated value plus all accrued but unpaid dividends plus 1% per month, compounded monthly from the closing date.

The Series C Convertible Preferred Stock holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount in cash equal to the stated value, plus any accrued and unpaid dividends thereon at the Cash Dividend Rate and any other fees or liquidated damages then due and owing thereon under the Series C Certificate of Designation, for each share of Series C Convertible Preferred Stock before any distribution or payment shall be made to the holders of Series A Convertible Preferred Stock or any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the stated value, plus any accrued and unpaid dividends thereon, to each holder, the remaining balance of any proceeds from the Liquidation shall be allocated to the holders, holders of Series A Convertible Preferred Stock and holders of any Common Stock on an as-if-converted-to-common-stock basis.

The Series C Convertible Preferred Stock is not mandatorily redeemable, because the instrument does not embody an unconditional obligation requiring the issuer to redeem the instrument at a specified or determinable date or upon an event that is certain to occur. The Series C Convertible Preferred Stock is contingently redeemable anytime following the second anniversary of its issuance. Accordingly, the Series C Convertible Preferred Stock is be classified as permanent equity. Because the embedded conversion option is clearly and closely related to the equity host, even though it has adjustment provisions that causes it not to be indexed to the Company’s own stock, it is not bifurcated and is not accounted for as a derivative liability.

F-28

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

PREFERRED STOCK – CONTINUED

SERIES C CONVERTIBLE PREFERRED STOCK – CONTINUED

On December 23, 2014, the Company entered into a securities purchase agreement with certain investors for an aggregate of $6,000,000 (the “Aggregate Subscription Amount”). Pursuant to the securities purchase agreement, the Company issued the following to the purchasers: (i) 60,000 shares of Series C Convertible Preferred Stock convertible into 171,429 shares of the Company’s Common Stock, par value $0.001; and (ii) warrants to purchase an aggregate of 171,429 shares of Common Stock at an exercise price of $1.00 per share that contain exercise price reset provisions. In addition, 250 shares of Series C Convertible Preferred Stock convertible into 714 shares of Common Stock, with a value of $25,000, were issued as compensation to purchasers for legal fees. The release of the Aggregate Subscription Amount to the Company was subject to the Company meeting certain milestones. The aggregate issuance date fair value of the warrants totaled $529,905 using the Binomial Lattice Model, which was recorded as a debit to preferred stock discount and a credit to derivative liabilities, and the net carrying value of the preferred stock is $5,470,096 (the $6,000,000 subscription amount, less the $529,904 preferred stock discount, or 9% and 91% of the $6,000,000 subscription amount, respectively). The aggregate of $530,000 of issuance costs were allocated amongst the instruments and (a) 91% or $483,192 was allocated to the preferred stock and was debited to additional paid in capital; and (b) 9% or $46,808 was allocated to the derivative liabilities and was recognized immediately. The aggregate preferred stock discount of $1,013,096 (warrants of $529,904 plus allocated issuance costs of $483,192) will not be amortized until/if redemption becomes probable. On December 23, 2014, all the initial closing conditions were met so the Company received $2,000,000 of the Aggregate Subscription Amount and the remaining $4,000,000 was deposited into an escrow account which was recorded as a charge to additional paid-in capital. During the year ended December 31, 2015, the Company did not meet certain defined milestones by their targeted completion dates. Notwithstanding, the purchasers released an aggregate of $3,000,000 of the Aggregate Subscription Amount to the Company during the year ended December 31, 2015. Pursuant to an election of the purchasers, $1,000,000 was returned to the purchasers in July 2015 from escrow and was not provided to the Company, such that the Company received an aggregate of $5,000,000 of the Aggregate Subscription Amount, as compared to the $6,000,000 originally contemplated. The return of escrowed funds did not require the purchasers to return any portion of the shares of Series C Convertible Preferred Stock.

On July 24, 2015, the Company entered into a securities purchase agreement with a purchaser for net proceeds of an aggregate of $710,740 (gross proceeds of $830,000 less issuance costs of $119,260 which, as of December 31, 2015, had not been paid and were included within accrued expenses). Pursuant to the securities purchase agreement, the Company issued the following to the purchaser: (i) 9,223 shares of Series C Convertible Preferred Stock, and (ii) a five-year warrants to purchase 26,378 shares of Common Stock for an exercise price of $50.00 per share with an issuance date fair value of $88,905 which was recorded as a derivative liability.

In July 2015, the Company agreed to pay a consultant an aggregate of $10,000 in cash and issue to the consultant 300 shares of Series C Convertible Preferred Stock at a fair value of $30,000.

On October 14, 2015, the Company entered into a securities purchase agreement with a purchaser for net proceeds of an aggregate of $954,540 (gross proceeds of $1,100,000 less issuance costs of $145,460 which, as of December 31, 2015, had not been paid and were included within accrued expenses). Pursuant to the securities purchase agreement, the Company issued the following to the purchaser: (i) 18,333 shares of Series C Convertible Preferred Stock, and (ii) a five-year warrant to purchase 52,380 shares of Common Stock for an exercise price of $50.00 per share with an issuance date fair value of $79,411 which was recorded as a derivative liability.

In connection with sales of Series C Convertible Preferred Stock during the year ended December 31, 2015, the Company incurred issuance costs which included an obligation to issue investment banker warrants to purchase 10% of the securities sold. The warrant obligation had an aggregate fair value of $221,709 on the date of the sale of the Series C Convertible Preferred Stock. See Note 13 – Fair Value Measurement.

F-29

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

PREFERRED STOCK – CONTINUED

SERIES C CONVERTIBLE PREFERRED STOCK – CONTINUED

On March 11, 2016, the Company entered into a securities purchase agreement with a purchaser for gross proceeds of an aggregate of $2,900,040 (“Subscription Amount”), of which, $650,040 was paid to the Company at closing and the remaining $2,250,000 (“Milestone Amounts”) was payable to the Company upon the completion of certain milestones (“Milestones”), as specified in the agreement. Through December 30, 2016, based on the Company’s achievement of certain of the milestones prior to the June 24, 2016 deadline, net proceeds of an aggregate of $1,147,950 (gross proceeds of $1,267,160 less issuance costs of $197,160, of which, as of December 31, 2016, $149,658 had not been paid and was included within accrued expenses) of the Subscription Amount had been paid to the Company. See Note 9 – Accrued Expenses – Warrants Payable and Note 12 – Fair Value Measurement for additional details. As a result, the Company issued the following to the purchaser during the year ended December 31, 2016: (i) 21,120 shares of Series C Convertible Preferred Stock and (ii) five-year warrants to purchase an aggregate of 60,341 shares of Common Stock at an exercise price of $50.00 per share with an issuance date fair value of $167,956 which was recorded as a derivative liability.

On March 11, 2016, the Company entered into a securities purchase agreement with a purchaser for net proceeds of an aggregate of $85,285 (gross proceeds of $99,960 less issuance costs of $14,675, of which, as of December 31, 2016, $9,677 had not been paid and was included within accrued expenses). See Note 9 – Accrued Expenses – Warrants Payable and Note 13 – Fair Value Measurement for additional details. Pursuant to the securities purchase agreement, the Company issued the following to the purchaser: (i) 1,666 shares of Series C Convertible Preferred Stock, and (ii) a five-year warrant to purchase 4,760 shares of Common Stock for an exercise price of $50.00 per share with an issuance date fair value of $10,458 which was recorded as a derivative liability.

On March 24, 2016, the Company issued 750 shares of Series C Convertible Preferred Stock to the Company’s Chief Operating Officer in connection with his March 24, 2015 employment agreement. The $75,000 of aggregate fair value of the shares was recognized over the one year service period. The Company recorded $17,213 of stock-based compensation expense during the year ended December 31, 2016, respectively, related to the award which is included within stock-based compensation on the consolidated statement of changes in stockholders’ deficiency.

During the year ended December 31, 2016, the Company issued 444 shares of Series C Convertible Preferred Stock with a fair value of $39,964 to the Company’s Executive Chairman of the Board in satisfaction of amounts previously owed which was accrued for as of December 31, 2015, which is included within Series C convertible preferred stock issued as compensation to the Executive Chairman on the consolidated statement of changes in stockholders’ deficiency.

During the years ended December 31, 2016 and 2015, 6,116 and 6,777 shares of Series C Convertible Preferred Stock were issued as payment of dividends in kind. As of December 31, 2016 and 2015, the Company recorded a dividend payable liability on the shares of Series C Convertible Preferred Stock of $1,150,100 and $293,200, respectively. See Note 9 – Accrued Expenses.

In the event of a liquidation, the Series C Convertible Preferred Stock is also entitled to a liquidation preference equal to the stated value plus any accrued and unpaid dividends, which, as of December 31, 2016, was equal to $16,192,700.

See Note 9 – Accrued Expenses – Registration Rights Penalty, Note 13 – Fair Value Measurement, Note 17 – Commitments and Contingencies – Employment Agreement and Note 18 – Subsequent Events for details associated with the issuance of Series C Convertible Preferred Stock and warrants.

NON-CONTROLLING INTERESTS

350 Green is not owned by the Company but is deemed to be a VIE where the entirety of its results of operations are consolidated in the Company’s financial statements.

F-30

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

STOCK-BASED COMPENSATION

The Company recognized stock-based compensation expense related to preferred stock, Common Stock, stock options and warrants for the years ended December 31, 2016 and 2015 of $784,457 and $4,065,830, respectively which is included within compensation expense on the consolidated statement of operations. As of December 31, 2016, there was $78,884 of unrecognized stock-based compensation expense that will be recognized over the weighted average remaining vesting period of 0.5 years.

STOCK OPTIONS

In accordance with the agreements of the respective non-employee members of the Board of the Directors, in addition to a cash fee, the Company is required to issue an option to purchase 100 shares of Common Stock for each Board meeting and each committee meeting of the Board of Directors. The options vest in two years from the date of issuance, expire five years from the date of issuance and have an exercise price of $0.01 above the closing price of the Company’s Common Stock on the date of the grant. During the year ended December 31, 2015, the Company issued options to purchase 1,800 shares of the Company’s Common Stock (500 shares under the 2014 Plan and 1,300 shares under the 2015 Plan) at exercise prices ranging from $9.50 to $21.00 per share to members of the Board of Directors as compensation for attending Board meetings during the time. During the year ended December 31, 2016, the Company issued options to purchase 1,400 shares of the Company’s Common Stock under the 2015 Plan at exercise prices ranging from $15.50 to $16.50 per share to members of the Board of Directors as compensation for attending Board meetings during the time.

On November 13, 2015, the Company issued five-year options to purchase an aggregate of 20,400 shares of the Company’s Common Stock under the 2014 Plan at $31.50 per share to employees for services rendered. The options had a grant date fair value of $76,731 and vest as follows: 6,800 on the date of issuance, 6,800 on the first anniversary of the date of issuance, 6,800 on the second anniversary of the date of issuance 6,800 on the third anniversary of the date of issuance.

On November 17, 2015, the Company issued a five-year option to purchase 5,000 shares of the Company’s Common Stock under the 2014 Plan at $52.50 per share to an employee for services rendered. The option vested immediately and had a grant date fair value of $297.

During the year ended December 31, 2015, the Company issued five-year options to purchase 1,100 shares of the Company’s Common Stock at exercise prices ranging from $8.50 to $19.50 per share to a member of the Board of Directors as compensation for attending meetings of the OPFIN Committee. The options vested immediately and had a grant date fair value of $7,820, which was recognized immediately. During the year ended December 31, 2016, the Company issued five-year options to purchase 1,200 shares of the Company’s Common Stock at exercise prices ranging from $7.50 to $24.50 per share to a member of the Board of Directors as compensation for attending meetings of the OPFIN Committee. The options vested immediately and had a grant date fair value of $10,446, which was recognized immediately.

The weighted average estimated fair value of the options granted during the year ended December 31, 2016 was $3.50 per share. The weighted average estimated fair value of the options granted during year ended December 31, 2015 was $11.50 per share.

In applying the Black-Scholes option pricing model to stock options granted, the Company used the following assumptions:

	For the Years Ended
	December 31,
	2016	2015

Risk free interest rate	0.73% - 0.90%	0.63% - 1.12%
Expected term (years)	2.50	2.50 - 5.00
Expected volatility	102% - 118%	87% - 128%
Expected dividends	0.00%	0.00%

F-31

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

STOCK OPTIONS – CONTINUED

A summary of the option activity during the years ended December 31, 2016 and 2015 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Life	Intrinsic
	Shares	Price	In Years	Value

Outstanding, December 31, 2014	153,813	$62.00
Granted	23,800	30.00
Exercised	-	-
Cancelled/forfeited/expired	(21,980)	59.00
Outstanding, December 31, 2015	155,633	$57.50
Granted	2,600	19.00
Exercised	-	-
Cancelled/forfeited/expired	(9,000)	38.00
Outstanding, December 31, 2016	149,233	$58.00	2.0	$-

Exercisable, December 31, 2016	138,520	$59.00	2.0	$-

The following table presents information related to stock options at December 31, 2016:

	Options Outstanding		Options Exercisable
	Weighted		Weighted
Range of	Average	Outstanding	Average	Exercisable
Exercise	Exercise	Number of	Remaining Life	Number of
Price	Price	Options	In Years	Options
$7.50 - $25.00	$18.50	7,700	2.7	7,700
$27.50 - $50.00	40.00	46,900	2.8	37,587
$50.50 - $65.50	58.50	27,933	2.8	26,533
$66.00 - $80.50	74.50	66,700	1.0	66,700
		149,233	2.0	138,520

F-32

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

STOCK WARRANTS

See Note 11 – Notes Payable for details associated with the issuance of warrants. See Note 9 – Accrued Expenses – Warrants Payable and Note 13 – Fair Value Measurement for details associated with the issuances of warrants to the former members of Beam and for the relevant warrant valuation assumptions. See Note 13 – Stockholders’ Deficiency – Preferred Stock - Series C Convertible Preferred Stock for details associated with issuances of warrants in connection with a securities purchase agreement.

On February 25, 2015, the Company entered into an agreement with certain investors in the October 2013 financing whereby the investors were issued warrants to purchase 66,735 shares of the Company’s Common Stock at an exercise price of $35.00 per share which vested immediately, expire five years from the date of issuance and contain weighted average anti-dilution and fundamental transaction provisions, as defined. These additional warrants represent the warrants the investors would have received as a result of the December 23, 2014 financing had they not previously surrendered their anti-dilution protection during 2014. The warrants, which were classified as derivative liabilities, had an aggregate fair value of $275,908, which was recognized immediately. Additionally, as a result of the December 23, 2014 financing, the exercise price of warrants to purchase an aggregate of 392,000 shares of Common Stock issued to the October 2013 and December 2013 investors was reduced to $35.00 per share. As the warrants are classified as derivative liabilities, the impact of the modification was included within change in fair value of warrant liabilities on the consolidated statement of operations during the year ended December 31, 2015.

During the year ended December 31, 2016, the Company agreed to extend the maturity date of warrants to purchase an aggregate of 51,800 shares of Common Stock with an exercise price of $112.50 per share by eighteen (18) months in exchange for the warrant holders’ consent to rescind a fundamental transactions provision. As a result, the Company recorded warrant modification expense of $6,838 during the year ended December 31, 2016.

During the year ended December 31, 2016, the Company recorded warrant modification expense of $457 related to the extension of the expiration date of warrants to purchase 500 shares of Common Stock.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

STOCK WARRANTS – CONTINUED

The following table accounts for the Company’s warrant activity for the years ended December 31, 2016 and 2015:

				Weighted
		Weighted		Average
		Average		Remaining	Aggregate
	Number of	Exercise		Life	Intrinsic
	Shares	Price		In Years	Value
Outstanding, December 31, 2014	1,081,766	$64.00
Issued	166,600	43.50
Exercised	-	-
Cancelled/forfeited/expired	(27,495)	77.50
Outstanding, December 31, 2015	1,220,871	$54.00	[1]
Issued	3,093,772	2.05
Exercised	-	-
Cancelled/forfeited/expired	(279,528)	85.31
Outstanding, December 31, 2016	4,035,115	$12.06		4.0	$18,525,000

Exercisable, December 31, 2016	4,035,115	$12.06		4.0	$18,525,000

[1]	During 2015, the exercise price of warrants to purchase an aggregate of 392,000 shares of Common Stock was reduced to $35.00 per share from exercise prices ranging from $50.00 to $52.50 per share.

The following table presents information related to stock warrants at December 31, 2016:

	Warrants Outstanding		Warrants Exercisable
	Weighted		Weighted
Range of	Average	Outstanding	Average	Exercisable
Exercise	Exercise	Number of	Remaining Life	Number of
Price	Price	Warrants	In Years	Warrants

$0.70	$0.70	3,000,000	4.6	3,000,000
$0.71 - $50.00	39.30	883,654	2.4	883,654
$50.01 - $75.00	52.50	86,881	0.6	86,881
$75.01 - $112.50	112.42	64,580	1.0	64,580
		4,035,115	4.0	4,035,115

COMMON STOCK

See Note 17 – Commitments and Contingencies – Employment Agreements for details associated with issuances of Common Stock pursuant to employment agreements.

On February 3, 2015, the Company issued 50,000 fully vested shares of the Company’s Common Stock to a consultant to advise the Company about corporate governance matters. The consulting services expense valued at $50,000 was accrued for as of December 31, 2014.

On April 1, 2015, the Company issued 51,586 fully vested shares of its Common Stock to its then Chief Financial Officer as compensation for the period from November 2014 through April 2015 valued at $21,600, of which $7,200 were accrued for as of December 31, 2014.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

14. STOCKHOLDERS’ DEFICIENCY – CONTINUED

COMMON STOCK – CONTINUED

On April 10, 2015, the Company issued 8,658 fully vested shares of its Common Stock to a consulting firm for services rendered by a financial consultant for the period of December 2014 through March 2015 valued at $170,100, of which $16,739 was accrued for as of December 31, 2014.

On April 24, 2015, as part of a litigation settlement, two former members of Beam were issued an aggregate of 2,000 fully vested shares of the Company’s Common Stock valued at $17.50 per share for an aggregate fair value of $35,000.

During the year ended December 31, 2015, the Company offered the remaining seven former Beam members shares of the Company’s Common Stock as consideration for surrendering their anti-dilution benefit contained in the original Beam acquisition agreement. As a result, three members accepted the Company’s offer and the Company issued an aggregate of 57 fully vested shares of the Company’s Common Stock valued at $898.

During the year ended December 31, 2015, the Company issued 3,690 fully vested shares of the Company’s Common Stock to members of the Board of Directors as compensation for attending Board meetings. The shares had a grant date fair value of $68,999 based on the trading price of the Company’s Common Stock on the dates of the respective meetings.

During the year ended December 31, 2015, the Company issued an aggregate of 1,445 of fully vested shares of the Company’s Common Stock at the respective closing market price on the date of the respective meetings to a member of the Board of Directors for attendance of meetings of the newly formed OPFIN Committee. The shares had an aggregate grant date fair value of $21,003 which was recognized immediately.

In March 2016, one of the former members of Beam returned 4,846 shares of the Company’s Common Stock to the Company in exchange for cash of $45,000. The shares of Common Stock were cancelled by the Company in March 2016.

During the year ended December 31, 2016, the Company issued 15,000 shares of common to the Company’s Chief Operating Officer in connection with his March 24, 2015 employment agreement. The $300,000 of aggregate fair value of the shares was recognized over the one year service period. The Company recognized $68,852 of stock-based compensation expense during the year ended December 31, 2016 related to the award which is included within stock-based compensation on the consolidated statement of changes in stockholders’ deficiency.

During the year ended December 31, 2016, the Company issued an aggregate of 6,962 shares of Common Stock to the Company’s Board of Directors as compensation for their attendance at various Board and OPFIN Committee meetings, of which, 3,883 shares were issued for 2016 meetings and 3,078 shares were issued for 2015 meetings. The shares had an aggregate grant date fair value of $65,982, of which, $35,924 was recognized during the year ended December 31, 2016 and is included within stock-based compensation on the consolidated statement of changes in stockholders’ deficiency and $30,058 was recognized during the year ended December 31, 2015 and was included within stock-based compensation on the consolidated statement of changes in stockholders’ deficiency as of December 31, 2015.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

15. INCOME TAXES

The Company is subject to U.S. federal and various state income taxes.

The income tax provision (benefit) for the years ended December 31, 2016 and 2015 consists of the following:

	For The Years Ended December 31,
	2016	2015
Federal:
Current	$-	$-
Deferred	(2,562,884)	(3,704,115)

State and local:
Current	-	-
Deferred	(301,516)	1,496,815
	(2,864,400)	(2,207,300)
Change in valuation allowance	2,864,400	2,207,300
Income tax provision (benefit)	$-	$-

No current tax provision has been recorded for the years ended December 31, 2016 and 2015 because the Company had net operating losses for federal and state tax purposes. The net operating loss carryovers may be subject to annual limitations under Internal Revenue Code Section 382, and similar state provisions, should there be a greater than 50% ownership change as determined under the applicable income tax regulations. The amount of the limitation would be determined based on the value of the company immediately prior to the ownership change and subsequent ownership changes could further impact the amount of the annual limitation. An ownership change pursuant to Section 382 may have occurred in the past or could happen in the future, such that the NOLs available for utilization could be significantly limited. The Company will perform a Section 382 analysis in the future. The related increase in the deferred tax asset was offset by the valuation allowance.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For The Years Ended
	December 31,
	2016	2015
Tax benefit at federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(4.0)%	(4.0)%
Permanent differences	1.2%	(11.1)%
Prior period adjustments	0.0%	(1.1)%
Other	(0.4)%	23.4%
Change in valuation allowance	37.2%	26.8%
Effective income tax rate	0.0%	0.0%

The Company has determined that a valuation allowance for the entire net deferred tax asset is required. A valuation allowance is required if, based on the weight of evidence, it is more likely than not that some or the entire portion of the deferred tax asset will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance is necessary to reduce the deferred tax asset to zero, the amount that will more likely not be realized.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

15. INCOME TAXES – CONTINUED

The tax effects of temporary differences that give rise to deferred tax assets are presented below:

	For The Years Ended
	December 31,
	2016	2015
Deferred Tax Assets:
Net operating loss carryforwards	$22,496,500	$20,237,500
Stock-based compensation	4,571,900	4,624,700
Provision for warrant liability	-	-
Accruals	2,295,200	1,581,900
Goodwill	2,318,500	2,318,500
Intangible assets	426,400	474,000
Allowance for doubtful accounts	16,100	53,600
Tax credits	478,300	448,300
Gross deferred tax assets	32,602,900	29,738,500
Deferred Tax Liabilities:
Fixed assets	(772,300)	(772,300)
Gross deferred tax liabilities	(772,300)	(772,300)
Net deferred tax assets	31,830,600	28,966,200
Valuation allowance	(31,830,600)	(28,966,200)
Deferred tax asset, net of valuation allowance	$-	$-

Changes in valuation allowance	$2,864,400	$2,207,300

At December 31, 2016 and 2015, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $59.5 million and $53.3 million, respectively, which may be used to offset future taxable income through 2035, subject to the Company filing delinquent tax returns as described herein. As described in Note 17 - Commitments and Contingencies - Taxes, the Company has not filed its federal and state corporate income tax returns for the years ended December 31, 2014 and 2015. Accordingly, approximately $15.2 million and $10.6 million of the federal and state NOLs described herein will not be available to offset future taxable income until the outstanding tax returns are filed with the respective federal and state tax authorities.

The Company’s tax returns are subject to examination by tax authorities beginning with the year ended December 31, 2013.

16. RELATED PARTIES

The Company paid commissions to a company owned by its Executive Chairman, such company is referred to as “FGI”, totaling $0 and $47,750, respectively, during the years ended December 31, 2016 and 2015 for business development related to installations of EV charging stations by the Company in accordance with the support services contract. These amounts are recorded as compensation on the consolidated statements of operations. These amounts were paid pursuant to a Fee/Commission Agreement entered into by the Company and FGI on November 17, 2009.

FGI and the Company’s Chief Operating Officer (“COO”) have made certain claims for historical unpaid unquantifiable compensation pursuant to their Fee/Commission Agreements with the Company. During November 2016, the Company’s Board of Directors quantified the total claims to be approximately $475,000 for each party and, upon further analysis, determined the Company’s reasonable estimate of the aggregate liability is $445,000 (estimated as $277,000 payable in cash and $168,000 payable in stock options) which was accrued and is included within accrued expenses on the consolidated balance sheet as of December 31, 2016.

In addition, FGI has made a claim that expired warrants to purchase an aggregate of 114,667 shares of Common Stock should be replaced pursuant to an agreement with the Company. As of December 31, 2016, the fair value of the warrant claim is estimated to be approximately $686,000.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

16. RELATED PARTIES – CONTINUED

The Company incurred accounting and tax service fees totaling $0 and $33,018, respectively for the years ended December 31, 2016 and 2015, respectively, provided by a company that is partially owned by the Company’s former Chief Financial Officer. This expense was recorded as general and administrative expense in the consolidated statements of operations.

See Note 11 - Notes Payable – Convertible and Other Notes – Related Party and Note 17 – Commitments and Contingencies – Patent License Agreement.

17. COMMITMENTS AND CONTINGENCIES

OPERATING LEASE

The Company’s corporate headquarters is located in Miami Beach, Florida. The Company currently leases space located at 1691 Michigan Avenue, Suite 601, Miami Beach Florida 33139. The lease was for a term of 39 months beginning on March 1, 2012 and ended May 31, 2015. Monthly lease payments were approximately $12,000 for a total of approximately $468,000 for the total term of the lease. The lease had been extended through August 1, 2015 at a cost of $13,928 per month. On July 31, 2015, the lease was further amended such that the amended lease term begins on August 1, 2015 and ends on September 30, 2018. Monthly lease payments are approximately $20,000 for a total of approximately $755,000 for the total term of the lease. Additionally, the Company had a three-year lease for an office in San Jose, California beginning on April 1, 2012 and ended April 30, 2015 with monthly lease payments of approximately $2,500 for a total of approximately $92,000 for the total term of the lease. The lease was extended to April 30, 2016 at a monthly rental cost of $3,009. The Company also has a five year sublease for office and warehouse space in Phoenix, Arizona beginning December 1, 2013 and ending November 30, 2018. On February 28, 2017, the Company vacated the Phoenix, Arizona space and has no further obligation in connection with the sublease.

The minimum future aggregate minimum lease payments, net of sublease income, for these leases based on their initial terms as of December 31, 2016 are:

For the Year Ending
December 31,	Amount

2017	$225,577
2018	216,725
Total	$442,302

Total rent expense, net of sublease income, for the years ended December 31, 2016 and 2015 was $250,886 and $472,744, respectively, and is recorded in other operating expenses.

SUBLEASE AGREEMENT

On July 28, 2016, the Company (“Sublandlord”) entered into a sublease agreement with Balance Labs, Inc. (“Subtenant”) (an entity controlled by the Company’s Executive Chairman of the Board of Directors) pursuant to which the Company agreed to sublease a portion of its Miami, Florida corporate headquarters to Subtenant. The term of the sublease agreement is from August 1, 2016 to September 29, 2018, subject to earlier termination upon written notice of termination by the landlord or Sublandlord. Throughout the term of the agreement, Subtenant shall pay to Sublandlord fixed base rent and operating expenses equal to 50% of Sublandlord’s obligation under its primary lease agreement, resulting in monthly base rent payments ranging from approximately $7,500 to $8,000 per month, for a total of approximately $200,000 for the total term of the sublease agreement.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

17. COMMITMENTS AND CONTINGENCIES – CONTINUED

PATENT LICENSE AGREEMENT

On March 29, 2012, the Company, as licensee (the “Licensee”) entered into an exclusive patent license agreement with the Executive Chairman of the Board and Balance Holdings, LLC (an entity controlled by the Executive Chairman) (collectively, the “Licensor”), whereby the Company agreed to pay a royalty of 10% of the gross profits received by the Company from commercial sales and/or use of two provisional patent applications, one relating to an inductive charging parking bumper and one relating to a process which allows multiple EVs to plug into an EV charging station simultaneously and charge as the current becomes available.

On March 11, 2016, the Licensee and the Licensor entered into an agreement related to the March 29, 2012 patent license agreement. The parties acknowledged that the Licensee has paid a total of $8,525 in registration and legal fees for the U.S. Provisional Patent Application No. 61529016 (the “Patent Application”) (related to the inductive charging parking bumper) to date. Effective March 11, 2016, the patent license agreement, solely with respect to the Patent Application and the parties’ rights and obligations thereto, was terminated. The Executive Chairman of the Board agreed to be solely responsible for all future costs and fees associated with the prosecution of the patent application. In the event the Patent Application is successful, the Executive Chairman of the Board shall grant a credit to the Licensee in the amount of $8,525 to be applied against any outstanding amount(s) owed to him. If the Licensee does not have any outstanding payment obligations to the Executive Chairman of the Board at the time the Patent Application is approved, the Executive Chairman of the Board shall remit the $8,525 to the Licensee within twenty (20) days of the approval. The parties agreed to a mutual release of any claims associated with the patent license agreement. As of December 31, 2016, the Company has not paid nor incurred any royalty fees related to this patent license agreement.

EMPLOYMENT AGREEMENTS

On December 23, 2014, in connection with the closing and as a condition to the closing of the securities purchase agreement, the Company entered into an amended and restated employment agreement with its then Chief Executive Officer, Michael D. Farkas. The amendment provides that Mr. Farkas shall have a salary of Forty Thousand Dollars ($40,000) per month. However, for such time as any of the Aggregate Subscription Amount is still held in escrow, Mr. Farkas shall receive Twenty Thousand Dollars ($20,000) in cash and the remaining amount of his compensation: (i) shall be deferred; and (ii) must be determined by the compensation committee of the Company’s Board of Directors to be fair and equitable. Additionally, beginning on the date that the Aggregate Subscription Amount is released from escrow and continuing for so long as the Series C Convertible Preferred Stock remains issued and outstanding, Mr. Farkas’ salary shall only be paid in cash if doing so would not put the Company in a negative operating cash flow position.

On March 24, 2015, the Company entered into an employment agreement with Mr. Ira Feintuch to serve as the Company’s Chief Operating Officer for an initial three year term renewable annually unless written notice is provided 60 days prior to the renewal term. In consideration thereof, Mr. Feintuch is to receive an annual salary of $250,000 and shall participate in all benefit programs of the Company. In addition, Mr. Feintuch will receive 1,000,000 shares of Series A Convertible Preferred Stock, 1,500 shares of Series C Convertible Preferred Stock and 30,000 shares of Common Stock. The stock awards are payable 50% upon the signing of the employment agreement and 50% upon the one year anniversary of the employment agreement. The total fair value of the stock awards was $1,750,000, of which $875,000 was recognized immediately upon issuance and the remaining $875,000 will be recognized over the one year service period. The Company estimated the fair value of the Common Stock and Series C Convertible Preferred Stock based on observed prices of sales and/or exchanges of identical securities within the last six months. The Company estimated the fair value of the Series A Convertible Preferred Stock based on observed prices of sales and/or exchanges of similar securities within the last six months. In addition, options to purchase an aggregate of 29,913 shares of Common Stock held by Mr. Feintuch with exercise prices ranging from $50.00 to $73.00 per share had their expiration dates extended to March 24, 2018, such that the value of modified options on the modification date was an aggregate of $192,147, which was $47,536 higher than the value of the original options on the modification date. As a result, the Company recorded option modification expense of $47,536 during the year ended December 31, 2015.

Effective July 24, 2015, the Company amended its employment agreement with Mr. Michael D. Farkas, such that Mr. Farkas was appointed the Company’s Chief Visionary Officer and shall no longer serve as the Company’s Chief Executive Officer. Mr. Farkas will continue to serve as the Company’s Executive Chairman of the Board of Directors. The employment agreement had a four month term. The amended employment agreement specified the following: (i) in the event of a sale of the Company within one year of July 24, 2015, Mr. Farkas shall be entitled to receive an incentive payment equal to 1% of the gross sale price; (ii) in satisfaction of amounts previously owed to Mr. Farkas, the Company is to issue 4,444 shares of Series C Convertible Preferred stock valued at $400,000 (of which, as of December 31, 2015, 4,000 shares had been issued and as of December 31, 2016, the remaining 444 shares had been issued by the Company); and (iii) all outstanding options and warrants shall vest immediately.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

17. COMMITMENTS AND CONTINGENCIES – CONTINUED

EMPLOYMENT AGREEMENTS - CONTINUED

On July 29, 2015 (the “Effective Date”), the Company entered into an employment agreement with Mr. Michael J. Calise to serve as the Company’s Chief Executive Officer, pursuant to which Mr. Calise will be compensated at the rate of $275,000 per annum. In addition, Mr. Calise will be entitled to receive (1) 71,688 options with an exercise price of $35.00 per share, (2) 31,760 options with an exercise price of $50.00 per share, (3) 528 options with an exercise price of $75.00 per share, (4) 5,759 options with an exercise price of $100.00 per share and (5) 30 options with an exercise price of $150.00 per share. The option quantities were derived from a percentage of the total options and warrants outstanding on the Effective Date (the “Underlying Instruments”) and can be adjusted downward on a pro rata basis as a result of an expiration or amendment of the Underlying Instruments. Each of the options shall vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of the Effective Date and 1/16 of the total number of shares each quarter thereafter on each quarterly anniversary of the Effective Date, however, no option shall be exercisable prior to the exercise of the Underlying Instruments. The options shall have a four (4) year term from each of the respective vesting dates. The option grant requires stockholder approval of an increase in the number of shares authorized to be issued pursuant to the Company’s equity incentive plan. Pursuant to ASC 718, the options are not deemed to be granted until stockholder approval is obtained. As of December 31, 2016, the Company had not obtained stockholder approval and, accordingly, (i) the options are not considered outstanding as of December 31, 2016 and (ii) the Company accrued approximately $152,000 and $55,000 of compensation expense related to the contractual obligation to issue options which is included within accrued expenses as accrued issuable equity on the consolidated balance sheet as of December 31, 2016 and 2015, respectively.

In addition, Mr. Calise will receive a signing bonus consisting of (i) 220,588 shares of the Company’s Common Stock valued at $75,000 and (ii) a $25,000 cash payment. Within thirty (30) days of Mr. Calise’s acceptance of this position, Mr. Calise and the Board of the Directors will mutually set the Key Performance Indicators (“KPIs”) for Mr. Calise’s annual performance bonus. Mr. Calise will be initially eligible to receive an annual performance bonus in the amount of $100,000. Any entitled annual performance bonus shall be payable in January after the end of each year, and awarded for meeting the KPIs mutually set by Mr. Calise and the Board of Directors for the prior calendar year. Mr. Calise and the Board of Directors will meet at the beginning of each calendar year for set the KPIs and the annual bonus amount for that calendar year. Mr. Calise may receive an additional bonus in the form of cash and/or stock, at the discretion of the Board of Directors, or pursuant to one or more written plans adopted by the Board of Directors. Mr. Calise is entitled to paid time off of 20 days per annum. Upon termination by the Company other than for cause, death, disability, or if Mr. Calise resigns for good reason, Mr. Calise will be entitled to: (i) a lump sum payment equal to nine (9) months of salary, then in effect, (ii) a prorated annual performance bonus, (iii) reimbursement of COBRA premiums for a period of (12) months and (iv) (9) months of accelerated vesting with respect to Mr. Calise’s then-outstanding equity awards. In addition to the preceding termination benefits, if Mr. Calise is terminated three months or less prior to, or upon, or within twelve months following a change of control, Mr. Calise will be entitled to accelerated vesting of then-outstanding equity awards ranging from an additional three months up to 100% acceleration of vesting. The Company and Mr. Calise expect to resolve the options and KPI bonus due to Mr. Calise pursuant to his employment agreement prior to the closing of the Registered Offering.

BUSINESS AGREEMENTS

On April 2, 2015, Nissan North America (“Nissan”) notified the Company of the termination of the joint marketing agreement with the Company as a result of the Company’s material default of the agreement in 2015. As a result, Nissan notified the Company of its intent to repossess the 31 uninstalled fast chargers currently held at a third party facility that had a carrying amount of $462,552 and was included within other assets and deferred revenue on the consolidated balance sheet as of December 31, 2014. The parties reached an agreement on July 23, 2015 that Nissan would take possession of 28 uninstalled fast chargers held at the third party facility, at which time the amount included within other assets and deferred revenue was written off.

On May 19, 2015, the Company entered into an agreement to purchase 15,000 chargers over three years pending: (i) the submission of a purchase order for 15,000 chargers to be delivered in a mutually agreed product delivery forecast, (ii) the payment of an initiation fee, as defined, (iii) sign off on a mutually agreed product schedule and (iv) a three year delivery forecast. The value of the chargers in the aggregate is in the range of $10.3 million to $16.5 million depending on model and ordering quantity of respective model. On June 26, 2015, the Company paid the initiation fee of $83,000 in full.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

17. COMMITMENTS AND CONTINGENCIES – CONTINUED

TAXES

The Company has not filed its Federal and State corporate income tax returns for the years ended December 31, 2014 and 2015. The Company has sustained losses for the years ended December 31, 2014 and 2015. The Company has determined that no tax liability, other than required minimums, has been incurred.

The Company is also delinquent in filing and, in certain instances, paying sales taxes collected from customers in specific states that impose a tax on sales of the Company’s products. The Company has accrued a $139,000 liability as of December 31, 2016 related to this matter.

The Company is currently delinquent in remitting approximately $244,000 of federal and state payroll taxes withheld from employees as of March 31, 2017.

LITIGATION AND DISPUTES

On July 28, 2015, a Notice of Arbitration was received stating ITT Cannon has a dispute with Blink for the manufacturing and purchase of 6,500 charging cables by Blink, who has not taken delivery or made payment on the contract price of $737,425. ITT Cannon also seeks to be paid the cost of attorney’s fees as well as punitive damages. The parties have agreed on a single arbitrator and are working to schedule the arbitration. The Company contends that the product was not in accordance with the specifications in the purchase order and, as such, believes the claim is without merit. The parties have agreed on a single arbitrator. The arbitration hearing is currently scheduled for February 6, 2017 through February 8, 2017. The parties delayed the arbitration hearing until May 10. The parties began initial depositions in February and will continue into the first week of March. In parallel however, the parties had settlement discussions on February 28, 2017. As of March 27, 2016, a term-sheet with settlement features was offered by Car Charging to ITT in stock valued at $175,000. The amount of shares will be determined and priced on the day of closing of our contemplated public offering. For this, ITT would relinquish to Car Charging all of the remaining inventory of the EV charging cable assemblies originally valued at $737,425. Typical stock restrictions and/or stock bleed out agreements may be imposed affecting the final settlement figure.

On April 8, 2016, Douglas Stein filed a Petition for Fee Arbitration with the State Bar of Georgia against the Company for breach of contract for failure to pay invoices in the amount of $178,893 for legal work provided. The invoices have been accrued for in the periods in which the services were provided. The Company has responded to the claim and is simultaneously pursuing settlement options. The parties failed to settle after numerous attempts. On February 15, 2017, the case was brought to the Georgia Arbitration Committee. On February 26, 2017, The Stein Law firm was awarded a summary judgment for $178,893. The Company may appeal the decision and/or offer stock and/or cash in exchange for the awarded judgment at a later date.

On May 18, 2016, the Company was served with a complaint from Solomon Edwards Group, LLC for breach of written agreement and unjust enrichment for failure to pay invoices in the amount of $172,645 for services provided, plus interest and costs. The invoices have been accrued for in the periods in which the services were provided. The Company has responded to the claim and is simultaneously pursuing settlement options.

From time to time, the Company is a defendant or plaintiff in various legal actions that arise in the normal course of business.

350 GREEN, LLC

350 Green lawsuits relate solely to alleged pre-acquisition unpaid debts of 350 Green. Also, there are other unpaid creditors, aside from those noted above, that claim to be owed certain amounts for pre-acquisition work done on behalf of 350 Green solely, that potentially could file lawsuits at some point in the future.

On August 7, 2014, 350 Green received a copy of a complaint filed by Sheetz, a former vendor of 350 Green alleging breach of contract and unjust enrichment of $112,500. The complaint names 350 Green, 350 Holdings LLC and CCGI in separate breach of contract counts and names all three entities together in an unjust enrichment claim. CCGI and 350 Holdings will seek to be dismissed from the litigation, because, as the complaint is currently plead, there is no legal basis to hold CCGI or 350 Green liable for a contract to which they are not parties. As of December 31, 2016 and 2015, an amount of $112,500 is included in accounts payable of 350 Green. The parties held a mediation conference on May 15, 2015, but no settlement was reached. The Company settled with Sheetz in principal on February 10, 2017 with the formal documentation being signed on March 1, 2017. The settlement involved a combination of DC charging equipment, installation, charging services, shared driver charging revenue and maintenance for two systems in exchange for no further legal action amongst 350 Green, 350 Holdings or the Company.

On September 9, 2015, the United States Court of Appeals for the Seventh Circuit of Chicago, Illinois affirmed the ruling of the United States District Court for the Northern District of Illinois in the matter of JNS Power & Control Systems, Inc. v. 350 Green, LLC in favor of JNS, which affirmed the sale of certain assets by 350 Green to JNS and the assumption of certain 350 Green liabilities by JNS. On April 7, 2016, JNS amended the complaint to add the Company alleging an unspecified amount of lost revenues from the chargers, among other matters, caused by the defendants. Plaintiff also seeks indemnity for its unspecified costs in connection with enforcing the Asset Purchase Agreement in courts in New York and Chicago. The parties concluded their efforts to mediate a settlement before Magistrate Judge Kim without achieving a settlement. Settlement discussions are ongoing between the parties. The next status hearing on the matter is set for May 31, 2017.

On February 23, 2017, Blink entered into an Exclusive Electronic Vehicle Charging Services Agreement with Sheetz for a five (5) year term. Pursuant to the agreement, Blink shall remit to Sheetz gross revenue generated by electric vehicle charging fees and advertising, minus (i) any and all taxes, (ii) 8% transaction fees, (iii) $18.00 per charger per month; and (iv) any electricity costs incurred by Blink ((i), (ii), (iii), and (iv) being referred to as the “Service Fees”). In the event the aggregate gross revenues are insufficient to cover the Service Fees incurred in a given month by the charging stations, such unpaid Service Fees will accrue to the following month. The agreement is subject to an automatic five year renewal unless written notice for the contrary is provided.

F-41

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

17. COMMITMENTS AND CONTINGENCIES – CONTINUED

LITIGATION AND DISPUTES – CONTINUED

OTHER MATTER

On May 12, 2016, the SEC filed a complaint with the United States District Court in the Central District of California wherein the SEC alleges that an attorney who previously served as securities counsel to the Company was involved in a fraudulent scheme to create and sell seven (7) public “shell” companies. The SEC’s complaint indicates that one of the shell companies, New Image Concepts, Inc. (“NIC”) was the subject of the Company’s December 7, 2009 reverse merger, wherein following the merger, NIC was renamed Car Charging Group, Inc. The Company is not named as a defendant in the SEC’s complaint and, based on internal review and discussions, there were and are no continuing affiliations between any employees, directors, or investors of the pre-merger shell company and the Company. The Company has determined that no current or past employees of the Company were involved with the former shell company and it does not expect any additional actions to be necessary with respect to this matter.

18. SUBSEQUENT EVENTS

RELATED PARTY

On February 7, 2017, a company in which the Company’s Executive Chairman has a controlling interest purchased the following securities from a stockholder of the Company for $1,000,000: 142,852 shares of Common Stock, 114,491 shares of Series C Preferred Stock, warrants to purchase 524,604 shares of the Company’s Common Stock, and all rights, claims, title, and interests in any securities of whatever kind or nature issued or issuable as a result of the stockholder’s ownership of the Company’s securities.

NON-CONVERTIBLE NOTES - RELATED PARTY

On February 10, 2017, the Company issued a promissory note in the principal $22,567, to a company in which the Company’s Executive Chairman has a controlling interest, which bears interest at 10% per annum payable upon maturity. The promissory note is payable on the earlier of May 9, 2017, or the closing date of a public offering of the Company’s securities, which raises gross proceeds of at least $10,000,000. This note may be prepaid in whole or in part at any time without penalty or premium.

On February 14, 2017, the Company issued a promissory note in the principal $25,000, to a company in which the Company’s Executive Chairman has a controlling interest, which bears interest at 10% per annum payable upon maturity. The promissory note is payable on the earlier of May 15, 2017, or the closing date of a public offering of the Company’s securities, which raises gross proceeds of at least $10,000,000. This note may be prepaid in whole or in part at any time without penalty or premium.

CONVERTIBLE NOTES

Issuances

On February 10, 2017, the Company received an additional advance of $225,100 under the Note. Pursuant to the terms of the Note, the Company issued a warrant to purchase 6,431 shares of the Company’s Common Stock.

On February 27, 2017, the Company received an additional advance of $300,000 under the Note. Pursuant to the terms of the Note, the Company issued a warrant to purchase 8,571 shares of the Company’s Common Stock.

On March 14, 2017, the Company received an additional advance of $250,000 under the Note. Pursuant to the terms of the Note, the Company issued a warrant to purchase 7,143 shares of the Company’s Common Stock.

On March 24, 2017, the Company received an additional advance of $30,000 under the Note. Pursuant to the terms of the Note, the Company issued a warrant to purchase 857 shares of the Company’s Common Stock.

On April 5, 2017, the Company received an additional advance of $400,000 under the Note. Pursuant to the terms of the Note, the Company issued a warrant to purchase 11,429 shares of the Company’s Common Stock.

Amendment

With respect to the securities and purchase agreement dated October 7, 2016, on March 23, 2017, the parties agreed to amend the terms of the securities and purchase agreement and promissory note as follows:

The maturity date of the note is the earlier of May 15, 2017 or third business day after the closing of the Public Offering.

With respect to the Origination Shares, on the fifth (5th) trading day after the pricing of the Public Offering, but in no event later than May 15, 2017, or, if the Listing Approval End Date is February 28, 2017, in no event later than March 31, 2017, the Company shall deliver to the purchaser such number of duly and validly issued, fully paid and non-assessable Origination Shares equal to 48% of the consideration paid by the purchaser, divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of the Common Stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Public Offering, or (iv) 80% of the unit price offering price of the Public Offering (if applicable), or (v) the exercise price of any warrants issued in the Public Offering. In the event that the Public Offering is not completed before May 15, 2017, so long as purchaser owns any of the Origination Shares at the time of a subsequent public offering where the pricing terms above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same above pricing terms (such that the Origination Shares issuance price would be reduced and the number of Origination Shares issued would be increased to equal the Origination Dollar Amount). Unless otherwise agreed by both parties, at no time will the Company issue to the purchaser such number of Origination Shares that would result in the purchaser owning more than 9.99% of the number of shares of Common Stock outstanding of the Issuer immediately after giving effect to the issuance of the Origination Shares.

F-42

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

18. SUBSEQUENT EVENTS – CONTINUED

CONVERTIBLE NOTES - CONTINUED

Amendment - Continued

The purchaser conditionally waives the defaults for the Company’s failure to meet the original maturity date of the note and delivery date for the Origination Shares, but the purchaser does not waive any damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such defaults (which damages, fees, penalties, liquidated damages, or other amounts or remedies the Investor may choose in the future to assess, apply or pursue in its sole discretion) and the purchaser’s conditional waiver is conditioned on the Company’s not being in default of and not breaching any term of the note or the securities purchase agreement or any other Transaction Documents (as defined in the securities purchase agreement) at any time subsequent to the date of the amendment. If the Company triggers an event of default or breaches any term of the note, the securities purchase agreement, or the Transaction Documents at any time subsequent to the date of the amendment, the purchaser may issue a notice of default for the Company’s failure to meet the original maturity date of the note and delivery date of the Origination Shares.

Release of Liability

On March 24, 2017, the Company was released from a $23,927 liability pursuant to a professional service agreement, such that it recognized a gain on forgiveness of accounts payable of $23,928 during the three months ended March 31, 2017.

REVERSE STOCK SPLIT

A 1:50 reverse stock split of the Company’s common stock will be effected in connection with the pricing of the Company’s offering discussed in the registration statement of which these financial statements are a part (the “Reverse Stock Split”). With the exception of the securities that are not affected by the Reverse Stock Split, all share and per share information has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated.

F-43

BLINK CHARGING CO. & SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(unaudited)
Assets

Current Assets:
Cash	$9,062	$5,898
Accounts receivable and other receivables, net	159,394	128,315
Inventory, net	253,025	394,825
Prepaid expenses and other current assets	112,412	84,631

Total Current Assets	533,893	613,669

Fixed assets, net	436,589	755,682
Intangible assets, net	108,745	116,482
Deferred public offering costs	781,416	335,475
Other assets	40,037	89,573

Total Assets	$1,900,680	$1,910,881

Liabilities and Stockholders’ Deficiency

Current Liabilities:
Accounts payable	$4,218,199	$3,500,267
Accounts payable [1]	-	3,728,193
Accrued expenses	32,550,018	7,955,976
Accrued expenses [1]	-	5,969
Accrued public information fee	-	3,005,277
Derivative liabilities	26,628,006	1,583,103
Convertible notes payable, net of debt discount of $129,508 and $501,981 as of September 30, 2017 and December 31, 2016, respectively	2,626,419	581,274
Convertible notes payable - related party	752,645	495,000
Notes payable, net of debt discount of $41,622 and $0 as of September 30, 2017 and December 31, 2016, respectively	556,344	342,781
Current portion of deferred revenue	401,054	600,700
Total Current Liabilities	67,732,685	21,798,540
Deferred revenue, net of current portion	58,261	99,495

Total Liabilities	67,790,946	21,898,035

Series B Convertible Preferred Stock, 10,000 shares designated, 8,250 shares issued and outstanding as of September 30, 2017 and December 31, 2016	825,000	825,000

Commitments and contingencies

Stockholders’ Deficiency:
Preferred stock, $0.001 par value, 40,000,000 shares authorized; Series A Convertible Preferred Stock, 20,000,000 shares designated, 11,000,000 shares issued and outstanding as of September 30, 2017 and December 31, 2016	11,000	11,000
Series C Convertible Preferred Stock, 250,000 shares designated, 220,432 and 150,426 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	220	150
Common stock, $0.001 par value, 500,000,000 shares authorized, 4,812,632 and 1,609,530 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	4,813	1,610
Additional paid-in capital	115,474,814	64,078,182
Accumulated deficit	(182,206,113)	(81,071,782)

Total Blink Charging Co. - Stockholders’ Deficiency	(66,715,266)	(16,980,840)
Non-controlling interest [1]	-	(3,831,314)

Total Stockholder’s Deficiency	(66,715,266)	(20,812,154)

Total Liabilities and Stockholders’ Deficiency	$1,900,680	$1,910,881

[1] - Related to 350 Green, which, as of May 18, 2017, is no longer a variable interest entity of the Company and, accordingly, 350 Green’s was deconsolidated as of May 18, 2017.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-44

BLINK CHARGING CO. & SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues:
Charging service revenue - company-owned charging stations	$328,302	$317,443	$879,428	$958,376
Product sales	157,264	205,821	367,808	856,196
Grant and rebate revenue	14,978	71,126	93,798	228,290
Warranty revenue	36,484	33,347	103,188	100,844
Network fees	59,604	46,047	168,334	135,409
Other	10,267	75,166	122,937	180,381

Total Revenues	606,899	748,950	1,735,493	2,459,496

Cost of Revenues:
Cost of charging services - company-owned charging stations	106,606	51,351	171,284	152,884
Host provider fees	55,047	111,557	202,432	383,086
Cost of product sales	4,661	80,510	245,832	417,125
Network costs	21,781	166,233	236,675	388,771
Warranty and repairs and maintenance	30,771	21,895	(26,325)	214,257
Depreciation and amortization	86,744	263,110	298,168	697,067

Total Cost of Revenues	305,610	694,656	1,128,066	2,253,190

Gross Profit	301,289	54,294	607,427	206,306

Operating Expenses:
Compensation	1,080,644	1,564,463	4,091,681	4,217,250
Other operating expenses	227,927	342,774	681,630	1,057,147
General and administrative expenses	222,399	420,953	774,482	1,058,670
Lease termination costs	-	-	300,000	-

Total Operating Expenses	1,530,970	2,328,190	5,847,793	6,333,067

Loss From Operations	(1,229,681)	(2,273,896)	(5,240,366)	(6,126,761)

Other Expense:
Interest expense	(95,215)	(57,937)	(454,164)	(128,489)
Amortization of discount on convertible debt	(151,002)	(168,443)	(1,863,680)	(168,443)
(Loss) gain on settlement of accounts payable, net	(1,014)	503,125	22,914	503,125
Loss on settlement reserve	(12,450,000)	-	(12,975,588)	-
Change in fair value of warrant liabilities	(72,101,423)	(255,788)	(72,882,216)	(2,450,045)
Loss on disposal of fixed assets	-	(8,751)	-	(17,348)
Loss on inducement	(7,570,581)	-	(7,570,581)	-
Loss on deconsolidation of 350 Green	-	-	(97,152)	-
Investor warrant expense	-	(1,011)	-	(7,295)
Non-compliance penalty for delinquent regular SEC filings	-	(94,830)	-	(571,543)
Non-compliance penalty for SEC registration requirement	(21,516)	(50,625)	(73,498)	(188,125)

Total Other Expense	(92,390,751)	(134,260)	(95,893,965)	(3,028,163)

Net Loss	(93,620,432)	(2,408,156)	(101,134,331)	(9,154,924)
Dividend attributable to Series C shareholders	(828,500)	(386,700)	(2,374,300)	(1,070,400)
Net Loss Attributable to Common Shareholders	$(94,448,932)	$(2,794,856)	$(103,508,631)	$(10,225,324)

Net Loss Per Share
- Basic and Diluted	$(34.68)	$(1.74)	$(52.04)	$(6.39)

Weighted Average Number of Common Shares Outstanding
- Basic and Diluted	2,723,437	1,609,530	1,989,022	1,600,993

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-45

BLINK CHARGING CO. & SUBSIDIARIES

Condensed Consolidated Statements of Changes in Stockholders’ Deficiency

For the Nine Months Ended September 30, 2017

(unaudited)

									Non
	Convertible						Additional		Controlling	Total
	Preferred-A		Preferred-C		Common Stock		Paid-In	Accumulated	Interest	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Deficiency

Balance - December 31, 2016	11,000,000	$11,000	150,426	$150	1,609,530	$1,610	$64,078,182	$(81,071,782)	$(3,831,314)	(20,812,154)

Stock-based compensation	-	-	-	-	10,000	10	203,937	-	-	203,947

Series C convertible preferred stock issued in satisfaction of public information fee	-	-	30,235	30	-	-	3,023,470	-	-	3,023,500

Series C convertible preferred stock issued in satisfaction of registration rights penalty	-	-	12,455	13	-	-	1,245,487	-	-	1,245,500

Series C convertible preferred stock dividends:						-
Accrual of dividends earned	-	-	-	-	-	-	(2,374,300)	-	-	(2,374,300)
Payment of dividends in kind	-	-	27,316	27	-	-	2,731,473	-	-	2,731,500

Common stock issued in partial satisfaction of debt	-	-	-	-	21,166	21	181,903	-	-	181,924

Common stock issued in exchange for warrants	-	-	-	-	3,170,937	3,171	46,384,662	-	-	46,387,833

Impact of share rounding as a result of reverse stock split	-	-	-	-	999	1	-	-	-	1

Deconsolidation of 350 Green	-	-	-	-	-	-	-	-	3,831,314	3,831,314

Net loss	-	-	-	-	-	-	-	(101,134,331)	-	(101,134,331)
	-
Balance - September 30, 2017	11,000,000	$11,000	220,432	$220	4,812,632	$4,813	$115,474,814	$(182,206,113)	$-	$(66,715,266)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-46

BLINK CHARGING CO. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For The Nine Months Ended
	September 30,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(101,134,331)	$(9,154,924)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	323,186	744,354
Accretion of interest expense	239,711	-
Amortization of discount on convertible debt	1,863,680	168,443
Change in fair value of warrant liabilities	72,882,216	2,450,045
Loss on inducement	7,570,581	-
Provision for bad debt	38,275	95,715
Loss on disposal of fixed assets	-	17,348
Loss on deconsolidation of 350 Green	97,152	-
Gain on settlement of accounts payable, net	(22,914)	-
Non-compliance penalty for delinquent regular SEC filings	-	571,543
Non-compliance penalty for SEC registration requirement	73,498	188,125
Non-cash compensation:
Convertible preferred stock	-	131,967
Common stock	670,003	192,881
Options	155,938	815,353
Warrants	606,891	7,295
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(69,354)	522,076
Inventory	160,829	251,236
Prepaid expenses and other current assets	(27,781)	138,569
Deposits	-	39,456
Other assets	49,536	(105,223)
Accounts payable and accrued expenses	14,743,743	1,548,913
Deferred revenue	(240,880)	(536,635)

Total Adjustments	99,114,310	7,241,461

Net Cash Used in Operating Activities	(2,020,021)	(1,913,463)

Cash Flows From Investing Activities
Purchases of fixed assets	(12,681)	(80,463)

Net Cash Used In Investing Activities	(12,681)	(80,463)

Cash Flows From Financing Activities
Proceeds from sale of shares of Series C Convertible Preferred stock and warrants	-	1,367,120
Payment of Series C Convertible Preferred Stock issuance costs	-	(52,500)
Payments of future offering costs	-	(60,209)
Payments of deferred public offering costs	(38,263)	-
Payments of debt issuance costs	(72,945)	(45,000)
Bank overdrafts, net	84,144	139,844
Proceeds from issuance of convertible note payable	1,550,100	-
Proceeds from issuance of notes payable to non-related party	260,000	-
Proceeds from issuance of notes payable to a related party	257,645	600,000
Repayment of notes and convertible notes payable	(4,815)	(135,428)

Net Cash Provided by Financing Activities	2,035,866	1,813,827

Net Increase (Decrease) In Cash	3,164	(180,099)

Cash - Beginning of Period	5,898	189,231

Cash - Ending of Period	$9,062	$9,132

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-47

BLINK CHARGING CO. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows – Continued

(unaudited)

	For The Nine Months Ended
	September 30,
	2017	2016
Supplemental Disclosures of Cash Flow Information:
Cash paid during the periods for:
Interest expense	$44	$2,245

Non-cash investing and financing activities:
Return and retirement of common stock in connection with settlement	$-	$45,000
Issuance of common stock for services previously accrued	$181,924	$26,982
Accrual of contractual dividends on Series C Convertible Preferred Stock	$2,374,300	$1,070,400
Issuance of Series C Convertible Preferred Stock in satisfaction of contractual dividends	$2,731,500	$(611,600)
Issuance of Series C Convertible Preferred Stock in satisfaction of public information fee	$3,023,500	$-
Issuance of Series C Convertible Preferred Stock in satisfaction of registration rights penalty	$1,245,500	$-
Transfer of inventory to fixed assets	$19,029	$55,207
Accrual of warrant obligation in connection with issuance of notes payable	$8,616	$-
Issuance or accrual of common stock, warrants and embedded conversion options as debt discount in connection with the issuance of notes payable	$1,382,224	$204,465
Warrants issued in connection with sale of Series C convertible preferred stock	$-	$178,414
Accrual of deferred public offering costs	$407,679	$-
Accrual of issuance costs on Series C Convertible Preferred Stock	$-	$159,335
Issuance of common stock in exchange for warrants	$46,387,833	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-48

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. BUSINESS ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Blink Charging Co. was incorporated on October 3, 2006 under the laws of the State of Nevada as New Image Concepts, Inc. On December 7, 2009, New Image Concepts, Inc. changed its name to Car Charging Group, Inc. On August 17, 2017, Car Charging Group, Inc. changed its name to Blink Charging Co.

Blink Charging Co., through its wholly-owned subsidiaries (collectively, the “Company” or “Blink”), is a leading owner, operator, and provider of electric vehicle (“EV”) charging equipment and networked EV charging services. Blink offers both residential and commercial EV charging equipment, enabling EV drivers to easily recharge at various location types.

Blink’s principal line of products and services is its Blink EV charging network (the “Blink Network”) and EV charging equipment (also known as electric vehicle supply equipment) and EV related services. The Blink Network is a proprietary cloud-based software that operates, maintains, and tracks all of the Blink EV charging stations and the associated charging data. The Blink Network provides property owners, managers, and parking companies (“Property Partners”) with cloud-based services that enable the remote monitoring and management of EV charging stations, payment processing, and provides EV drivers with vital station information including station location, availability, and applicable fees.

Blink offers its Property Partners a flexible range of business models for EV charging equipment and services. In its comprehensive and turnkey business model, Blink owns and operates the EV charging equipment, manages the installation, maintenance, and related services; and shares a portion of the EV charging revenue with the property owner. Alternatively, Property Partners may share in the equipment and installation expenses, with Blink operating and managing the EV charging stations and providing connectivity to the Blink Network. For Property Partners interested in purchasing and owning EV charging stations that they manage, Blink provides EV charging hardware, site recommendations, connectivity to the Blink Network, and service and maintenance services.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed consolidated financial statements of the Company as of September 30, 2017 and for the three and nine months then ended. The results of operations for the three and nine months ended September 30, 2017 are not necessarily indicative of the operating results for the full year ending December 31, 2017 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures of the Company as of December 31, 2016 and for the year then ended, which were filed with the Securities and Exchange Commission (“SEC”) on Form 10-K on April 14, 2017.

Effective August 29, 2017, pursuant to authority granted by the stockholders of the Company, the Company implemented a 1-for-50 reverse split of the Company’s issued and outstanding common stock (the “Reverse Split”). The number of authorized shares remains unchanged. All share and per share information has been retroactively adjusted to reflect the Reverse Split for all periods presented, unless otherwise indicated. See Note 7 – Stockholders’ Deficiency for additional details regarding the Company’s authorized capital.

2. GOING CONCERN AND MANAGEMENT’S PLANS

As of September 30, 2017, the Company had a cash balance, a working capital deficiency and an accumulated deficit of $9,062, $67,198,792 and $182,206,113, respectively. During the three and nine months ended September 30, 2017, the Company incurred a net loss of $93,620,432 and $101,134,331, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within a year after the issuance date of this filing.

Since inception, the Company’s operations have primarily been funded through proceeds received in equity and debt financings. Although management believes that the Company has access to capital resources, there are currently no commitments in place for new financing at this time, except as described below, and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. There is also no assurance that the amount of funds the Company might raise will enable the Company to complete its development initiatives or attain profitable operations. If the Company is unable to obtain additional financing on a timely basis, it may have to curtail its development, marketing and promotional activities, which would have a material adverse effect on the Company’s business, financial condition and results of operations, and ultimately the Company could be forced to discontinue its operations and liquidate.

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustment that might become necessary should the Company be unable to continue as a going concern.

Subsequent to September 30, 2017, the Company received an aggregate of $949,900 associated with the issuance of a convertible note payable and non-convertible notes payable. See Note 5 – Notes Payable – Convertible and Other and Notes and Note 10 – Subsequent Events – Promissory Note for additional details. The Company is currently funding its operations on a month-to-month basis. While there can be no assurance that it will be successful, the Company is in active negotiations to raise additional capital. On November 7, 2016, the Company filed, and subsequently amended, a registration statement on Form S-1 to register its securities for the purpose of raising capital under the Securities Act of 1933. There can be no assurance that the Company will be successful in raising such capital.

F-49

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts of Blink Charging Co. and its wholly-owned subsidiaries, including Car Charging, Inc., Beam Charging LLC (“Beam”), EV Pass LLC (“EV Pass”), Blink Network LLC (“Blink Network”) and Car Charging China Corp. (“Car Charging China”). All intercompany transactions and balances have been eliminated in consolidation.

Through April 16, 2014, 350 Green LLC (“350 Green”) was a wholly-owned subsidiary of the Company in which the Company had full voting control and was therefore consolidated. Beginning on April 17, 2014, when 350 Green’s assets and liabilities were transferred to a trust mortgage, 350 Green became a Variable Interest Entity (“VIE”). The consolidation guidance relating to accounting for VIEs requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and perform ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. The Company determined that it is the primary beneficiary of 350 Green, and as such, effective April 17, 2014, 350 Green’s assets, liabilities and results of operations were included in the Company’s condensed consolidated financial statements. On May 18, 2017, each of 350 Green and Green 350 Trust Mortgage LLC filed to commence an assignment for the benefit of creditors, which results in their residual assets being controlled by an assignee in a judicial proceeding. As a result, as of May 18, 2017, 350 Green is no longer a variable interest entity of the Company and, accordingly, 350 Green, which had approximately $3.7 million of liabilities, has been deconsolidated from the Company’s financial statements.

USE OF ESTIMATES

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements. The Company’s significant estimates used in these financial statements include, but are not limited to, stock-based compensation, accounts receivable reserves, warranty reserves, inventory valuations, the valuation allowance related to the Company’s deferred tax assets, the carrying amount of intangible assets, estimates of future EV sales and the effects thereon, derivative liabilities and the recoverability and useful lives of long-lived assets. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

ACCOUNTS RECEIVABLE

Accounts receivable are carried at their contractual amounts, less an estimate for uncollectible amounts. As of September 30, 2017 and December 31, 2016, there was an allowance for uncollectable amounts of $38,275 and $42,349, respectively. Management estimates the allowance for bad debts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted.

INVENTORY

Inventory is comprised of electric charging stations and related parts, which are available for sale or for warranty requirements. Inventories are stated at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method. Inventory that is sold to third parties is included within cost of sales and inventory that is installed on the premises of participating owner/operator properties, where the Company retains ownership, is transferred to fixed assets at the carrying value of the inventory. The Company periodically reviews for slow-moving, excess or obsolete inventories. Products that are determined to be obsolete, if any, are written down to net realizable value. Based on the aforementioned periodic reviews, the Company recorded an inventory reserve for slow-moving or excess inventory of $192,000 and $154,000 as of September 30, 2017 and December 31, 2016, respectively.

As of September 30, 2017 and December 31, 2016, the Company’s inventory was comprised solely of finished goods and parts that are available for sale.

FIXED ASSETS

Fixed assets are stated at cost, net of accumulated depreciation and amortization which is recorded commencing at the in-service date using the straight-line method over the estimated useful lives of the assets. Accumulated depreciation and amortization as of September 30, 2017 and December 31, 2016 was $5,044,518 and $4,726,861, respectively.

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(UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

INTANGIBLE ASSETS

Intangible assets were acquired in conjunction with the acquisition of Blink Network during 2013 and were recorded at their fair value at such time. Trademarks are amortized on a straight-line basis over their useful life of ten years. Patents are amortized on a straight-line basis over the lives of the patent (twenty years or less), commencing when the patent is approved and placed in service on a straight-line basis. Accumulated amortization related to intangible assets as of September 30, 2017 and December 31, 2016 was $41,496 and $33,759, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with Topic 815 of the FASB ASC. The accounting treatment of derivative financial instruments requires that the Company record the conversion options and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. Conversion options are recorded as a discount to the host instrument and are amortized as interest expense over the life of the underlying instrument. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

The Binomial Lattice Model was used to estimate the fair value of the warrants that are classified as derivative liabilities on the condensed consolidated balance sheets. The model includes subjective input assumptions that can materially affect the fair value estimates. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants.

SEQUENCING POLICY

Under ASC 815-40-35, the Company has adopted a sequencing policy whereby, in the event that reclassification of contracts from equity to assets or liabilities is necessary pursuant to ASC 815 due to the Company’s inability to demonstrate it has sufficient authorized shares, shares will be allocated on the basis of the earliest issuance date of potentially dilutive instruments, with the earliest grants receiving the first allocation of shares.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The carrying amounts of the Company’s financial instruments, such as cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to the short-term nature of these instruments. The carrying amount of the Company’s notes payable approximates fair value because the effective yields on these obligations, which include contractual interest rates, taken together with other features such as concurrent issuance of warrants, are comparable to rates of returns for instruments of similar credit risk.

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(UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

REVENUE RECOGNITION

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. Accordingly, when a customer completes use of a charging station, the service can be deemed rendered and revenue may be recognized based on the time duration of the session or kilowatt hours drawn during the session. Sales of EV stations are recognized upon shipment to the customer, free on board shipping point, or the point of customer acceptance.

Governmental grants and rebates pertaining to revenues and periodic expenses are recognized as income when the related revenue and/or periodic expense are recorded. Government grants and rebates related to EV charging stations and their installation are deferred and amortized in a manner consistent with the related depreciation expense of the related asset over their useful lives.

For arrangements with multiple elements, which is comprised of (1) a charging unit, (2) installation of the charging unit, (3) maintenance and (4) network fees, revenue is recognized dependent upon whether vendor specific objective evidence (“VSOE”) of fair value exists for separating each of the elements. The Company determined that VSOE exists for both the delivered and undelivered elements of the company’s multiple-element arrangements. The Company limited their assessment of fair value to either (a) the price charged when the same element is sold separately or (b) the price established by management having the relevant authority.

CONCENTRATIONS

During the nine months ended September 30, 2017, revenues generated from Entity C represented approximately 10%, of the Company’s total revenue. During the three and nine months ended September 30, 2016, revenues generated from Entity C represented approximately 15% and 14%, respectively, of the Company’s total revenue. During the three and nine months ended September 30, 2017, revenues generated from Entity D represented approximately 26% and 21% of the Company’s total revenue. The Company generated charging service revenues from a customer (Entity C) and equipment sales revenue from a customer (Entity D). As of September 30, 2017 and December 31, 2016, accounts receivable from Entity C was 10% and 18%, respectively, of total accounts receivable.

RECLASSIFICATIONS

Certain prior year balances have been reclassified in order to conform to current year presentation. These reclassifications have no effect on previously reported results of operations or loss per share.

STOCK-BASED COMPENSATION

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is measured on the measurement date and re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Awards granted to non-employee directors for their service as a director are treated on the same basis as awards granted to employees. The Company computes the fair value of equity-classified warrants and options granted using the Black-Scholes option pricing model.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

NET LOSS PER COMMON SHARE

Basic net loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number vested of common shares, plus the net impact of common shares (computed using the treasury stock method), if dilutive, resulting from the exercise of outstanding stock options and warrants, plus the conversion of preferred stock and convertible notes.

The following common stock equivalents are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	September 30
	2017	2016
Convertible preferred stock	2,884,383	1,017,646
Warrants	266,143	1,109,672
Options	147,300	138,467
Convertible notes	19,856	15,647
Total potentially dilutive shares	3,317,682	2,281,432

COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

LITIGATION AND DISPUTES

The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

RECENTLY ISSUED ACCOUNTING PRONOUCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The core principle of the standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance in ASU 2014-09 was revised in July 2015 to be effective for interim periods beginning on or after December 15, 2017 and should be applied on a transitional basis either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. In 2016, FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20). The Company has not yet selected a transition method and is currently evaluating the impact of the adoption of these ASUs on its consolidated financial position and results of operations, however, based on its preliminary analysis, the Company does not believe the adoption of these ASUs will have a material impact on its condensed consolidated financial position and results of operations.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock Compensation (Topic 718)” (“ASU 2017-09”). ASU 2017-09 provides clarity on the accounting for modifications of stock-based awards. ASU 2017-09 requires adoption on a prospective basis in the annual and interim periods for our fiscal year ending December 31, 2019 for share-based payment awards modified on or after the adoption date. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its condensed consolidated financial statements and related disclosures.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

RECENTLY ISSUED ACCOUNTING PRONOUCEMENTS - CONTINUED

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815) - Accounting for Certain Financial Instruments with Down Round Features. Equity-linked instruments, such as warrants and convertible instruments may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under the ASU, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is remeasured at fair value through the income statement (i.e. marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period. The Company has not yet selected a transition method and is currently evaluating the impact of the adoption of these ASUs on its consolidated financial position and results of operations.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”) which is intended to better align an entity’s risk management activities and its financial reporting for hedging relationships. ASU 2017-12 will change both the designation and measurement guidance for a qualifying hedging relationship and the presentation of the impact of the hedging relationship on the entity’s financial statements. In addition, ASU 2017-12 contains targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness and eliminates the requirement for an entity to separately measure and report hedge ineffectiveness. For public companies, these amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its condensed consolidated financial statements and related disclosures.

4. ACCRUED EXPENSES

SUMMARY

Accrued expenses consist of the following:

	September 30, 2017	December 31, 2016
	(unaudited)
Registration rights penalty	$21,517	$967,928
Accrued consulting fees	214,958	184,800
Accrued host fees	1,514,327	1,308,897
Accrued professional, board and other fees	1,544,196	1,381,399
Accrued wages	803,708	241,466
Accrued commissions	835,001	445,000
Warranty payable	235,000	338,000
Accrued taxes payable	566,825	511,902
Accrued payroll taxes payable	576,709	122,069
Warrants payable	2,530,714	155,412
Accrued issuable equity	9,352,068	862,377
Accrued interest expense	206,720	273,838
Accrued lease terminiation costs	300,000	-
Accrued settlement reserve costs	12,975,588	-
Dividend payable	848,900	1,150,100
Other accrued expenses	23,787	12,788
Total accrued expenses	$32,550,018	$7,955,976

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(UNAUDITED)

4. ACCRUED EXPENSES – CONTINUED

REGISTRATION RIGHTS PENALTY

In connection with the sale of the Company’s Series C Convertible Preferred Stock, the Company granted the purchasers certain registration rights. On November 7, 2016, the Company filed a registration statement under the Securities Act of 1933 but, as of September 30, 2017, the registration statement had not been declared effective by the SEC. The registration rights agreements entered into with the Series C Convertible Preferred Stock purchasers provide that the Company has to pay liquidated damages equal to 1% of all Series C subscription amounts received on the date the Series C resale registration statement was due to be filed pursuant to such registration rights agreements. The Company is required to pay such penalty each month thereafter until the resale registration statement is filed and once filed the Company has 30 days for the registration statement to be deemed effective otherwise the penalty resumes each month until the terms are met. The maximum liquidated damages amount is 10% of all Series C subscription amounts received. Failure to pay such liquidated damages results in interest on such damages at a rate of 18% per annum becoming due. On May 9, 2017, the Company issued 12,455 shares of Series C Convertible Preferred Stock in satisfaction of $1,245,500 of liabilities associated with the Company’s registration rights penalty.

ACCRUED PROFESSIONAL, BOARD AND OTHER FEES

Accrued professional, board and other fees consist of investment banking fees, professional fees, bonuses, board of director fees, network fees, installation costs and other miscellaneous fees. As of September 30, 2017 and December 31, 2016, accrued investment banking fees were $860,183, which were payable in cash.

On June 8, 2017, the Board approved aggregate compensation of $490,173 (compromised of $344,311 to be paid in cash and $145,862 to be paid in units of shares of the Company’s common stock and warrants (with each such warrant having an exercise price equal to the price per unit of the units sold in the public offering) at a 20% discount to the price per unit sold in the public offering to be paid to members of the Board based on the accrued amounts owed to such Board members as of March 31, 2017. The compensation will be paid by the third business day following: (i) a public offering of the Company’s securities; and (ii) the listing of the Company’s shares of common stock on the NASDAQ or other national securities exchange.

ACCRUED COMMISSIONS

See Note 8 – Related Parties for additional details.

WARRANTY PAYABLE

The Company provides a limited product warranty against defects in materials and workmanship for its Blink Network residential and commercial chargers, ranging in length from one to two years. The Company accrues for estimated warranty costs at the time of revenue recognition and records the expense of such accrued liabilities as a component of cost of sales. Estimated warranty costs are based on historical product data and anticipated future costs. Should actual cost to repair and failure rates differ significantly from estimates, the impact of these unforeseen costs would be recorded as a change in estimate in the period identified. For the nine months ended September 30, 2017, the change in reserve was approximately $9,000. Warranty expenses (benefit) for the three and nine months ended September 30, 2017 were $30,771 and $(26,325) respectively. Warranty expenses for the three and nine months ended September 30, 2016 were $21,895 and $214,258 respectively.

ACCRUED ISSUABLE EQUITY

In connection with the issuance of a convertible note payable in 2016, the Company is obligated to issue to the purchaser shares of common stock equal to 48% of the consideration paid by the purchaser. The Company must issue such shares on the earlier of (i) the fifth (5th) trading day after the pricing of the public offering (defined as a public offering of the Company’s securities to raise gross proceeds of at least $20,000,000) and (ii) May 15, 2017. As of September 30, 2017, the purchaser paid aggregate consideration of $2,500,100 to the Company but the Company has not yet issued the common stock to the purchaser. As a result, the Company accrued the remaining $1,224,048 obligation which represents the fair value of the share obligation. See Note 5 – Notes Payable – Convertible and Other Notes for additional details.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

4. ACCRUED EXPENSES - CONTINUED

ACCRUED ISSUABLE EQUITY – CONTINUED

Separately, during the nine months ended September 30, 2017, the Company issued an aggregate of 11,503 shares of common stock in partial satisfaction of certain liabilities.

During the three months ended September 30, 2017, the Company entered into agreements with certain warrant holders to exchange warrants to purchase an aggregate of 726,504 shares of common stock with an approximate value on the date of exchange of $2.3 million for an aggregate of 710,841 shares of common stock with an approximate value on the date of exchange of $8.0 million. As a result, the Company recorded a loss on inducement expense of approximately $5.7 million during the three and nine months ended September 30, 2017 related to the exchange. As of September 30, 2017, the shares of common stock had not been issued by the Company such that the Company included the $8.0 million value within accrued expenses on the condensed consolidated balance sheet. See Note 10 - Subsequent Events – Stock Issuances for additional details.

See Note 6 – Fair Value Measurement for details associated with the issuance of warrants in satisfaction of a liability to issue certain awards to the Company’s Chief Executive Officer.

See Note 8 – Related Parties – Employment Agreement for details related to replacement of expired warrants.

RELEASE OF LIABILITY

On March 24, 2017, the Company was released from a $23,928 liability pursuant to a professional service agreement, such that it recognized a gain on forgiveness of accounts payable of $22,914 during the nine months ended September 30, 2017. See Note 9 – Commitments and Contingencies – Litigation and Disputes for additional information.

ACCRUED LEASE TERMINATION COSTS

See Note 9 – Commitments and Contingencies – Operating Lease for additional details.

ACCRUED SETTLEMENT RESERVE COSTS

See Note 5 – Notes Payable – Convertible and Other Notes and Note 9 – Commitments and Contingencies – Litigation and Disputes.

5. NOTES PAYABLE

CONVERTIBLE AND OTHER NOTES

Amendment of Promissory Note

With respect to the securities purchase agreement dated October 7, 2016 (the “Purchase Agreement”) with JMJ Financial (“JMJ”), as amended most recently on August 29, 2017, the parties agreed to amend the terms of the Purchase Agreement and promissory note (the “Promissory Note”) as follows:

The maturity date of the Promissory Note is the earlier of December 15, 2017 or the third business day after the closing of the Public Offering.

Pursuant to the default provisions of the Promissory Note, the Company accrued a $12 million default penalty as of September 30, 2017, which was included within accrued expenses on the condensed consolidated balance sheet.

See Note 10 - Subsequent Events - Promissory Note for additional details.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5. NOTES PAYABLE – CONTINUED

CONVERTIBLE AND OTHER NOTES - CONTINUED

Amendment of Promissory Note - Continued

With respect to the Origination Shares, on the fifth (5th) trading day after the pricing of the public offering, but in no event later than maturity date, the Company shall deliver to JMJ such number of duly and validly issued, fully paid and non-assessable Origination Shares equal to 48% of the consideration paid by JMJ, divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of the Common Stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the public offering, or (iv) 80% of the unit price offering price of the public offering (if applicable), or (v) the exercise price of any warrants issued in the public offering. In the event that the public offering is not completed before the maturity date, so long as purchaser owns any of the Origination Shares at the time of a subsequent public offering where the pricing terms above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same above pricing terms (such that the Origination Shares issuance price would be reduced and the number of Origination Shares issued would be increased to equal the Origination Dollar Amount). Unless otherwise agreed by both parties, at no time will the Company issue to JMJ such number of Origination Shares that would result in JMJ owning more than 9.99% of the number of shares of Common Stock outstanding of the Issuer immediately after giving effect to the issuance of the Origination Shares.

Issuances

With respect to the Securities Purchase Agreement, during the nine months ended September 30, 2017, the Company received additional advances of an aggregate of $1,550,100 under the Promissory Note, such that, as of September 30, 2017, an aggregate of $2,550,100 had been advanced to the Company by JMJ. Pursuant to the terms of the Securities Purchase Agreement, the Company is required to repay an aggregate of $1,649,749 to JMJ in connection with the advances received during the nine months ended September 30, 2017. The $99,649 difference between the principal amount and the cash received was recorded as debt discount and is being accreted to interest expense over the term of the Promissory Note.

Pursuant to the terms of the Promissory Note, during the nine months ended September 30, 2017, the Company issued five-year warrants to purchase an aggregate of 44,289 shares of the Company’s common stock with an issuance date fair value of an aggregate of $80,056, which was recorded as a derivative liability. The aggregate exercise price of the warrants is $1,550,110. As of September 30, 2017, the Company had not issued the Origination Shares (as defined in the Securities Purchase Agreement) associated with the advances to-date and, as a result, accrued for the remaining $1,224,048 fair value of the obligation as of September 30, 2017. See Note 4 – Accrued Expenses – Accrued Issuable Equity. The conversion option of the Promissory Note was determined to be a derivative liability. The aggregate issuance date fair value of the warrants, Origination Shares, conversion option, placement agent fees and other issuance costs in connection with the advances during the nine months ended September 30, 2017 was $1,594,139, which was recorded as a debt discount against the principal amount of the Promissory Note. The $54,322 of debt discount in excess of the principal was recognized immediately and the remaining $1,539,817 of debt discount is being recognized over the term of the Promissory Note.

During the nine months ended September 30, 2017, the Company issued note payables in the aggregate principal amount of $260,000 to certain lenders. Interest on the notes accrues at a rate of 12% annually and is payable at maturity. The notes mature on the earlier of December 29, 2017 or the Company receiving $5,000,000 from equity investors or through debt financings. In connection with the issuances of these notes, the Company issued five-year warrants to purchase an aggregate of 15,600 shares of common stock at an exercise price the lower of $35.00 per share or a price equal to a twenty percent discount to the price per share sold in any equity financing transaction within the next twelve months whereby the Company cumulatively receives at least $1,000,000. The aggregate grant date fair value of the warrants of $52,260 was recorded as an original issue discount and is being amortized over the terms of the respective notes.

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(UNAUDITED)

5. NOTES PAYABLE - CONTINUED

CONVERTIBLE AND OTHER NOTES - CONTINUED

Extension

During the nine months ended September 30, 2017, the Company and a lender agreed to extend a note payable with a principal balance of $50,000 and a maturity date of February 2016, to the earlier of: (a) December 29, 2017; or (b) the Company receiving $5 million in proceeds from equity and/or debt financings. The lender also waived any past events of default with regard to a failure to make payments pursuant to the original note, as amended. In connection with the extension the Company issued the lender a five-year warrant to purchase 10,000 shares of common stock with an exercise price the lower of $35.00 per share or a price equal to a twenty percent (20%) discount to the price per share sold in any equity financing transaction within the next twelve months whereby the Company cumulatively receives at least $1,000,000. The aggregate grant date fair value of $33,500 was recorded as an inducement expense and has been recorded on the condensed consolidated statement of operations as a component of other expense for the three and nine months ended September 30, 2017.

CONVERTIBLE AND OTHER NOTES - RELATED PARTY

During the nine months ended September 30, 2017, the Company issued a convertible note payable in the principal amount of $50,000 to a company wholly-owned by the Company’s Executive Chairman of the Board of Directors. Interest on the note accrues at a rate of 15% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of common stock at $35.00 per share. The note is secured by substantially all of the assets of the Company.

As of the date of filing, convertible notes payable to a company wholly-owned by the Company’s Executive Chairman of the Board of Directors with an aggregate principal amount of $545,000, secured by substantially all of the Company’s assets, were outstanding and were past due. The Company has not satisfied this debt and is in negotiations with the Executive Chairman to extend the maturity dates of such notes. On November 14, 2016, the Company received notices of default with respect to notes payable to a company wholly-owned by the Executive Chairman with an aggregate principal balance of $410,000 which included demands for payment of the outstanding principal and interest within seven days. As of the date of filing, there have been no further developments in respect to the demand for payment on these notes payable.

On February 10, 2017, the Company issued a promissory note in the principal amount of $22,567, to a company in which the Company’s Executive Chairman has a controlling interest, which bears interest at 10% per annum payable upon maturity. The promissory note is payable on the earlier of May 9, 2017, or the closing date of a public offering of the Company’s securities, which raises gross proceeds of at least $10,000,000. This note may be prepaid in whole or in part at any time without penalty or premium. As of the date of filing, the note is past due. The Company has not satisfied this debt and is in negotiations with the Executive Chairman to extend the maturity dates of such notes.

On February 14, 2017, the Company issued a promissory note in the principal amount of $25,000, to a company in which the Company’s Executive Chairman has a controlling interest, which bears interest at 10% per annum payable upon maturity. The promissory note is payable on the earlier of May 15, 2017, or the closing date of a public offering of the Company’s securities, which raises gross proceeds of at least $10,000,000. This note may be prepaid in whole or in part at any time without penalty or premium. As of the date of filing, the note is past due. The Company has not satisfied this debt and is in negotiations with the Executive Chairman to extend the maturity dates of such notes.

During the three months ended September 30, 2017, the Company issued promissory notes in the aggregate principal amount of $160,078 to a company in which the Company’s Executive Chairman has a controlling interest. The notes bear interest at a rate of 10% per annum, which is payable upon maturity. The notes are payable on the earlier of October 17, 2017 or the closing date of a public offering of the Company’s securities which raises gross proceeds of at least $2,500,000. These notes may be prepaid in whole or in part at any time without penalty or premium.

Effective August 23, 2017, the Company entered into an agreement with a company in which the Company’s Executive Chairman has a controlling interest (the “BLNK Conversion Agreement”) where the parties agreed to, upon the closing of the offering for which the Company filed a registration statement on Form S-1 on November 7, 2016 (as amended), convert an aggregate of $209,442 of principal and interest into common stock, determined by the following formula: (i) the Debt amount multiplied by a factor of 115 and (ii) then divided by 80% of the per share price of common stock sold in the offering. If the Company converts securities at more favorable terms than those provided in the BLNK Conversion Agreement, then the conversion price herein shall be automatically modified to equal such more favorable terms. The BLNK Conversion Agreement expires on December 29, 2017.

INTEREST EXPENSE

Interest expense for the three and nine months ended September 30, 2017 was $95,215 and $445,510, respectively. Interest expense for the three and nine months ended September 30, 2016 was $57,937 and $128,489, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

6. FAIR VALUE MEASUREMENT

See Note 5 – Notes Payable – Convertible and Other Notes for warrants classified as derivative liabilities that were issued in connection with a convertible note.

On August 4, 2017, the Company issued five-year warrants to purchase an aggregate of 48,023 shares of common stock to our Chief Executive Officer in connection with his employment agreement. The warrants vest immediately and have exercise prices ranging from $35.00 to $150.00 per share. The warrants had an issuance date fair value of $153,529, which was recorded as a derivative liability.

Assumptions utilized in the valuation of Level 3 liabilities are described as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Risk-free interest rate	1.55 - 1.62%	0.58% - 1.08%	1.47 - 1.62%	0.58% - 1.16%
Expected term (years)	1.28 - 3.75	2.28 - 5.00	1.28 - 4.00	2.28 - 5.00
Expected volatility	114% - 130%	123% - 139%	114% - 149%	114% - 154%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%

The following table sets forth a summary of the changes in the fair value of Level 3 warrant liabilities that are measured at fair value on a recurring basis:

Derivative Liabilities
Beginning balance as of January 1, 2017	$1,583,103
Issuance of warrants	936,881
Change in fair value of derivative liability	24,108,022
Ending balance as of September 30, 2017	$26,628,006

Warrants Payable
Beginning balance as of January 1, 2017	$155,412
Accrual of other warrant obligations	8,616
Change in fair value of warrants payable	2,366,686
Ending balance as of September 30, 2017	$2,530,714

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

6. FAIR VALUE MEASUREMENT - CONTINUED

Assets and liabilities measured at fair value on a recurring or nonrecurring basis are as follows:

	September 30, 2017
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$-	$-	$26,628,006	$26,628,006
Warrants payable	-	-	2,530,714	2,530,714
Total liabilities	$-	$-	$29,158,720	$29,158,720

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$-	$-	$1,583,103	$1,583,103
Warrants payable	-	-	155,412	155,412
Total liabilities	$-	$-	$1,738,515	$1,738,515

7. STOCKHOLDERS’ DEFICIENCY

PREFERRED STOCK

Series A Convertible Preferred Stock

The Series A Convertible Preferred Stock shall have no liquidation preference so long as the Series C Convertible Preferred Stock shall be outstanding.

Series B Convertible Preferred Stock

On December 31, 2016, the Company received a notice of redemption from the creditors committee of the ECOtality estate to redeem 2,750 shares of Series B Convertible Preferred Stock for $275,000. As of September 30, 2017, the redemption amount remained outstanding. The Company has the option to settle the redemption request either by the repayment in cash or by the issuance of shares of common stock.

As of September 30, 2017, the liquidation preference for the Series B Convertible Preferred Stock amounted to $825,000.

Series C Convertible Preferred Stock

During the nine months ended September 30, 2017, the Company issued an aggregate of 70,006 shares of Series C Convertible Preferred Stock in satisfaction of aggregate liabilities of approximately $7,027,000 associated with the Company’s registration rights penalty, public information fee and Series C Convertible Preferred Stock dividends. As of September 30, 2017 and December 31, 2016, the Company recorded a dividend payable liability on the shares of Series C Convertible Preferred Stock of $848,900 and $1,150,100, respectively. See Note 4 – Accrued Expenses.

In the event of a liquidation, the Series C Convertible Preferred Stock is also entitled to a liquidation preference equal to the stated value plus any accrued and unpaid dividends, which, as of September 30, 2017, was equal to $22,955,100.

See Note 7 – Stockholder’s Deficiency – Exchange of Warrants and Series C Convertible Preferred Stock for details regarding the exchange of Series C Convertible Preferred Stock for common stock.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

7. STOCKHOLDERS’ DEFICIENCY - CONTINUED

COMMON STOCK

Effective August 29, 2017, pursuant to authority granted by the stockholders of the Company, the Company implemented a 1-for-50 reverse split of the Company’s issued and outstanding common stock (the “Reverse Split”). The number of authorized shares remains unchanged. All share and per share information has been retroactively adjusted to reflect the Reverse Split for all periods presented, unless otherwise indicated.

During the nine months ended September 30, 2017, the Company issued an aggregate of 21,166 shares of common stock as partial satisfaction of certain liabilities associated with certain professional and other consulting fee agreements.

During the nine months ended September 30, 2017, the Company issued 10,000 shares of common stock to a director with an issuance date fair value of $90,000, which was recognized immediately.

See Note 7 – Stockholder’s Deficiency – Exchange of Warrants and Series C Convertible Preferred Stock for details regarding the exchange of Warrants and Series C Convertible Preferred Stock for common stock.

WARRANT EXERCISE

On August 29, 2017, a company in which the Company’s Executive Chairman has a controlling interest (“FGI”) exercised warrants to purchase 3,100,000 shares of common stock on a cashless basis and received 2,990,404 shares of common stock. The warrants contained a provision in their agreement such that they were not impacted by the Reverse Split. As a result, since the exercised warrants were previously classified as a derivative liability, the Company recorded a mark-to-market adjustment during the three months ended September 30, 2017 of approximately $43.9 million which was included within change in fair value of warrant liabilities on the condensed consolidated statement of operations. See Note 10 – Subsequent Events – Letter Agreements for additional details.

EXCHANGE OF WARRANTS AND SERIES C CONVERTIBLE PREFERRED STOCK

During the nine months ended September 30, 2017, the Company sent out letters to various holders of warrants and Series C Convertible Preferred Stock that contained an offer for the holder to (i) exchange their existing warrants for common stock of the Company and (ii) exchange their existing Series C Preferred Stock for common stock of the Company. The holders agreed to (i) exchange warrants to purchase an aggregate of 92,176 shares of common stock with an exercise price of $35.00 per share for an aggregate of 90,926 shares of common stock (the “Warrant Exchange”) and (ii) exchange an aggregate of 12,678 shares of Series C Convertible Preferred Stock for common stock based upon a formula defined in the agreement (the “Series C Preferred Stock Exchange”). On August 25, 2017, the Company issued an aggregate of 90,926 shares of common stock in connection with the Warrant Exchange. The Warrant Exchange is effective immediately and the Series C Preferred Stock Exchange is effective upon the closing of the public offering (collectively defined as a public offering of securities to raise up to $20,000,000 and to list the Company’s shares of common stock on the NASDAQ). The Series C Preferred Stock shall be exchanged for common stock using the following formula: the number of shares of Series C Convertible Preferred Stock owned multiplied by a factor of 115 and divided by 80% of the price per share of common stock sold in the in the public offering. Certain holders also agreed to not, without prior written consent of the underwriter, sell or otherwise transfer any shares of common stock or any securities convertible into common stock for a period of 270 days from the effective date of the Series C Preferred Stock Exchange.

During the three months ended September 30, 2017, the Company entered into agreements with certain warrant holders to exchange warrants to purchase an aggregate of 180,533 shares of common stock with an approximate value on the date of exchange of $0.6 million for an aggregate of 180,533 shares of common stock with an approximate value on the date of exchange of $3.0 million. As a result, the Company recorded a loss on inducement expense of approximately $2.4 million during the three and nine months ended September 30, 2017 related to the exchange.

STOCK-BASED COMPENSATION

The Company recognized stock-based compensation expense related to preferred stock, common stock, stock options and warrants for the three and nine months ended September 30, 2017 of $322,426 and $1,432,832, respectively, and for the three and nine months ended September 30, 2016 in the amounts of $305,458, and $1,147,496, respectively, which is included within compensation expense on the condensed consolidated statement of operations. As of September 30, 2017, there was $1,358 of unrecognized stock-based compensation expense that will be recognized over the weighted average remaining vesting period of 0.12 years.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

8. RELATED PARTIES

See Note 5 - Notes Payable – Convertible and Other Notes – Related Party and Note 7 – Stockholders’ Deficiency – Warrant Exercise.

EMPLOYMENT AGREEMENT

Effective June 15, 2017, the Company amended its employment agreement with Michael D. Farkas, its Executive Chairman (the “Third Amendment”). This Third Amendment was approved by the Compensation Committee and the Board as a whole (with Mr. Farkas recusing himself from the vote regarding the Third Amendment). The Third Amendment clarified that, on a going-forward basis, the Executive Chairman position held by Mr. Farkas is the principal executive officer of the Company. Mr. Farkas will hold this position for a term of three (3) years, with an automatic one (1) year renewal unless either party terminates Mr. Farkas’ employment with the Company at least sixty (60) days prior to the expiration of the term.

The Company agreed that Mr. Farkas was paid $20,000 per month from July 24, 2015 to November 24, 2015 and we agreed to pay Mr. Farkas the equivalent of $15,000 per month in cash and $15,000 per month in shares of common stock for the past eighteen (18) months (from December 1, 2015 through May 31, 2017), or $270,000 in cash and $270,000 in common stock.

Prior to entering into an employment agreement dated October 15, 2010 with Mr. Farkas (the “Original Farkas Employment Agreement”), the Company and an entity controlled by Mr. Farkas entered into: (i) that certain Consulting Agreement dated October 20, 2009 (the “Consulting Agreement”); and (ii) that certain Blink Charging Co. Fee/Commission Agreement dated November 17, 2009 (the “Fee Agreement”) and, after entering into the Original Farkas Employment Agreement, the parties entered into that certain Patent License Agreement dated March 29, 2012 among the Company, Mr. Farkas and Balance Holdings, LLC and the March 11, 2016 Agreement regarding the Patent License Agreement (collectively with the Fee Agreement and the Consulting Agreement, the “Affiliate Agreements”).

Upon the closing of the offering for which the Company filed a registration statement on Form S-1 on November 7, 2016 (as amended), Mr. Farkas will be paid: (i) $270,000 in cash for payments owed Mr. Farkas from December 1, 2015 through May 31, 2017; and (ii) at least $645,000 ($375,000 of commissions on hardware sales, accrued commissions on revenue from charging stations due pursuant to the Affiliate Agreements, and $270,000 of common stock for payments owed Mr. Farkas from December 1, 2015 through May 31, 2017) in units of the Company’s common stock and warrants sold in the offering at a 20% discount to the price per unit of the units sold in the offering. Pursuant to the Third Amendment, the Company and Mr. Farkas agreed that not all amounts due pursuant to the Affiliate Agreements had been calculated as of June 15, 2017. Once calculated prior to the offering, the additional amount shall be paid in the form of units at a 20% discount to the price per unit of the units sold in the offering. See Note 8 – Related Parties – Conversion Agreements for additional details.

In addition, pursuant to the Third Amendment, Mr. Farkas is due to receive (regardless of the status of the offering) warrants in replacement of expired warrants he was due to receive under the terms of the Original Farkas Employment Agreement. These warrants will expire five years after their issuance date: (a) warrants for 2,000 shares of common stock at an exercise price of $9.50 per share; (b) warrants for 68,667 shares of common stock at an exercise price of $21.50 per share; and (c) warrants for 44,000 shares of common stock at an exercise price of $37.00 per share. As of September 30, 2017, the fair value of the warrants was estimated to be approximately $732,000. Mr. Farkas will also receive options (regardless of the status of the offering) for 7,000 shares of common stock at an exercise price of $30.00 per share and options for 8,240 shares of common stock at an exercise price of $37.50 per share in connection with amounts owed pursuant to the Affiliate Agreements. As of September 30, 2017, the fair value of the options was estimated to be approximately $90,000.

The Third Amendment resolves all claims Mr. Farkas had with regard to the Affiliate Agreements.

Pursuant to the Third Amendment, Mr. Farkas’ salary will be, prior to the closing of the offering, $15,000 per month in cash and $15,000 per month in shares of common stock. After the closing of the offering, Mr. Farkas’ monthly salary will be $40,000 of cash compensation. If the Company has positive EBITDA for a fiscal quarter during the term of Mr. Farkas’ employment, his monthly salary shall be $40,000 of cash compensation for as long as the Company has positive EBITDA as assessed on a quarterly basis. Pursuant to the Third Amendment, Mr. Farkas will be entitled to salary and benefits for eighteen (18) months if he is terminated for a reason other than for cause.

Mr. Farkas agreed that the Fee Agreement and the Consulting Agreement are suspended and no payments are due thereunder (other than the payments specified in the Third Amendment) for as long as he is a full-time employee of the Company and is due to be paid a monthly salary of at least $40,000.

As of September 30, 2017, the Company has accrued for all necessary amounts due to Mr. Farkas which are specified above.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

8. RELATED PARTIES – CONTINUED

CONVERSION AGREEMENTS

Effective August 23, 2017, the Company entered into an agreement with Michael D. Farkas, its Executive Chairman (the “Conversion Agreement”) where the parties agreed to, upon the closing of the offering for which the Company filed a registration statement on Form S-1 on November 7, 2016 (as amended), convert $315,000 of payments owed Mr. Farkas from December 1, 2015 through August 31, 2017 (“Debt”) into common stock, determined by the following formula: (i) the Debt amount multiplied by a factor of 115 and (ii) then divided by 80% of the per share price of common stock sold in the offering. If the Company converts securities at more favorable terms than those provided to Mr. Farkas, then the Debt conversion price shall be automatically modified to equal such more favorable terms. The Conversion Agreement expires on December 29, 2017.

See Note 5 – Notes Payable – Convertible and Other Notes – Related Party for details related to the conversion of notes payable.

COMPENSATION AGREEMENT

On June 16, 2017, the Company entered into a compensation agreement with Ira Feintuch, its Chief Operating Officer (the “Compensation Agreement”). The Compensation Agreement clarifies the accrued compensation owed to Mr. Feintuch under the Fee/Commission Agreement dated November 19, 2009. Under the Compensation Agreement, Mr. Feintuch is entitled to receive (i) options for 7,000 shares of the Company’s common stock at an exercise price of $30.00 per share; and (ii) options for 9,600 shares of the Company’s common stock at an exercise price of $37.50 per share. As of September 30, 2017, options had not been issued and had a fair value of approximately $97,000.

Pursuant to the Compensation Agreement, Mr. Feintuch is due to receive (regardless of the status of the offering) $142,250 for accrued commissions on hardware sales and $31,969 for accrued commissions on revenue from charging stations. The aforementioned amounts of commissions on hardware sales and revenue from charging stations were calculated through March 31, 2017. The Company and Mr. Feintuch agreed that from April 1, 2017 through the closing of the offering, these commissions shall be calculated using the same formula (the “Additional Amounts”), and once approved by the Compensation Committee of the Board, will be paid to Mr. Feintuch.

The timing of the payments described above shall be as follows: The Company shall pay Mr. Feintuch the following by the third (3rd) business day following the closing of the offering: (i) $130,664 in cash (75% of the value of the accrued commissions on hardware sales and accrued commission on revenues from charging stations as calculated through March 31, 2017) and (ii) an amount of cash equal to 75% of the Additional Amounts. By the third (3rd) business day following the closing of this offering, the Company shall also issue to Mr. Feintuch (i) units of shares of common stock and warrants sold in the offering with a value of $43,555 (25% of the value of the accrued commissions on hardware sales and the accrued commission on revenue from charging stations, as calculated through March 31, 2017) at a 20% discount to the price per unit of the units sold in the offering; and (ii) an amount of units with a value of 25% of the Additional Amounts at a 20% discount to the price per unit of the units sold in the offering.

The Compensation Agreement resolves all claims Mr. Feintuch had with regard to the Fee/Commission Agreement.

As of September 30, 2017, the Company has accrued for all necessary amounts due to Mr. Feintuch which are specified above.

THIRD PARTY TRANSACTION

On February 7, 2017, a company in which Mr. Farkas has a controlling interest purchased the following securities from a stockholder of the Company for $1,000,000: 142,857 shares of common stock, 114,491 shares of Series C Preferred Stock, warrants to purchase 526,604 shares of the Company’s common stock, and all rights, claims, title, and interests in any securities of whatever kind or nature issued or issuable as a result of the stockholder’s ownership of the Company’s securities.

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASE

On February 28, 2017, the Company vacated the Phoenix, Arizona space and has no further obligation in connection with the sublease.

On March 20, 2017, in connection with the Company’s Miami Beach, Florida lease, the Company’s landlord filed a complaint for eviction with the Miami-Dade County Court against the Company as a result of the Company’s default under the lease for failing to pay rent, operating expenses and sales taxes of approximately $175,000, which represents the Company’s obligations under the lease through March 31, 2017, which was accrued for as of September 30, 2017. As a result of the action taken by the landlord, the Company accrued an additional $300,000 as of September 30, 2017, which represents the present value of the Company’s rent obligation through the end of the lease.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES – CONTINUED

OPERATING LEASE - CONTINUED

On May 22, 2017, the Company entered into a lease for 11,457 square feet of office and warehouse space in Phoenix, Arizona beginning June 1, 2017 and ending July 31, 2019. Monthly lease payments range from approximately $6,300 to $6,600 (with the Company paying approximately $6,300 in total during the first three months of the lease) for a total of approximately $155,000 for the total term of the lease.

Total rent expense, net of sublease income, for the three and nine months ended September 30, 2017 was $39,976 and $117,194, respectively, and is recorded in other operating expenses on the condensed consolidated statements of operations. Total rent expense for the three and nine months ended September 30, 2016, was $34,100 and $205,091, respectively, and is recorded in other operating expenses on the condensed consolidated statements of operations.

TAXES

The Company has not filed its Federal and State corporate income tax returns for the years ended December 31, 2014, 2015 and 2016. The Company has sustained losses for the years ended December 31, 2014, 2015 and 2016. The Company has determined that no tax liability, other than required minimums, has been incurred.

The Company is also delinquent in filing and, in certain instances, paying sales taxes collected from customers in specific states that impose a tax on sales of the Company’s products. The Company accrued an approximate $227,000 and $218,000 liability as of September 30, 2017 and December 31, 2016, respectively, related to this matter.

The Company is currently delinquent in remitting approximately $577,000 and $244,000 as of September 30, 2017 and December 31, 2016, respectively, of federal and state payroll taxes withheld from employees. On August 15, 2017, the Company sent a letter to the Internal Revenue Service (“IRS”) notifying the IRS of its intention to resolve the delinquent taxes upon the receipt of additional working capital.

LITIGATION AND DISPUTES

On July 28, 2015, a Notice of Arbitration was received stating ITT Cannon has a dispute with Blink Network for the manufacturing and purchase of 6,500 charging cables by Blink Network, which had not taken delivery or made payment on the contract price of $737,425. ITT Cannon also seeks to be paid the cost of attorney’s fees as well as punitive damages. On June 13, 2017, as amended on November 27, 2017 , Blink Network and ITT Cannon agreed to a settlement agreement under which the parties agreed to the following: (a) the Blink Network purchase order dated May 7, 2014 for 6,500 charging cables is terminated, cancelled and voided; (b) three (3) business days following the closing date of a public offering of the Company’s securities and listing of such securities on the Nasdaq Capital Market, the Company shall issue to ITT Cannon shares of the same class of the Company’s securities with an aggregate value of $200,000 (which was accrued at September 30, 2017); and (c) within seven (7) calendar days of the valid issuance of the shares in item (b) above, ITT Cannon shall ship and provide the remaining 6,500 charging cables to Blink Network and dismiss the arbitration without prejudice. If the Company fails to consummate a registered public offering of its common stock, list such stock on the Nasdaq Capital Market and issue to ITT Cannon shares of the same class of the Company’s securities by December 31, 2017, the settlement agreement will expire.

On April 8, 2016, Douglas Stein filed a Petition for Fee Arbitration with the State Bar of Georgia against the Company for breach of contract for failure to pay invoices in the amount of $178,893 for legal work provided. The invoices have been accrued for in the periods in which the services were provided. The Company has responded to the claim and is simultaneously pursuing settlement options. The parties failed to settle after numerous attempts. On February 15, 2017, the case was brought to the Georgia Arbitration Committee. On February 26, 2017, The Stein Law firm was awarded a summary judgment for $178,893, which has been confirmed and converted into a judgment by the Superior Court of Fulton County, Georgia on August 7, 2017 in the amount of $179,168, inclusive of court costs, which continues to accrue both interest at the rate of 7.25% per annum on that amount calculated on a daily as of February 28, 2014, and costs to-date of $40,000 which are hereby added to the foregoing judgment amount (all of which was accrued at September 30, 2017). In connection with perfecting the Georgia judgment in the State of New York, Mr. Stein served an Information Subpoena with Restraining Notice dated September 12, 2017 on the underwriter of the offering for which the Company filed a registration statement on Form S-1 on November 7, 2016 (as amended) (the “Restraining Notice”). The Restraining Notice seeks to force the underwriter to pay the judgment amount directly out of the proceeds of the offering. The underwriter may seek to withdraw as the underwriter of the Company's registered offering if Mr. Stein does not withdraw the Restraining Notice. The Company continues to pursue a settlement with Mr. Stein including with regard to the withdrawal of the Restraining Notice.

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BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES – CONTINUED

LITIGATION AND DISPUTES – CONTINUED

On May 18, 2016, the Company was served with a complaint from Solomon Edwards Group, LLC for breach of written agreement and unjust enrichment for failure to pay invoices in the amount of $172,645 for services provided, plus interest and costs. The invoices have been accrued for in the periods in which the services were provided. The Company has responded to the claim and is simultaneously pursuing settlement options. On May 9, 2017, the Company issued 7,281 shares of common stock to Solomon Edwards Group, LLC in satisfaction of $121,800 of the Company’s liability. See Note 10 – Subsequent Events – Litigation and Disputes for additional details.

From time to time, the Company is a defendant or plaintiff in various legal actions that arise in the normal course of business.

350 Green, LLC

350 Green lawsuits relate solely to alleged pre-acquisition unpaid debts of 350 Green. Also, there are other unpaid creditors, aside from those noted above, that claim to be owed certain amounts for pre-acquisition work done on behalf of 350 Green solely, that potentially could file lawsuits at some point in the future.

On August 7, 2014, 350 Green received a copy of a complaint filed by Sheetz, a former vendor of 350 Green alleging breach of contract and unjust enrichment of $112,500. The complaint names 350 Green, 350 Holdings LLC and Blink Charging Co. in separate breach of contract counts and names all three entities together in an unjust enrichment claim. Blink Charging Co. and 350 Holdings will seek to be dismissed from the litigation, because, as the complaint is currently plead, there is no legal basis to hold Blink Charging Co. or 350 Green liable for a contract to which they are not parties. The Company settled with Sheetz and the parties signed two agreements on February 23, 2017: a General Release and Settlement Agreement and a Exclusive Electronic Vehicle Charging Services Agreement. The settlement involved a combination of DC charging equipment, installation, charging services, shared driver charging revenue and maintenance for two systems in exchange for no further legal action between 350 Holdings or the Company. The Exclusive Electronic Vehicle Charging Services Agreement with Sheetz is for a five (5) year term. Pursuant to the agreement, Blink shall remit to Sheetz gross revenue generated by electric vehicle charging fees and advertising, minus (i) any and all taxes, (ii) 8% transaction fees, (iii) $18.00 per charger per month; and (iv) any electricity costs incurred by Blink ((i), (ii), (iii), and (iv) being referred to as the “Service Fees”). In the event the aggregate gross revenues are insufficient to cover the Service Fees incurred in a given month by the charging stations, such unpaid Service Fees will accrue to the following month. The agreement is subject to an automatic five-year renewal unless written notice for the contrary is provided.

On May 30, 2013, JNS Power & Control Systems, Inc. (“JNS”) filed a complaint against 350 Green, LLC alleging claims for breach of contract, specific performance and indemnity arising out of an Asset Purchase Agreement between JNS and 350 Green entered on April 13, 2013, whereby JNS would purchase car chargers and related assets from 350 Green. On September 24, 2013, the District Court entered summary judgment in favor of JNS on its claim for specific performance. On September 9, 2015, the United States Court of Appeals for the Seventh Circuit of Chicago, Illinois affirmed the ruling of the District Court, which affirmed the sale of certain assets by 350 Green to JNS and the assumption of certain 350 Green liabilities by JNS. On April 7, 2016, JNS amended the complaint to add the Company, alleging an unspecified amount of lost revenues from the chargers, among other matters, caused by the defendants. Plaintiff also seeks indemnity for its unspecified attorney’s fees and costs in connection with enforcing the Asset Purchase Agreement in courts in New York and Chicago. On July 26, 2017, the District Court denied the Company’s motion to dismiss the Company from the suit. The Company answered the second amended complaint on August 16, 2017. The deadline for the parties to complete discovery is December 8, 2017. The next status hearing on the matter is set for December 8, 2017. As of September 30, 2017, the Company accrued a $750,000 liability in connection with its settlement offer to JNS. The parties are in the process of documenting a settlement.

10. SUBSEQUENT EVENTS

Promissory Note

Subsequent to September 30, 2017, as amended on November 29, 2017, in connection with the JMJ Agreement (as defined below) with JMJ, the Company received an additional advance of $949,900 under the Promissory Note.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

10. SUBSEQUENT EVENTS – CONTINUED

JMJ Agreement

On October 23, 2017, the Company entered into a Lockup, Conversion, and Additional Investment Agreement (the “JMJ Agreement”) with JMJ whereby the Company and JMJ agreed to settle the current defaults under the Promissory Note, which, as of September 30, 2017 resulted in default penalties of $12 million. Pursuant to the JMJ Agreement, the parties agreed to two different scenarios under which the defaults under the Promissory Note would be settled, provided that (i) the Company completes its public offering by December 15, 2017, and (ii) no additional event of default or breach occurs between the date of the JMJ Agreement and the close of the public offering. Pursuant to the JMJ Agreement, the following options are available to the Company:

Option A

i.	Cash Payment - Within three (3) trading days after closing of the public offering, the Company shall pay JMJ $2 million of the Promissory Note balance in cash.
ii.	Mandatory Default Amount – JMJ agrees to settle the $12 million default penalty for $1,100,000 of common stock (“Settlement Shares”).
iii.	Warrants – JMJ’s warrants (with a derivative liability value of $25 million on the September 30, 2017 balance sheet) shall be exchanged for $3.5 million of common stock (“Warrant Shares”).
iv.	Promissory Note Balance - The balance on the Promissory Note, after applying the $2 million Cash Payment, shall be payable in common stock (“Note Balance Shares”).
v.	Lockup Fee - The Company agrees to pay a lockup fee of $250,000 payable in common stock as consideration for JMJ entering into a lockup agreement, not to exceed six months, that will be effective upon closing of the public offering (“Lockup Shares”).
vi.	Defaults - The Company agrees to pay to JMJ $750,000 in common stock as fees for the numerous events of default under the Purchase Agreement, the Promissory Note and related documents (“Default Shares”).
vii.	Share Delivery and Pricing - The number of Settlement Shares, Warrant Shares, Note Balance Shares, Lockup Shares, Origination Shares and Default Shares (collectively, “Investor Shares”) deliverable to JMJ, and the time of the delivery of the Investor Shares, shall be determined in accordance with the pricing formula and delivery specified in the Purchase Agreement.
viii.	Investor Shares Beneficial Ownership Limitation - Unless agreed by both parties, at no time will the Company issue such shares that would result in JMJ owning more than 9.99% of all shares of common stock.

Option B

i.	No Cash Payment – The Company shall not pay to JMJ any part of the Promissory Note balance in cash.
ii.	Mandatory Default Amount – JMJ agrees to settle the $12 million default penalty for $2,100,000 of common stock (“Settlement Shares”).
iii.	Warrants – JMJ’s warrants (with a derivative liability value of $25 million on the September 30, 2017 balance sheet) shall be exchanged for $3.5 million of common stock (“Warrant Shares”).
iv.	Promissory Note Balance - The balance on the Promissory Note shall be payable in common stock (“Note Balance Shares”).
v.	Lockup Fee - The Company agrees to pay a lockup fee of $250,000 payable in common stock as consideration for JMJ entering into a lockup agreement, not to exceed six months, that will be effective upon closing of the public offering (“Lockup Shares”).
vi.	Defaults - The Company agrees to pay to JMJ $750,000 in common stock as fees for the numerous events of default under the Purchase Agreement, the Promissory Note and related documents (“Default Shares”).
vii.	Share Delivery and Pricing - The number of Settlement Shares, Warrant Shares, Note Balance Shares, Lockup Shares, Origination Shares and Default Shares (collectively, “Investor Shares”) deliverable to JMJ, and the time of the delivery of the Investor Shares, shall be determined in accordance with the pricing formula and delivery specified in the Purchase Agreement.
viii.	Investor Shares Beneficial Ownership Limitation - Unless agreed by both parties, at no time will the Company issue such shares that would result in JMJ owning more than 9.99% of all shares of common stock.

Furthermore, at JMJ’s election at any time prior to the closing of the public offering, the Company shall create, within five (5) business days after such election, a series of convertible preferred stock to address the Beneficial Ownership Limitation on Investor Shares. JMJ shall have the right to invest up to $5 million in the public offering and up to $5 million in each of the Company’s subsequent financings during the two year period after the public offering, on the same terms as the best terms, as determined by JMJ, provided to any investor in the public offering or in any such subsequent financing.

F-66

BLINK CHARGING CO. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

10. SUBSEQUENT EVENTS – CONTINUED

JMJ Agreement – Continued

As of the date of filing, ten (10) warrants to purchase a total of 100,001 shares of the Company’s common stock have been issued to JMJ. The aggregate exercise price is $3,500,000. On the fifth (5th) trading day after the closing of the public offering, but in no event later than December 31, 2017, the Company will deliver to JMJ shares of common stock (“Origination Shares”) equal to 48% of the consideration paid by JMJ under the Promissory Note divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of the Company’s common stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the common stock offering price of the public offering, or (iv) 80% of the unit offering price of the public offering (if applicable), or (v) the exercise price of any warrants issued in the public offering. The number of shares to be issued will be determined based on the offering price in the public offering. If the public offering does not occur prior to December 31, 2017 and JMJ owns Origination Shares at the time of a subsequent public offering where the pricing terms above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same pricing terms as described above.

Pursuant to the JMJ Agreement, the Promissory Note maturity date and was extended to December 15, 2017.

Securities Sales Commission Agreement

On December 7, 2017, the Company entered into a Securities Sales Commission Agreement with Ardour Capital Investments, LLC (“Ardour”), an entity of which Mr. Farkas owns less than 5%. The parties previously entered into a Financial Advisory Agreement dated August 3, 2016, pursuant to which Ardour was entitled to placement agent fees related to the Company’s transaction with JMJ. Pursuant to the Securities Sales Commission Agreement, the parties agreed that, depending on which of the two (2) repayment options the Company chooses with respect to the JMJ Agreement, the Company, upon the closing of the public offering, will issue shares of common stock to Ardour with a value of $900,500 or $1,200,500. See Note 10 – Subsequent Events – JMJ Agreement for details of the two (2) repayment options. The Company will issue such number of shares of common stock to Ardour equal to the amount in question (either $900,500 or $1,200,500) divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of the Company’s common stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the common stock offering price of the public offering, or (iv) 80% of the unit offering price of the public offering (if applicable), or (v) the exercise price of any warrants issued in the public offering. Upon such issuance, the Company shall not owe any further securities to Ardour with respect to the JMJ financing.

Warrant Agreement

On November 20, 2017, JMJ confirmed in writing that they would not pursue a price reset of their outstanding warrants as a result of the August 29, 2017 exercise of certain warrants that were not impacted by the Reverse Split. The Company expects that this will result in a substantial reduction of the fair market value of JMJ’s derivative liabilities ($25 million on the September 30, 2017 balance sheet) in the fourth quarter of 2017.

Stock Issuances

Subsequent to September 30, 2017, the Company issued an aggregate of 711,041 shares of common stock in exchange for warrants to purchase an aggregate of 726,704 shares of common stock as well as an aggregate of 9,119 shares of Series C Convertible Preferred Stock in satisfaction of dividends, registration rights penalties and interest.

Letter Agreements

On December 6, 2017, the Company and Mr. Farkas signed a letter agreement, pursuant to which, Mr. Farkas, on behalf of FGI, agreed that upon the closing of the public offering, FGI will cancel 2,930,596 of its shares of the Company’s common stock (of the 2,990,404 received). Mr. Farkas is also due to receive 886,119 shares of common stock upon the closing of the public offering.

On December 7, 2017, the Company and Mr. Feintuch signed a letter agreement, pursuant to which, Mr. Feintuch agreed that upon the closing of the public offering, will receive 26,500 shares of common stock.

On December 6, 2017 and December 7, 2017, the two holders of shares of Series A Convertible Preferred Stock (Mr. Farkas and Mr. Feintuch) signed letter agreements pursuant to which, at the closing of the public offering, 11,000,000 shares of Series A Convertible Preferred Stock will convert into 550,000 shares of common stock.

Litigation and Disputes

On November 28, 2017, the Company and Solomon Edwards Group LLC entered into a Settlement Agreement and Release whereby the parties agreed that the Company will pay $63,445 to Solomon Edwards Group LLC over the course of eleven (11) months in full and complete satisfaction of the previously filed complaint.

The Company is currently involved in two other trade related matters arising in the ordinary course of business which have a maximum aggregate loss exposure of approximately $95,000. These matters are in the early stages. Management, in consultation with legal counsel, is currently in the process of reviewing these matters.

F-67

3,538,462 Units

PROSPECTUS

Joseph Gunnar & Co.

The date of this Prospectus is ______, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the Common Stock and warrants being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

	Amount to be Paid
SEC Registration Fees	$6,897.50
FINRA Fees	6,687.50
NASDAQ Capital Markets Listing Fee	50,000	*
Printing and Engraving Expenses	20,000	*
Legal Fees and Expenses	500,000	*
Accounting Fees and Expenses	100,000	*
Transfer Agent Fees	10,000	*
Miscellaneous	1,000	*
Total	$694,585*

Item 14. Indemnification of Directors and Officers

Limitation of Liability and Indemnification of Officers and Directors

Nevada Law

Nevada Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Corporation Law and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, judgments, fines and settlement amounts, among others, incurred by such person in any action or proceeding arising out of such person’s services as a director or executive officer in any capacity. We believe that these provisions in our bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is incorporated by reference as an exhibit to this prospectus.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

II-1

2014

During the six months ended June 30, 2014, we issued options to employee members of the Board to purchase 2,500 shares of our Common Stock for attending Board meetings. The options, which vest in two years and expire in five years, were issued under our 2013 Omnibus Incentive Plan. The options have exercise prices ranging from $45.00 - $78.00. The stock price was determined based on the closing price on the respective dates of the grant.

In conjunction with the offer to exchange derivative liability warrants for non derivative liability warrants during the quarter ended June 30, 2014, 188,628 warrants were exchanged and 50,271 inducement warrants were issued.

On July 18, 2014, the Company issued an option to purchase 2,000 shares of the Company’s Common Stock under the 2014 Omnibus Incentive Plan (the “2014 Plan”) at $50.00 per share to an employee for services rendered which vest ratably over three years and expire five years from date of issuance. The fair value of the options was estimated at $55,890, which will be recognized over the service period.

On July 30, 2014, the Board appointed Donald Engel to the Board to fill a vacancy. In connection with his appointment, we and Mr. Engel entered into a Director Agreement whereby we agreed to issue Mr. Engel an option to purchase 6,000 shares of Common Stock at an exercise price of $50.00 per share.

On July 24, 2015, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Eventide for the purchase of an aggregate of $830,000. Pursuant to the Securities Purchase Agreement, we issued the following to Eventide: (i) 9,223 Series C Preferred Shares with a stated value of $100 per share, and (ii) warrants to purchase an aggregate of 26,378 shares of Common Stock for an exercise price of $50.00 per share.

On August 8, 2014, we issued warrants to purchase 14,284 shares of our Common Stock to the former members of Beam in full satisfaction of the warrant payable as of June 30, 2014.

On October 14, 2015, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Eventide for the purchase of an aggregate of $1,100,000. Pursuant to the Securities Purchase Agreement, the Company issued the following to Eventide: (i) 18,333 Series C Preferred Shares with a stated value of $100 per share, and (ii) warrants to purchase an aggregate of 52,380 shares of Common Stock for an exercise price of $50.00 per share.

On October 21, 2014, we issued 692 fully vested shares of Common Stock of the Company’s Common Stock to members of the Board for attending the annual shareholders meeting value at $17,999 based on the market value of the stock on the date of the meeting.

II-2

On November 13, 2014, we issued a $200,000 note to an investor which is convertible into 8,000 shares of our Common Stock and 8,000 warrants at an exercise price of $52.50 per share. The note was due on January 14, 2015 with interest at 12% per annum. On February 20, 2015, we renegotiated the terms of the remaining unpaid $100,000 balance such that the due date extended to March 31, 2015. The investor received a five year warrant, which vests immediately, to purchase an additional 8,000 shares of our Common Stock at $50.00 per share.

On December 15, 2014, we issued a note to a company, for which our former CEO is the majority shareholder and an officer of the company, in the amount of $65,000, due on the six month anniversary date of the note with interest at 8% per annum. As of December 7, 2015, the Company had repaid the $65,000 principal amount.

In conjunction with the Securities Purchase Agreement of December 23, 2014, we issued the following to the purchaser: (i) 60,000 shares of Series C Preferred Shares convertible into 171,429 shares of our Common Stock; and (ii) warrants (the “Warrants”) to purchase an aggregate of 171,429 shares of Common Stock (the “Warrant Shares”) for an exercise price of $50.00 per share.

On December 23, 2014, we issued 250 shares of Series C Convertible Preferred Shares convertible into 714 shares of Common Stock, with a value of $25,000, as compensation to purchasers for legal fees.

On December 23, 2014, in connection with the closing and as a condition to the closing of the Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors (the “Purchaser(s)”) for an aggregate of $6,000,000 (the “Aggregate Subscription Amount”), Mr. Farkas’ employment agreement was amended such that for such time as any of the Aggregate Subscription Amount is held in escrow, Mr. Farkas shall receive Twenty Thousand Dollars ($20,000) in cash and the remaining amount of his compensation: (i) shall be deferred; and (ii) must be determined by the compensation committee of the Company’s Board to be fair and equitable. Additionally, beginning on the date that the Aggregate Subscription Amount is released from escrow and continuing for so long as the Series C Convertible Preferred Shares remain issued and outstanding, Mr. Farkas’ salary shall only be paid in cash if doing so would not put the Company in a negative operating cash flow position

On December 28, 2014, we issued, to our CEO, a warrant to purchase 100 shares of our Common Stock at $20.00 per share. The warrants vest immediately and expire two years from date of issuance. The warrant was issued as a replacement of a warrant which had expired in accordance with the CEO’s employment contract.

During the period of October 16, 2014 through June 11, 2015 we issued 476 fully vested shares under our 2014 Omnibus Incentive Plan at $50.50 per share to two principals of a consulting firm to provide strategic financial services.

II-3

During the period of October 1, 2014 through June 11, 2015, we issued warrants to purchase 5,877 shares of our Common Stock to the former members of Beam at prices ranging from $16.50 to $52.50 per share.

During the period of October 1, 2014 through June 11, 2015, we issued 3,001 fully vested shares of Common Stock at the closing market price on the date of the respective meeting and options to purchase 1,800 shares of our Common Stock at exercise prices ranging from $16.50 to $26.50 per share to members of the Board for attendance of Board meetings held during this time.

During the year ended December 31, 2014, the Company, in consideration of the amendment of certain warrants to remove the exercise price reset provision (the “Amended Warrants”), offered to issue a warrant to purchase a number of shares of Common Stock equal to 25%-27% of the number of shares underlying the amended warrant (the “Inducement Warrants”). The Inducement Warrants vest immediately, have a term of five years and an exercise price equal the fair market value of the Company’s Common Stock on the date of issuance. As a result, during the year ended December 31, 2014, warrants to purchase an aggregate of 197,628 shares of Common Stock were amended to remove the exercise price reset provision which resulted in the reclassification of $4,345,355 from derivative liability to additional paid in capital, which fair value was recomputed on the date of amendment. The Amended Warrants had an aggregate fair value of $1,596,685 as of the date of amendment, which represented a reduction in fair value of $2,748,670. In addition, Inducement Warrants to purchase an aggregate of 52,521 shares of Common Stock were issued during the year ended December 31, 2014 and had an issuance date fair value of an aggregate of $382,753 which was recorded as inducement expense in the accompanying statement of operations for the year ended December 31, 2014.

During the year ended December 31, 2014, the Company issued four notes to the Company’s former CEO totaling $135,000, due on the six-month anniversary date of the respective note with interest at 8% per annum. As of December 7, 2015, the Company had repaid $65,000 of the principal amount.

During the year ended December 31, 2014, the Company issued 1,100 shares of Series C Convertible Preferred Shares to Mr. Farkas in satisfaction of his unpaid salary.

During the year ended December 31, 2014, Messrs. Kinard, Farkas and Zwick were each awarded 410 shares of Common Stock for serving on the Board each valued on the date of grant at $9,000.

During the year ended December 31, 2014 , Messrs. Kinard, Zwick and Farkas were awarded 1,640, 4,000 and 4,200 options, respectively, under the Company’s 2013 Omnibus Plan and valued on the date of grant at $59,211, $144,416 and $149,852, respectively. Messrs. Kinard, Farkas and Zwicks were awarded 1,100, 1,100 and 1,000 options, respectively, for serving on the Board and valued on the date of grant at $49,931, $49,931 and $44,731, respectively.

During the year ended December 31, 2014, Mr. Farkas was awarded warrants to purchase 100 shares of the Company’s Common Stock which vested immediately and were valued at $568. The warrants were issued to replace warrants which had expired.

2015

On February 3, 2015, we issued 1,000 fully vested shares of our Common Stock to a consultant to advise us about corporate governance matters.

On February 20, 2015, we renegotiated the terms of the $200,000 convertible note such that the due date was extended to March 31, 2015. In connection with the extension, we issued the investor an immediately vested five-year warrant to purchase 8,000 shares of our Common Stock at an exercise price of $50.00 per share.

On February 10, 2015, we issued 408 shares of Series C Convertible Preferred Shares and on March 31, 2015, we issued the remaining 283 shares of Series C Convertible Preferred Shares. These issuances were made as a settlement payment of accrued registration rights.

II-4

On February 25, 2015, we entered into an agreement with certain investors in the October 2013 financing whereby the investors were issued warrants to purchase 66,735 shares of the Company’s Common Stock at an exercise price of $35.00 per share which vested immediately, expire five years from the date of issuance and contain weighted average anti-dilution and fundamental transaction provisions, as defined.

On March 11, 2016, we entered into securities purchase agreements with two purchasers for proceeds of an aggregate of $3,000,000, of which, $750,000 was paid to us at closing and the remaining $2,250,000 was payable to us upon the completion of certain milestones, as specified in the agreement. Based on the Company’s achievement of certain of the milestones prior to the June 24, 2016 deadline, the Company received a final aggregate of $1,367,120 and issued a total of (i) 22,786 shares of Series C Convertible Preferred Shares, and (ii) five-year warrants to purchase an aggregate of 65,101 shares of Common Stock for an exercise price of $50.00 per share.

On March 24, 2015, we entered into an employment agreement with Mr. Ira Feintuch to serve as our Chief Operating Officer whereby Mr. Feintuch was immediately issued 750 shares of Series C Preferred Shares and 500,000 shares of Series A Preferred Shares.

On April 24, 2015, as part of a litigation settlement, two former members of Beam were issued an aggregate of 2,000 fully vested shares of the Company’s Common Stock valued at $17.50 per share for an aggregate fair value of $35,000. The Company offered the remaining seven former Beam members shares of the Company’s Common Stock as consideration for surrendering their anti-dilution benefit contained in the original Beam acquisition agreement. As a result, three members accepted the Company’s offer and the Company issued an aggregate of 57 fully vested shares of the Company’s Common Stock valued at $898.

During the three months ended March 31, 2015, we issued 1,475 fully vested shares of our Common Stock to members of the Board as compensation for attending Board meetings. The shares had a grant date fair value of $29,999 based on the trading price of our Common Stock on the dates of the respective meetings.

II-5

During the three months ended March 31, 2015, we issued 208 shares of Series C Convertible Preferred Shares in satisfaction of the $20,800 dividend for the period from December 23, 2014 through December 31, 2014 and 2,020 shares of Series C Convertible Preferred Shares in satisfaction of the $202,000 dividend for the three months ended March 31, 2015.

On May 1, 2015, we renegotiated the terms of the unpaid balance with the investor such that the unpaid balance accrued interest at the rate of 2% per month as of April 1, 2015 and the balance was due as of June 1, 2015. In consideration thereof, we, on April 1, 2015 issued the investor a warrant to purchase an additional 1,000 shares of Common Stock at $50.00 which expires on April 1, 2020. Additionally, we extended the expiration dates of warrants issued in October 2012 to purchase 3,000 shares of our Common Stock to the investor and its affiliates from October 2015 to October 2017.

During the six months ended June 30, 2015, we offered the remaining seven former Beam members shares of our Common Stock as consideration for surrendering their anti-dilution benefit contained in the original Beam acquisition agreement. As a result, two members accepted our offer and we issued an aggregate of 48 fully vested shares of our Common Stock valued at $760.

On April 24, 2015, as part of a litigation settlement, two former members of Beam were issued an aggregate of 2,000 fully vested shares of our Common Stock valued at $17.50 per share.

During the six months ended June 30 2015, we issued 8,250 shares of Series B Convertible Preferred Shares to the Creditors of ECOtality in satisfaction of a $825,000 liability.

During the six months ended June 30, 2015, we issued 208 shares of Series C Convertible Preferred Shares in satisfaction of the $20,800 dividend for the period from December 23, 2014 through December 31, 2014 and 4,144 shares of Series C Convertible Preferred Shares in satisfaction of the $414,400 dividend for the six months ended June 30, 2015.

On April 1, 2015, we issued 1,032 fully vested shares of its Common Stock to its then Chief Financial Officer as compensation for the period from November 2014 through April 2015 valued at $21,600, of which $7,200 were accrued for as of December 31, 2014.

On April 10, 2015, we issued 8,658 fully vested shares of its Common Stock to a consulting firm for services rendered by a financial consultant for the period of December 2014 through March 2015 valued at $170,101, of which $16,739 was accrued for as of December 31, 2014.

II-6

During the six months ended June 30, 2015, we issued 2,940 fully vested shares of our Common Stock to members of the Board as compensation for attending Board meetings. The shares had a grant date fair value of $56,999 based on the trading price of our Common Stock on the dates of the respective meetings.

During the six months ended June 30, 2015, we issued an aggregate of 839 fully vested shares of our Common Stock at the respective closing market price on the date of the respective meetings to a member of the Board for attendance of meetings of the newly formed Operations and Finance Committee (the “OPFIN Committee”). The shares had an aggregate grant date fair value of $15,000 which was recognized immediately.

Effective July 24, 2015, we amended the employment agreements with Mr. Michael D. Farkas, and 4,444 shares of Series C Convertible Preferred Shares were issued to him as follows: (i) 4,000 on July 24, 2015; and (ii) 444 on March 31, 2016.

In July 2015, we agreed to issue to the consultant 300 shares of Series C Convertible Preferred Shares at a fair value of $30,000.

On July 24, 2015, we entered into a securities purchase agreement with a purchaser for gross proceeds of an aggregate of $830,000. Pursuant to the securities purchase agreement, we issued the following to the purchaser: (i) 9,223 shares of Series C Convertible Preferred Shares, and (ii) a five-year warrant to purchase 26,378 shares of Common Stock for an exercise price of $50.00 per share with an issuance date fair value of $88,905.

II-7

On July 29, 2015, we entered into an employment agreement with Mr. Michael J. Calise to serve as our Chief Executive Officer and as part of his employment agreement he received a signing bonus that included 4,412 shares of our Common Stock.

On October 14, 2015, we entered into a securities purchase agreement with a purchaser for the purchase of an aggregate gross proceeds of $1,100,000. Pursuant to the securities purchase agreement, we issued the following to the purchaser: (i) 18,333 shares of Series C Convertible Preferred Shares, and (ii) a five-year warrant to purchase 52,380 shares of Common Stock for an exercise price of $50.00 per share.

On October 14, 2015, the Company entered into a securities purchase agreement with Eventide for net proceeds of an aggregate of $954,540 (gross proceeds of $1,100,000 less issuance costs of $145,460 which, as of December 31, 2015, had not been paid and were included within accrued expenses). Pursuant to the securities purchase agreement, the Company issued the following to the purchaser: (i) 18,333 shares of Series C Preferred Shares, and (ii) a five-year warrant to purchase 52,380 shares of Common Stock for an exercise price of $50.00 per share with an issuance date fair value of $79,411 which was recorded as a derivative liability.

On October 14, October 16, October 27, November 9, and December 31, 2015, we issued one-year warrants to purchase an aggregate of 420 shares of Common Stock at an estimated fair value of $12,333 to the former Beam members. The warrants had exercise prices ranging from $8.00 to $50.00 per share.

On October 14, December 4, December 7, and December 11, 2015, we issued five-year options to purchase a total of 600 shares of our Common Stock at exercise prices ranging from $8.50 to $10.00 per share to members of the Board as compensation for attending meetings of the OPFIN Committee. The options vest immediately and had a grant date fair value of $5,550.

On October 16, 2015, the Company entered into a securities purchase agreement with for the purchase of an aggregate of $250,000. Pursuant to the securities purchase agreement, the Company issued the following to Eventide: (i) 4,167 shares of Series C Convertible Preferred Shares with a stated value of $100 per share, and (ii) warrants to purchase an aggregate of 11,906 shares of Common Stock for an exercise price of $50.00 per share.

On October 27, 2015, the Company entered into a securities purchase agreement with Eventide for the purchase of an aggregate of $850,000. Pursuant to the securities purchase agreement, the Company issued the following to Eventide: (i) 14,166 shares of Series C Convertible Preferred Shares with a stated value of $100 per share, and (ii) warrants to purchase an aggregate of 40,474 shares of Common Stock for an exercise price of $50.00 per share.

On November 9, 2015, the Company further renegotiated the terms of the $200,000 secured convertible note such that: (i) the Company shall pay the lender $61,000 comprised of $50,000 of principal and interest of $11,000; (ii) interest payable on the note accrues interest at a rate of 1.5% per month effective April 1, 2015 and (iii) the maturity date was extended to February 29, 2016. In connection with the extension, the Company issued the lender an immediately vested five-year warrant to purchase 5,600 shares of the Company’s Common Stock at $50.00 per share with an issuance date fair value of $7,959 which was recorded as a derivative liability. As of December 31, 2015, the Company made an aggregate of $150,000 of principal repayments to the lender, such that a principal balance of $50,000 was outstanding and is currently past due.

On November 11, 2015, we issued 375 fully vested shares of our Common Stock to Andrew Shapiro, a member of the Board, as compensation for attending a Board meeting. The shares had a grant date fair value of $3,000 based on the $8.00 trading price of our Common Stock on the date of the meeting.

On November 13, 2015, we issued five-year options to purchase 20,400 shares of our Common Stock at an exercise price of $31.50 per share to 21 employees as compensation. The options are fully vested and had an aggregate fair value of $658,350.

On November 17, 2015, the Company issued a five-year option to purchase 500 shares of the Company’s Common Stock under the 2014 Plan at $52.50 per share to an employee for services rendered. The option vested immediately and had a grant date fair value of $297.

On December 7, 2015, we issued five-year options to purchase 400 shares of our Common Stock at an exercise price of $9.50 per share to members of the Board as compensation for attending a Board meeting. The options are fully vested and had an aggregate fair value of $3,800.

II-8

On January 20, 2015, a three month consulting agreement was entered into between CCGI, Car Charging China and a consultant whereby Car Charging China agreed to deliver to the consultant on a monthly basis $13,500 in cash and $10,000 in Common Stock of Car Charging China. On July 31, 2015, the parties terminated the consulting agreement. In consideration of the termination, we paid the consultant an aggregate of $10,000 in cash and issued to the consultant 300 shares of Series C Convertible Preferred Shares. In exchange, the consultant agreed to return the Common Stock of Car Charging China to us.

During the nine months ended September 30, 2015, we issued five-year options to purchase 1,400 shares of our Common Stock at exercise prices ranging from $13.50 to $21.00 per share to members of the Board as compensation for attending Board meetings during this time. The options are fully vested and had an aggregate fair value of $15,937, which was expensed immediately.

During the nine months ended September 30, 2015, we issued five-year options to purchase 500 shares of our Common Stock at exercise prices ranging from $17.50 to $19.50 per share to a member of the Board as compensation for attending meetings of the OPFIN Committee. The options vest in one year and had a grant date fair value of $5,079, which will be recognized immediately.

During the nine months ended September 30, 2015, we offered the remaining seven former Beam members shares of our Common Stock as consideration for surrendering their anti-dilution benefit contained in the original Beam acquisition agreement. As a result, three members accepted our offer and we issued an aggregate of 57 fully vested shares of our Common Stock valued at $898.

During the nine months ended September 30, 2015, we issued 3,690 fully vested shares of our Common Stock to members of the Board as compensation for attending Board meetings. The shares had a grant date fair value of $68,999 based on the trading price of our Common Stock on the dates of the respective meetings.

During the nine months ended September 30, 2015, we issued an aggregate of 839 fully vested shares of our Common Stock at the respective closing market price on the date of the respective meetings to a member of the Board for attendance of meetings of the newly formed OPFIN Committee. The shares had an aggregate grant date fair value of $15,000 which was recognized immediately.

During the nine months ended September 30, 2015, we issued 208 shares of Series C Convertible Preferred Shares in satisfaction of the $20,800 dividend for the period from December 23, 2014 through December 31, 2014 and 6,569 shares of Series C Convertible Preferred Shares in satisfaction of the $656,900 dividend for the nine months ended September 30, 2015.

During the nine months ended September 30, 2015, we issued one-year warrants to purchase an aggregate of 6,089 shares of Common Stock to the former Beam members. The warrants had exercise prices ranging from $13.50 to $75.00 per share.

During the nine months ended September 30, 2015, we issued 8,250 shares of Series B Convertible Preferred Shares to the Creditors of ECOtality as partial consideration for the strategic transaction to acquire a 50% interest in ECOtality.

During the year ended December 31, 2015, Messrs. Kinard, Farkas, and Calise were awarded 845, 1,551 and 4,412 shares of the Company’s Common Stock valued at $12,000, $18,000 and $75,000, respectively, during 2015.

During the year ended December 31, 2015, the Company issued 2,000 fully vested shares valued at $137,000 to a firm which sponsored a conference in December 2013. The value was determined based on the market value of the stock on the date of the conference and was included within accrued expenses as of December 31, 2013.

II-9

During the year ended December 31, 2015, the Company issued five-year options to purchase 1,100 shares of the Company’s Common Stock at exercise prices ranging from $8.50 to $19.50 per share to a member of the Board as compensation for attending meetings of the OPFIN Committee. The options vested immediately and had a grant date fair value of $7,820, which was recognized immediately.

2016

In January 2016, the Company agreed to extend the maturity date of warrants to purchase an aggregate of 25,800 shares of Common Stock with an exercise price of $112.50 per share by eighteen (18) months in exchange for the warrant holders’ consent to rescind a fundamental transactions provision.

On March 11, 2016, we entered into a securities purchase agreement with a purchaser for gross proceeds of an aggregate of $2,900,040, of which, $650,040 was paid to us at closing and the remaining $2,250,000 is payable to us upon the completion of certain milestones, as specified in the agreement. At closing, 10,834 shares of Series C Convertible Preferred Shares were issued to the purchaser and 2,500 shares of Series C Convertible Preferred Shares were issued upon the completion of certain milestone during the three months ended March 31, 2016.

II-10

On March 11, 2016, in connection with the securities purchase agreement with the purchaser, a warrant to purchase 30,954 shares of Common Stock for an exercise price of $50.00 per share was issued with an issuance date fair value of $68,067 and a warrant to purchase 7,143 shares of Common Stock for an exercise price of $50.00 per share was issued upon the completion of certain milestone during the three months ended March 31, 2016 with an issuance date fair value of $20,906.

On March 11, 2016, we entered into a separate securities purchase agreement with a separate purchaser for net proceeds of an aggregate of $85,285 (gross proceeds of $99,960 less issuance costs of $14,675, of which, as of March 31, 2016, $9,677 had not been paid and was included within accrued expenses). Pursuant to the securities purchase agreement, we issued the following to the purchaser: (i) 1,666 shares of Series C Convertible Preferred Shares, and (ii) a five-year warrant to purchase 4,760 shares of Common Stock for an exercise price of $50.00 per share with an issuance date fair value of $10,458.

On March 24, 2016, the Company issued 750 shares of Series C Convertible Preferred Shares to the Company’s Chief Operating Officer in connection with his March 24, 2015 employment agreement.

On March 24, 2016f, the Company issued 500,000 Series A Preferred Shares to the Company’s Chief Operating Officer in connection with his employment agreement.

On March 31, 2016, we issued 2,932 shares of Series C Convertible Preferred Shares in satisfaction of the $293,200 dividend for the three months ended December 31, 2015 and 3,184 shares of Series C Convertible Preferred Shares in satisfaction of the $318,400 dividend for the three months ended March 31, 2016.

On March 31, 2016, we issued 444 shares of Series C Convertible Preferred Shares with a value of $44,400 to Michael Farkas, our Executive Chairman, as part of his compensation.

During the three months ended March 31, 2016, we issued 1,333 fully vested shares of our Common Stock to members of the Board as compensation for attending a Board meeting on December 7, 2015. The shares had a grant date fair value of $12,000 based on the trading price of our Common Stock on December 7, 2015.

During the three months ended March 31, 2016, we issued an aggregate of 706 of fully vested shares of our Common Stock at the respective closing market price on the date of the respective meetings to members of the Board for attendance of meetings of the OPFIN Committee. The shares had an aggregate grant date fair value of $6,000 which was recognized immediately.

During the three months ended March 31, 2016, we issued five-year options to purchase 500 shares of our Common Stock at exercise prices ranging from $15.50 to $16.50 per share to members of the Board as compensation for attending Board meetings during this time. The options are fully vested and had an aggregate fair value of $7,850.

II-11

During the three months ended March 31, 2016, we issued five-year options to purchase 800 shares of our Common Stock at exercise prices ranging from $4.50 to $18.50 per share to members of the Board as compensation for attending meetings of the OPFIN Committee. The options vest immediately and had a grant date fair value of $8,500.

During the three months ended March 31, 2016, upon the completion of certain milestones, we issued 2,500 shares of Series C Convertible Preferred Shares to the purchaser for a purchase price, as part of the aggregate $2,900,040 to be paid, of $150,000.

During the three months ended June 30, 2016, we issued five-year options to purchase 1,400 shares of our Common Stock at exercise prices ranging from $15.50 to $36.00 per share to members of the Board as compensation for attending Board meetings during this time. The options are fully vested and had an aggregate grant date fair value of $32,250.

During the three months ended June 30, 2016, we issued five-year options to purchase 1,200 shares of our Common Stock at exercise prices ranging from $7.50 to $24.50 per share to members of the Board as compensation for attending meetings of the OPFIN Committee. The options vest immediately and had an aggregate grant date fair value of $17,550.

During the three months ended June 30, 2016, we issued 1,333 shares of our Common Stock to members of the Board as compensation for attending Board meetings. The shares had a grant date fair value of $18,000 based on the trading price of our Common Stock on the dates of the Board meetings.

During the three months ended June 30, 2016, we issued an aggregate of 3,589 of our Common Stock as compensation for attending OPFIN Committee meetings. The shares had a grant date fair value of $30,923 based on the trading price of our Common Stock on the dates of the OPFIN Committee meetings.

During the three months ended June 30, 2016, upon the completion of certain milestones, we issued 5,000 shares of Series C Convertible Preferred Shares to the purchaser for a purchase price, as part of the aggregate $2,900,040 to be paid, of $300,000.

On June 24, 2016, we issued a sixty-day convertible note in the principal amount of $105,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 500,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split). The principal and amount was to be repaid upon the date at which we had received payment under an existing grant with the Pennsylvania Turnpike. Subsequent to June 30, 2016, we received the grant and repaid the principal amount of $105,000 plus accrued interest.

On June 24, 2016, we issued a sixty-day convertible note in the principal amount of $95,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 475,000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

On July 27, 2016, we issued a sixty-day convertible note in the principal amount of $100,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 500,000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

On July 29, 2016, we issued a sixty-day convertible note in the principal amount of $50,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 250,0000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

II-12

On July 29, 2016, we issued a sixty-day convertible note in the principal amount of $20,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 100,0000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

On August 1, 2016, we issued a sixty-day convertible note in the principal amount of $30,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 150,000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

On August 15, 2016, we issued a sixty-day convertible note in the principal amount of $100,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 500,000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

On September 1, 2016, we issued a sixty-day convertible note in the principal amount of $15,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 75,000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

On September 9, 2016, we issued a sixty-day convertible note in the principal amount of $35,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 175,000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

On September 16, 2016, we issued a sixty-day convertible note in the principal amount of $50,000 to FGI. Interest on the note accrues at a rate of 18% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 250,000 shares of Common Stock not subject to the Reverse Stock Split at an exercise price of $0.70 (such exercise price is also not subject to the Reverse Stock Split).

II-13

JMJ Financing

The Company entered into a Securities Purchase Agreement dated October 7, 2016 (the “Purchase Agreement”) with JMJ Financial, a Nevada sole proprietorship (“JMJ,” and together with the Company, the “Parties”). Pursuant to the Purchase Agreement, as amended on March 23, May 15 and June 15, 2017, JMJ purchased from our Company (i) a Promissory Note in the aggregate principal amount of up to $3,725,000 due and payable on the earlier of May 15, 2017 or the third business day after the closing of this offering pursuant to the registration statement of which this prospectus forms a part (the “Registered Offering”), and (ii) a Common Stock Purchase Warrant to purchase 14,286 shares of our Common Stock at an exercise price per share equal to the lesser of (i) 80% of the per share price in the contemplated Registered Offering, (ii) $35.00 per share, (iii) 80% of the unit price in the Registered Offering (if applicable), (iv) the exercise price of any warrants issued in the Registered Offering, or (v) the lowest conversion price, exercise price, or exchange price, of any security issued by us that was outstanding on October 13, 2016. The initial amount borrowed under the note was $500,000, with the remaining amounts permitted to be borrowed under the note being subject to us achieving certain milestones. With the achievement of certain milestones in November 2016, an additional advance of $500,000 occurred on November 28, 2016. Another warrant to purchase 14,286 shares of our Common Stock was issued as of November 28, 2016. With the achievement of certain milestones in February 2017, additional advances of $225,100 and $300,000 occurred on, respectively, February 10 and February 27. Thus, two more warrants to purchase the Company’s Common Stock were issued, one for 6,431 shares and the other for 8,571 shares, respectively.

All advances after February 28, 2017 have been at the discretion of JMJ without regard to any specific milestones occurring. Additional advances of $250,000 and $30,000 under the Promissory Note occurred on March 14, 2017 and March 24, 2017, respectively, and two more warrants to purchase the Company’s Common Stock were issued, one for 7,143 shares and the other for 857 shares. An additional advance of $400,000 occurred on April 5, 2017 and another warrant to purchase 11,429 shares of our Common Stock was issued on the same date. An additional advance of $295,000 occurred on May 9, 2017 and another warrant to purchase 8,429 shares of the Company’s Common Stock was issued on the same date. On July 27, 2017, an additional advance of $50,000 was made to the Company and another warrant to purchase 1,429 shares of the Company’s Common Stock was issued to JMJ. As of December 1, 2017, ten (10) warrants to purchase a total of 100,001 shares of the Company’s Common Stock have been issued to JMJ. The aggregate exercise price is $3,500,000.

On the fifth (5th) trading day after the closing of the Registered Offering, but in no event later than December 15, 2017, we will deliver to JMJ the Origination Shares equal to 48% of the consideration paid by JMJ under the Promissory Note divided by the lowest of (i) $35.00 per share, or (ii) the lowest daily closing price of our Common Stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the Common Stock offering price of the Registered Offering, or (iv) 80% of the unit price offering price of the Registered Offering (if applicable), or (v) the exercise price of any warrants issued in the Registered Offering. The number of Origination Shares will be determined based on the per share price of this Offering. If the Registered Offering does not occur prior to December 15, 2017, if JMJ owns Origination Shares at the time of a subsequent public offering where the pricing terms above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same pricing terms as described above.

2017

On May 5, 2017, the Board approved, and on May 8, 2017, the Company issued an aggregate of 61,740 shares of Series C Convertible Preferred Shares in satisfaction of aggregate liabilities of approximately $6,200,000 associated with the Company’s registration rights penalty, public information fee and Series C Convertible Preferred Shares dividends.

II-14

On May 5, 2017, the Board approved, and on May 8, 2017, the Company issued an aggregate of 2,166 shares of Common Stock to five people in satisfaction of aggregate liabilities of $386,900 associated with certain professional and other consulting fee agreements.

During the three months ended June 30, 2017, the Company received agreements signed by certain holders of outstanding warrants to purchase Common Stock, pursuant to which warrants to purchase an aggregate of 181,783 warrant shares converted into 180,533 shares of Common Stock. These 180,533 shares were issued pursuant to a Board resolution dated July 17, 2017.

Since June 26, 2017, the Company received agreements signed by certain holders of outstanding warrants to purchase Common Stock, pursuant to which warrants to purchase an aggregate of 633,407 warrant shares converted into 70,096 shares of Common Stock. These shares have not yet been issued.

On July 14, 2017 the Company issued 10,000 shares of its Common Stock to Mr. Schweitzer valued at $93,750 pursuant to his Director Agreement.

On July 18, 2017 the Company issued a promissory note to BLNK Holdings in the principal amount of $5,078.22 at an interest rate of 10% annually. The date of maturity is the earlier of (i) October 17, 2017 or (ii) the closing date of the offering of the Company’s securities.

On July 31, 2017 the Company issued a promissory note to BLNK Holdings in the principal amount of $30,000 at an interest rate of 10% annually. The date of maturity is the earlier of (i) October 17, 2017 or (ii) the closing date of the offering of the Company’s securities.

On August 4, 2017, the Company issued 48,023 warrants, in lieu of options, owed to Mr. Calise pursuant to his employment agreement at prices ranging from $35.00 to $150.00, with a weighted average price of $36.44.

On August 7, 2017, we issued a sixty-day convertible note in the principal amount of $50,000 to FGI. Interest on the note accrues at a rate of 15% annually and is payable at maturity. The unpaid principal and accrued interest are convertible at the election of the holder into shares of Common Stock at $35.00 per share. In connection with the note issuance, we issued a five-year immediately vested warrant to purchase 100,000 shares of Common Stock (not subject to the Reverse Stock Split) at an exercise price of $0.70 per share (not subject to the Reverse Stock Split).

On August 14, 2017, the Company and Wolverine Flagship Fund Trading Limited (“Wolverine”) entered into a Warrant Exchange Agreement (the “Warrant Agreement”). Pursuant to the Warrant Agreement, Wolverine agreed to exchange its 2,500,000 warrant shares for the same number of shares of the Company’s Common Stock.

On August 29, 2017, FGI exercised warrants on a cashless basis and received 2,990,404 shares of Common Stock.

From January 1, 2017 through September 25, 2017, the Company received agreements signed by certain holders of outstanding warrants to purchase Common Stock, pursuant to which warrants to purchase an aggregate of 726,704 warrant shares converted into 711,041 shares of Common Stock. These 711,041 shares were issued pursuant to Board resolutions dated September 26, 2017 and November 1, 2017.

On November 29, 2017, the Company issued 9,119 Series C Preferred Shares to forty-five (45) stockholders as payment in full, among other items, of registration rights penalties accrued for the period of July 1, 2017 through September 30, 2017.

II-15

Item 16. Exhibits and Financial Statement Schedules

(a)	EXHIBITS

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

		Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

1.1**	Form of Underwriting Agreement

2.1	Equity Exchange Agreement, dated February 26, 2013, by and among Car Charging Group, Inc., Beam Acquisition LLC, Beam Charging, LLC, and the Members of Beam Charging LLC.	8-K	2.1	04/03/2013

2.2	Addendum to Equity Exchange Agreement, dated April 21, 2013, by and among Car Charging Group, Inc., Beam Acquisition LLC, Beam Charging, LLC, and the Members of Beam Charging LLC.	8-K	2.2	05/09/2013

3.1	Articles of Incorporation, filed 10/03/06.	S-1	3.1	03/18/2008

3.2	Amendment to Articles of Incorporation, filed 12/08/08.	8-K	3.1	12/11/2009

3.3	Amendment to Articles of Incorporation, filed 6/29/12.	8-K	3.1	07/05/2012

3.4	Amendment to Articles of Incorporation, filed 8/17/17.	8-K	3.1	09/08/2017

3.5	Bylaws	S-1	3.2	03/18/2008

3.6	Certificate of Designation for Series A Convertible Preferred Stock.	8-K	3.2	12/11/2009

3.7	Amendment No. 1 to Certificate of Designation for Series A Convertible Preferred Stock.	8-K	3.1	12/31/2012

3.8	Amendment No. 2 to Certificate of Designation for Series A Convertible Preferred Stock.	8-K	3.2	12/29/2014

3.9	Certificate of Designation for Series B Convertible Preferred Stock	8-K	3.2	07/05/2012

3.10	Amended and Restated Certificate of Designation for Series B Convertible Preferred Stock.	S-1/A	3.9	07/06/2017

II-16

		Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

3.11	Certificate of Designation for Series C Convertible Preferred Stock.	8-K	3.1	12/29/2014

3.12	Amendment to Certificate of Designation for Series C Preferred Stock.	10-K	3.10	04/14/2017

3.13	Amendment to Certificate of Designation for Series C Preferred Stock, filed August 25, 2017.	8-K	3.2	09/08/2017

3.14	Amendment to Certificate of Designation for Series C Preferred Stock, filed August 29, 2017.	8-K	3.3	09/08/2017

4.1	Form of Common Stock Purchase Warrant.	8-K	4.1	04/03/2013

4.2	Form of Common Stock Purchase Warrant issued by the Company in favor of JMJ Financial (first issued on October 13, 2016).	8-K	4.1	10/20/2016

4.3	Secured Convertible Promissory Note in the Principal Amount of $105,000 related to a Pennsylvania Turnpike grant, issued June 24, 2016 to The Farkas Group Inc.	10-Q	4.1	08/15/2016

4.4	Class A Common Stock Purchase Warrant to Purchase 525,000 shares, issued June 24, 2016 to The Farkas Group Inc.	10-Q	4.2	08/15/2016

4.5	Amendment to Class A Common Stock Purchase warrant to Purchase 525,000 shares, dated July 27, 2016	10-Q	4.5	08/15/2016

4.6	Form of Secured Convertible Promissory Note related to third party financing, issued to The Farkas Group Inc.	10-Q	4.3	08/15/2016

4.7	Class A Common Stock Purchase Warrant to Purchase 475,000 shares, issued June 24, 2016 to The Farkas Group Inc.	10-Q	4.4	08/15/2016

4.8	Amendment to Class A Common Stock Purchase warrant to Purchase 475,000 shares, dated July 27, 2016.	10-Q	4.4	08/15/2016

4.9	Secured Promissory Note issued to BLNK Holdings LLC on August 4, 2017				X

4.10	Warrant issued to The Farkas Group Inc. on July 27, 2016				X

4.11	Form of Common Stock Purchase Warrant issued to Michael Calise in July 2017				X

4.12	Form of Warrant Issued to SMS Real Estate LLC and Chase Mortgage, Inc.	8-K	4.1	9/14/2017

4.13**	Form of Warrant Agency Agreement by and between the Company and Worldwide Stock Transfer, LLC and Form of Warrant Certificate for Registered Offering

5.1**	Opinion of Lucosky Brookman LLP

10.1*	Employment Agreement by and between the Company and Ira Feintuch dated March 24, 2015	8-K	10.2	04/08/2015

10.2*	Compensation Agreement by and between the Company and Ira Feintuch dated June 16, 2017	S-1/A	10.2	07/06/2017

10.3*	Employment Agreement by and between the Company and Michael Calise dated July 16, 2015	8-K	10.1	08/03/2015

10.4*	Executive Employment Agreement by and between the Company and Michael D. Farkas dated October 29, 2010	10-K	10.17	04/16/2013

10.5*	First Amendment to Executive Employment Agreement by and between the Company and Michael D. Farkas dated December 23, 2014	8-K	10.4	12/29/2014

10.6 *	Second Amendment to Executive Employment Agreement by and between the Company and Michael D. Farkas dated July 24, 2015	10-K	10.4	07/29/2016

10.7 *	Third Amendment to Executive Employment Agreement by and between the Company and Michael D. Farkas dated June 15, 2017	S-1/A	10.7	07/06/2017

10.8*	Conversion Agreement between the Company and Michael D. Farkas dated August 23, 2017	10-Q	10.3	11/20/2017

10.9*	Conversion Agreement between the Company and BLNK Holdings LLC dated August 23, 2017	10-Q	10.4	11/20/2017

10.10*	Form of Series A Preferred Stock Letter Agreements	S-1/A	10.8	07/06/2017

10.11*	Equity Agreement between Michael Farkas and the Company, dated December 6, 2017				X

10.12*	Equity Agreement between Ira Feintuch and the Company, dated December 7, 2017				X

10.13*	Director Agreement by and between the Company and Andrew Shapiro dated April 28, 2014	S-1/A	10.9	07/06/2017
10.14*	Director Agreement by and between the Company and Donald Engel dated July 11, 2014	S-1/A	10.10	07/06/2017

10.15*	Board of Directors Offer Letter Agreement by and between the Company and Robert Schweitzer, dated July 14, 2017.	8-K	10.1	07/20/2017

10.16*	2012 Omnibus Incentive Plan.	8-K	10.1	12/06/2012

10.17*	2013 Omnibus Incentive Plan.	8-K	10.1	02/21/2013

10.18*	2014 Omnibus Incentive Plan.	10-K	10.7	07/29/2016

10.19*	2015 Omnibus Incentive Plan.	10-K	10.8	07/29/2016

10.20*	Form of 2015 Omnibus Incentive Plan Stock Option Award Agreement.	10-K	10.9	07/29/2016

10.21	Patent License Agreement, dated March 29, 2012, by and among Car Charging Group, Inc., Balance Holdings, LLC and Michael Farkas.	10-K	10.21	04/16/2013

10.22	Patent License Agreement, dated March 11, 2016, by and among Car Charging Group, Inc., Balance Holdings, LLC and Michael Farkas.	10-Q	10.3	08/04/2016

10.23	Revenue Sharing Agreement, dated April 3, 2013, by and among Car Charging Group, Inc., EV Pass Holdings, LLC, and Synapse Sustainability Trust, Inc.	8-K	10.2	04/26/2013

10.24	Securities Purchase Agreement, dated October 11, 2013.	8-K	10.1	10/17/2013
10.25	Registration Rights Agreement, dated October 11, 2013	8-K	10.2	10/17/2013

10.26	Securities Purchase Agreement, dated December 9, 2013.	8-K	10.1	12/13/2013

10.27	Registration Rights Agreement, dated December 9, 2013	8-K	10.2	12/13/2013

10.28	Securities Purchase Agreement, by and between the Company and Investor, dated December 23, 2014	8-K	10.1	12/29/2014

10.29	Registration Rights Agreement, by and between the Company and Investor, dated December 23, 2014	8-K	10.2	12/29/2014

10.30	Securities Purchase Agreement, by and between the Company and Investor dated July 24, 2015	8-K	10.1	07/29/2015

II-17

		Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

10.31	Registration Rights Agreement, by and between the Company and Investor dated July 24, 2015	8-K	10.2	07/29/2015

10.32	Securities Purchase Agreement, by and between the Company and Investor dated October 14, 2015	10-K	10.6	12/08/2015

10.33	Registration Rights Agreement, by and between the Company and Investor dated October 14, 2015	10-K	10.7	12/08/2015

10.34	Securities Purchase Agreement, by and between the Company and Investor dated March 11, 2016	S-1/A	10.29	07/06/2017

10.35	Securities Purchase Agreement, dated October 7, 2016, between JMJ Financial and the Company	8-K	10.1	10/20/2016

10.36	Promissory Note, dated October 13, 2016, issued by the Company in favor of JMJ Financial	8-K	10.2	10/20/2016

10.37	Representations and Warranties Agreement Regarding Existing Debt, dated October 7, 2016, between JMJ Financial and the Company	S-1/A	10.27	12/21/2016

10.38	Amendment #1 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated March 23, 2017	10-K	10.26	04/14/2017

10.39	Amendment #2 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated May 15, 2017	10-Q	10.3	05/15/2017

10.40	Amendment #3 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated June 15, 2017	S-1/A	10.35	07/06/2017

10.41	Amendment #4 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated July 20, 2017				X

10.42	Amendment #5 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated August 27, 2017				X

10.43	Amendment #6 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated August 29, 2017				X

10.44	Amendment #7 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated August 29, 2017				X

10.45	Amendment #8 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated September 6, 2017				X

10.46	Amendment #9 to the Securities Purchase Agreement, between JMJ Financial and the Company, dated September 14, 2017				X

10.47	Lockup, Conversion, and Additional Investment Agreement with JMJ Financial, dated October 23, 2017				X

10.48	Amendment #1 to Lockup, Conversion, and Additional Investment Agreement with JMJ Financial, dated November 29, 2017				X

10.49	Form of Promissory Note Issued by the Company to BLNK Holdings LLC	10-K	10.27	04/14/2017

10.50	Form of Series C Preferred Stock and Warrants Letter Agreements	S-1/A	10.37	07/06/2017

10.51	Form of Series B Conversion Agreement	S-1/A	10.38	07/06/2017

10.52	Warrant Exchange Agreement between Wolverine Flagship Fund Trading Limited and the Company, dated August 14, 2017	10-Q	10.7	08/21/2017

10.53	Fourth Amendment to Secured Convertible Promissory Note with Chase Mortgage, Inc., dated September 5, 2017.	8-K	10.1	09/14/2017

10.54	Secured Promissory Note Issued to SMS Real Estate LLC, dated September 6, 2017.	8-K	10.2	09/14/2017

10.55	Secured Promissory Note Issued to Chase Mortgage, Inc., dated September 6, 2017.	8-K	10.3	09/14/2017

10.56	Warrant Conversion Agreement with SMS Real Estate LLC, dated September 6, 2017.	8-K	10.4	09/14/2017

10.57	Warrant Conversion Agreement with Chase Mortgage, Inc., dated September 6, 2017.	8-K	10.5	09/14/2017

10.58	Warrant Conversion Agreement with Mark Herskowitz, dated September 7, 2017.	8-K	10.6	09/14/2017

14.1	Code of Ethics				X

21.1	Subsidiaries of the Registrant.	S-1/A	21.1	07/06/2017

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.				X

23.2**	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

24.1	Power of Attorney with regard to Michael Farkas, Andrew Shapiro, and Donald Engel.	S-1	24.1	11/07/2016

24.2	Power of Attorney with regard to Andy Kinard.	S-1/A	24.2	12/21/2016

99.1	Audit Committee Charter				X

99.2	Compensation Committee Charter				X

99.3	Nominating Committee Charter				X

* Indicates a management contract or compensatory plan or arrangement.

** To be filed by amendment.

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(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

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(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(i) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Hollywood, Florida, on December 7 , 2017.

BLINK CHARGING CO.

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	Executive Chairman of the Board of Directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael D. Farkas	Executive Chairman of the Board of	December 7, 2017
Michael D. Farkas	Directors (Principal Executive Officer)

/s/ Michael J. Calise	Chief Executive Officer and Director
Michael J. Calise	(Interim Principal Financial Officer	December 7, 2017
and Interim Principal Accounting Officer)

*
Andrew Shapiro	Director	December 7, 2017

*
Donald Engel	Director	December 7, 2017

/s/ Robert Schweitzer
Robert Schweitzer	Director	December 7, 2017

* By:	/s/ Michael J. Calise	December 7, 2017
Name:	Michael J. Calise
Title:	Attorney In Fact

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